AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 1996

                                                      REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------

                        TALEGEN ACQUISITION CORPORATION
             (Exact name of Registrant as specified in its charter)

            DELAWARE                            6331                           94-3236449
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)     Classification Code Number)          Identification Number)

                              -------------------

                              1011 WESTERN AVENUE
                                   SUITE 1000
                           SEATTLE, WASHINGTON 98104
                                 (206) 654-2600
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                              -------------------

                              JOSEPH W. BROWN, JR.
                              1011 WESTERN AVENUE
                                   SUITE 1000
                           SEATTLE, WASHINGTON 98104
                                 (206) 654-2600
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              -------------------

                                   COPIES TO:

                  JOHN B. TEHAN                                    ROHAN S. WEERASINGHE
                 GARY I. HOROWITZ                                    ROBERT EVANS III
            SIMPSON THACHER & BARTLETT                             SHEARMAN & STERLING
               425 LEXINGTON AVENUE                                599 LEXINGTON AVENUE
             NEW YORK, NEW YORK 10017                            NEW YORK, NEW YORK 10022
                  (212) 455-2000                                      (212) 848-4000

                              -------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                              -------------------

                        CALCULATION OF REGISTRATION FEE


                                                         PROPOSED          PROPOSED
                                                         MAXIMUM           MAXIMUM          AMOUNT OF
      TITLE OF EACH CLASS OF          AMOUNT TO       OFFERING PRICE      AGGREGATE        REGISTRATION
   SECURITIES TO BE REGISTERED      BE REGISTERED    PER SECURITY(*)  OFFERING PRICE(*)        FEE
% Senior Subordinated Debentures
 due 2008.........................    $350,000,000         100%          $350,000,000      $120,689.66

(*) Estimated solely for the purpose of calculating the registration fee.
                              -------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                        TALEGEN ACQUISITION CORPORATION

    Cross Reference Sheet pursuant to Rule 404(a) of the Securities Act of 1933 and Item 501(b) of Regulation S-K showing the location or heading in the Prospectus of the Information required by Part I of Form S-1.


     S-1 ITEM NUMBER AND CAPTION             LOCATION OR HEADING IN PROSPECTUS
     ---------------------------             ---------------------------------

1.   Forepart of Registration and
     Outside Front Cover Page of
     Prospectus . . . . . . . . . . .        Outside Front Cover Page

2.   Inside Front and Outside Back
     Cover Pages of Prospectus. . . .        Available Information; Inside Front
                                             Cover Page; Outside Back Cover Page

3.   Summary Information, Risk Factors
     and Ratio of Earnings to Fixed
     Charges . . . . . . . . . . . .         Prospectus Summary; Risk Factors;
                                             The Company

4.   Use of Proceeds . . . . . . . .         Prospectus Summary; Use of Proceeds

5.   Determination of Offering Price.        *

6.   Dilution  . . . . . . . . . . .         *

7.   Selling Security Holders. . . .         *

8.   Plan of Distribution. . . . . .         Outside Front Cover Page;
                                             Underwriting

9.   Description of Securities
     to be Registered. . . . . . . .         Description of Debentures

10.  Interests of Named Experts and
     Counsel . . . . . . . . . . . .         *

11.  Information with Respect to the
     Registrant:
     (a) Item 101 of Regulation S-K.         Prospectus Summary; Business;
                                             Reserves and Risk Management;
                                             Glossary of Selected Insurance
                                             Terms

     (b) Item 102 of Regulation S-K.         Business
     (c) Item 103 of Regulation S-K.         Business
     (d) Item 201 of Regulation S-K.         *
     (e) Financial Statements. . . .         Selected Financial Information; Pro
                                             Forma Consolidated Financial
                                             Information
     (f) Item 301 of Regulation S-K.         Selected Financial Information
     (g) Item 302 of Regulation S-K.         *
     (h) Item 303 of Regulation S-K.         Management's Discussion and
                                             Analysis of Talegen's Financial
                                             Condition and Results of Operations
     (i) Item 304 of Regulation S-K.         *
     (j) Item 401 of Regulation S-K.         Management
     (k) Item 402 of Regulation S-K.         Management
     (l) Item 403 of Regulation S-K.         Ownership of Capital Stock
     (m) Item 404 of Regulation S-K.         Certain Interests in the
                                             Acquisition and Related
                                             Transactions

12.  Disclosure of Commission Position
     on Indemnification for Securities
     Act Liabilities. . . . . . . .          *



- ----------
*  Item is omitted because answer is negative or Item is inapplicable.

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED JUNE 7, 1996

PROSPECTUS
                                  $350,000,000
                        TALEGEN ACQUISITION CORPORATION
                   % SENIOR SUBORDINATED DEBENTURES DUE 2008
                              -------------------

   Talegen Acquisition Corporation, a Delaware corporation (the "Company"), was organized at the direction of Kohlberg Kravis Roberts & Co., L.P. ("KKR") and certain members of management of Talegen Holdings, Inc. ("Talegen Holdings") and its subsidiaries to effect the acquisition (the "Acquisition") of Talegen Holdings from Xerox Financial Services, Inc. ("XFSI"), a wholly-owned subsidiary of Xerox Corporation ("Xerox"). Upon consummation of the Acquisition, Talegen Holdings will be a wholly-owned subsidiary of the Company. The net proceeds of
the offering (the "Offering") of the   % Senior Subordinated Debentures due 2008
(the "Debentures") will provide a portion of the financing for the Acquisition. The Offering is conditioned upon the consummation of the Acquisition, which in turn is subject to certain conditions.

   Interest on the Debentures will be payable semiannually on      and      of
each year, commencing            , 1996. The Debentures will mature on
           , 2008. The Debentures will be redeemable at the option of the Company, in whole or in part, at any time or from time to time on or after
           , 2001, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at
any time on or prior to            , 1999, the Company may redeem up to 40% of
the aggregate principal amount of the Debentures originally issued with the net proceeds of (i) one or more Equity Offerings (as defined) by the Company or (ii) one or more capital contributions to the Company by its parent, New Talegen Holdings Corporation ("Holdings"), with the net proceeds of one or more Equity
Offerings by Holdings, at   % of the principal amount thereof, plus accrued and
unpaid interest, if any, to the date of redemption; provided, that at least $210 million aggregate principal amount of the Debentures remains outstanding after such redemption. Upon a Change of Control (as defined) of the Company or of Holdings, each holder of the Debentures will be able to require the Company to purchase such holder's Debentures at 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.

   The Debentures will be unsecured senior subordinated obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness (as defined) of the Company, including indebtedness under its Credit Facilities (as defined). At March 31, 1996, on a pro forma basis giving effect to the closing of the Acquisition and the Financings (as defined) (including the sale of the Debentures) (the "Closing"), the Senior Indebtedness of the Company would have been approximately $796 million and the Company would have had additional availability of $179 million for borrowings under the Credit Facilities, all of which would be Senior Indebtedness, if borrowed. The Company will be a holding company and, accordingly, the Debentures also will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries. As of March 31, 1996, after giving pro forma effect to the Acquisition and the Financings, the Company's subsidiaries would have had total liabilities (including loss reserves and unearned premium reserves) of $8,667 million.

   The Company does not intend to list the Debentures on any national securities exchange or include the Debentures for quotation through an inter-dealer quotation system.
    SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE DEBENTURES.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                    PRICE TO           UNDERWRITING         PROCEEDS TO
                                                   PUBLIC(1)           DISCOUNT(2)         COMPANY(1)(3)
Per Debenture...............................           %                    %                    %
Total.......................................           $                    $                    $

(1) Plus accrued interest, if any, from            , 1996.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses payable by the Company estimated at $        .
                              -------------------

   The Debentures are offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Debentures will be made in New York, New York on or about
           , 1996 against payment therefor in same day funds.
                              -------------------

                              MERRILL LYNCH & CO.
BA SECURITIES, INC.
       BT SECURITIES CORPORATION
                CHASE SECURITIES INC.
                         DONALDSON, LUFKIN & JENRETTE
                               SECURITIES
                               CORPORATION
                                         LEHMAN BROTHERS
                                                 MORGAN STANLEY & CO.
                                                        INCORPORATED
                                                               SMITH BARNEY INC.
                              -------------------

               THE DATE OF THIS PROSPECTUS IS             , 1996.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

    The following table outlines the proposed ownership structure of the Company and its insurance operations and summarizes certain financial and business information as of and for the year ended December 31, 1995.










                             [GRAPH OF FLOW CHART]










    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    FOR NORTH CAROLINA INVESTORS: THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING, NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OF THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

    The following information is qualified in its entirety by the detailed information and financial statements found elsewhere in this Prospectus. See "Glossary of Selected Insurance Terms" for definitions of certain insurance terms used herein. Unless otherwise indicated, all financial data have been prepared using generally accepted accounting principles ("GAAP"). References to "Talegen" in this Prospectus include Talegen Holdings, its insurance subsidiaries (the "Insurance Companies") and its non-insurance subsidiaries. Unless otherwise indicated, references to "Coregis," "Crum & Forster," "Industrial Indemnity" and "Westchester Specialty" are references to Operating Groups, which include, respectively, Coregis Group, Inc., Crum & Forster Holdings, Inc., Industrial Indemnity Holdings, Inc., and Westchester Specialty Group, Inc. (individually, an "Intermediate Holding Company"; collectively, the "Intermediate Holding Companies") and each such Intermediate Holding Company's respective subsidiaries. The Company was organized at the direction of KKR and certain members of management of Talegen Holdings and the Insurance Companies to acquire Talegen Holdings from XFSI, a subsidiary of Xerox. The narrative and tabular presentations included in this Prospectus relating to sources and uses of funds to finance the Acquisition assume the Acquisition had closed on March 31, 1996. Upon completion of the Acquisition, Talegen Holdings will be a wholly owned subsidiary of the Company.

GENERAL

    Talegen, with net premiums written of $1.7 billion in 1995, is a leading writer of commercial property and casualty insurance that operates through four dedicated business units (the "Operating Groups"), each of which is focused on a different, well-defined segment of the commercial property and casualty insurance market. This operating structure allows each Operating Group to focus on a specific operating strategy and to respond rapidly to changing market conditions, and provides Talegen with diversified sources of cash flow and opportunities for premium growth. As of March 31, 1996, Talegen's combined statutory surplus was $1.7 billion and total assets were $11.0 billion, including $6.3 billion of investment assets comprised principally of cash and short-term investments. Talegen is the seventeenth largest writer of commercial property and casualty insurance in the United States based on 1994 net premiums written, according to A.M. Best Company, Inc. ("A.M. Best").

    The Operating Groups are:

    Coregis. Coregis, with net premiums written of $355 million in 1995, is a leading writer throughout the United States of commercial property and casualty insurance programs for public entities, lawyers, nonprofit organizations, and other selected market niches in which insureds' needs are generally underserved by most major insurers. Coregis distinguishes itself by developing in-depth knowledge of well-defined customer groups, by designing customized products for such groups, and by distributing such products through specialized distribution channels on a program-by-program basis.

    Crum & Forster. Crum & Forster, with net premiums written of $960 million in 1995, is a national writer of a broad array of property and casualty products for mid-sized commercial accounts distributed through a select network of independent agents and brokers. Crum & Forster has differentiated itself by developing long-term relationships with a select group of 589 agents and brokers ("custom agents") that accounted for 81% of Crum & Forster's gross premiums written in 1995. In order to maintain its responsive service and thorough knowledge of the local insurance market, Crum & Forster operates on a highly decentralized and regionalized basis through 20 regional offices.

    Industrial Indemnity. Industrial Indemnity, with net premiums written of $227 million in 1995, specializes in providing workers' compensation insurance and risk management services on a nationwide basis with an emphasis on the western United States. Industrial Indemnity has differentiated itself by its recent implementation of a new comprehensive claims management process that integrates all facets of a workers' compensation claim, including prevention, medical management, legal and financial. This innovative claims process allows Industrial Indemnity to manage more effectively the medical care and disability components of its business and to reduce overall workers' compensation costs for its customers.

    Westchester Specialty. Westchester Specialty, with net premiums written of $152 million in 1995, specializes in umbrella, excess casualty and specialty property coverages. Westchester Specialty principally focuses on excess and surplus lines of business which are difficult to place and/or complex, and which require a greater underwriting and claims expertise than that typically found in the standard commercial property and casualty insurance market.

CORE STRENGTHS

    In 1992, a new management team began to implement a series of initiatives designed to strengthen Talegen's competitive position in the property and casualty insurance industry. The most significant of these initiatives was a comprehensive legal and capital restructuring (the "Talegen Restructuring") that terminated Talegen's intercompany pooling arrangement and realigned 18 of Talegen's insurance companies into the four highly focused Operating Groups. A fifth group, composed of The Resolution Group, Inc. and its subsidiaries ("TRG"), which is being sold by XFSI in a separate transaction to an entity organized at the direction of KKR and certain management members of TRG, was established at the same time to manage claims run-off obligations and reinsurance collections associated with its own and several Talegen discontinued books of business. In addition to the Talegen Restructuring, which required the approval of 15 state insurance departments, management's initiatives also included: (i) the strengthening of the balance sheet through capital infusions, significant additions to reserves and a repositioning of the investment portfolio primarily to cash and short-term investments, (ii) the implementation of more disciplined planning, reserving, reinsurance and catastrophe management practices, and (iii) various initiatives to improve productivity, including the more effective use of technology and other process enhancements. Talegen believes that these initiatives, as well as additional management actions, have resulted in the following core strengths:

    Focused Operating Groups. Although Talegen is a leading writer of commercial property and casualty insurance, each of the Operating Groups is a dedicated business unit with a specific market focus, operating strategy, and business and financial objectives. This structure permits each Operating Group to (i) identify customer needs, (ii) develop tailored products for its targeted customer groups, (iii) respond rapidly to new opportunities and changing market conditions, and (iv) maintain its own balance sheet to improve internal financial accountability. Although the Operating Groups are managed as separate businesses, Talegen Holdings establishes corporate strategies and objectives and implements disciplined planning and audit review processes for each of the Operating Groups.

    Well Capitalized Balance Sheet. Talegen believes that the Insurance Companies are well capitalized with $1.7 billion of combined statutory surplus to support $1.7 billion of net premiums written in 1995. This conservative premium-to-surplus ratio of 1.0 to 1.0 provides the opportunity for profitable business expansion consistent with Talegen's philosophy of disciplined underwriting and managed premium growth. In addition, Talegen's $6.3 billion investment portfolio is currently invested principally in cash and short-term investments. As part of the Acquisition and prior to the Closing, XFSI will replace certain promissory notes and certain real estate assets of the Insurance Companies with $468 million of cash that Talegen will use to increase the investment portfolio of the Insurance Companies.

    Conservative Reserving and Reinsurance Practices. Since 1992, Talegen has developed a comprehensive loss reserving process that will continue to be enhanced after the Acquisition. This process includes in-depth analyses of reserves at least semi-annually by each Operating Group and a review of such analyses by Talegen Holdings's actuaries and senior management. In addition, Talegen periodically retains independent actuaries to review and confirm its reserve levels. Talegen has developed comprehensive methodologies to evaluate its environmental and asbestos exposures, which Talegen believes are among the most sophisticated in the property and casualty insurance industry. Since 1992, Talegen has strengthened its gross loss and loss expense and uncollectible reinsurance reserves, including reserves relating to environmental, asbestos and other latent exposures, by $1.3 billion. Furthermore, as of March 31, 1996, gross reinsurance coverage remains available from a subsidiary of Xerox for accident years 1992 and prior of $140 million and $100 million for Coregis and Industrial Indemnity, respectively, exclusive of 15% coinsurance. Talegen has also significantly improved the quality of its reinsurance program by reducing the number of its reinsurers from approximately 175 in 1992 to approximately 35 high quality reinsurers in 1995 with whom Talegen placed over 80% of its 1995 ceded premiums. Talegen's management believes that its actions to strengthen reserves coupled with its focus on claims and reinsurance management will mitigate future adverse reserve development and believes its current reserves are adequate. See "Reserves and Risk Management."

    Disciplined Pricing and Underwriting. The Operating Groups underwrite insurance products for well-defined, and often underserved, customer groups through a profit-oriented rather than a premium volume strategy. This profit-oriented strategy has led to a strict focus on pricing adequacy within Talegen. For example, Westchester Specialty has decreased its book of umbrella and excess casualty business due to significant price competition and has simultaneously increased its book of specialty property business where conditions have been favorable due to capacity shortages. By operating in well-defined market segments, the Operating Groups obtain significant data and experience within each customer group, enabling them to identify acceptable risks and appropriately price coverages.

    Claims Management Expertise. Talegen believes that the Operating Groups' claims management practices provide a significant competitive advantage in the marketplace. Each of the Operating Groups strongly emphasizes the timeliness and quality of its claims handling practices, resulting in high quality service to customers. In addition, appropriate disbursement of claim payments and claim expenses is critical to Talegen's financial success. To differentiate its claim management practices and to enhance the effectiveness of its knowledgeable claims staff, Talegen has invested significantly in technology over the last three years.

    Talegen's management has devoted the past four years to developing its core strengths, completing the Talegen Restructuring, and resolving Talegen's ownership situation following Xerox's January 1993 announcement of its intention to divest itself of its financial services operations, including Talegen. With the Talegen Restructuring and the other management actions now complete and the ownership question resolved by the Acquisition, management can direct its full attention to profitably growing the Operating Groups by building on these core strengths.

STRATEGY

    Talegen believes that the most effective strategy for competing in the commercial property and casualty insurance industry is to operate as dedicated, flexible business units that are focused on well-defined markets. While continuing to focus on its core strengths, Talegen plans to implement the following strategies:

    Disciplined Premium Growth. Talegen believes premium growth opportunities that offer adequate returns exist in each of its markets through geographic expansion, development of new products and increased penetration of its existing customer groups and distribution channels. For example, Coregis is developing new products for its existing customer groups, identifying new customer groups, and expanding each of its divisions geographically. Through its differentiated distribution strategy, Crum & Forster believes that it can continue to grow the volume of business obtained from its custom agents. Industrial Indemnity is focused on increasing its penetration of its existing markets as well as extending its workers' compensation expertise beyond the western states. In the absence of profitable opportunities to expand its casualty coverages, Westchester Specialty has been increasing its book of specialty property business.

    Low-Cost Provider. Talegen's objective is to become a low-cost provider in each of its markets. The Operating Groups have been increasing their efficiency by implementing technological improvements to increase productivity, reducing staff, and enhancing management controls and financial oversight. As a result of these efforts, gross premiums written per employee have increased from approximately $426,000 in 1993 to $533,000 in 1995, or 25%. In addition, Talegen's internal operating expenses (see "Glossary of Selected Insurance Terms") have decreased from $463 million in 1992 to $391 million in 1995. Talegen believes that additional opportunities exist for expense and productivity improvements by optimizing its significant investments in technology to date and by continuing management's focus on internal expense improvements.

    Reposition Investment Portfolio. The Operating Groups liquidated their investment portfolios in 1992 to assist in obtaining regulatory approval for the Talegen Restructuring. After the Talegen Restructuring, Talegen engaged in limited reinvestment activities and, to assist in the sale of Talegen, again liquidated its investment portfolio in 1995. As of March 31, 1996, Talegen had total investment assets of $6.3 billion, which were comprised principally of cash and short-term investments. With its ownership situation resolved, Talegen will implement an investment strategy consistent with the duration of its liabilities and designed to maximize after-tax investment income within acceptable risk and volatility criteria. Talegen's strategy will be to invest principally in a portfolio of high-quality marketable fixed income securities with an average rating for the portfolio of "A" or better, while maintaining sufficient investments in highly liquid, short-term securities to provide for immediate cash requirements.

THE ACQUISITION

    Pursuant to the Stock Purchase Agreement dated as of January 17, 1996 among XFSI, Xerox, Holdings, and the Company (the "Purchase Agreement"), the Company will acquire all of the issued and outstanding capital stock of Talegen Holdings in consideration of $1.75 billion, including the sale by a trust formed by Holdings (the "Trust") of $450 million of preferred securities (the "Preferred Securities") to XFSI (subject to certain adjustments). See "Description of Preferred Securities." In addition, in conjunction with the Acquisition, Talegen Holdings will (i) repay existing indebtedness of its Intermediate Holding Companies, which amounted to $351 million at March 31, 1996, and (ii) apply an estimated $100 million to a combination of the payment of transaction fees and expenses and balances for working capital. To finance the Acquisition, in addition to the Offering and the utilization of $72 million of cash and investment balances of Talegen Holdings, the Company will enter into a $775 million term loan facility (the "Term Loan Facility") and a $200 million revolving credit facility (the "Revolving Credit Facility"; collectively, the "Credit Facilities"). Of the $200 million commitment under the Revolving Credit Facility, $21 million will be used to finance the Acquisition with the remainder available to fund future liquidity needs of the Company, if any. Entities organized at the direction of KKR and approximately 85 members of Talegen's management (the "Management Investors") will fund a portion of the Acquisition cash purchase price through a $513 million common equity investment (approximately $53 million from the Management Investors) in Holdings, which will be contributed by Holdings, along with $450 million in proceeds from the sale of the Preferred Securities, to the Company as common equity (the "Equity Investment"). The Offering, the Credit Facilities, and the Equity Investment (including the contribution to the Company of the proceeds of the Preferred Securities) are collectively referred to in this Prospectus as the "Financings."

    The sources and uses of the funds for the Acquisition and the related transactions are as follows (dollars in millions):

   SOURCES OF FUNDS
      Cash and investment balances of Talegen Holdings.........................   $   72.0(1)
      Cash contribution by XFSI................................................       20.0(2)
      Term Loan Facility.......................................................      775.0
      Revolving Credit Facility................................................       21.0(3)
      Debentures offered hereby................................................      350.0
      Equity Investment........................................................      963.0(4)
                                                                                  --------
        Total sources of funds.................................................   $2,201.0
                                                                                  --------
                                                                                  --------
    USES OF FUNDS
      Purchase of Talegen Holdings equity......................................   $1,750.0(5)
      Refinancing of existing debt.............................................      351.0
      Estimated transaction fees and expenses and balances for working
        capital................................................................      100.0
                                                                                  --------
        Total uses of funds....................................................   $2,201.0
                                                                                  --------
                                                                                  --------

- ------------

(1) As of March 31, 1996, on a pro forma basis to give effect to certain dividends from the Intermediate Holding Companies and the Insurance Companies and the release of funds from a security arrangement upon the repayment of debt of the Intermediate Holding Companies, Talegen Holdings would have had cash and investment balances of $195 million. From its pro forma cash balances, Talegen Holdings intends to: (i) contribute a total of $85 million to Crum & Forster and Westchester Specialty, (ii) apply $72 million to fund the Acquisition and the related transactions, and (iii) retain $38 million as excess cash and investment balances. Pursuant to the Purchase Agreement, substantially all cash dividends of the Insurance Companies from and after July 1, 1995, with the exception of the proceeds of certain sales of assets, will be retained by Talegen Holdings and not paid to XFSI.

(2) Primarily represents a contribution by XFSI of dividends to be paid by TRG subsequent to March 31, 1996 and prior to Closing.

(3) $179 million of commitments under the Revolving Credit Facility will be available to the Company after the Closing to fund future liquidity needs, if any.

(4) The Equity Investment is comprised of capital contributions from the following sources:

Preferred Securities of Holdings..................................   $450.0
KKR-organized entities............................................    460.0
Management Investors..............................................     53.0
                                                                     ------
    Total Equity Investment.......................................   $963.0
                                                                     ------
                                                                     ------

The Trust will sell $450 million of Preferred Securities to XFSI and then loan the proceeds to Holdings. Holdings will contribute the proceeds of the Preferred
   Securities as common equity to the Company. One of Industrial Indemnity's Insurance Company subsidiaries has applied to California regulators for permission to pay an extraordinary dividend of $50 million in connection with the Acquisition. In the event that such approval is not obtained or is obtained for only a portion of the requested $50 million, the total purchase price of the Acquisition will remain the same, but an additional amount of Preferred Securities equal to the difference between $50 million and the permitted dividend, if any, will be issued to XFSI in lieu of a like amount of cash. See "Description of Preferred Securities." Included in the $53 million investment by the Management Investors is a $13 million restricted investment in Holdings stock, the proceeds of which will be invested as common equity by Holdings in the Company.

(5) If the Closing has not occurred prior to July 1, 1996, the purchase price will be increased by $10 million each month (or the pro rata portion of each month), payable in additional Preferred Securities.

                                  THE OFFERING

Debentures Offered...........  $350,000,000 principal amount of    % Senior Subordinated
                               Debentures due 2008.

Maturity Date................         , 2008.

Interest Payment Dates.......          and            of each year, commencing , 1996.

Optional Redemption..........  The Debentures will be redeemable at the option of the
                               Company, in whole or in part, at any time or from time to
                               time, on or after , 2001, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or
                               prior to            , 1999, the Company may redeem up to 40%
                               of the aggregate principal amount of the Debentures
                               originally issued with the net proceeds of (i) one or more
                               Equity Offerings (as defined) by the Company or (ii) one or more capital contributions to the Company by Holdings with the net proceeds of one or more Equity Offerings by
                               Holdings, at a redemption price equal to    % of the
                               principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided that at least
                               $210 million aggregate principal amount of the Debentures
                               remains outstanding after such redemption. See "Description of the Debentures--Optional Redemption."

Change of Control............  Upon the occurrence of a Change of Control of the Company or
                               Holdings, each holder of the Debentures may require the
                               Company to purchase all or any portion of such holder's
                               Debentures at a purchase price equal to 101% of the
                               principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the Debentures--Repurchase at the Option of
                               Holders--Change of Control."

Ranking......................  The Debentures will be unsecured senior subordinated obligations of the Company and, as such, will be
                               subordinated to all existing and future Senior Indebtedness
                               (as defined) of the Company, including indebtedness under
                               the Credit Facilities, with respect to principal, premium, if any, and interest. By reason of such subordination,
                               holders of Senior Indebtedness must be paid in full before holders of the Debentures may be paid in the event of a
                               liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not
                               involving insolvency or bankruptcy. At March 31, 1996, on a pro forma basis after giving effect to the Acquisition and the Financings and the application of the net proceeds
                               therefrom, the Company would have had approximately $796
                               million of Senior Indebtedness outstanding and the Company would have had additional availability of $179 million for borrowings under the Credit Facilities, all of which would be Senior Indebtedness, if borrowed.

                               The Company will be a holding company and, accordingly, the
                               Debentures also will be effectively subordinated to all
                               existing and future liabilities of the Company's
                               subsidiaries. At March 31, 1996,

                               on a pro forma basis after giving effect to the Acquisition and the Financings and the application of the net proceeds therefrom, the Company's subsidiaries would have had total liabilities (including loss reserves and unearned premium
                               reserves) of $8,667 million. Additional Senior Indebtedness may be incurred by the Company from time to time, subject to certain restrictions. See "Description of the
                               Debentures--Subordination."

Certain Covenants............  The indenture under which the Debentures will be offered
                               (the "Indenture") will contain covenants, including, but not limited to, covenants with respect to the following matters:
                               (i) restricted payments; (ii) limitation on incurrence of
                               indebtedness and issuance of disqualified stock; (iii)
                               liens; (iv) merger, consolidation, or sale of all or
                               substantially all assets; (v) limitation on transactions
                               with affiliates; (vi) dividends and other payment
                               restrictions affecting subsidiaries; (vii) limitations on
                               other senior subordinated indebtedness and (viii) asset
                               sales. See "Description of the Debentures."

Use of Proceeds..............  The gross proceeds from the Debentures offered hereby will be used to provide a portion of the Financings that will be used to acquire Talegen Holdings, repay indebtedness of the
                               Intermediate Holdings Companies, pay certain related fees
                               and expenses and fund balances for working capital. See "Use of Proceeds."

Absence of Public Market for
 the Debentures..............  There is no public market for the Debentures and the Company does not intend to apply for listing of the Debentures on
                               any securities exchange or for quotation on any inter-dealer quotation system. The Company has been advised by the
                               Underwriters that, following completion of the initial
                               offering of the Debentures, the Underwriters presently
                               intend to make a market in the Debentures; however, they are not obligated to do so and any such market making may be
                               discontinued at any time without notice. Accordingly, there can be no assurance as to whether an active public market
                               for the Debentures will develop or, if a public market does develop, as to the liquidity of the trading market for the
                               Debentures. If an active public market does not develop, the market price and liquidity of the Debentures may be
                               adversely affected. See "Underwriting."

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors which should be considered by prospective investors in evaluating an investment in the Debentures.

        SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF TALEGEN

   Summary historical consolidated financial information for Talegen for the three years ended December 31, 1995 and for the three months ended March 31, 1995 and 1996 is as follows. The consolidated information as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995 has been derived from the audited consolidated financial statements of Talegen for such periods. The consolidated information for the three months ended March 31, 1995 and 1996 and as of December 31, 1993 and March 31, 1996 are unaudited, but in the opinion of management reflect all adjustments (which include only normal, recurring adjustments) necessary for a fair presentation of such data.

   The combined statutory data of Talegen as of and for the years ended December 31, 1993 through 1995 and as of and for the three months ended March 31, 1995 and 1996 have been derived from annual combined and quarterly statutory financial statements filed with the domiciliary states of the Insurance Companies and prepared in accordance with statutory accounting practices ("SAP"), which differ from GAAP. Although the annual statutory financial statements of the individual Insurance Companies are audited, the annual and quarterly combined statutory data presented herein are unaudited, but in the opinion of management reflect the adjustments necessary for a fair presentation of such data.

   The operating data for the three months ended March 31, 1996 are not necessarily indicative of results of operations for the entire year. For additional information, see "Selected Financial Information" and the consolidated financial statements of Talegen and the related notes thereto included elsewhere in this Prospectus.

                                                                                     AS OF AND FOR THE
                                                                                       THREE MONTHS
                                                    AS OF AND FOR THE YEAR ENDED           ENDED
                                                            DECEMBER 31,                 MARCH 31,
                                                    -----------------------------    -----------------
                                                     1993       1994       1995       1995      1996
                                                    -------    -------    -------    ------    -------
                                                                  (DOLLARS IN MILLIONS)
CONSOLIDATED OPERATING DATA:
 Gross premiums written..........................   $ 2,132    $ 2,097    $ 2,107    $  507    $   496
                                                    -------    -------    -------    ------    -------
                                                    -------    -------    -------    ------    -------
 Net premiums written............................   $ 1,811    $ 1,716    $ 1,694    $  410    $   404
                                                    -------    -------    -------    ------    -------
                                                    -------    -------    -------    ------    -------
 Net premiums earned.............................   $ 1,765    $ 1,687    $ 1,659    $  407    $   419
 Losses and loss expenses........................     1,327      1,240      1,406       339        327
 Underwriting, acquisition and other insurance
   expenses......................................       532        530        534       132        138
 Dividends to policyholders......................        36         32         21         3          3
                                                    -------    -------    -------    ------    -------
   Underwriting results..........................      (130)      (115)      (302)      (67)       (49)
 Net investment income...........................       261        297        343        83         89
 Net realized investment gains...................        65         13         70         3          1
 Interest expense................................     --            (7)       (35)       (8)        (6)
 Other income (expense), net.....................       (43)        21         18         3          1
                                                    -------    -------    -------    ------    -------
   Earnings from operations before income
     taxes.......................................       153        209         94        14         36
 Provision for income tax expense................       (35)       (72)       (15)       (3)       (13)
                                                    -------    -------    -------    ------    -------
   Net earnings..................................   $   118    $   137    $    79    $   11    $    23
                                                    -------    -------    -------    ------    -------
                                                    -------    -------    -------    ------    -------
 Ratio of earnings to fixed charges (1)..........       9.1x       9.4x       2.8x      2.2x       4.6x
CONSOLIDATED OTHER OPERATING DATA:
 EBITDA (2) (3)..................................   $   225    $   304    $   211    $   45    $    55
 Depreciation and amortization...................        72         88         82        23         13
 Cash available from the Insurance
   Companies (4) (5).............................       n/a        252        166        44         48
 GAAP loss and loss expense ratio (6)............      75.2%      73.5%      84.8%     83.3%      78.0%
 GAAP underwriting expense ratio (6).............      30.1%      31.4%      32.2%     32.4%      32.9%
 GAAP combined ratio including policyholder
   dividends (6).................................     107.3%     106.8%     118.2%    116.4%     111.6%
CONSOLIDATED BALANCE SHEET DATA:
 Total investments and cash......................   $ 5,845    $ 5,964    $ 6,450              $ 6,327
 Total assets....................................    10,297     10,207     11,116               11,026
 Unpaid losses and loss expenses.................     6,779      6,527      6,923                6,904
 Debt............................................     --           425        372                  351
 Shareholder's equity............................     2,318      1,950      2,353                2,363
COMBINED STATUTORY DATA:
 Statutory net income............................   $   182    $   166    $   120    $   47    $    35
 Policyholders' surplus..........................     1,641      1,682      1,721     1,713      1,727
 Ratio of net premiums written to surplus (7)....       1.1x       1.0x       1.0x      1.0x       1.0x
 Available dividends from the Insurance Companies
  (8)............................................     n/a      $   224    $   175    $   57    $    48

- ------------

 n/a  Certain 1993 amounts have been marked as not available ("n/a") because they would be based on 1992 statutory financial information that was prepared in accordance with an intercompany pooling arrangement in effect at that time. Such 1992 statutory financial information would not be comparable to the data available as of and for the years ended
      December 31, 1993 through 1995 and, accordingly, has not been provided.

 (1)  For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings from operations before income taxes, plus fixed charges. "Fixed charges"
      consist of interest expense, amortization of deferred financing costs and one-third of rental expense (the portion deemed representative of the interest factor).

 (2)  EBITDA represents net earnings plus interest expense, income tax expense, depreciation, amortization of intangible assets, and amortization of premium or discount on investments in bonds. EBITDA is presented as a measure of the Company's consolidated cash flow and its ability to generate cash flow to service its debt obligations.
      However, EBITDA should not be construed as an alternative to Talegen's net earnings or cash flow from operating activities (as determined in accordance with GAAP) and should not be construed as an indicator of Talegen's operating performance or as a measure of
      Talegen's liquidity.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

 (3)  Includes net realized investment gains of $65 million, $13 million and $70 million for the years ended December 31, 1993, 1994 and 1995, respectively, and $3 million and $1 million for the three months ended March 31, 1995 and 1996, respectively. EBITDA also includes the effect of loss and loss expense reserve actions pertaining to prior accident years which increase (decrease) EBITDA by ($4) million, $43 million and ($102)
      million for the years ended December 31, 1993, 1994 and 1995, respectively, and ($19)
      million and $1 million for the three months ended March 31, 1995 and 1996, respectively.
      See "Management's Discussion and Analysis of Talegen's Financial Condition and Results
      of Operations."

 (4)  Cash available from the Insurance Companies represents the sum of tax allocation payments, management and other fees (net of operating expenses of Talegen Holdings), and available dividends from the Insurance Companies during such periods. These amounts are not necessarily representative of the amounts of cash available from the Insurance
      Companies after the Acquisition. See "--Summary Pro Forma Consolidated Financial Information
      of the Company" and "Pro Forma Consolidated Financial Information." See footnote 8 for a discussion of the calculation of available dividends from the Insurance Companies and certain reserving actions taken on December 31, 1995 that affect the amount of available dividends from the Insurance Companies. See "Management's Discussion and Analysis of
      Talegen's Financial Condition and Results of Operations--Liquidity and Capital Resources."

 (5)  Cash available from the Insurance Companies includes the effect of (i) a $21 million litigation settlement that was included in the 1995 operating expenses of Talegen
      Holdings (with the effect of reducing cash available from the Insurance Companies for
      1995 and the three months ended March 31, 1995 by such amount) which the Company believes is a nonrecurring item at the Talegen Holdings level, and (ii) a $9 million reduction in tax allocation payments (as calculated under the existing tax allocation agreements) from the Insurance Companies (with the effect of reducing cash available from the Insurance Companies for 1995 by such amount) resulting from certain net loss and loss expense reserve actions pertaining to prior accident years taken at the
      Insurance Companies on December 31, 1995 in the amount of $102 million. The Company believes that the magnitude of such loss and loss expense reserve actions, together with any loss and loss expense reserve actions taken prior to the Closing (see
      "The Acquisition and the Financings--Certain Actions Before Closing--Reserves"), are not
      representative of future operations. However, the Company closely monitors reserve requirements and, accordingly, there can be no assurance as to the level of adjustments for prior accident years that may be recorded in future periods.

 (6)  GAAP loss and loss expense ratio represents the sum of losses and loss expenses as a percentage of net premiums earned. GAAP underwriting expense ratio represents underwriting expenses as a percentage of net premiums earned. GAAP combined ratio represents the sum of GAAP loss and loss expense ratio, GAAP underwriting expense ratio, and GAAP policyholder dividends as a percentage of net premiums earned.

 (7)  Represents the ratio of statutory net premiums written for the period to statutory policyholders' surplus at the end of such period. The ratios as of March 31, 1995 and
      1996 are calculated using statutory net premiums written from the four quarters which precede the interim date.

 (8)  Without regulatory approval, in the absence of contractual or regulatory restrictions, including regulatory restrictions that are imposed as a matter of administrative policy, domestic insurers are permitted to pay "ordinary dividends" from earned surplus up to an amount defined by the insurance statutes of each state. Ordinary dividends are defined in Indiana, New Jersey and California as dividends which, together with dividends paid in the previous 12 months, do not exceed the greater of (i) 10% of policyholders'
      surplus at the preceding December 31 or (ii) statutory net income, for the 12-month period ending the preceding December 31. In New York, "ordinary dividends" are defined as dividends which, together with dividends declared or paid in the preceding 12 months, do not exceed the lesser of (i) 10% of policyholders' surplus as shown by its last statement on file with the New York Insurance Department (the "NYID") or (ii) adjusted net investment income for the preceding 12-month period.

      As of December 31, 1995, after giving effect to certain reserving actions taken on
      December 31, 1995, available dividends for all of 1996 from the Insurance Companies is
      $96 million, of which $16 million has been paid through March 31, 1996. Unlike the $175 million of available dividends for 1995 from the Insurance Companies derived under statutory definitions, the $96 million excludes dividends from two New York-domiciled
      Insurance Companies, United States Fire Insurance Company ("U.S. Fire") and Westchester
      Fire Insurance Company ("Westchester Fire"), due to their negative earned surplus positions as of December 31, 1995. Both U.S. Fire and Westchester Fire have applied to reset their earned surplus to $0 as of the first day following the end of the quarter in which the Closing occurs. In addition, New York-domiciled insurance companies which undergo a change of control, such as U.S. Fire, Westchester Fire and Crum & Forster
      Indemnity Company ("Crum & Forster Indemnity"), are prevented, as a matter of general administrative policy, from paying ordinary shareholder dividends for two years following such change of control without the NYID's prior approval. Of the $175 million of available dividends in 1995, $93 million represents available dividends from the New
      York-domiciled Insurance Companies. See "Regulatory Matters."

      SUMMARY PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF THE COMPANY

    Summary pro forma consolidated financial information for the Company for the year ended December 31, 1995 and for the three months ended March 31, 1996 is as follows. The pro forma amounts reflect the estimated effects of the Acquisition and the related transactions, including the Financings, as described under "Pro Forma Consolidated Financial Information." The pro forma income statement data for the periods presented give effect to the Acquisition, the Financings and related transactions as if they had occurred on January 1, 1995. The pro forma balance sheet data give effect to the Acquisition, the Financings and related transactions as if such events had occurred as of March 31, 1996. The pro forma financial data do not purport to represent what the Company's results of operations actually would have been if the Acquisition had been consummated on the date or for the periods indicated or what such results will be for any future date or for any future period. The pro forma adjustments are based on available information and certain assumptions that Talegen believes are reasonable under the circumstances. The pro forma financial data should be read in conjunction with the historical financial statements and the notes thereto included elsewhere in this Prospectus and with "Management's Discussion and Analysis of Talegen's Financial Condition and Results of Operations." See "Pro Forma Consolidated Financial Information" and "Selected Financial Information."

                                                                FOR THE YEAR       AS OF AND FOR THE
                                                                    ENDED          THREE MONTHS ENDED
                                                              DECEMBER 31, 1995      MARCH 31, 1996
                                                              -----------------    ------------------
                                                                       (DOLLARS IN MILLIONS)
PRO FORMA CONSOLIDATED OPERATING DATA:
  Gross premiums written...................................        $ 2,107              $    496
                                                                  --------              --------
                                                                  --------              --------
  Net premiums written.....................................        $ 1,694              $    404
                                                                  --------              --------
                                                                  --------              --------
  Net premiums earned......................................        $ 1,659              $    419
  Losses and loss expenses.................................          1,399                   325
  Underwriting, acquisition and other insurance expenses...            520                   133
  Dividends to policyholders...............................             21                     3
                                                                  --------              --------
    Underwriting results...................................           (281)                  (42)
  Net investment income....................................            355                    90
  Net realized investment gains............................             70                     1
  Interest expense.........................................           (108)                  (26)
  Other income, net........................................             27                     6
                                                                  --------              --------
    Earnings from operations before income taxes...........             63                    29
  Provision for income tax benefit (expense)...............              7                    (8)
                                                                  --------              --------
    Net earnings...........................................        $    70              $     21
                                                                  --------              --------
                                                                  --------              --------
  Ratio of earnings to fixed charges (1)...................            1.5x                  2.0x

PRO FORMA CONSOLIDATED OTHER OPERATING DATA:
  EBITDA (2) (3)...........................................        $   195              $     53
  Ratio of EBITDA to cash interest expense (4).............            2.0x                  2.2x
  Depreciation and amortization............................        $    24              $     (2)
  Cash available from the Insurance Companies (5)..........        $   101              $     56
  Ratio of cash available from the Insurance Companies to
   cash interest expense (4) (5)...........................            1.0x                  2.3x
  Adjusted cash available from the Insurance Companies
   (6).....................................................        $   134                    n/a
  Ratio of adjusted cash available from the Insurance
   Companies to cash interest expense (4) (6)..............            1.3x                   n/a
  GAAP loss and loss expense ratio (7).....................           84.3%                 77.6%
  GAAP underwriting expense ratio (7)......................           31.3%                 31.7%
  GAAP combined ratio including policyholder dividends
   (7).....................................................          116.9%                110.0%

                                                                FOR THE YEAR       AS OF AND FOR THE
                                                                    ENDED          THREE MONTHS ENDED
                                                              DECEMBER 31, 1995      MARCH 31, 1996
                                                              -----------------    ------------------
                                                                       (DOLLARS IN MILLIONS)
PRO FORMA CONSOLIDATED BALANCE SHEET DATA:
  Total investments and cash...............................                             $  6,723
  Total assets.............................................                             $ 10,776
  Unpaid losses and loss expenses..........................                             $  6,904
  Debt.....................................................                             $  1,146
  Shareholder's equity.....................................                             $    963
  Ratio of shareholder's equity to total capitalization....                                 45.7%
  Ratio of debt to statutory surplus.......................                                 64.8%

PRO FORMA COMBINED STATUTORY DATA:
  Statutory net income.....................................        $    87              $     24
  Policyholders' surplus...................................                             $  1,768
  Ratio of net premiums written to surplus (8).............                                  1.0x
  Available dividends from the Insurance Companies (9)
(10).......................................................        $    83              $     48

- ------------

 (1) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings from operations before income taxes, plus fixed charges. "Fixed charges" consist of interest expense, amortization of deferred financing costs and one-third of rental expense (the portion deemed representative of the interest factor).

 (2) EBITDA represents net earnings plus interest expense, income tax expense, depreciation, amortization of intangible assets, and amortization of premium or discount on investments in bonds. EBITDA is presented as a measure of the Company's consolidated cash flow and its ability to generate cash flow to service its debt obligations. However, EBITDA should not be construed as an alternative to Talegen's net earnings or cash flow from operating activities (as determined in accordance with GAAP) and should not be construed as an indicator of Talegen's operating performance or as a measure of Talegen's liquidity. On a pro forma basis, as calculated under
     the Indenture, EBITDA would be $    million and $    million for the year
     ended December 31, 1995 and the three months ended March 31, 1996, respectively.

 (3) Includes $70 million and $1 million of net realized investment gains for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively. EBITDA also includes the effect of loss and loss expense reserve actions pertaining to prior accident years which increase (decrease) EBITDA by ($102) million for the year ended December 31, 1995 and $1 million for the three months ended March 31, 1996. See "Management's Discussion and Analysis of Talegen's Financial Condition and Results of Operations."

 (4) Cash interest expense represents interest expense excluding amortization of deferred financing costs.

 (5) Pro forma cash available from the Insurance Companies represents the sum of pro forma tax allocation payments, pro forma management and other fees (net of operating expenses of Talegen Holdings) and pro forma available dividends from the Insurance Companies during such periods. See footnotes
     9 and 10 for a discussion of the calculation of available dividends from the Insurance Companies and certain reserving actions taken on December 31, 1995 that affect the amount of available dividends from the Insurance Companies. See "Management's Discussion and Analysis of Talegen's Financial Condition and Results of Operations--Liquidity and Capital Resources." The pro forma tax allocation payments represent amounts that would be paid under the tax allocation agreements to be entered into in connection with the Acquisition.

 (6) Pro forma adjusted cash available from the Insurance Companies represents pro forma cash available from the Insurance Companies adjusted to exclude
     (i) a $21 million litigation settlement that was included in the 1995 operating expenses of Talegen Holdings (which had the effect of reducing pro forma cash available from the Insurance Companies for 1995 by such amount) which the Company believes is a nonrecurring item at the Talegen Holdings level, and (ii) a $12 million reduction in

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page) pro forma tax allocation payments (as calculated under the post-Acquisition tax allocation agreements) from the Insurance Companies (which had the effect of reducing pro forma cash available from the Insurance Companies for 1995 by such amount) resulting from certain net loss and loss expense reserve actions pertaining to prior accident years taken at the Insurance Companies on December 31, 1995 in the amount of $102 million. The Company believes that the magnitude of such loss and loss expense reserve actions, together with any loss and loss expense reserve actions taken prior to the Closing (see "The Acquisition and the Financings--Certain Actions Before Closing--Reserves"), are not representative of future operations. However, the Company closely monitors reserve requirements and, accordingly, there can be no assurance as to the level of adjustments for prior accident years that may be recorded in future periods.

 (7) GAAP loss and loss expense ratio represents the sum of losses and loss expenses as a percentage of net premiums earned. GAAP underwriting expense ratio represents underwriting expenses as a percentage of net premiums earned. GAAP combined ratio represents the sum of GAAP loss and loss expense ratio, GAAP underwriting expense ratio, and GAAP policyholder dividends as a percentage of net premiums earned.

 (8) Represents the ratio of statutory net premiums written for the period to statutory policyholders' surplus at the end of such period. The ratio as of March 31, 1996 is calculated using statutory net premiums written from the four quarters which precede the interim date.

 (9) Without regulatory approval, in the absence of contractual or regulatory restrictions, including regulatory restrictions that are imposed as a matter of administrative policy, domestic insurers are permitted to pay "ordinary dividends" from earned surplus up to an amount defined by the insurance statutes of each state. Ordinary dividends are defined in Indiana, New Jersey and California as dividends which, together with dividends paid in the previous 12 months, do not exceed the greater of (i) 10% of policyholders' surplus at the preceding December 31 or (ii) statutory net income, for the 12-month period ending the preceding December
     31. In New York, "ordinary dividends" are defined as dividends which, together with dividends declared or paid in the preceding 12 months, do not exceed the lesser of (i) 10% of policyholders' surplus as shown by its last statement on file with the NYID or (ii) adjusted net investment income for the preceding 12-month period.

(10) Due to a general administrative policy in the state of New York that prevents New York-domiciled insurance companies which undergo a change of control from paying ordinary shareholder dividends for two years following such change of control without the NYID's prior approval, pro forma available dividends from the Insurance Companies reflects the exclusion of $93 million of available dividends during 1995 from U.S. Fire, Westchester Fire and Crum & Forster Indemnity.

In addition, regardless of such policy, the 1995 year-end reserve strengthening caused U.S. Fire and Westchester Fire to report negative earned surplus positions, and, accordingly, they have no ordinary dividend capacity in 1996. Both U.S. Fire and Westchester Fire, as a matter of statutory accounting, have requested the NYID to allow them to reset their negative earned surplus accounts to $0 as of the first day following the end of the quarter in which the Closing occurs. If the NYID grants these requests, and absent any other statutory, regulatory or administrative restrictions (including those relating to change of control situations as discussed previously in this footnote), both U.S. Fire and Westchester Fire would be able to pay shareholder and policyholder dividends from earnings recognized in the fiscal quarters after the Closing.

There can be no assurance that the NYID will approve (i) U.S. Fire's and Westchester Fire's requests to reset their earned surplus accounts to $0 or (ii)
    any request made by U.S. Fire, Westchester Fire or Crum & Forster Indemnity to pay dividends during the two-year period following the Closing.

                                  RISK FACTORS

    Prospective investors should consider carefully, in addition to the other information contained in this Prospectus, the following factors before purchasing the Debentures offered hereby.

ADEQUACY OF LOSS RESERVES

    Talegen maintains reserves to cover its estimated ultimate liability for losses and loss expenses. These reserves do not represent an exact measurement of liability but are Talegen's estimates based upon: (i) actuarial projections of what Talegen at a given time expects to be the cost of the ultimate settlement and administration of claims reflecting facts and circumstances then known, (ii) estimates of future trends in claims severity and frequency, (iii) judicial theories of liability, and (iv) other factors, such as variables in claims handling procedures, economic factors, and judicial and legislative trends and actions. Most or all of these factors are not directly quantifiable, particularly on a prospective basis. In addition, there may be significant reporting lags between the occurrence of the insured event and the time it is actually reported to the insurer. The inherent uncertainties of estimating insurance reserves are generally greater for casualty coverages than for property coverages primarily due to the longer period of time that typically elapses before a definitive determination of ultimate loss can be made, changing theories of legal liability and changing political climates.

    There are significant additional uncertainties in estimating the amount of reserves required for environmental, asbestos-related and other latent exposure claims. Among these uncertainties are a lack of historical data, long reporting delays, and complex, unresolved legal issues regarding policy coverage and the extent and timing of any such contractual liability. Courts have reached different and frequently inconsistent conclusions as to when the loss occurred, what claims are covered, under what circumstances the insurer has an obligation to defend, how policy limits are determined and how policy exclusions are applied and interpreted.

    Talegen Holdings and the Insurance Companies regularly review and adjust the Insurance Companies' estimated loss and loss expense and uncollectible reinsurance reserves. Talegen Holdings and the Insurance Companies, as appropriate, review: (i) claim information, (ii) the historical loss experience of each Insurance Company and of the property and casualty insurance industry as a whole, (iii) legislative enactments, judicial decisions, legal developments in the assessment and imposition of damages and changes in political attitudes, and
(iv) trends in general economic conditions, including the effects of inflation. However, because of the uncertainties discussed above, actual losses may deviate, perhaps substantially, from the reserves reflected in Talegen's financial statements. Any material deficiency in reserve estimates, as compared to actual losses, could result in a charge to earnings which could have a material adverse effect on the Company. See "--Ability to Service Debt; Reliance on Dividends from Insurance Companies" and "Reserves and Risk Management."

SIGNIFICANT LEVERAGE

    As of March 31, 1996, after giving pro forma effect to the Acquisition and the Financings, the Company will have $1,146 million of consolidated indebtedness and $963 million of consolidated shareholder's equity resulting in a debt to equity ratio of 1.2 to 1.0. The Company's pro forma ratio of earnings to fixed charges for the fiscal year ended December 31, 1995 and for the three months ended March 31, 1996 would have been 1.5 to 1.0 and 2.0 to 1.0, respectively, after giving effect to the Acquisition, the Financings and the application of the proceeds therefrom. See "Pro Forma Capitalization" and "Pro Forma Consolidated Financial Information." The Company and its subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing its indebtedness. Accordingly, the Company will have significant debt service obligations.

    The Company's debt service obligations could have important consequences to holders of the Debentures, including the following: (i) a substantial portion of the dividends and other payments to the Company from the Insurance Companies (through Talegen Holdings) will be dedicated to the payment of principal and interest on its indebtedness (for a discussion of the Company's debt service obligations, see "The Acquisition and the Financings--Financing of the Acquisition"), thereby reducing the funds available to the Company for its Insurance Company operations; (ii) the Company's ability to obtain additional financing in the future may be limited; (iii) certain of the Company's borrowings (specifically, $796 million under the Credit Facilities at the Closing) will be at variable rates of interest, which could cause the Company to be vulnerable to increases in interest rates; (iv) all of the indebtedness incurred in connection with the Credit Facilities will become due prior to the time the principal payments on the Debentures will become due; and (v) the Company's indebtedness imposes numerous financial and other restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. There can be no assurance that the Company's or the Insurance Companies' operating results will be sufficient for payment of the Company's indebtedness.

ABILITY TO SERVICE DEBT; RELIANCE ON DIVIDENDS FROM INSURANCE COMPANIES

    On a pro forma basis for the Acquisition and the Financings, the Insurance Companies will have no outstanding long-term indebtedness and no material interest expense. However, because the Company will incur significant indebtedness as discussed above and because the Company will have no significant operations independent of the Insurance Companies and certain service companies described in "Business," the Company will be primarily dependent on dividends, tax allocation payments, and management and other fees from the Insurance Companies, paid through Talegen Holdings, to meet its debt obligations, including its obligations under the Debentures. All of the jurisdictions in which the Insurance Companies are domiciled, principally New York, Indiana, New Jersey and California, regulate the payment of dividends. Dividends are generally payable only from earned surplus.

    Without regulatory approval, in the absence of contractual or regulatory restrictions or other agreements with regulatory authorities restricting dividends, including regulatory restrictions that are imposed as a matter of administrative policy, domestic insurers are permitted to pay ordinary dividends from earned surplus up to an amount defined by the insurance statutes of each state. "Ordinary dividends" are defined in Indiana, New Jersey and California as dividends which, together with dividends paid in the previous 12 months, do not exceed the greater of (i) 10% of policyholders' surplus at the preceding December 31 or (ii) statutory net income, for the 12-month period ending the preceding December 31. "Ordinary dividends" are defined in New York as dividends which, together with dividends declared or paid in the preceding 12 months, do not exceed the lesser of (i) 10% of policyholders' surplus as shown by its last statement on file with the New York Insurance Department or (ii) adjusted net investment income for the preceding 12-month period. Adjusted net investment income includes a carry forward of undistributed net investment income for two years. In Indiana, New Jersey and California, ordinary dividends may not be paid unless prior notice has been given to the respective insurance commissioner. In Indiana and California, notice of ordinary dividends must be given within five business days after the dividend is declared and at least ten days before it is to be paid. New Jersey similarly requires that notice be given within five business days after the dividend is declared, but requires notice 30 days prior to payment, unless the commissioner approves a shorter period. Any dividends in excess of ordinary dividends are defined as "extraordinary dividends" and require the approval of the insurance commissioner of the relevant state.

    Due to 1995 year-end reserve strengthening that caused the reporting of negative earned surplus positions at December 31, 1995, two New York-domiciled Insurance Companies, U.S. Fire and Westchester Fire, have no ordinary dividend capacity in 1996. However, both U.S. Fire and Westchester Fire have, as a matter of statutory accounting, requested the NYID to allow them to reset their respective earned surplus accounts to $0 as of the first day following the end of the quarter in which the

Closing occurs. If the NYID grants these requests, and absent any other statutory, regulatory or administrative restrictions (see below), both U.S. Fire and Westchester Fire would be able to pay shareholder and policyholder dividends from earnings recognized in fiscal quarters after the Closing. New York-domiciled insurance companies subject to a change of control, such as U.S. Fire, Westchester Fire and Crum & Forster Indemnity, however, are prevented, as a matter of general administrative policy, from paying ordinary shareholder dividends for two years following such change of control without the NYID's prior approval. There can be no assurance that the NYID will approve (i) U.S. Fire's and Westchester Fire's requests to reset their earned surplus accounts to $0 or (ii) any request made by U.S. Fire, Westchester Fire or Crum & Forster Indemnity to pay dividends during the two-year period following the Closing.

    The aggregate amount available for the payment of ordinary dividends by the Insurance Companies during 1996 is $96 million, of which $16 million has been paid through March 31, 1996. Such amounts do not include dividends from U.S. Fire and Westchester Fire due to their negative earned surplus positions at December 31, 1995. On a pro forma basis, cash available from the Insurance Companies, which includes tax allocation payments, management and other fees (net of operating expenses of Talegen Holdings) and available dividends from the Insurance Companies, would have been $101 million in 1995 and $56 million for the three months ended March 31,1996. This compares to pro forma interest expense (excluding amortization of deferred financing costs) and principal payments related to the Offering and the Credit Facilities of $95 million for the year ended December 31, 1995 and $24 million for the three months ended March 31, 1996. There can be no assurance that the Insurance Companies will be able to pay dividends in the future in an amount sufficient to enable the Company to meet its liquidity requirements.

    The Credit Facilities contain covenants that require the Insurance Companies to maintain certain risk-based capital levels, minimum statutory surplus levels, and combined statutory net premiums-to-surplus ratios, each of which indirectly imposes limitations on the ability of the Insurance Companies to pay dividends to the Company. The Credit Facilities, however, do not contain restrictive covenants that expressly limit the payment of dividends by the Insurance Companies.

    No prediction can be made as to whether any legislative proposals relating to dividend rules in New York, Indiana, New Jersey and California will be made, whether any such legislative proposal will be adopted in the future, or the effect, if any, any such proposal would have on the Company, Talegen Holdings or the Insurance Companies. No assurance can be given that some or all of the Insurance Companies' domiciliary states will not adopt regulatory provisions more restrictive than those currently in effect. In addition, the insurance commissioner of every state has broad authority to limit payments (dividends or otherwise) by domestic insurance companies if such insurance commissioner believes such payments would leave the insurer in a hazardous financial condition. See "Regulatory Matters-- Regulation of Dividends and Other Payments from Insurance Companies" and "Management's Discussion and Analysis of Talegen's Financial Condition and Results of Operations--Liquidity and Capital Resources."

SUBORDINATION OF DEBENTURES; HOLDING COMPANY STRUCTURE; ASSET ENCUMBRANCES

    The Company's obligations under the Debentures are subordinate and junior in right of payment to all existing and future Senior Indebtedness of the Company. As of March 31, 1996, on a pro forma basis after giving effect to the Acquisition and the Financings and the application of the net proceeds therefrom, the Company would have had (i) approximately $796 million of Senior Indebtedness, all of it under the Credit Facilities, and (ii) approximately $179 million of commitment availability under the Revolving Credit Facility to fund future liquidity needs of the Company, if any, all of which would be Senior Indebtedness, if borrowed. Additional Senior Indebtedness may be incurred by the Company from time to time, subject to certain restrictions. By reason of such subordination, in the event of an insolvency, liquidation, or other reorganization of the Company, the lenders under the Credit Facilities and other creditors who are holders of Senior Indebtedness must be paid in full before the holders of the Debentures may be paid; accordingly, there may be insufficient assets remaining after payment of prior claims to pay amounts due on the Debentures. In addition, under certain circumstances, no payments may be made with respect to the principal of or interest on the Debentures if a default exists with respect to certain Senior Indebtedness. See "Description of Debentures--Subordination."

    The Debentures are effectively subordinated to the obligations of the Company's subsidiaries (including the Insurance Companies) because the Company is a holding company. In the event of an insolvency, liquidation or other reorganization of any of the Insurance Companies, the creditors of the Company (including the holders of the Debentures), as well as shareholders of the Company, will have no right to proceed against the assets of such Insurance Companies or to cause the liquidation or bankruptcy of such Insurance Companies under Federal bankruptcy laws. The respective insurance laws of the domiciliary states of each of the Insurance Companies would govern such proceedings and the relevant state insurance authority would act as liquidator or rehabilitator for such Insurance Companies. Creditors and policyholders of such Insurance Companies would be entitled to payment in full from such assets before the Company, as a shareholder, would be entitled to receive any distribution therefrom, and, to the extent that state law allows, policyholders of such Insurance Companies would be entitled to payment in full from such assets before any creditors of such Insurance Companies would be entitled to receive any distribution therefrom. Except to the extent that the Company may itself be a creditor with recognized claims against such Insurance Companies, claims of creditors of such Insurance Companies, including insureds under policies, will have priority with respect to the assets and earnings of such Insurance Companies over the claims of creditors of the Company, including claims under the Debentures. At March 31, 1996, combined statutory liabilities of the Insurance Companies, including reserves for outstanding losses and unearned premiums, aggregated $6,016 million and combined statutory assets of the Insurance Companies totaled $7,743 million. As of March 31, 1996, after giving pro forma effect to the Acquisition and the Financings, the Company's subsidiaries would have had outstanding liabilities (including loss reserves and unearned premium reserves) of $8,667 million.

    The Company's obligations under the Credit Facilities will be secured by a first priority pledge of and security interest in (i) all of the common stock owned by the Company in Talegen Holdings and certain subsequently acquired direct domestic subsidiaries of the Company, (ii) all of the common stock of the Intermediate Holding Companies owned by Talegen Holdings, (iii) any surplus debentures existing and certain subsequently acquired (debentures repayable from excess cash flow) created in connection with any acquisition of a direct domestic subsidiary of the Company or Talegen Holdings, and (iv) certain noncash proceeds of asset dispositions (collectively, the "Collateral"). Accordingly, if an event of default occurs with respect to the Credit Facilities, the banks will have a claim prior to the holders of the Debentures on substantially all of the assets of the Company. See "The Acquisition and the Financings--Bank Financing."

COLLECTIBILITY OF REINSURANCE

    To moderate the potential impact of unusually severe or frequent losses, the Insurance Companies may cede (i.e., transfer) a portion of their gross policy premiums to reinsurers in exchange for the reinsurers' agreements to share covered losses with the Insurance Companies. Although reinsurance makes the assuming reinsurer liable to such ceding Insurance Company to the extent of the risk ceded, such Insurance Company is not relieved of its primary liability to its insureds and therefore bears a credit risk with respect to its reinsurers. Most of the Insurance Companies made significant use of reinsurance during the 1970s and early 1980s. Since that time, the Insurance Companies have generally increased the portion of the business they retain while reducing the number and improving the overall credit quality of reinsurers used for their reinsurance contracts. During 1995 and 1994, excluding reinsurance ceded to pools and associations, 85% and 63%, respectively, of the Insurance Companies' total written premiums ceded to reinsurers were placed with approximately 35 high quality reinsurers.

Although the Insurance Companies only place reinsurance with reinsurers that they believe to be financially sound, there can be no assurance that the Insurance Companies' reinsurers will pay all reinsurance claims on a timely basis, if at all. At December 31, 1995, the Insurance Companies had current and future reinsurance recoverables, net of uncollectible reinsurance, of $2,210 million due from several hundred reinsurers, including $404 million from Ridge Reinsurance Limited ("Ridge Re"), a special purpose Bermuda reinsurer and a wholly-owned subsidiary of XFSI, and $207 million from International Insurance Company ("IIC"), a subsidiary of TRG, which represented the two largest reinsurance recoverables. See "Reserves and Risk Management--Use of Reinsurance" and "--Uncollectable Reinsurance."

    In connection with the Talegen Restructuring, the Insurance Companies entered into reinsurance agreements with IIC to transfer discontinued books of business from certain of the Insurance Companies to IIC. Certain of the policies initially reinsured by IIC during the Talegen Restructuring have been novated to IIC and additional subject policies continue to be novated to IIC as claims are reported. Under this novation process, IIC is substituted for the ceding Insurance Company and becomes directly liable to the primary insured. As of December 31, 1995, IIC had gross carried reserves related to the novated policies totalling approximately $172 million. There can be no assurance that these policy novations will not be subject to challenge in the future by affected policyholders, which could result in the Insurance Companies retaining primary liability for some or all of such policies. See "Reserves and Risk Management--Use of Reinsurance."

FLUCTUATIONS OF INSURANCE INDUSTRY RESULTS; CATASTROPHE LOSSES

    The results of the property and casualty insurance industry have historically been subject to significant fluctuations. The industry's profitability can be affected significantly by volatile and unpredictable developments (including catastrophes), changes in loss reserves resulting from changing legal environments as different types of claims arise and judicial interpretations relating to the scope of insurers' liability develop, fluctuations in interest rates and other changes in the investment environment which affect returns on invested capital, and inflationary pressures that affect the size of losses. The property and casualty insurance industry as a whole has historically experienced pricing and profitability cycles. The principal factors contributing to the profitability cycles are price competition and aggressive marketing. Periods characterized by higher combined ratios have typically been followed by withdrawal of capacity and a firming of prices, resulting in lower combined ratios. In contrast to broad industry-based profitability cycles, profitability in the commercial property and casualty insurance industry in recent years has varied significantly by product line. Because of the nature of the property and casualty insurance profitability cycle, it is very difficult to predict future trends in the industry's overall combined ratios, however, management believes that these factors have in the past and may in the future produce profitability cycles for the industry and the Company.

    Property and casualty insurers are subject to claims arising from catastrophes, which may have a significant effect on their results of operations and financial condition. The property and casualty insurance industry has experienced, and can be expected to experience in the future, catastrophe losses which may, from time to time, have a material adverse effect on many property and casualty insurance companies' results of operations and financial conditions. Catastrophes can be caused by various events including hurricanes, windstorms, earthquakes, hail, explosions, severe winter weather, and fires. The incidence and severity of catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of limits exposed in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas, however, hurricanes and earthquakes may produce significant damage in large, heavily populated areas. Although catastrophes can cause losses in a variety of Talegen's property and casualty lines, most of Talegen's catastrophe-related claims in the past have related to commercial property coverages. Talegen generally seeks to reduce its exposure to catastrophe losses through its selective underwriting practices and the purchase of catastrophe reinsurance. There can be no assurance that the reinsurance purchased by Talegen will be adequate to protect Talegen against material catastrophe losses or that such reinsurance will continue to be available to Talegen in the future at commercially reasonable rates. See "Reserves and Risk Management--Use of Reinsurance." Although Talegen attempts to limit its exposure to acceptable levels, it is possible that a catastrophic event or multiple catastrophic events could have a material adverse effect on Talegen.

REGULATION

    The Insurance Companies are subject to extensive regulation and supervision in the states in which they do business. Regulators oversee matters relating to rate setting in respect of certain lines of insurance, trade practices, policy forms, claims practices, mandated participation in shared markets, types and amounts of investments, reserve adequacy, insurer solvency, minimum amounts of capital and surplus, transactions with related parties, and the payment of dividends. The rates that the Insurance Companies can charge for certain lines of business are subject to regulation, and, therefore, premium rates may not keep pace with inflation. State insurance laws and regulations are administered by agencies that have broad powers and are concerned primarily with the protection of policyholders rather than securityholders. It is possible that future regulatory changes or developments may impede rate increases or other actions that the Insurance Companies propose to take to enhance their operating results or fundamentally change the business environment in which they operate. Future regulatory changes or developments, depending on their nature and magnitude, could have a material adverse effect on the Company. See "Regulatory Matters."

    The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund"), passed in 1980, is the principal federal statute requiring cleanup of environmental damage. Congress has considered and continues to consider several proposals to amend the Superfund legislation. The Company cannot predict whether such proposed legislation will be enacted, what form such legislation might take, or the potential effects such legislation may have on Talegen and its competitors.

    In addition, several committees of Congress have made inquiries and conducted hearings as part of a broad study of the regulation of insurance companies, and legislation has been introduced in several of the past sessions of Congress which, if enacted, could result in the federal government assuming some role in the regulation of the insurance industry.

COMPETITION

    Talegen operates in a highly competitive industry and faces competition from domestic and foreign insurers, many of which are larger and have greater financial, marketing and management resources than Talegen. Although competition is significant for all of the Operating Groups, certain of the Operating Groups, particularly Industrial Indemnity and Westchester Specialty, have experienced especially significant price competition in recent years. Competition in the property and casualty insurance industry is based on many factors, including overall financial strength of the insurer, ratings by rating agencies, premiums charged, policy terms and conditions, services offered, reputation, broker compensation and experience. There can be no assurance that Talegen will not face increased competition in the future from other insurance companies. See "Business."

    Several commercial property and casualty insurers currently offer alternative forms of risk protection in addition to traditional insurance products. These products, including large deductible programs and various forms of self-insurance that utilize captive insurance companies and risk retention groups, have been instituted in reaction to the escalating cost of insurance caused in part by increased jury awards in third-party liability and workers' compensation cases. It is not possible to predict how continued growth in alternative forms of risk protection will affect Talegen's future operations.

DEPENDENCE ON INVESTMENT INCOME

    Talegen, like other property and casualty insurance companies, depends on income from its investment portfolio for a significant portion of its earnings. Property and casualty insurers (including Talegen) typically experience a combined ratio in excess of 100%. However, because premiums are received in advance of the payment of claims, insurers are able to earn substantial income from the investment of these premiums. Although Talegen currently invests primarily in fixed income securities issued by the U.S. government or its agencies with maturities of one year or less, no assurance can be given that Talegen will not suffer a significant decline in investment yields in future periods as it expands the diversity of its investment portfolio. A significant decline in investment yields could have a material adverse effect on Talegen's results. See "Business--Investments and Investment Policy."

RATINGS

    Increased public and regulatory concerns regarding the financial stability of participants in the insurance industry have resulted in greater emphasis being placed by policyholders upon insurance company ratings and has created some measure of competitive advantage for insurance carriers with higher ratings. The Insurance Companies are currently rated "A (Excellent)" by A.M. Best. As a result of the Acquisition and the Financings, A.M. Best has indicated that the Best Rating of the Insurance Companies will be lowered one level to "A- (Excellent)" after the Closing. In January 1996, following the announcement of the Acquisition, Standard & Poor's Corporation ("Standard & Poor's") placed the claims-paying ability ratings of the Insurance Companies, which currently range from A+ to A-, on creditwatch with negative implications. There can be no assurance that the Insurance Companies will be able to maintain the ratings described in this Prospectus. Any further downgrade in ratings could materially adversely affect the business of the Insurance Companies. The ratings are not in any way a measure of protection offered to investors in the Debentures and should not be relied upon with respect to making an investment in the Debentures. See "Business--Ratings."

IMPORTANCE OF MANAGEMENT AND KEY EMPLOYEES

    The Company and its subsidiaries will depend on the services of the post-Acquisition executive officers, particularly Joseph W. Brown, Jr., the chairman of the board of Talegen Holdings and a significant equity investor in Holdings. Mr. Brown is also the chairman of the board of TRG. Talegen does not have and does not intend to enter into employment agreements with its key executive officers. In addition, the ability to write profitable insurance business is dependent on the ability to maintain a staff of qualified underwriters and service personnel. See "Management--Executive Compensation" and "--Stock Purchase and Option Plan."

CONTROL BY NEW TALEGEN, LLC

    At the Closing, approximately 90% of the outstanding shares of common stock (the "Common Stock") of the Company will be held beneficially by New Talegen, LLC ("New Talegen"), a Delaware limited liability company, the members of which are the members of the limited liability company which is the general partner of KKR. Following the Acquisition, assuming the exercise of all options granted to management and the lapsing of restrictions on all restricted stock, New Talegen will continue to hold beneficially at least 78% (on a fully diluted basis) of the outstanding Common Stock of the Company. New Talegen will have sole voting power and investment power with respect to such shares. Consequently, New Talegen will control the Company and have the power to elect all of its directors and to approve any action requiring stockholder approval. Two members of New Talegen will also be directors of the Company. See "Ownership of Capital Stock."

    For a description of the terms of an arrangement pursuant to which KKR will render management, consulting and financial services to the Company and Talegen Holdings, see "Certain Interests in the

Acquisition and Related Transactions." Under the Credit Facilities, a change in the control of the Company may constitute an event of default under the Credit Facilities. See "The Acquisition and the Financings--Bank Financing" and "Description of Credit Facilities."

LACK OF PRIOR PUBLIC MARKET

    There is currently no public market for the Debentures offered hereby and the Company does not plan to apply for listing of the Debentures on any securities exchange. The Company has been advised by the Underwriters that, following completion of the initial offering of the Debentures, the Underwriters presently intend to make a market in the Debentures; however, they are not obligated to do so, and any market making may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of the trading market for the Debentures or that an active public market for the Debentures will develop. If an active public market does not develop, the market price and liquidity of the Debentures may be adversely affected. See "Underwriting."

FORWARD-LOOKING STATEMENTS

    This Prospectus contains certain forward-looking statements concerning the Company's operations, economic performances and financial condition, including, in particular, the likelihood of the Company's success in developing and expanding its business. These statements are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, and reflect future business decisions which are subject to change. Some of these assumptions inevitably will not materialize, and unanticipated events will occur which will affect the Company's results.

                                  THE COMPANY

    The Company was organized at the direction of KKR and certain members of management of Talegen Holdings and the Insurance Companies to acquire Talegen Holdings from XFSI, a subsidiary of Xerox. Following the Acquisition, the Company will act as the holding company for Talegen and its only material asset will be the capital stock of Talegen Holdings. Talegen, with net premiums written of $1.7 billion in 1995 and $404 million for the three months ended March 31, 1996, is a leading writer of commercial property and casualty insurance that operates through its four Operating Groups, each of which is focused on a different, well-defined segment of the commercial property and casualty insurance market. This operating structure allows each Operating Group to focus on a specific operating strategy and to respond rapidly to changing market conditions, and provides Talegen with diversified sources of cash flow and opportunities for premium growth. As of March 31, 1996, Talegen's combined statutory surplus was $1.7 billion and total assets were $11.0 billion, including $6.3 billion of investment assets comprised principally of cash and short-term investments. Talegen is the seventeenth largest writer of commercial property and casualty insurance in the United States based on 1994 net premiums written, according to A.M Best.

    In 1992, a new management team began to implement a series of initiatives designed to strengthen Talegen's competitive position in the property and casualty insurance industry. The most significant of these initiatives was the Talegen Restructuring, which terminated Talegen's intercompany pooling arrangement and realigned 18 of Talegen's insurance companies into the four highly focused Operating Groups. A fifth group, TRG, which is being sold in a separate transaction to an entity organized at the direction of KKR and certain management members of TRG, was established at the same time to manage claims run-off obligations and reinsurance collections associated with its own and several Talegen discontinued books of business. In addition, in 1992 Talegen included two other insurance groups that were outside the intercompany pooling arrangement, Constitution Re Corporation and Viking Insurance Holdings, Inc. On January 18, 1993, Xerox announced its intention to disengage from its insurance and other financial services businesses, which included Talegen. In 1995, Talegen completed the divestiture of Constitution Re Corporation and Viking Insurance Holdings, Inc.

    The following chart provides certain information concerning the Company, Talegen Holdings, the Intermediate Holding Companies, the Insurance Companies by Operating Group, and Talegen Holdings's other direct subsidiaries:

    NAME (1)                                                                   STATE OF DOMICILE
- ----------------------------------------------------------------------------   ------------------
The Company.................................................................        Delaware
  Talegen Holdings..........................................................        Delaware
    Coregis Group, Inc......................................................        Delaware
      Coregis Insurance Company.............................................        Indiana
      Coregis Indemnity Company.............................................        Illinois
      California Insurance Company..........................................       California
    Crum & Forster Holdings, Inc............................................        Delaware
      United States Fire Insurance Company..................................        New York
      The North River Insurance Company.....................................       New Jersey
      Crum and Forster Insurance Company....................................       New Jersey
      Crum & Forster Indemnity Company......................................        New York
      Crum & Forster Underwriters Co. of Ohio...............................          Ohio
    Industrial Indemnity Holdings, Inc......................................        Delaware
      Industrial Indemnity Company..........................................       California
      Industrial Indemnity Company of Alaska................................         Alaska
      Industrial Indemnity Company of Idaho.................................         Idaho
      Industrial Indemnity Company of the Northwest.........................       Washington
      Industrial Insurance Company..........................................       California
      Employers First Insurance Company.....................................       California
    Westchester Specialty Group, Inc........................................        Delaware
      Westchester Fire Insurance Company....................................        New York
      Westchester Surplus Lines Insurance Company...........................        Georgia
      Industrial Underwriters Insurance Company.............................         Texas
    Apprise Corp............................................................       New Jersey
    Infocus Employee Services, Inc. (2).....................................        Delaware
    Talegen Properties, Inc.................................................        Delaware
    Filoli Information Systems Company (3)..................................        Delaware

- ------------

(1) Indentations indicate subsidiary relationships. Except as indicated, all ownership is 100%.

(2) Ownership of Infocus Employee Services, Inc. by Talegen Holdings was 92.5% on a fully diluted basis at March 31, 1996.

(3) Ownership of Filoli Information Systems Company by Talegen Holdings was 78% on a fully diluted basis at March 31, 1996.

    The Company is incorporated in Delaware and the address of its executive offices is 1011 Western Avenue, Suite 1000, Seattle, Washington 98104. The Company's telephone number is (206) 654-2600.

                       THE ACQUISITION AND THE FINANCINGS

GENERAL

    Pursuant to the Purchase Agreement, the Company will acquire all of the issued and outstanding capital stock of Talegen Holdings in consideration of $1.75 billion, including the sale by the Trust of $450 million of Preferred Securities to XFSI. The Purchase Agreement provides that from and after July 1, 1995, substantially all cash dividends of the Insurance Companies, with the exception of proceeds from sales of certain assets entered into prior to the Purchase Agreement, will be retained by Talegen and not paid to XFSI. If the Closing has not occurred prior to July 1, 1996, the purchase price will increase by $10 million each month (or by the pro rated amount for the portion of each month) payable in additional Preferred Securities. In addition, XFSI will make a $20 million cash contribution to Holdings which primarily represents the dividends to be paid by TRG after March 31, 1996 and prior to the Closing. One of Industrial Indemnity's Insurance Company subsidiaries has applied to California regulators for permission to pay an extraordinary dividend of $50 million in connection with the Acquisition. In the event that such approval is not obtained or is obtained for only a portion of the requested $50 million, the total purchase price of the Acquisition will remain the same, but an additional amount of Preferred Securities equal to the difference between $50 million and the permitted dividend, if any, will be issued to XFSI in lieu of a like amount of cash. See "--Financing of the Acquisition," "--Bank Financing" and "--Equity Investments," and "Description of Preferred Securities."

CERTAIN ACTIONS BEFORE CLOSING

    Certain actions have been or will be taken prior to Closing to enhance Talegen's financial condition.

    Asset Substitutions. As part of the Acquisition and prior to the Closing, XFSI will replace certain promissory notes and certain real estate assets of the Insurance Companies with $468 million of after-tax cash that Talegen will use to increase the investment portfolio of the Insurance Companies.

    Reinsurance Arrangements. Since 1992, the Insurance Companies, on an Operating Group basis, have been parties to aggregate excess of loss reinsurance agreements (the "Ridge Re Treaties") with Ridge Re. Pursuant to the Ridge Re Treaties, Ridge Re has agreed to reinsure 85% of all the Insurance Companies' net losses (which include losses and allocated loss expenses and losses from uncollectible reinsurance, net of salvage, subrogation and other recoverables), as aggregated on an Operating Group basis, up to the limits of the Ridge Re Treaties, for claims made or losses occurring during the 1992 accident year and all accident years prior thereto in excess of the Insurance Companies' net reserves, as aggregated on an Operating Group basis, as of December 31, 1992 (the "Retention Amounts"). As the Insurance Companies within an Operating Group establish reserves that, in the aggregate, increase their net losses in excess of the Retention Amounts, 85% of the amount of net losses corresponding to such reserves is ceded to Ridge Re. When such Insurance Companies' paid losses and allocated loss expenses (including paid losses from uncollectible reinsurance) exceed the Retention Amounts under the Ridge Re Treaties, Ridge Re is required to reimburse the Insurance Companies for 85% of such paid losses. As of March 31, 1996, Crum & Forster and Westchester Specialty had ceded to Ridge Re 100% of their respective limits under the Ridge Re Treaties, while gross reinsurance cover (exclusive of the 15% coinsurance) of $140 million and $100 million remains available to Coregis and Industrial Indemnity, respectively. Talegen has a reinsurance recoverable balance from Ridge Re of $404 million as of March 31, 1996, with respect to which the relevant Insurance Companies have received irrevocable letters of credit.

    As part of the Acquisition, XFSI and Xerox will enter into a guarantee at the Closing in favor of the Insurance Companies with respect to Ridge Re's payment obligations under the Ridge Re Treaties. As of December 31, 1995, Xerox had total assets and common shareholders' equity of $26 billion and $3.9 billion, respectively.

    Reserves. The Purchase Agreement permits Talegen to increase the net loss and loss expense reserves of the Insurance Companies within the Crum & Forster and Westchester Specialty Operating Groups in 1996 prior to the Closing by up to $215 million if any such increase is supported by actuarial analysis.

    Capital Contributions. In 1996 and prior to the Closing, Talegen Holdings intends to contribute up to $85 million of its cash balances to the contributed surplus of certain Insurance Companies of the Crum & Forster and Westchester Specialty Operating Groups.

    Other Transactions. In a separate transaction, XFSI agreed in January 1996 to sell TRG to TRG Acquisition Corporation ("New TRG"), an entity formed at the direction of KKR and certain management of TRG, for total consideration of $612 million. In addition to KKR-organized entities, ownership of New TRG will include certain senior management members of TRG and its affiliates, including Mr. Brown, the Chairman of the Board, President and Chief Executive Officer of Talegen Holdings (and the Chairman of the Board, President and Chief Executive Officer of the Company at Closing). Mr. Brown is also the Chairman of the Board of TRG. TRG was spun-off by Talegen Holdings to XFSI on December 31, 1995.

FINANCING OF THE ACQUISITION

    The Company expects that an aggregate of approximately $2.2 billion will be needed to pay the Acquisition consideration, refinance certain indebtedness of the Intermediate Holding Companies, pay fees and expenses in connection with the Acquisition and the Financings, and establish working capital balances.

    The sources and uses of the funds for the Acquisition and the related transactions are as follows (dollars in millions):

  SOURCES OF FUNDS
    Cash and investment balances of Talegen Holdings...........................   $   72.0(1)
    Cash contribution by XFSI..................................................       20.0(2)
    Term Loan Facility.........................................................      775.0
    Revolving Credit Facility..................................................       21.0(3)
    Debentures offered hereby..................................................      350.0
    Equity Investment..........................................................      963.0(4)
                                                                                  --------
        Total sources of funds.................................................   $2,201.0
                                                                                  --------
                                                                                  --------
  USES OF FUNDS
    Purchase of Talegen Holdings equity........................................   $1,750.0(5)
    Refinancing of existing debt...............................................      351.0
    Estimated transaction fees and expenses and balances for working capital...      100.0
                                                                                  --------
        Total uses of funds....................................................   $2,201.0
                                                                                  --------
                                                                                  --------

- ------------

(1) As of March 31, 1996, on a pro forma basis to give effect to certain dividends from the Intermediate Holding Companies and the Insurance Companies and the release of funds from a security arrangement upon the repayment of debt of the Intermediate Holding Companies, Talegen Holdings would have had cash and investment balances of $195 million. From its pro forma cash balances, Talegen Holdings intends to (i) contribute a total of $85 million to Crum & Forster and Westchester Specialty, (ii) apply $72 million to fund the Acquisition and the related transactions, and (iii) retain $38 million as excess cash and investment balances. Pursuant to the Purchase Agreement, substantially all cash dividends of the Insurance Companies from and after July 1, 1995, with the exception of the proceeds of certain sales of assets, will be retained by Talegen Holdings and not paid to XFSI.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)
(2) Primarily represents a contribution by XFSI of dividends to be paid by TRG subsequent to March 31, 1996 and prior to Closing.

(3) $179 million of commitments under the Revolving Credit Facility will be available to the Company after the Closing to fund future liquidity needs, if any.

(4) The Equity Investment is comprised of capital contributions from the following sources:

Preferred Securities of Holdings..................................   $450.0
KKR-organized entities............................................    460.0
Management Investors..............................................     53.0
                                                                     ------
    Total Equity Investment.......................................   $963.0
                                                                     ------
                                                                     ------

The Trust will sell $450 million of Preferred Securities to XFSI and then loan the proceeds to Holdings. Holdings will contribute the proceeds of the Preferred
   Securities as common equity to the Company. One of Industrial Indemnity's Insurance Company subsidiaries has applied to California regulators for permission to pay an extraordinary dividend of $50 million in connection with the Acquisition. In the event that such approval is not obtained or is obtained for only a portion of the requested $50 million, the total purchase price of the Acquisition will remain the same, but an additional amount of Preferred Securities equal to the difference between $50 million and the permitted dividend, if any, will be issued to XFSI in lieu of a like amount of cash. See "Description of Preferred Securities." Included in the $53 million investment by the Management Investors is a $13 million restricted investment in Holdings stock, the proceeds of which will be invested as common equity by Holdings in the Company.

(5) If the Closing has not occurred prior to July 1, 1996, the purchase price will be increased by $10 million each month (or the pro rata portion of each month), payable in additional Preferred Securities.

BANK FINANCING

    The Credit Facilities will consist of a $525 million senior secured term loan facility due 7 years from the date of the Closing (the "Closing Date") (the "Tranche A Loans"), a $100 million senior secured term loan facility due 8 years from the Closing Date (the "Tranche B Loans"), a $100 million senior secured term loan facility due 8 1/2 years from the Closing Date (the "Tranche C Loans"), a $50 million senior secured term loan facility due 9 1/4 years from the Closing Date (the "Tranche D Loans"), and the $200 million Revolving Credit Facility. The Company expects to borrow $21 million under the Revolving Credit Facility to finance the Acquisition and the related transactions, leaving $179 million of available unused commitments under the Revolving Credit Facility to fund future liquidity requirements, if any. Prior to maturity, the Term Loan Facility will be subject to scheduled amortization and mandatory prepayment in connection with certain events, including certain asset sales not in the ordinary course of business (subject to reinvestment exceptions), certain issuances of debt by the Company, and the generation of Excess Cash Flow (50% of which will be required to be used for mandatory prepayments as defined in the documents governing the Credit Facilities, subject to certain exceptions). Scheduled amortization under the Term Loan Facility will equal $3.75 million prior to the thirtieth month after Closing. The Revolving Credit Facility is subject to certain scheduled mandatory commitment reductions prior to final termination of the commitment 7 years from the Closing Date.

    The Company's obligations under the Credit Facilities will be secured by a first priority pledge of and security interest in (i) all of the common stock owned by the Company in Talegen Holdings and certain subsequently acquired direct domestic subsidiaries of the Company, (ii) all of the common stock of the existing and certain subsequently acquired Intermediate Holding Companies owned by Talegen Holdings, (iii) any surplus debentures created in connection with any acquisition of a direct domestic subsidiary of the Company and Talegen Holdings, and (iv) certain noncash proceeds of asset dispositions. The banks that are parties to the Credit Facilities will agree not to exercise certain remedies with respect to such pledged stock prior to obtaining any required regulatory approvals. For a period of five years after the Closing, the Credit Facilities will not permit the Company to pay cash dividends to Holdings for the purpose of paying cash dividends on the Preferred Securities. See "Description of Credit Facilities."

EQUITY INVESTMENTS

    The capitalization of the Company will include the $963 million Equity Investment, which will be funded by (i) a $460 million common equity investment in Holdings by Talegen Associates, L.P., a Delaware limited partnership ("Talegen Associates") and the majority shareholder of Holdings, (ii) a $53 million common equity investment in Holdings by the Management Investors, and
(iii) $450 million from the proceeds of the Preferred Securities. Of the $53 million equity investment by the Management Investors, $13 million represents a restricted investment in Holdings stock. At Closing, the Management Investors will beneficially own approximately 10% of the Common Stock of the Company, and, on a fully diluted basis, the Management Investors could beneficially own up to 22% of the Common Stock of the Company. Indirectly, Talegen Associates is controlled by New Talegen.

    The Trust will sell $450 million of Preferred Securities to XFSI and then loan the proceeds to Holdings. Holdings will contribute the $450 million of proceeds to the Company as a common equity investment. The Preferred Securities are mandatorily redeemable on the twentieth anniversary of issuance (the "Preferred Redemption Date"), and permit the Trust to defer dividends for the first seven years after issuance. In addition, deferred dividends are generally not payable until the Preferred Redemption Date. The Preferred Securities are similar in structure to a variety of trust originated preferred securities and similar instruments that have been publicly issued in recent years. See "Description of Preferred Securities."

                                USE OF PROCEEDS

    The gross proceeds to the Company from the Offering are estimated to be $350 million. Such proceeds, together with (i) borrowings of $796 million under the Credit Facilities, (ii) $963 million from the Equity Investment, (iii) $72 million of existing cash and investment balances of Talegen Holdings, and (iv) a $20 million cash contribution by XFSI will be used by the Company (i) to pay $1.75 billion to XFSI to acquire Talegen Holdings, (ii) to repay indebtedness of the Intermediate Holding Companies, which amounted to $351 million at March 31, 1996, and (iii) to pay $100 million of fees and expenses incurred in connection with the Acquisition and the Financings and to fund working capital balances. The indebtedness of the Intermediate Holdings Companies to be repaid in connection with the Acquisition and the Financings, as of March 31, 1996, consisted of (i) $90 million principal amount, at an interest rate of 6.31%, owed by Coregis Group, Inc. to a syndicate of banks led by The First National Bank of Chicago, (ii) $119 million principal amount, at an interest rate of 5.94%, owed by Crum & Forster Holdings, Inc. to a syndicate of banks led by Citibank, N.A., (iii) $86 million principal amount, at an interest rate of 6.31%, owed by Industrial Indemnity Holdings, Inc. to a syndicate of banks led by Bank of America National Trust and Savings Association, and (iv) $56 million principal amount, at an interest rate of 6.06%, owed by Westchester Specialty Group, Inc. to a syndicate of banks led by Bank of America National Trust and Savings Association. See "The Acquisition and the Financings."

                            PRO FORMA CAPITALIZATION

    The following table sets forth the unaudited consolidated pro forma capitalization of the Company as of March 31, 1996, as adjusted to give effect to the Acquisition and the related transactions, including the Financings and the application of the proceeds therefrom. This table should be read in conjunction with the "Pro Forma Consolidated Financial Information" and the notes thereto, the consolidated financial statements of Talegen Holdings and related notes thereto, and the financial statements of the Company and related notes thereto included elsewhere in this Prospectus.

                                                                                AS ADJUSTED AS OF
                                                                                 MARCH 31, 1996
                                                                              ---------------------
                                                                              (DOLLARS IN MILLIONS)
Retained excess cash.......................................................         $    38.0(1)
                                                                                     --------
                                                                                     --------

Long-term debt:
  Revolving Credit Facility................................................         $    21.0(2)
  Term Loan Facility.......................................................             775.0(3)
  Debentures offered hereby................................................             350.0
                                                                                     --------
      Total long-term debt.................................................           1,146.0
                                                                                     --------
Shareholder's equity:
  Common Stock (1,000 shares authorized, $.01 par value, 100 shares outstanding, historical basis; 1,000 shares authorized, $.01 par value,
    100 shares outstanding on a pro forma basis)...........................         --
  Additional paid-in capital...............................................             963.0
                                                                                     --------
      Total shareholder's equity...........................................             963.0(4)
                                                                                     --------
Total capitalization.......................................................         $ 2,109.0
                                                                                     --------
                                                                                     --------

- ------------

(1) Represents cash and investment balances of Talegen Holdings and the Intermediate Holding Companies.

(2) Approximately $21 million of the commitments under the Revolving Credit Facility will be drawn on the Closing Date, leaving $179 million of commitments under the Revolving Credit Facility available to the Company after the Closing to fund future liquidity needs, if any.

(3) The Company will incur $775 million of indebtedness under the Term Loan Facility in connection with the Acquisition. The term loan tranches under the Term Loan Facility consist of the $525 million 7 year amortizing Tranche A Loans, the $100 million 8 year amortizing Tranche B Loans, the $100 million 8 1/2 year amortizing Tranche C Loans, and the $50 million 9 1/4 year amortizing Tranche D loans. See "Description of Credit Facilities."

(4) At the Closing, the Trust will sell $450 million of Preferred Securities to XFSI and then loan the proceeds to Holdings. Holdings will contribute the $450 million of proceeds as common equity to the Company. See "Description of Preferred Securities." The remainder of the total shareholder's investment will consist of an equity investment of $460 million by entities organized at the direction of KKR and $53 million by the Management Investors. Included in the $53 million investment by the Management Investors is a $13 million restricted investment in Holdings stock, the proceeds of which will be invested as common equity by Holdings in the Company.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    The following pro forma financial data (the "Pro Forma Financial Data") have been derived by the application of pro forma adjustments to the historical financial statements included elsewhere in this Prospectus. The pro forma income statement data for the periods presented give effect to the Acquisition, the Financings and related transactions as if they had occurred on January 1, 1995. The pro forma balance sheet data give effect to the Acquisition, the Financings and related transactions as if they had occurred as of March 31, 1996. The adjustments are described in the accompanying notes. The Pro Forma Financial Data do not purport to represent what the Company's financial position and results of operations actually would have been if the Acquisition had been consummated on the date or for the periods indicated, or what such results will be for any future date or for any future period. The pro forma adjustments are based on available information and certain assumptions that Talegen believes are reasonable under the circumstances. The Pro Forma Financial Data should be read in conjunction with the historical financial statements and the notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Talegen's Financial Condition and Results of Operations."

    The pro forma adjustments were applied to the respective historical financial statements to reflect and account for the Acquisition as a purchase. Under purchase accounting, the respective purchase cost will be allocated to acquired assets and liabilities based on their relative fair values as of the Closing based on valuations and other studies which are not yet complete. The fair value of the net assets acquired as of the Closing is expected to exceed the purchase cost. This difference has been allocated to reduce the values assigned to noncurrent assets, other than long-term marketable securities and deferred income taxes, with the remaining balance classified as negative goodwill. Such allocations are subject to final determination based on valuations and other studies which may be completed after the Closing. Accordingly, the final allocations will be different from the amounts reflected herein. However, management does not expect that the effect of any differences will be material.

                        TALEGEN ACQUISITION CORPORATION
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1996
                             (DOLLARS IN MILLIONS)

                                                                               FINANCING/
                                                                                PURCHASE
                                               TALEGEN        PRE-CLOSING      ACCOUNTING
                                              HISTORICAL    TRANSACTIONS(1)    ADJUSTMENTS     PRO FORMA
                                              ----------    ---------------    -----------     ---------
ASSETS
  Investments and cash.....................    $  6,327          $ 488           $   (92)(2)    $ 6,723(3)
  Reinsurance recoverables.................       2,193                                           2,193
  Receivables, due from affiliates and
    other assets...........................       1,524           (350)               (3)(2)      1,171
  Deferred policy acquisition costs........         144                                             144
  Deferred financing costs.................                                           60(2)          60
  Land, buildings, and equipment...........         132            (34)              (98)(2)
  Deferred income taxes....................         463            (28)               50(2)         485
  Cost of acquired businesses in excess of
    net assets.............................         243                             (243)(2)
                                              ----------         -----         -----------     ---------
      TOTAL ASSETS.........................    $ 11,026          $  76           $  (326)       $10,776
                                              ----------         -----         -----------     ---------
                                              ----------         -----         -----------     ---------
LIABILITIES AND SHAREHOLDER'S EQUITY
  Unearned premiums........................    $    794                                         $   794
  Unpaid losses and loss expenses..........       6,904                                           6,904
  Current income taxes.....................          69          $ (69)
  Debt.....................................         351                          $   795(4)       1,146
  Accounts payable and accrued
   liabilities.............................         545             (5)               44(2)         584
  Negative goodwill--successor.............                                          385(2)         385
                                              ----------         -----         -----------     ---------
    Total liabilities......................       8,663            (74)            1,224          9,813
                                              ----------         -----         -----------     ---------
  Shareholder's equity--predecessor........       2,363            150            (2,513)(2)
  Shareholder's equity--successor..........                                          963(4)         963
                                              ----------         -----         -----------     ---------
    Total shareholder's equity.............       2,363            150            (1,550)           963
                                              ----------         -----         -----------     ---------
      TOTAL LIABILITIES AND SHAREHOLDER'S
        EQUITY.............................    $ 11,026          $  76           $  (326)       $10,776
                                              ----------         -----         -----------     ---------
                                              ----------         -----         -----------     ---------

                            See accompanying notes.

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN MILLIONS)

(1) Prior to the Acquisition, the Company, Talegen and XFSI are required to enter into the following transactions:

                                                                                           ACCOUNTS
                                                   LAND,         DEFERRED     CURRENT     PAYABLE AND     SHAREHOLDER'S
                INVESTMENTS      DUE FROM      BUILDINGS AND      INCOME      INCOME        ACCRUED         EQUITY--
                 AND CASH       AFFILIATES       EQUIPMENT        TAXES        TAXES      LIABILITIES      PREDECESSOR
                -----------     ----------     -------------     --------     -------     -----------     -------------
                                                            DEBIT (CREDIT)
          a)       $ 118                           $ (34)          $  6                                       $ (90)
          b)                                                        (34)        $69           $ 5               (40)
          c)          20                                                                                        (20)
          d)         350          $ (350)
                                                                                               --
                   -----        ----------         -----         --------     -------                        ------
                   $ 488          $ (350)          $ (34)          $(28)        $69           $ 5             $(150)
                                                                                               --
                                                                                               --
                   -----        ----------         -----         --------     -------                        ------
                   -----        ----------         -----         --------     -------                        ------

   ---------------

      a)  Represents after-tax cash received from the replacement of a training facility in
          Virginia with cash by XFSI and the related elimination of property and deferred taxes.
      b)  Represents the adjustments to eliminate deferred tax assets and current income tax and other payables not assumed by the Company.
      c)  Primarily represents a contribution by XFSI of dividends to be paid by TRG subsequent to March 31, 1996 and prior to Closing.
      d)  Represents repayment and reinvestment of notes due from affiliates.

The pre-closing transactions do not include a nonrecurring expense and deemed capital contribution to be recognized at or immediately prior to Closing, relating to payments to be made by Xerox to certain Talegen management employees under the terms of a preexisting Long-Term Incentive Plan. The charge will have a material effect on results of operations in the period in which the Closing occurs. The funds for such payment will be provided solely by Xerox.

(2) The Acquisition will be accounted for as a purchase, applying the provisions of Accounting Principles Board Opinion No. 16. The purchase cost will be allocated to the acquired assets and liabilities based on their estimated relative fair values as of the Closing. The fair value of the net assets acquired, as of the Closing, is expected to exceed the purchase cost. This difference has been allocated to reduce the values assigned to noncurrent assets, other than long-term marketable securities and deferred income taxes, with the remaining balance classified as negative goodwill. Such allocations are subject to final determination based on valuations and other studies which may be completed after the Closing. The pro forma adjustments to reflect the Acquisition are summarized as follows:

Net funds from financing activities..................................   $1,758
Use of available funds on hand.......................................       92
                                                                        ------
      Total funds....................................................   $1,850
                                                                        ------
                                                                        ------
Purchase cost:
  Cash consideration for Talegen.....................................   $1,750
  Estimated fees and expenses and balances for working capital.......      100
                                                                        ------
      Total purchase cost............................................    1,850

Elimination of shareholder's equity--predecessor.....................    2,513
                                                                        ------
Excess of net assets acquired over cost of Acquisition...............   $ (663)
                                                                        ------
                                                                        ------
                                        (Footnotes continued on following page)

(Footnotes continued from preceding page)

Allocation to assets and liabilities of Talegen:
  Deferred financing costs...........................................   $   60
  Deferred income taxes..............................................       50
  Accounts payable and accrued liabilities adjustments, net..........      (44)
  Elimination of:
    Existing cost of acquired businesses in excess of net assets.....     (243)
    Remainder of land, buildings and equipment.......................      (98)
    Other assets.....................................................       (3)
  Negative goodwill--successor.......................................     (385)
                                                                        ------
      Total..........................................................   $ (663)
                                                                        ------
                                                                        ------

(3) Includes $38 million of cash and investment balances at Talegen Holdings and Intermediate Holding Companies.

(4) The pro forma adjustments to reflect the issuance of new debt and equity and repayment of existing debt are as follows:

                                                                                SHAREHOLDER'S
                                                                                  EQUITY--
                                                                       DEBT       SUCCESSOR
                                                                       -----    -------------
                                                                           DEBIT (CREDIT)
Borrowings under Credit Facilities..................................   $(796)
Issuance of Debentures..............................................    (350)
Refinancing of debt of Intermediate Holding Companies...............     351
Equity Investment...................................................                $(963)
                                                                       -----       ------
    Total capitalization............................................   $(795)       $(963)
                                                                       -----       ------
                                                                       -----       ------

                        TALEGEN ACQUISITION CORPORATION
               PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN MILLIONS)

                                                            TALEGEN           PRO FORMA
                                                           HISTORICAL      ADJUSTMENTS (1)   PRO FORMA
                                                        ----------------   ---------------   ---------
REVENUES:
  Gross premiums written..............................       $2,107                           $ 2,107
                                                            -------                          ---------
                                                            -------                          ---------
  Net premiums written................................       $1,694                           $ 1,694
                                                            -------                          ---------
                                                            -------                          ---------
  Net premiums earned.................................       $1,659                           $ 1,659
  Net investment income...............................          343            $    12(2)         355
  Net realized investment gains.......................           70                                70
  Other income, net...................................           26                (22)(2)         27
                                                                                    23(3)
                                                            -------            -------       ---------
      Total revenues..................................        2,098                 13          2,111
                                                            -------            -------       ---------
LOSSES AND EXPENSES:
  Losses and loss expenses............................        1,406                 (7)(3)      1,399
  Underwriting, acquisition and other insurance
   expenses...........................................          534                (14)(3)        520
  Dividends to policyholders..........................           21                                21
  Interest expense....................................           35                 73(4)         108
  Amortization of goodwill............................            8                 (8)(3)      --
                                                            -------            -------       ---------
      Total losses and expenses.......................        2,004                 44          2,048
                                                            -------            -------       ---------
  Earnings from operations before income taxes........           94                (31)            63
  Provision for income taxes (expense) benefit........          (15)                22(5)           7
                                                            -------            -------       ---------
      Net earnings....................................       $   79            $    (9)       $    70
                                                            -------            -------       ---------
                                                            -------            -------       ---------
  Ratio of earnings to fixed charges (6)..............          2.8x                              1.5x

OTHER OPERATING DATA:
  EBITDA (7)(8).......................................       $  211                           $   195
  Ratio of EBITDA to cash interest expense(9).........          6.2x                              2.0x
  Depreciation and amortization.......................       $   82                           $    24
  Cash available from the Insurance Companies
    (10)(11)..........................................       $  166                           $   101
  Ratio of cash available from the Insurance Companies
   to cash interest expense (9)(10)(11)...............          4.9x                              1.0x
  Adjusted cash available from the Insurance
    Companies (11)....................................          n/a                               134
  Ratio of adjusted cash available from the Insurance
   Companies to cash interest expense (9)(11).........          n/a                               1.3x
  Amortization of financing costs.....................       $    1                           $     8
  Amortization of difference between fair value of net
   assets acquired and purchase cost..................       $    8                           $   (24)

COMBINED STATUTORY DATA:
  Statutory net income................................       $  120                           $    87
  Available dividends from the Insurance Companies
   (12)(13)...........................................       $  175                           $    83

                            See accompanying notes.

                        TALEGEN ACQUISITION CORPORATION
               PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                       THREE MONTHS ENDED MARCH 31, 1996
                             (DOLLARS IN MILLIONS)

                                                            TALEGEN           PRO FORMA
                                                           HISTORICAL      ADJUSTMENTS (1)   PRO FORMA
                                                        ----------------   ---------------   ---------
REVENUES:
  Gross premiums written..............................       $  496                           $   496
                                                            -------                          ---------
                                                            -------                          ---------
  Net premiums written................................       $  404                           $   404
                                                            -------                          ---------
                                                            -------                          ---------
  Net premiums earned.................................       $  419                           $   419
  Net investment income...............................           89            $     1(2)          90
  Net realized investment gains.......................            1                                 1
  Other income, net...................................            3                 (4)(2)          6
                                                                                     7(3)
                                                            -------            -------       ---------
      Total revenues..................................          512                  4            516
                                                            -------            -------       ---------
LOSSES AND EXPENSES:
  Losses and loss expenses............................          327                 (2)(3)        325
  Underwriting, acquisition and other insurance
   expenses...........................................          138                 (5)(3)        133
  Dividends to policyholders..........................            3                                 3
  Interest expense....................................            6                 20(4)          26
  Amortization of goodwill............................            2                 (2)(3)      --
                                                            -------            -------       ---------
      Total losses and expenses.......................          476                 11            487
                                                            -------            -------       ---------
  Earnings from operations before income taxes........           36                 (7)            29
  Provision for income taxes (expense) benefit........          (13)                 5(5)          (8)
                                                            -------            -------       ---------
      Net earnings....................................       $   23            $    (2)       $    21
                                                            -------            -------       ---------
                                                            -------            -------       ---------
  Ratio of earnings to fixed charges (6)..............          4.6x                              2.0x
OTHER OPERATING DATA:
  EBITDA (7)(8).......................................       $   55                           $    53
  Ratio of EBITDA to cash interest expense (9)........          9.2x                              2.2x
  Depreciation and amortization.......................       $   13                           $    (2)
  Cash available from the Insurance Companies
   (10)...............................................       $   48                           $    56
  Ratio of cash available from the Insurance Companies
   to cash interest expense (9)(10)...................          8.0x                              2.3x
  Amortization of financing costs.....................       $   --                           $     2
  Amortization of difference between fair value of net
   assets acquired and purchase cost..................       $    2                           $    (6)
COMBINED STATUTORY DATA:
  Statutory net income................................       $   35                           $    24
  Policyholders' surplus..............................       $1,727                           $ 1,768
  Ratio of net premiums written to surplus (14).......          1.0x                              1.0x
  Available dividends from the Insurance Companies
   (12)(13)...........................................       $   48                           $    48

                            See accompanying notes.

           NOTES TO PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                             (DOLLARS IN MILLIONS)

(1) Does not include a nonrecurring expense and deemed capital contribution by Xerox to be recognized at or immediately prior to Closing, relating to payments to be made to certain Talegen management employees under the terms of a preexisting Long-Term Incentive Plan. The charge will have a material effect on results of operations in the period in which the Closing occurs. The funds for such payments will be provided solely by Xerox.

(2) Reflects adjustments from the replacement of a training facility in Virginia with cash by XFSI and the related net reduction in rental income of $10 million and $3 million, offset by a $22 million and $4 million reclassification from other income related to the repayment of the notes due from affiliates and the reinvestment of the net proceeds therefrom for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.

(3) Adjustments resulting from the allocation of the purchase cost are as follows:

                                                                                         UNDERWRITING,
                                                                                          ACQUISITION
                                                                           LOSSES AND      AND OTHER
                                                 OTHER     AMORTIZATION       LOSS         INSURANCE
                                                 INCOME    OF GOODWILL      EXPENSES       EXPENSES
                                                 ------    ------------    ----------    -------------
YEAR ENDED DECEMBER 31, 1995:
  Amortization of negative goodwill,
    over 15 years (a).........................    $ 24
  Adjustment for unfavorable leases (b).......       2                        $ (1)          $  (3)
  Elimination of depreciation and amortization
   on buildings and equipment.................                                  (7)            (16)
  Elimination of the amortization of
   goodwill...................................                 $ (8)
  Other--principally elimination of deferred
    gain amortization.........................      (3)                          1               5
                                                 ------         ---            ---           -----
                                                  $ 23         $ (8)          $ (7)          $ (14)
                                                 ------         ---            ---           -----
                                                 ------         ---            ---           -----
THREE MONTHS ENDED MARCH 31, 1996:
  Amortization of negative goodwill,
    over 15 years (a).........................    $  6
  Adjustment for unfavorable leases (b).......       1                                       $  (1)
  Elimination of depreciation and amortization
   on buildings and equipment.................                                $ (2)             (5)
  Elimination of the amortization of
   goodwill...................................                 $ (2)
  Other--principally elimination of deferred
    gain amortization.........................                                                   1
                                                 ------         ---            ---           -----
                                                  $  7         $ (2)          $ (2)          $  (5)
                                                 ------         ---            ---           -----
                                                 ------         ---            ---           -----

   ---------------

     (a)  Differences in the final allocation of purchase price from those described in the
          Pro Forma Condensed Consolidated Balance Sheet, including any change in the reserve for unpaid losses and loss expenses (see "The Acquisition and the
          Financings--Certain Actions Before Closing"), will affect the balance of negative goodwill and annual income from its amortization.
     (b)  Represents the annual reversal for the liability of unfavorable leases established in the allocation of the purchase price.

(4) Increased interest expense is based upon the pro forma capitalization of the Company following consummation of the Acquisition and the Financings, including the elimination of interest on

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page) existing debt refinanced in connection with the Financings. Interest expense is reflected at the assumed rates shown below:

                                                                                  YEAR        THREE MONTHS
                                                                                 ENDED           ENDED
                                                    ASSUMED                   DECEMBER 31,     MARCH 31,
                                                 INTEREST RATES    BALANCE        1995            1996
                                                 --------------    -------    ------------    ------------
Term Loan Facility:
  Tranche A Loans.............................        7.59%         $ 525         $ 39            $ 10
  Tranche B Loans.............................        8.09%           100            8               2
  Tranche C Loans.............................        8.34%           100            8               2
  Tranche D Loans.............................        8.59%            50            4               1
Revolving credit facility.....................        7.59%            21            2               1
Debentures....................................        9.75%           350           34               8
Amortization of financing costs on above......                                       8               2
Elimination of interest expense for refinanced
  debt........................................                                     (29)             (6)
Elimination of amortization of financing costs
  for refinanced debt.........................                                      (1)          --
                                                                                 -----           -----
Net adjustment................................                                    $ 73            $ 20
                                                                                 -----           -----
                                                                                 -----           -----

 A 1/2% change in the blended interest rates would change pro forma interest expense by $6 million and $1 million in the year ended December 31, 1995 and the three months ended March 31, 1996, respectively. In addition, an increase (decrease) in interest rates would increase (decrease) interest income.

 (5) Reflects the effect of provision for income taxes at a 35% effective tax rate on the pro forma adjustments (excluding amortization of goodwill or negative goodwill).

 (6) For purposes of these computations, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and one-third of rental expenses (the portion deemed representative of the interest factor).

 (7) EBITDA represents net earnings plus interest expense, income tax expense, depreciation, amortization of intangible assets, and amortization of premium or discount on investments in bonds. EBITDA is presented as a measure of the Company's consolidated cash flow and its ability to generate cash flow to service its debt obligations. However, EBITDA should not be construed as an alternative to Talegen's net earnings or cash flow from operating activities (as determined in accordance with GAAP) and should not be construed as an indicator of Talegen's operating performance or as a measure of Talegen's liquidity. On a pro forma basis, as calculated under
     the Indenture, EBITDA would be $   million and $   million for the year
     ended 1995 and the three months ended March 31, 1996, respectively.

 (8) Includes $70 million and $1 million of net realized investment gains for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively. EBITDA also includes the effect of loss and loss expense reserve actions pertaining to prior accident years which increase (decrease) EBITDA by ($102) million for the year ended December 31, 1995 and $1 million for the three months ended March 31, 1996. See "Management's Discussion and Analysis of Talegen's Financial Condition and Results of Operations."

 (9) Cash interest expense represents interest expense excluding amortization of deferred financing costs.

(10) Pro forma cash available from the Insurance Companies represents the sum of pro forma tax allocation payments, pro forma management and other fees (net of operating expenses of Talegen Holdings) and pro forma available dividends from the Insurance Companies during such periods. See footnotes 12 and 13 for a discussion of the calculation of available dividends from the Insurance Companies and certain reserving actions taken on December 31, 1995 that affect the amount of available dividends from the Insurance Companies. See "Management's Discussion and Analysis of Talegen's Financial Condition and Results of Operations--Liquidity and Capital Resources." The pro forma tax allocation payments represent amounts that would be paid under the tax allocation agreements to be entered into in connection with the Acquisition.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)
(11) Talegen historical cash available from the Insurance Companies includes the effect of (i) a $21 million litigation settlement that was included in the 1995 operating expenses of Talegen Holdings (with the effect of reducing cash available from the Insurance Companies for 1995 by such amount) which the Company believes is a nonrecurring item at the Talegen Holdings level, and (ii) a $9 million reduction in tax allocation payments (as calculated under the existing tax allocation agreements) from the Insurance Companies (with the effect of reducing cash available from the Insurance Companies for 1995 by such amount) resulting from certain net loss and loss expense reserve actions pertaining to prior accident years taken at the Insurance Companies on December 31, 1995 in the amount of $102 million.

Pro forma adjusted cash available from the Insurance Companies represents pro forma cash available from the Insurance Companies adjusted to exclude (i) the
    $21 million litigation settlement described above (which had the effect of reducing pro forma cash available from the Insurance Companies for 1995 by such amount) which the Company believes is a nonrecurring item at the Talegen Holdings level, and (ii) a $12 million reduction in pro forma tax allocation payments (as calculated under the post-Acquisition tax allocation agreements) from the Insurance Companies (which had the effect of reducing pro forma cash available from the Insurance Companies for 1995 by such amount) resulting from certain net loss and loss expense reserve actions pertaining to prior accident years taken at the Insurance Companies on December 31, 1995 in the amount of $102 million.

The Company believes that the magnitude of the loss and loss expense reserve actions described above, together with any loss and loss expense reserve actions taken prior to the Closing (see "The Acquisition and the Financings--Certain Actions Before Closing--Reserves"), are not representative of future operations. However, the Company closely monitors reserve requirements and, accordingly, there can be no assurance as to the level of adjustments for prior accident years that may be recorded in future periods.

(12) Without regulatory approval, in the absence of contractual or regulatory restrictions, including regulatory restrictions that are imposed as a matter of administrative policy, domestic insurers are permitted to pay "ordinary dividends" from earned surplus up to an amount defined by the insurance statutes of each state. Ordinary dividends are defined in Indiana, New Jersey and California as dividends which, together with dividends paid in the previous 12 months, do not exceed the greater of (i) 10% of policyholders' surplus at the preceding December 31 or (ii) statutory net income, for the 12-month period ending the preceding December
     31. In New York, "ordinary dividends" are defined as dividends which, together with dividends declared or paid in the preceding 12 months, do not exceed the lesser of (i) 10% of policyholders' surplus as shown by its last statement on file with the NYID or (ii) adjusted net investment income for the preceding 12-month period.

(13) Due to a general administrative policy in the state of New York that prevents New York-domiciled insurance companies which undergo a change of control from paying ordinary shareholder dividends for two years following such change of control without the NYID's prior approval, pro forma available dividends from the Insurance Companies reflects the exclusion of $93 million of available dividends during 1995 from U.S. Fire, Westchester Fire and Crum & Forster Indemnity.

In addition, regardless of such policy, the 1995 year-end reserve strengthening caused U.S. Fire and Westchester Fire to report negative earned surplus positions, and, accordingly, they have no ordinary dividend capacity in 1996. Both U.S. Fire and Westchester Fire, as a matter of statutory accounting, have requested the NYID to allow them to reset their negative earned surplus accounts to $0 as of the first day following the end of the quarter in which the Closing occurs. If the NYID grants these requests, and absent any other statutory, regulatory or administrative restrictions (including those relating to change of control situations as discussed previously in this footnote), both U.S. Fire and Westchester Fire would be able to pay shareholder and policyholder dividends from earnings recognized in the fiscal quarters after the Closing.

There can be no assurance that the NYID will approve (i) U.S. Fire's and Westchester Fire's requests to reset their earned surplus accounts to $0 or (ii)
    any request made by U.S. Fire, Westchester Fire or Crum & Forster Indemnity to pay dividends during the two-year period following the Closing.

(14) Represents the ratio of statutory net premiums written for the period to statutory policyholders' surplus at the end of such period. The ratio as of March 31, 1996 is calculated using statutory net premiums written from the four quarters which precede the interim date.

                         SELECTED FINANCIAL INFORMATION

    Selected historical consolidated financial data of Talegen for the five years ended December 31, 1995 and the three months ended March 31, 1995 and 1996 is as follows. The information as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, has been derived from the audited consolidated financial statements of Talegen for such periods. The consolidated information as of December 31, 1991, 1992, 1993 and March 31, 1996 and for each of the years in the two-year period ended December 31, 1992 and the three month periods ended March 31, 1995 and 1996, is unaudited, but in the opinion of management reflects all adjustments (which include only normal, recurring adjustments) necessary for a fair presentation of such data.

    The combined statutory data as of and for the years ending December 31, 1993 through 1995 and as of and for the three months ended March 31, 1995 and 1996 have been derived from annual combined and quarterly statutory financial statements filed with the domiciliary states of the Insurance Companies and prepared in accordance with SAP, which differs from GAAP. Although the annual statutory financial statements of the individual Insurance Companies are audited, the annual and quarterly combined statutory data presented herein are unaudited, but in the opinion of management reflect the adjustments necessary for a fair presentation of such data.

    The operating data for the three months ended March 31, 1996 are not necessarily indicative of results of operations for the entire year. The selected financial information presented below should be read in conjunction with the consolidated financial statements of Talegen and the related notes thereto included elsewhere in this Prospectus.

                                                                                               AS OF AND FOR THE
                                                                                                  THREE MONTHS
                                             AS OF AND FOR THE YEAR ENDED DECEMBER 31,          ENDED MARCH 31,
                                         --------------------------------------------------    ------------------
                                          1991       1992      1993       1994       1995       1995       1996
                                         ------     ------    -------    -------    -------    -------    -------
                                                                  (DOLLARS IN MILLIONS)
CONSOLIDATED OPERATING DATA:
 Gross premiums written...............    n/a        n/a      $ 2,132    $ 2,097    $ 2,107    $   507    $   496
                                         ------     ------    -------    -------    -------    -------    -------
                                         ------     ------    -------    -------    -------    -------    -------
 Net premiums written.................   $1,884     $1,450    $ 1,811    $ 1,716    $ 1,694    $   410    $   404
                                         ------     ------    -------    -------    -------    -------    -------
                                         ------     ------    -------    -------    -------    -------    -------
 Net premiums earned..................   $2,049     $1,472    $ 1,765    $ 1,687    $ 1,659    $   407    $   419
 Losses and loss expenses.............    1,628      1,867      1,327      1,240      1,406        339        327
 Underwriting, acquisition and other
  insurance expenses..................      645        563        532        530        534        132        138
 Dividends to policyholders...........      (22)       (20)        36         32         21          3          3
                                         ------     ------    -------    -------    -------    -------    -------
   Underwriting results...............     (202)      (938)      (130)      (115)      (302)       (67)       (49)
 Net investment income................      452        357        261        297        343         83         89
 Net realized investment gains........       91        355         65         13         70          3          1
 Interest expense.....................     --         --        --            (7)       (35)        (8)        (6)
 Other income (expense), net..........     (117)      (244)       (43)        21         18          3          1
                                         ------     ------    -------    -------    -------    -------    -------
   Earnings (loss) from operations
     before income taxes..............      224       (470)       153        209         94         14         36
 Provision for income tax (expense)
  benefit.............................      (21)       110        (35)       (72)       (15)        (3)       (13)
 Cumulative effect of accounting
  change..............................     --           56      --         --         --         --         --
                                         ------     ------    -------    -------    -------    -------    -------
   Net earnings (loss)................   $  203     $ (304)   $   118    $   137    $    79    $    11    $    23
                                         ------     ------    -------    -------    -------    -------    -------
                                         ------     ------    -------    -------    -------    -------    -------
 Ratio of earnings to fixed charges
  (1).................................      9.6x      --  (2)     9.1x       9.4x       2.8x       2.2x       4.6x
CONSOLIDATED OTHER OPERATING DATA:
 EBITDA (3) (4).......................   $  256     $ (194)   $   225    $   304    $   211    $    45    $    55
 Depreciation and amortization........       32        276         72         88         82         23         13
 Cash available from the Insurance
  Companies (5)(6)....................      n/a        n/a        n/a        252        166         44         48
 GAAP loss and loss expense ratio
  (7).................................     79.4%     126.8%      75.2%      73.5%      84.8%      83.3%      78.0%
 GAAP underwriting expense ratio
  (7).................................     31.5%      38.2%      30.1%      31.4%      32.2%      32.4%      32.9%
 GAAP combined ratio including
   policyholder dividends (7).........    109.9%     163.7%     107.3%     106.8%     118.2%     116.4%     111.6%

                                                                                               AS OF AND FOR THE
                                                                                                  THREE MONTHS
                                             AS OF AND FOR THE YEAR ENDED DECEMBER 31,          ENDED MARCH 31,
                                         --------------------------------------------------    ------------------
                                          1991       1992      1993       1994       1995       1995       1996
                                         ------     ------    -------    -------    -------    -------    -------
                                                                  (DOLLARS IN MILLIONS)
CONSOLIDATED BALANCE SHEET DATA:
 Total investments and cash...........   $5,334     $5,503    $ 5,845    $ 5,964    $ 6,450               $ 6,327
 Total assets.........................   $7,737     $8,066    $10,297    $10,207    $11,116               $11,026
 Unpaid losses and loss expenses......   $4,926     $5,198    $ 6,779    $ 6,527    $ 6,923               $ 6,904
 Debt.................................     --         --        --       $   425    $   372               $   351
 Shareholder's equity.................   $1,695     $1,745    $ 2,318    $ 1,950    $ 2,353               $ 2,363
COMBINED STATUTORY DATA:
 Statutory net income.................    n/a        n/a      $   182    $   166    $   120    $    47    $    35
 Policyholders' surplus...............    n/a        n/a      $ 1,641    $ 1,682    $ 1,721    $ 1,713    $ 1,727
 Ratio of net premiums written to
  surplus (8).........................    n/a        n/a          1.1x       1.0x       1.0x       1.0x       1.0x
 Available dividends from the
   Insurance Companies (9)............    n/a        n/a        n/a      $   224    $   175    $    57    $    48

- ------------

n/a Certain 1991, 1992 and 1993 amounts have been marked as not available
    ("n/a") because they would be based on financial information that was prepared in accordance with an intercompany pooling arrangement in effect during 1992 and prior years. Such information would not be comparable to the data available as of and for the years ended December 31, 1993 through 1995 and, accordingly, has not been provided.

(1) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings from operations before income taxes, plus fixed charges. "Fixed charges" consist of interest expense, amortization of deferred financing costs and one-third of rental expense (the portion deemed representative of the interest factor).

(2) Earnings were insufficient to cover fixed charges by $470 million in 1992.

(3) EBITDA represents net earnings plus interest expense, income tax expense, depreciation, amortization of intangible assets, and amortization of premium or discount on investments in bonds. EBITDA is presented as a measure of the Company's consolidated cash flow and its ability to generate cash flow to service its debt obligations. However, EBITDA should not be construed as an alternative to Talegen's net earnings or cash flow from operating activities (as determined in accordance with GAAP) and should not be construed as an indicator of Talegen's operating performance or as a measure of Talegen's liquidity.

(4) Includes net realized investment gains of $91 million, $355 million, $65 million, $13 million and $70 million for the years ended December 31, 1991, 1992, 1993, 1994 and 1995, respectively, and $3 million and $1 million for the three months ended March 31, 1995 and 1996, respectively. EBITDA also includes the effect of loss and loss expense reserve actions pertaining to prior accident years which increase (decrease) EBITDA by $24 million, ($614) million, ($4) million, $43 million and ($102) million for the years ended December 31, 1991, 1992, 1993, 1994 and 1995, respectively, and ($19)
    million and $1 million for the three months ended March 31, 1995 and 1996, respectively. See "Management's Discussion and Analysis of Talegen's Financial Condition and Results of Operations."

(5) Cash available from the Insurance Companies represents the sum of tax allocation payments and management and other fees (net of operating expenses of Talegen Holdings), and available dividends from the Insurance Companies during such periods. These amounts are not necessarily representative of the amounts of cash available from the Insurance Companies after the Acquisition. See "Prospectus Summary--Summary of Pro Forma Consolidated Financial Information of the Company" and "Pro Forma Consolidated Financial Information."

See footnote 9 for a discussion of the calculation of available dividends from the Insurance Companies and certain reserving actions taken on December 31, 1995 that affect the amount of available dividends from the Insurance Companies.

(6) Cash available from the Insurance Companies includes the effect of (i) a $21 million litigation settlement that was included in the 1995 operating expenses of Talegen Holdings (with the effect of reducing cash available from the Insurance Companies for 1995 and the three months ended March 31, 1995 by such amount) which the Company believes is a nonrecurring item at the Talegen Holdings level, and (ii) a $9 million reduction in tax allocation payments (as calculated under the existing tax allocation agreements)

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page) from the Insurance Companies (with the effect of reducing cash available from the Insurance Companies for 1995 by such amount) resulting from certain net loss and loss expense reserve actions pertaining to prior accident years taken at the Insurance Companies on December 31, 1995 in the amount of $102 million. The Company believes that the magnitude of such loss and loss expense reserve actions, together with any loss and loss expense reserve actions taken prior to the Closing (see "The Acquisition and the Financings--Certain Actions Before Closing--Reserves"), are not representative of future operations. However, the Company closely monitors reserve requirements and, accordingly, there can be no assurance as to the level of adjustments for prior accident years that may be recorded in future periods.

(7) GAAP loss and loss expense ratio represents the sum of losses and loss expenses as a percentage of net premiums earned. GAAP underwriting expense ratio represents underwriting expenses as a percentage of net premiums earned. GAAP combined ratio represents the sum of GAAP loss and loss expense ratio, GAAP underwriting expense ratio, and GAAP policyholder dividends as a percentage of net premiums earned.

(8) Represents the ratio of statutory net premiums written for the period to statutory policyholders' surplus at the end of such period. The ratios as of March 31, 1995 and 1996 are calculated using statutory net premiums written from the four quarters which precede the interim date.

(9) Without regulatory approval, in the absence of contractual or regulatory restrictions, including regulatory restrictions that are imposed as a matter of administrative policy, domestic insurers are permitted to pay "ordinary dividends" from earned surplus up to an amount defined by the insurance statutes of each state. Ordinary dividends are defined in Indiana, New Jersey and California as dividends which, together with dividends paid in the previous 12 months, do not exceed the greater of (i) 10% of policyholders' surplus at the preceding December 31 or (ii) statutory net income, for the 12-month period ending the preceding December 31. In New York, "ordinary dividends" are defined as dividends which, together with dividends declared or paid in the preceding 12 months, do not exceed the lesser of (i) 10% of policyholders' surplus as shown by its last statement on file with the NYID or (ii) adjusted net investment income for the preceding 12-month period.

As of December 31, 1995, after giving effect to certain reserving actions taken on December 31, 1995, available dividends from the Insurance Companies during
   1996 is $96 million, of which $16 million has been paid through March 31, 1996. Unlike the $175 million of available dividends for 1995 from the Insurance Companies derived under statutory definitions, the $96 million excludes dividends from U.S. Fire and Westchester Fire due to their negative earned surplus positions as of December 31, 1995. Both U.S. Fire and Westchester Fire have applied to reset their earned surplus to $0 as of the first day following the end of the quarter in which the Closing occurs. In addition, New York-domiciled insurance companies which undergo a change of control, such as U.S. Fire, Westchester Fire and Crum & Forster Indemnity, are prevented, as a matter of general administrative policy, from paying ordinary shareholder dividends for two years following such change of control without the NYID's prior approval. Of the $175 million of available dividends in 1995, $93 million represents available dividends from the New York-domiciled Insurance Companies. See "Regulatory Matters."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF TALEGEN'S
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Results for property and casualty insurance companies are influenced by many factors including pricing, risk selection, operating and loss costs, and investment returns. The level of pricing is influenced primarily by the supply and demand dynamics of the marketplace, as well as by regulatory constraints. In general, the demand for property and casualty insurance can be characterized as fairly stable over extended periods of time and is influenced primarily by general economic conditions. By contrast, the supply of property and casualty insurance is related to available capacity in the marketplace, as measured by the level of capital invested in the industry and the willingness of insurance company management to risk that capital.

    Surplus adequacy has historically been measured by the amount of net premiums written relative to the level of aggregate surplus. More recently, the introduction of risk-based capital models has shifted the basis for determining surplus adequacy from measuring premiums only to measuring all forms of risk including premium levels, investments, reinsurance and loss reserves. Based on these measures, the insurance industry has experienced increasing capacity in recent years that has led to increasing price competition. This trend, combined with an increase in the number and size of catastrophic property losses, has led to a reduction in underwriting profitability. Historically, the industry has been characterized by broad profitability cycles in which periods of excess capacity and decreasing profitability have been followed by withdrawal of capacity from the industry and a general firming of pricing. More recently, this broad profitability cycle has been replaced in the commercial property and casualty insurance industry by more discrete fluctuations in capacity and pricing levels within selective market segments, demanding a more refined allocation of available capital.

    Within the market driven pricing environment, property and casualty insurance companies must determine the adequacy of premium rates through their actuarial and underwriting processes. Pricing adequacy is affected mainly by the severity and frequency of claims which, in turn, are influenced by many factors including natural disasters, court decisions that define the extent of coverage, and the effects of inflation on the amount of compensation due for injuries or losses. Also influencing pricing adequacy are the level of costs associated with underwriting, claims management and the general administration of the organization, as well as expected investment portfolio returns and available rates of return for new investments.

    Talegen has responded to this industry environment by creating an organizational structure based on smaller, more flexible Operating Groups each with accountability for its own balance sheet, by instilling a disciplined pricing and underwriting culture throughout the organization, and by seeking to become the low-cost provider in all of its markets. By operating in well-defined market segments, the Operating Groups can more rapidly respond to changing market conditions and are better able to identify acceptable risks and appropriately price coverages. Talegen has instilled a profit oriented strategy rather than a premium volume strategy throughout the organization, resulting in a strict focus on pricing discipline. By implementing technological improvements, reducing staffing levels and enhancing management controls and financial oversight, Talegen has increased the efficiency and productivity of its Operating Groups. In addition, Talegen's investment portfolio is currently invested principally in cash and short-term investments, creating the opportunity to enhance investment returns as the portfolio is repositioned.

Premiums

    Talegen's gross premiums written have remained constant at approximately $2.1 billion from 1993 through 1995. Underlying this level overall trend in gross premiums written has been a shift between and within Operating Groups in terms of the sources of premium writings. These shifts have been the result of both competitive market conditions and the decision by Talegen to focus on those targeted customers where it believes it has a competitive advantage, while de-emphasizing underperforming and non-strategic books of business. Talegen's net premiums written over the same period decreased by $117 million, or 6%, due to a restructuring of Westchester Specialty's reinsurance program in 1994 to reduce the net retained risk in its umbrella and excess casualty business. In addition, net premiums written decreased compared to gross premiums written because Industrial Indemnity experienced an increase in its policy servicing business for assigned risk pools. Premiums associated with its policy servicing business are included in gross premiums written, but are not included in net premiums written because they are completely reinsured to the assigned risk pool. The following discussion summarizes the net premiums written trends for each of the Operating Groups during the 1993-1995 period.

        Coregis. Net premiums written at Coregis increased from $275 million in 1993 to $355 million in 1995, or 29%, as a result of strong growth in its core property and casualty customer groups, as well as growth in professional liability programs and a geographic expansion of its public entity programs. This growth was achieved in spite of Coregis's strategic withdrawal during 1993 through 1995 from property and casualty customer groups that did not meet its program and profitability criteria, which reduced Coregis's property and casualty customer groups from 33 to seven. Coregis added its first new property and casualty customer group in early 1996, bringing the total number of customer groups to eight.

        Crum & Forster. Net premiums written at Crum & Forster increased from $835 million in 1993 to $960 million in 1995, or 15%, due to strong production from its custom agents. The number of custom agents increased from 494 at year end 1993 to 589 at year end 1995, and gross premiums written per custom agent increased from $1.2 million in 1993 to $1.5 million in 1995, leading to gross premiums written growth in Crum & Forster's custom agent segment of over 20% annually from 1993 to 1995. This growth was offset by a planned decline in premiums written by non-custom agents. As a result, custom agents accounted for 81% of total gross premiums written in 1995 compared to 58% in 1993.

        Industrial Indemnity. Net premiums written at Industrial Indemnity decreased from $460 million in 1993 to $227 million in 1995, or 51%. In the National Programs unit, net premiums written decreased from $152 million in 1993 to $15 million in 1995 and, in the California Franchise unit, net premiums written decreased from $192 million in 1993 to $96 million in 1995. The decline in National Programs was caused, in part, by improving loss experience which led to a reduction in premium surcharges on retrospectively rated policies of $48 million between 1993 and 1995 and a corresponding $48 million reduction in loss and loss expenses. Additionally, the largest National Program account elected in 1994 to increase the deductible portion of its policy in California, leading to a net premium written decline for this account of $42 million in 1995.

        The decline in the California Franchise unit was primarily caused by a reduction in premium rates charged to existing customers due to: (i) improved loss and loss expense experience in California; (ii) a shift from retrospectively rated policies (involving policyholder dividends or premium adjustment mechanisms) to guaranteed cost policies; and, (iii) increased price competition resulting from open rating. In July 1993, the California Legislature enacted reforms affecting the workers' compensation system that were designed to address fraud and other issues that had been troubling the industry. In part due to these reforms, loss and loss expense experience in California significantly improved between 1993 and 1995 and allowed for price declines in Industrial Indemnity's policies without impacting price adequacy. As an indication of the improving loss environment, California's "minimum rates" (rates established by regulatory authorities prior to the advent of open rating) for the period January 1993 through December 1994 were reduced by approximately 32%. As part of the 1993 reforms, California's minimum rating system was abandoned for an open rating system effective January 1, 1995 whereby insurers did not need regulatory approval to set prices below the minimum rate. Because the mandated minimum rates were believed in most cases to be more than adequate prior to 1995, insurers often competed through the use of policyholder dividends and retrospectively rated plans whereby dividends and return premium payments, which are based on loss experience, were made to policyholders after the policies expired. In 1995, with the adoption of open rating firmly in place, policyholders migrated from dividends and retrospectively rated plans to guaranteed cost contracts with lower initial premiums, which reduced 1995 net premiums written. Lastly, contributing to the decline was the intense competition resulting from the open rating environment where premiums were lowered to maintain long-term account relationships. Because of Industrial Indemnity's desire to maintain pricing discipline and risk selection standards, this price competition also resulted in a modest net loss of business, primarily in the first half of 1995. By the fourth quarter of 1995, however, renewal ratios for the California Franchise unit had improved and returned to levels achieved prior to open rating.

        Net premiums written at Industrial Indemnity's Western States unit stayed relatively flat at $116 million in 1993 and $115 million in 1995 despite a modest decline in premium rates due to improved loss experience in certain non-California states.

        Westchester Specialty. As a result of Westchester Specialty's decision to maintain underwriting and pricing discipline in the extremely competitive umbrella and excess casualty markets, and its strategic decision to reinsure a higher portion of its umbrella and excess casualty business, net premiums written at Westchester Specialty decreased from $241 million in 1993 to $152 million in 1995, or 37%. Reflective of the soft market, Westchester Specialty's umbrella and excess casualty gross premiums written declined from $288 million in 1993 to $152 million in 1995, or 47%. However, due to the change in reinsurance strategy, net premiums written for umbrella and excess casualty decreased at a faster rate than gross premiums, from $188 million in 1993 to $77 million in 1995, or 59%. Partially offsetting the decline in gross and net premiums written in umbrella and excess casualty business, Westchester Specialty experienced strong growth in its specialty property business which benefited from capacity shortages in the market resulting from several years of high catastrophe losses. In its specialty property segment, Westchester Specialty's gross premiums written increased from $102 million in 1993 to $137 million in 1995, or 34%, and net premiums written increased from $53 million in 1993 to $75 million in 1995, or 42%.

    Although Talegen's net premiums written decreased slightly, from $410 million in the three months ended March 31, 1995 to $404 million in the three months ended March 31, 1996, trends associated with Talegen's net premiums written during 1993 to 1995 continued through the first quarter of 1996. Coregis, primarily through the strength of its professional liability division, increased its net premiums written to $84 million in the first quarter of 1996 compared to $76 million in the first quarter of 1995. Crum & Forster continued to grow both the number of custom agents and the percentage of gross premiums written by custom agents in the first quarter of 1996 compared to 1995 levels. However, Crum & Forster's net premiums written in the first quarter of 1996 were relatively flat compared to the first quarter of 1995 because of price decreases in the workers' compensation line of business where rates could be decreased due to improved loss experience without sacrificing price adequacy.

    Industrial Indemnity's renewal ratios in the first quarter of 1996 for the California Franchise unit were consistent with those achieved in the fourth quarter of 1995 and, accordingly, reflected levels achieved prior to the advent of open rating on January 1, 1995. Despite this positive trend, Industrial Indemnity's net premiums written decreased to $60 million in the first quarter of 1996 compared to $69 million in the first quarter of 1995 because of the effect of installment premiums, which are not recognized as premiums written until billed. Due to installment billing, the first quarter of 1995 net premiums written included premiums from contracts entered into during 1994 and as a result were not reflective of the 1995 price declines previously described. In contrast, net premiums written in the first quarter of 1996, which included premiums from contracts entered into during 1995, were fully reflective of the 1995 rate reductions and competitive conditions in the California market. Industrial Indemnity's net premiums written also decreased in the first quarter of 1996 due to the January 1, 1996 non-renewal of one of the largest customers in the National Programs unit. In addition, the remaining large customer of the National Programs unit did not renew in the second quarter of 1996. At Westchester Specialty, the umbrella and excess casualty market continued to be extremely competitive which resulted in lower net premiums written for this business in the first quarter of 1996 compared to the first quarter of 1995. However, due to the continued strength of Westchester Specialty's property business, overall net premiums written for Westchester Specialty only decreased modestly in the first quarter of 1996 compared to the first quarter of 1995.

Losses and Loss Expenses

    As premiums are earned, loss and loss expense reserves are established by the Insurance Companies to provide for the estimated level of claim payments which will ultimately be made under the policies written. Incurred losses and loss expenses are tracked on both an accident year and a calendar year basis. Accident year incurred losses and loss expenses reflect the cumulative losses and loss expenses attributable to the year the losses were incurred, and are not necessarily related to when they were actually reported, recorded or paid. Calendar year losses and loss expenses reflect the total incurred losses and loss expenses recorded during a calendar year, regardless of when they were actually reported or paid. Calendar year losses and loss expenses are the total of the current accident year loss and loss expenses plus any strengthening or reduction of prior accident year loss and loss expense reserves. Funding levels for accident year incurred losses are established by Operating Group management based upon the analysis and recommendations of its actuaries and senior management and are reviewed and approved by Talegen Holdings.

    Since 1992, one of Talegen's key management priorities has been the monitoring and evaluation of its loss and loss expense and uncollectible reinsurance reserve adequacy. Talegen has continually upgraded and expanded the methodologies it uses to analyze its reserves, added newly available sources of data, and utilized a variety of outside consultants to supplement its comprehensive internal management review process. This ongoing emphasis and scrutiny of the adequacy of its reserves led Talegen to perform a complete review of its balance sheet as part of the Talegen Restructuring, to establish more conservative initial reserve levels at the end of each accident year since 1992, and to initiate significant additional reserve testing in anticipation of the Acquisition. As a result, reserve levels were significantly increased in 1992 and again in 1995. In 1992, Talegen strengthened gross loss and loss expense reserves by $555 million and uncollectible reinsurance reserves by $59 million. At year-end 1995, Talegen strengthened gross loss and loss expense reserves by $475 million and uncollectible reinsurance reserves by $50 million. After consideration of all reserve actions taken throughout 1995, including prior accident year reserve increases recorded by Westchester Specialty and Crum & Forster which were only partially offset by reserve reductions recorded by Industrial Indemnity and Coregis, total prior accident year gross loss and loss expense reserves were strengthened by $584 million and the reserve for uncollectible reinsurance was increased by $56 million. On a net basis, prior accident year reserves were strengthened by $102 million in 1995, which increased the 1995 calendar year loss and loss expense reserves by 6.1 points.

    The majority of the year-end 1995 gross reserve strengthening was attributable to asbestos bodily injury and environmental exposures. One of the challenges for Talegen and the property and casualty insurance industry in general is to improve the understanding, recognition and management of asbestos-related, environmental and other latent exposures. As part of its overall effort to understand and adequately reserve for these exposures that the Insurance Companies had written in the past, Talegen has undertaken extensive work in recent years and plans to continue to refine its understanding and response capabilities with regard to latent exposures. Building on methodologies first published in the third quarter of 1994 by the Casualty Actuarial Society, and utilizing data from policyholders and third parties, in 1995 Talegen was able to create and implement comprehensive reserving methodologies to provide estimates of ultimate losses for asbestos bodily injury and environmental exposures. The data included information from newly available databases from the Environmental Protection Agency. Talegen believes its methodologies for assessing such exposures are among the most sophisticated in the industry. The results of this effort supported a strengthening of asbestos bodily injury and environmental gross reserves by $350 million at year-end 1995. See additional information on asbestos-related, environmental and other latent exposures in "Reserves and Risk Management."

    Talegen believes that accident year loss and loss expense ratios provide more insight into incurred loss trends than calendar year loss and loss expense ratios. After consideration of the prior accident year reserve strengthening actions recorded in 1995, the consolidated accident year loss and loss expense ratios, as of December 31, 1995, for 1993, 1994 and 1995 remained within a relatively narrow range at 79.9%, 77.1% and 76.9%, respectively. The decrease in the accident year loss and loss expense ratio between 1993 and 1995 is primarily attributable to an increase in the proportion of specialty property insurance written at Westchester Specialty, which has lower accident year loss ratios than its umbrella and excess casualty business, and improving loss experience at Industrial Indemnity.

    There were no significant adjustments related to prior accident year loss and loss expense reserves recorded during the first quarter of 1996 and, as of March 31, 1996, Talegen's 1996 accident year loss ratio was 77.4%. The increase of 0.5 points in the accident year loss and loss expense ratio in the first quarter of 1996 compared to the 1995 accident year was primarily due to higher loss and loss expense ratios associated with nonvoluntary business at Crum & Forster and Industrial Indemnity.

Underwriting Expenses

    Another key priority of Talegen is to become a low-cost provider in each of its markets. The Operating Groups have been increasing efficiency and productivity by implementing technology improvements, reducing staff and enhancing management controls and financial oversight. For example, from 1993 to 1995, total staffing declined 21% from 5,001 to 3,952, primarily through turnover management as opposed to forced reduction actions. This staffing decline helped Talegen achieve a 25% improvement in productivity as measured by gross premiums written per employee, which increased from approximately $426,000 in 1993 to $533,000 in 1995. As a foundation for these productivity improvements, Talegen has increased its technology initiatives, which resulted in a $32 million increase in technology expenses from $52 million in 1993 to $84 million in 1995. Talegen expects to recognize the full benefits of implementing these technology initiatives through further productivity gains and expense improvements over the next few years. Because of the productivity improvements achieved to date, and in particular the reduced staffing levels, non-technology internal operating expenses (including expense related to claims handling activities as well as underwriting activities) declined $49 million, or 14% from 1993 to 1995 more than offsetting the increase in technology costs.

    Overall underwriting expenses remained relatively constant, at $532 million, $530 million and $534 million in 1993, 1994 and 1995, respectively, which reflected a decrease in internal underwriting expenses offset by an increase in external underwriting expenses (commissions and premium taxes). Internal underwriting expenses decreased from $247 million in 1993 to $237 million in 1995 due to the productivity improvements mentioned above partially offset by an increase in technology costs. External underwriting expenses increased from $285 million in 1993 to $297 million in 1995, reflecting a shift in business mix toward higher commission programs at Coregis, increased commission expense associated with nonvoluntary business at Industrial Indemnity and certain premium tax assessments at Westchester Specialty.

    The property and casualty insurance industry commonly uses the total underwriting expense ratio as an indicator of expense efficiency. This ratio measures total underwriting expenses as a percentage of net premiums earned. Accordingly, even though internal underwriting expenses decreased and total underwriting expenses were flat, due to the decline in net premiums earned between 1993 and 1995, Talegen's overall underwriting expense ratio increased
2.1 points from 30.1% in 1993 to 32.2% in 1995.

    During the first quarter of 1996, the 1993 to 1995 staffing trend continued and resulted in a 2% decrease in staffing from 3,952 at year end 1995, to 3,866 as of March 31, 1996. Despite reductions in staffing, Talegen's underwriting expenses increased from $132 million for the three months ended March 31, 1995 to $138 million for the three months ended March 31, 1996, and reflected modest increases in both external and internal underwriting expenses. The increase in external underwriting expenses was primarily due to a shift in business mix toward higher commission programs at Coregis, partially offset by the reduction of accruals for certain premium tax assessments at Westchester Specialty and Crum & Forster. The higher internal underwriting expenses primarily represented slight increases in non-technology internal operating expenses at Crum & Forster and Industrial Indemnity. These increases caused a modest rise in Talegen's overall underwriting expense ratio for the three months ended March 31, 1996 to 32.9% compared to 32.4% for the three months ended March 31, 1995.

Other

    General changes in the interest rate environment affect the prospective return on newly invested and reinvested funds. Although rising interest rates enhance returns available, they reduce the market value of existing fixed maturity investments and the availability of gains on the disposition thereof. The Insurance Companies liquidated their investment portfolios in 1992 to assist in obtaining approval for the Talegen Restructuring. After the Talegen Restructuring, Talegen engaged in limited reinvestment activities and, to assist in the sale of Talegen, again liquidated its investment portfolio in 1995. As of December 31, 1995, Talegen had investment assets of $6.4 billion, which were principally invested in cash and short-term investments. As a result of these liquidations, Talegen had realized investment gains of $355 million in 1992 and $70 million in 1995. With its ownership situation resolved, Talegen can now implement an investment strategy that is consistent with the duration of its liabilities and that is designed to maximize after-tax investment income, within acceptable risk and volatility criteria. Talegen's strategy will be to invest principally in a portfolio of high-quality marketable fixed income securities with an average rating for the portfolio of "A" or better, while maintaining sufficient investments in highly liquid, short-term securities to provide for immediate cash requirements.

    Consistent with the investment strategy discussed above, Talegen increased the proportion of fixed maturities in its investment portfolio from 10% as of December 31, 1995 to 18% as of March 31, 1996. The amount of realized gains in the first quarter of 1996 was not significant.

RESULTS OF OPERATIONS

                         SELECTED FINANCIAL INFORMATION
                             (DOLLARS IN MILLIONS)

                                                                                         THREE MONTHS
                                                                                         ENDED MARCH
                                                           YEAR ENDED DECEMBER 31,           31,
                                                          --------------------------    --------------
                                                           1993      1994      1995     1995     1996
                                                          ------    ------    ------    -----    -----
CONSOLIDATED FINANCIAL INFORMATION
Gross premiums written.................................   $2,132    $2,097    $2,107    $ 507    $ 496
                                                          ------    ------    ------    -----    -----
                                                          ------    ------    ------    -----    -----
Net premiums written...................................   $1,811    $1,716    $1,694    $ 410    $ 404
                                                          ------    ------    ------    -----    -----
                                                          ------    ------    ------    -----    -----
Net premiums earned....................................   $1,765    $1,687    $1,659    $ 407    $ 419
Losses and loss expenses...............................    1,327     1,240     1,406      339      327
Underwriting, acquisition and other insurance
 expenses..............................................      532       530       534      132      138
Dividends to policyholders.............................       36        32        21        3        3
                                                          ------    ------    ------    -----    -----
 Underwriting results..................................     (130)     (115)     (302)     (67)     (49)
Net investment income..................................      261       297       343       83       89
Net realized investment gains..........................       65        13        70        3        1
Interest expense.......................................     --          (7)      (35)      (8)      (6)
Other income (expense), net............................      (43)       21        18        3        1
                                                          ------    ------    ------    -----    -----
 Earnings from operations before income taxes..........      153       209        94       14       36
Provision for income tax expense.......................      (35)      (72)      (15)      (3)     (13)
                                                          ------    ------    ------    -----    -----
 Net earnings..........................................   $  118    $  137    $   79    $  11    $  23
                                                          ------    ------    ------    -----    -----
                                                          ------    ------    ------    -----    -----
EBIT (1)...............................................   $  153    $  216    $  129    $  22    $  42
                                                          ------    ------    ------    -----    -----
                                                          ------    ------    ------    -----    -----
SELECTED OPERATING GROUP FINANCIAL INFORMATION

NET PREMIUMS WRITTEN
Coregis................................................   $  275    $  320    $  355    $  76    $  84
Crum & Forster.........................................      835       886       960      233      230
Industrial Indemnity...................................      460       323       227       69       60
Westchester Specialty..................................      241       187       152       32       30
                                                          ------    ------    ------    -----    -----
 Total.................................................   $1,811    $1,716    $1,694    $ 410    $ 404
                                                          ------    ------    ------    -----    -----
                                                          ------    ------    ------    -----    -----
LOSS AND LOSS EXPENSE RATIOS
Coregis................................................     74.3%     74.1%     70.1%    77.8%    75.6%
Crum & Forster.........................................     71.0      70.8      82.5     73.6     76.9
Industrial Indemnity...................................     85.9      74.7      77.0     89.1     82.1
Westchester Specialty..................................     72.7      86.5     122.7     89.1     81.6
Consolidated...........................................     75.2      73.5      84.8     83.3     78.0

UNDERWRITING EXPENSE RATIOS
Coregis................................................     30.6%     29.6%     32.0%    30.9%    31.1%
Crum & Forster.........................................     37.2      36.5      33.0     36.1     34.6
Industrial Indemnity...................................     18.9      19.6      28.3     25.0     28.6
Westchester Specialty..................................     27.8      29.0      30.0     28.3     26.3
Consolidated...........................................     30.1      31.4      32.2     32.4     32.9

DIVIDEND RATIOS
Crum & Forster.........................................      0.6%     (0.4)%     0.7%     0.4%     0.8%
Industrial Indemnity...................................      7.1      10.8       6.1      3.1      1.8
Consolidated...........................................      2.0       1.9       1.2      0.7      0.7

]COMBINED RATIOS
Coregis................................................    104.9%    103.7%    102.1%   108.7%   106.7%
Crum & Forster.........................................    108.8     106.9     116.2    110.1    112.3
Industrial Indemnity...................................    111.9     105.1     111.4    117.2    112.5
Westchester Specialty..................................    100.5     115.5     152.7    117.4    107.9
Consolidated...........................................    107.3     106.8     118.2    116.4    111.6

- ------------
(1) EBIT represents net earnings plus interest expense and income tax expense. EBIT should not be construed as an indication of Talegen's net earnings or cash flow from operating activities (as determined in accordance with GAAP) and should not be construed as an indicator of Talegen's operating performance or as a measure of Talegen's liquidity.

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995

Premiums

    Talegen's gross premiums written decreased from $507 million for the three months ended March 31, 1995 (the "1995 period"), to $496 million for the three months ended March 31, 1996 (the "1996 period"), or 2%. Net premiums written decreased by 1%, from $410 million in the 1995 period to $404 million for the 1996 period. On an Operating Group basis, net premiums written increased at Coregis, but were offset by decreases at Crum & Forster, Industrial Indemnity and Westchester Specialty. Talegen's net premiums earned, however, increased from $407 million in the 1995 period to $419 million in the 1996 period primarily due to higher net premiums written by Crum & Forster in the third and fourth quarters of 1995 compared to the same periods in 1994.

    Coregis's net premiums written increased from $76 million in the 1995 period to $84 million in the 1996 period, or 11%. The increase is attributable to growth in Coregis's Professional Liability Division through planned expansion of its lawyers programs into additional targeted states, as well as a greater percentage of professional liability business retained by Coregis. The increase in professional liability volume was partially offset by decreases in net premiums written by its Public Entity and Property and Casualty Divisions due to the strategic discontinuance in 1995 of certain programs that did not meet program and profitability criteria.

    Crum & Forster's net premiums written decreased slightly from $233 million in the 1995 period to $230 million in the 1996 period, or 1%. Continued growth occurred in both the number of custom agents and the percentage of gross premiums written by custom agents in the first quarter of 1996. Despite this growth, Crum & Forster's net premiums written were relatively flat due to price decreases in the workers' compensation line of business where rates were reduced to reflect improving loss experience without sacrificing price adequacy.

    Industrial Indemnity's net premiums written decreased from $69 million in the 1995 period to $60 million in the 1996 period, or 13%. Approximately $6 million of this reduction was experienced by the California Franchise unit where its first quarter 1995 net premiums written included installment premiums for contracts entered into during 1994. Accordingly, its net premiums written in the 1995 period did not fully reflect the 1995 period price reductions in the California market, which resulted from: (i) improved loss experience (whereby premiums could be reduced without sacrificing price adequacy), (ii) the migration of customers from retrospectively rated to guaranteed cost policies that typically have lower initial premiums, and (iii) the intense competition resulting from open rating that was effective on January 1, 1995. By comparison, net premiums written for the 1996 period fully reflected the 1995 price reductions. The remaining reduction in net premiums written was experienced by the National Programs unit due to the January 1, 1996 non-renewal of one of its largest customers. The remaining large customer of the National Programs unit did not renew in the second quarter of 1996.

    Westchester Specialty's net premiums written decreased from $32 million in the 1995 period to $30 million in the 1996 period. Westchester Specialty's umbrella and excess casualty net premiums written decreased by $4 million due to its strict underwriting and pricing discipline in an extremely competitive market. Partially offsetting this decrease was a $2 million increase in specialty property net premiums written in the 1996 periods compared to the 1995 period.

Losses and Loss Expenses

    Talegen's losses and loss expenses decreased by $12 million from $339 million for the three months ended March 31, 1995 to $327 million for the three months ended March 31, 1996. On a calendar year basis, Talegen's loss and loss expense ratio decreased 5.3 points, from 83.3% for the 1995 period to 78.0% for the 1996 period. This decrease was caused by changes in business mix at Coregis and

Industrial Indemnity, as well as certain loss and loss expense reserve strengthening actions recorded in the 1995 period that did not occur in the 1996 period.

    On an Operating Group basis, Coregis's loss and loss expense ratio decreased from 77.8% in the 1995 period to 75.6% in the 1996 period due to the discontinuance of certain programs that had higher loss ratios. Crum & Forster's loss and loss expense ratio increased from 73.6% in the 1995 period to 76.9% in the 1996 period due to increases in current accident year loss ratios following the reserve study that was undertaken at year-end 1995, offset by the effect of certain reserve strengthening actions in the 1995 period. Industrial Indemnity's loss and loss expense ratio decreased from 89.1% in the 1995 period to 82.1% in the 1996 period primarily due to improved loss experience in its Western States Unit and the reduction in business in its National Programs unit, which had a higher loss ratio in the 1995 period. Westchester Specialty's loss and loss expense ratio decreased from 89.1% in the 1995 period to 81.6% in the 1996 period, primarily due to strengthening of prior accident year loss and loss expense reserves in the first quarter of 1995 which did not occur in the first quarter of 1996, offset by an increase in current accident year loss ratios in its umbrella and excess casualty business subsequent to the reserve study that was undertaken at year-end 1995.

    Through March 31, 1996, Talegen's 1996 accident year loss and loss expense ratio was 77.4%, which was 0.6 points higher than the 1995 full-year accident year loss and loss expense ratio of 76.8%. The increase in the accident year loss and loss expense ratio between 1995 and 1996 was primarily attributable to higher loss and loss expense ratios on nonvoluntary business at Crum & Forster and Industrial Indemnity.

Underwriting Expenses

    Talegen's total underwriting expenses increased from $132 million for the three months ended March 31, 1995 to $138 million for the three months ended March 31, 1996, or 5%. Within total underwriting expenses, external underwriting expenses increased slightly from $72 million in the 1995 period to $74 million in the 1996 period. Internal underwriting expenses also increased, from $60 million in the 1995 period to $64 million in the 1996 period. Internal underwriting expenses are a component of total internal operating expenses, which increased $9 million from the 1995 period to the 1996 period, primarily reflecting increases in non-technology expenses at Crum & Forster and Industrial Indemnity. The increased level of internal operating expenses at Crum & Forster was due to the reduction of certain premium deficiency and other accruals in the 1995 period that did not occur in the 1996 period, while the increase at Industrial Indemnity related to the discontinuance of a policy servicing contract in the 1996 period which had previously benefited internal operating expenses. The increase in underwriting expenses led to a modest 0.5 point increase in the underwriting expense ratio from 32.4% in the 1995 period to 32.9% in the 1996 period.

    On an Operating Group basis, Coregis's underwriting expense ratio in the 1995 period was relatively unchanged compared to the 1996 period as increases to the external underwriting expense ratio, due to higher commission programs, were offset by the effect of a lower internal underwriting expense ratio which resulted from higher net premiums earned. Crum & Forster's underwriting expense ratio decreased from 36.1% in the 1995 period to 34.6% in the 1996 period, primarily reflecting decreased commissions and premium taxes. Although underwriting expenses were flat for Industrial Indemnity in the 1995 period compared to the 1996 period, the underwriting expense ratio increased from 25.0% in the 1995 period to 28.6% in the 1996 period, due to a decrease in net premiums earned. At Westchester Specialty, the underwriting expense ratio decreased from 28.3% in the 1995 period to 26.3% in the 1996 period reflecting a reduction of accruals for certain premium tax assessments during the 1996 period.

Other

    Talegen's net investment income increased $6 million from $83 million in the three months ended March 31, 1995 to $89 million in the same period in 1996. The increase was due to a higher level of average investments in the 1996 period compared to the 1995 period. On an annualized basis, the average investment yield was unchanged at 5.1% in both the 1995 and 1996 periods.

    Talegen's net realized investment gains of $3 million for the 1995 period and $1 million for the 1996 period were not significant. Interest expense decreased from $8 million in the 1995 period to $6 million in the 1996 period which is primarily reflective of principal payments on term debt made during the intervening quarters. The provision for income taxes increased from $3 million for the 1995 period to $13 million for the 1996 period, primarily due to higher earnings before income tax and a reduction in investment income attributable to non-taxable securities. Accordingly, Talegen's effective tax rate was 21% in the 1995 period and 36% in the 1996 period.

1995 COMPARED TO 1994

Premiums

    Talegen's gross premiums written remained level between 1994 and 1995, changing only slightly from $2,097 million to $2,107 million. Net premiums written decreased slightly from $1,716 million in 1994 to $1,694 million in 1995. On an Operating Group basis, net premiums written increased at Coregis and Crum & Forster but were offset by lower net premiums written at Industrial Indemnity and Westchester Specialty.

    Coregis's net premiums written increased from $320 million in 1994 to $355 million in 1995, or 11%. The increase occurred principally in Coregis's Professional Liability Division, which grew by 40% through planned expansion into additional targeted states. The increase in professional liability net premiums written was partially offset by the strategic discontinuance of several property and casualty programs that no longer met program and profitability criteria. Overall, new and renewal business levels improved across most programs.

    Crum & Forster's net premiums written increased from $886 million in 1994 to $960 million in 1995, or 8%. Consistent with Crum & Forster's long-term strategy, the growth continues to come from its custom agents, whose number increased from 516 at year-end 1994 to 589 at year-end 1995. In addition, the gross premiums written per custom agent continued to increase, rising from $1.4 million to $1.5 million. As a result, Crum & Forster received 81% of its gross premiums written in 1995 compared to 71% in 1994 from its custom agents.

    Industrial Indemnity's net premiums written decreased from $323 million in 1994 to $227 million in 1995, or 30%. Of the $96 million reduction, $42 million pertained to the largest customer in the National Programs unit who, in 1994, elected to increase the deductible portion of its policy. The remaining reduction in net premiums written was experienced primarily by the California Franchise unit and was caused both by rate reductions with existing customers and a higher volume of business not renewed compared to new business obtained. The reduced rates with existing customers resulted, in part, from improved loss experience whereby premiums could be reduced without sacrificing price adequacy. Also, a shift began occurring from retrospectively rated policies, whereby favorable experience is returned to the customer after policy expiration, to guaranteed cost policies which had lower initial premiums. The loss of business was primarily attributable to the intense competition resulting from open rating, which was effective January 1, 1995, and Industrial Indemnity's maintenance of price discipline and risk selection standards during this period.

    Westchester Specialty's net premiums written decreased from $187 million in 1994 to $152 million in 1995, or 19%. Westchester Specialty's casualty business has been decreasing due to Westchester Specialty's strict underwriting and pricing discipline in an extremely competitive casualty market. In contrast, attractively priced specialty property business has been growing where conditions have been favorable due to capacity shortages, partially offsetting the casualty business decline.

Losses and Loss Expenses

    Talegen's losses and loss expenses increased by $166 million from $1,240 million in 1994 to $1,406 million in 1995. On a calendar year basis, Talegen's loss and loss expense ratio increased 11.3 points from 73.5% in 1994 to 84.8% in 1995. During 1995, prior accident year gross loss and loss expense reserves were strengthened by $584 million and uncollectible reinsurance reserves were strengthened by $56 million. The increase in the loss and loss expense ratio and the absolute increase in the amount of incurred losses and loss expenses were caused by net prior accident year reserve strengthening of $102 million in 1995 as compared to $43 million in net reserve reductions in 1994. On an Operating Group basis, Crum & Forster and Westchester Specialty increased their 1994 and prior accident year net loss and loss expense reserves by $97 million and $62 million, respectively. However, due to favorable 1994 and prior accident year loss trends, this impact was partially offset by reductions to 1994 and prior accident year net loss and loss expense reserves totaling $20 million at Coregis and $37 million at Industrial Indemnity. The effect of the 1994 and 1995 reserve actions accounted for 8.6 points of the increase in the calendar year loss and loss expense ratio over this period.

    After adjusting for all prior accident year reserve actions through December 31, 1995, Talegen's accident year loss and loss expense ratio for 1994 was 77.1%, or 0.2 points higher than 1995's accident year loss and loss expense ratio of 76.9%. On a Operating Group basis the accident year loss and loss expense ratios were relatively constant.

Underwriting Expenses

    Talegen's total underwriting expenses were $530 million in 1994 and $534 million in 1995, an increase of $4 million, or less than 1%. Within total underwriting expenses, external underwriting expenses were flat at $295 million in 1994 and $297 million in 1995, and internal underwriting expenses were also flat at $235 million in 1994 and $237 million in 1995. Internal underwriting expenses are a component of total internal operating expenses, which were also flat from year to year, reflecting a $20 million, or 6% decrease in non-technology expenses due to headcount reductions and other productivity improvements, offset by a $23 million or 38% increase in technology expenses. These results are consistent with Talegen's strategy of leveraging technology to support productivity improvements. Although total underwriting expenses were relatively flat in 1995 compared to 1994, a decline in net premiums earned at Industrial Indemnity and Westchester Specialty resulted in a 0.8 point increase in the total underwriting expense ratio from 31.4% to 32.2%.

    On an Operating Group basis, Coregis's underwriting expense ratio increased
2.4 points, from 29.6% in 1994 to 32.0% in 1995, primarily due to higher commission costs and investments in new systems technology. Crum & Forster's underwriting expense ratio decreased 3.5 points, from 36.5% in 1994 to 33.0% in 1995, primarily due to tighter control over internal operating expenses and decreased commissions. At Industrial Indemnity, the underwriting expense ratio increased 8.7 points, from 19.6% in 1994 to 28.3% in 1995, due to the combined effects of declining premiums, greater commission expense on nonvoluntary business, and the cost of implementing its new claims management process. Westchester Specialty's underwriting expense ratio increased only 1.0 point from 29.0% in 1994 to 30.0% in 1995, despite the 19% reduction in net premiums written, reflecting its flexible internal expense structure that is responsive to changes in premium production.

Other

    Talegen's net investment income increased $46 million from $297 million in 1994 to $343 million in 1995. This increase was caused by a higher average investment yield of 5.2% in 1995 compared to 4.7% in 1994, partially due to a shift from non-taxable to taxable investments, as well as by a higher level of average investments in 1995.

    Talegen's net realized investment gains increased from $13 million in 1994 to $70 million in 1995, which was primarily due to net gains realized during the 1995 liquidation of the investment portfolio. Interest expense increased from $7 million in 1994 to $35 million in 1995 primarily due to the full year of interest incurred on the term debt which was issued in the fourth quarter of 1994. The 1995 provision for income taxes decreased $57 million from 1994 to 1995, primarily due to lower earnings before income taxes and a $10 million tax adjustment. Accordingly, Talegen's effective tax rate was 16.0% in 1995, compared to 34.4% in 1994.

1994 COMPARED TO 1993

Premiums

    Talegen's gross premiums written decreased less than 2% from 1993 to 1994, declining from $2,132 million to $2,097 million. Net premiums written decreased by 5% from $1,811 million in 1993 to $1,716 million in 1994. On an Operating Group basis, net premiums written increased at Coregis and Crum & Forster while decreases were reported by Industrial Indemnity and Westchester Specialty.

    Coregis's net premiums written increased from $275 million in 1993 to $320 million in 1994, or 16%. During 1994, Coregis's significant growth was the result of an expansion of selected programs, primarily in the Professional Liability Division, and a greater penetration of core property and casualty customer groups, partially offset by the loss of the endorsement of a major customer group and the strategic discontinuance of certain property and casualty customer groups that no longer met program and profitability criteria.

    Crum & Forster's net premiums written increased from $835 million in 1993 to $886 million in 1994, or 6%. Growth was driven by an increase in the number of custom agents from 494 at year-end 1993 to 516 at year-end 1994, as well as an increase in the average gross premiums written from $1.2 million to $1.4 million per custom agent.

    Industrial Indemnity's net premiums written decreased from $460 million in 1993 to $323 million in 1994, or 30%. The decline was primarily due to improving loss experience in the National Programs and the California Franchise units which resulted in lower premium surcharges or greater return premiums to policyholders on retrospectively rated policies and lower premium rates on California Franchise business. Additionally, competitive pressures began to increase in anticipation of the elimination of state mandated minimum rates in California which became effective on January 1, 1995.

    Westchester Specialty's net premiums written decreased from $241 million in 1993 to $187 million in 1994, or 22%. This decrease was the result of strict adherence to underwriting and pricing discipline as extremely competitive conditions continued in the umbrella and excess casualty market. These decreases were partially offset by growth in net premiums relating to attractively priced specialty property business that began to emerge as a result of capacity shortages in 1993.

Losses and Loss Expenses

    Talegen's losses and loss expenses decreased by $87 million from $1,327 million in 1993 to $1,240 million in 1994. On a calendar year basis, Talegen's loss and loss expense ratio decreased 1.7 points from 75.2% in 1993 to 73.5% in 1994, primarily due to prior accident year net reserve reductions of $43 million. On an Operating Group basis, Industrial Indemnity's loss and loss expense ratio decreased 11.2 points from 85.9% in 1993 to 74.7% in 1994 as a result of a $65 million reduction to 1993 and prior accident year net loss and loss expense reserves. In contrast, Westchester Specialty's calendar year loss and loss expense ratio increased 13.8 points from 72.7% in 1993 to 86.5% in 1994 due to a $21 million strengthening of 1993 and prior accident year net loss and loss expense reserves. Both Coregis and Crum & Forster had relatively unchanged calendar year loss and loss expense ratios.

    Through December 31, 1994, Talegen's accident year loss and loss expense ratio for 1994 was 76.1%, which was 1.6 points lower than 1993's accident year loss and loss expense ratio of 77.7%. The decrease in the accident year loss and loss expense ratio between 1993 and 1994 was primarily attributable to reduced premium writings of certain less profitable programs at Coregis in 1994, an increase in the proportion of specialty property insurance underwritten at Westchester Specialty, which had lower accident year loss ratios than umbrella and excess casualty lines, and improving loss experience at Industrial Indemnity.

Underwriting Expenses

    Talegen's total underwriting expenses were $532 million in 1993 and $530 million in 1994, a decrease of $2 million, or less than 1%. Within total underwriting expenses, external underwriting expenses increased from $285 million in 1993 to $295 million in 1994, whereas internal underwriting expenses decreased from $247 million in 1993 to $235 million in 1994. The increase in external underwriting expenses was primarily attributable to a shift in business mix towards higher commission programs at Coregis. Internal underwriting expenses are a component of total internal operating expenses, which decreased $20 million or 5%, reflecting a $29 million, or 8% decrease in non-technology expenses due to headcount reductions and other productivity improvements, partially offset by a $9 million or 17% increase in technology expenses. These results are consistent with Talegen's strategy of leveraging technology to increase productivity. Although total underwriting expenses were flat in 1994 compared to 1993, a decline in net premiums earned at Industrial Indemnity and Westchester Specialty, resulted in a 1.3 point increase in the total underwriting expense ratio from 30.1% in 1993 to 31.4% in 1994.

    On an Operating Group basis, Coregis's underwriting expense ratio decreased
1.0 point, from 30.6% in 1993 to 29.6% in 1994, as a result of implementing various efficiency initiatives. Similarly, Crum & Forster's underwriting expense ratio decreased by 0.7 points, from 37.2% in 1993 to 36.5% in 1994, reflecting lower staffing levels and tighter control over other internal expenses. Industrial Indemnity's underwriting expense ratio increased 0.7 points, from 18.9% in 1993 to 19.6% in 1994 due to declining premium volume partially offset by reduced staffing levels and other internal expense measures. Westchester Specialty's underwriting expense ratio increased 1.2 points, from 27.8% in 1993 to 29.0% in 1994, primarily due to investments in infrastructure to handle growth in the property business.

Other

    Talegen's net investment income increased $36 million from $261 million in 1993 to $297 million in 1994. This increase was caused in part by a higher average investment yield of 4.7% in 1994 compared to 4.3% in 1993, as well as by a higher level of average investments in 1994.

    Talegen's net realized investment gains decreased from $65 million in 1993 to $13 million in 1994. The net realized investment gains in 1993 primarily resulted from the liquidation of the investment portfolio in connection with the Talegen Restructuring. Net realized investment gains in 1994 were minimal due to the resumption of Talegen's normal investment activities. Interest expense recorded in 1994 related to the term debt which was issued by the Intermediate Holding Companies during the fourth quarter of 1994. In 1994, other income totaling $21 million was recorded compared to other expenses totaling $43 million recorded in 1993. In 1993, other expenses were higher than usual due to $58 million of nonrecurring expenses relating to the Talegen Restructuring. The 1994 provision for income taxes increased $37 million from 1993 to 1994, primarily due to higher earnings before income taxes and a nonrecurring benefit of $16 million in 1993 related to a change in the federal income tax rate. Principally due to the non-recurring $16 million tax benefit in 1993, Talegen's effective tax rate increased from 22.9% in 1993 to 34.4% in 1994.

LIQUIDITY AND CAPITAL RESOURCES

Talegen--Historical

    The liquidity requirements of the Insurance Companies have historically been met by funds provided by operations and from the maturity and sale of investments. The liquidity requirements of the Intermediate Holding Companies have been met through the payment of dividends from the Insurance Companies. The liquidity requirements of Talegen Holdings have been met through: (i) the payment of dividends from the Intermediate Holding Companies, (ii) management and other fees charged by Talegen Holdings to the Insurance Companies, and (iii) the receipt of payments made pursuant to the Talegen Holdings tax allocation agreement in effect prior to the Acquisition. See "Certain Interests in the Acquisition and Related Transactions."

    On a consolidated basis, cash provided by operating activities primarily consists of premium collections, reinsurance collections and investment income, less loss and loss expense payments, acquisition costs, operating expenses, the purchase of reinsurance coverage and tax-sharing payments, if any. Cash provided by operating activities was $203 million, $136 million and $262 million for the years ended December 31, 1993, 1994 and 1995, respectively. Cash provided by operating activities increased in 1995, primarily as a result of lower payments for claims, net of reinsurance and salvage recoveries, lower payments for acquisition and operating costs, and higher investment income partially offset by an increase in tax payments. Crum & Forster, Coregis, Westchester Specialty, and Talegen Holdings and the other service companies had positive cash flow from operations during 1995 of $138 million, $129 million, $21 million and $32 million, respectively, which contributed to the increase, while Industrial Indemnity had negative cash flow from operations of $58 million.

    Cash used by operating activities was $23 million for the three months ended March 31, 1995 and $36 million for the three months ended March 31, 1996. Cash used in these quarters exceeded cash provided primarily due to payments made which pertained to various accruals established during the prior year. This included payments to agents for incentive commission plans and to employees for incentive compensation and other benefits, as well as payments for premium taxes and deposits on reinsurance treaties.

    Total cash used in investing activities during 1995 was $206 million and is mostly the result of the positive cash flow from operations discussed above, which was used primarily to purchase short-term investments. Total cash used in investing activities was $307 million in 1994 as compared to $408 million in 1993. During 1994, the Intermediate Holding Companies issued term debt of $425 million, the proceeds of which were used to pay stockholder dividends to XFSI and to repay indebtedness at Talegen Holdings. Also in 1994, certain of the Insurance Companies received $142 million of proceeds from the maturity of certain XFSI notes. During 1993, in connection with the Talegen Restructuring, Talegen Holdings received a cash capital contribution from XFSI of $235 million, which, in turn, was contributed to Industrial Indemnity.

    Total cash provided by investing activities during the three months ended March 31, 1995 and 1996 was $7 million and $56 million, respectively. The cash from investing activities combined with existing cash balances was primarily used to fund the operating activities discussed above, and make principal payments on term debt of $6 million during the first quarter of 1995 and $21 million during the first quarter of 1996.

    The aggregate carrying value of invested assets, including cash and short-term investments, was $5,845 million, $5,964 million and $6,450 million as of December 31, 1993, 1994 and 1995, respectively. The increase in invested assets in 1995 over 1994 resulted from positive cash flow from operations generated during 1995 and lower unrealized losses due to a general decline in interest rates. The increase in invested assets in 1994 over 1993 resulted primarily from $136 million of positive cash flow from operations in 1994, $142 million in proceeds from the 1994 maturity of certain XFSI notes held by certain of the Insurance Companies, and investments purchased with proceeds from the issuance of the 1994 term debt at the Intermediate Holding Companies, partially offset by higher unrealized losses due to an increase in interest rates.

    The aggregate carrying value of invested assets, including cash and short-term investments decreased from $6,450 at year-end 1995 to $6,327 million as of March 31, 1996. The decrease in invested assets during the three months ended March 31, 1996 was due to the negative cash flow from operations discussed above, as well as an increase in receivables from unsettled securities transactions due to the portfolio reinvestment activity.

    Beginning in the third quarter of 1995, the Operating Groups liquidated their investment portfolios to assist in the sale of Talegen. As a result of the liquidation, the fixed income portfolio, including fixed income securities classified as short-term investments, decreased from an average maturity of more than four years at the end of 1994 to an average maturity of less than one year at the end of 1995. Of the total invested assets at December 31, 1995, approximately 92% were comprised of U.S. Treasury securities and other fixed income securities issued by U.S. Government agencies and authorities. Following the Acquisition, Talegen plans to implement an investment strategy that is consistent with the duration of its liabilities and designed to maximize after-tax investment income within acceptable risk and volatility criteria.

    Consistent with Talegen's investment strategy, the proportion of fixed maturities in its investment portfolio was increased from 10% as of December 31, 1995 to 18% as of March 31, 1996. Of the total invested assets at March 31, 1996, approximately 79% were comprised of U.S. Treasury securities and other fixed income securities issued by U.S. Government agencies and authorities.

    Talegen's shareholder's equity, as determined under GAAP, was $2,318 million, $1,950 million, and $2,353 million as of December 31, 1993, 1994 and 1995, respectively. Cash dividends of $45 million, $232 million and $9 million were paid to XFSI during 1993, 1994 and 1995, respectively. Unrealized losses on investment securities, which are recorded as a direct reduction to equity, were approximately $286 million as of December 31, 1994, which improved to approximately $3 million as of December 31, 1995 due to the general decline in interest rates. Due to the 1995 repositioning of the investment portfolio in favor of short-term securities, the investment portfolio is currently less subject to valuation fluctuations resulting from changes in interest rates. During 1993, XFSI made net capital contributions to Talegen of $229 million in cash, $75 million in XFSI promissory notes, and other noncash contributions of $118 million.

    Shareholder's equity, as determined under GAAP, increased slightly during the first quarter of 1996 and was $2,363 million at March 31, 1996. Net income for the three months ended March 31, 1996 totaled $23 million, but was partially offset by a small increase in unrealized losses on investment securities.

    Combined statutory net income of the Insurance Companies amounted to $182 million, $166 million and $120 million for the years ended December 31, 1993, 1994 and 1995, respectively. Combined statutory net income for the three months ended March 31, 1995 and 1996 amounted to $47 million and $35 million, respectively. Combined statutory surplus of the Insurance Companies increased from $1,641 million at December 31, 1993 to $1,727 million at March 31, 1996 and the ratio of statutory net premiums written to surplus improved from 1.06 to
1.00 over the same period. Statutory surplus is an important measure utilized by Talegen, regulators and rating agencies to assess the Insurance Companies' ability to support business operations as well as provide dividend capacity. The Insurance Companies are limited by insurance laws as to the amount of dividends they may pay without prior approval from regulatory authorities. These restrictions differ by state, but generally pertain to calculations based on statutory surplus, statutory net income, and/or investment income. See "Regulatory Matters--Regulation of Dividends and Other Payments from Insurance Companies." Maximum allowable dividends from the Insurance Companies, not including tax-sharing payments and fees paid to Talegen, were $224 million in 1994 and $175 million in 1995. The following table identifies combined statutory surplus and operating leverage by Operating Group.

                 SELECTED OPERATING GROUP FINANCIAL INFORMATION
                    (IN MILLIONS, EXCEPT OPERATING LEVERAGE)

                                                            DECEMBER 31,              MARCH 31,
                                                     --------------------------    ----------------
                                                      1993      1994      1995      1995      1996
                                                     ------    ------    ------    ------    ------
COMBINED STATUTORY SURPLUS
  Coregis.........................................   $  252    $  232    $  244    $  230    $  249
  Crum & Forster..................................      767       809       851       828       853
  Industrial Indemnity............................      323       338       329       341       319
  Westchester Specialty...........................      299       303       297       314       306
                                                     ------    ------    ------    ------    ------
  Total...........................................   $1,641    $1,682    $1,721    $1,713    $1,727
                                                     ------    ------    ------    ------    ------
                                                     ------    ------    ------    ------    ------
OPERATING LEVERAGE (STATUTORY NET PREMIUMS WRITTEN
  TO SURPLUS) (1)
  Coregis.........................................     1.6x      1.4x      1.5x      1.5x      1.5x
  Crum & Forster..................................     1.0x      1.1x      1.2x      1.1x      1.2x
  Industrial Indemnity............................     1.0x      1.0x      0.7x      0.9x      0.7x
  Westchester Specialty...........................     0.8x      0.6x      0.5x      0.6x      0.5x
  Consolidated leverage...........................     1.1x      1.0x      1.0x      1.0x      1.0x

- ------------

(1) The ratios as of March 31, 1995 and 1996 were calculated using net premiums written from the four quarters which precede the interim date.

    As of December 31, 1995, the Company had a net deferred tax asset of approximately $477 million, which primarily relates to temporary differences that are expected to reverse over 10 to 15 years as net ordinary deductions for tax purposes. Realization of this net deferred tax asset will require the Company to generate approximately $1.4 billion of taxable income over the next 10 to 15 years, before reversal of these temporary differences. The Company expects to be able to realize the deferred tax asset based upon generation of such future taxable income.

The Company--Pro Forma

    Following the Acquisition, the Company will be an insurance holding company whose only material asset will be the capital stock of Talegen Holdings. The Company will be dependent primarily on dividends, tax-allocation payments and management and other fees paid by the Insurance Companies to meet its liquidity requirements, including its debt service obligations.

    After consummation of the Acquisition and related transactions, including the Financings, the Company will have outstanding indebtedness of $1,146 million, of which $775 million will be pursuant to the Term Loan Facility, $21 million will be pursuant to the Revolving Credit Facility, and $350 million will be pursuant to the Offering. In addition, $179 million of unused commitments under the Revolving Credit Facility and approximately $38 million of excess cash will be available after the Acquisition to fund future liquidity needs of the Company, if any. Assuming a Closing of June 30, 1996, the Company must make principal payments under the Term Loan Facility of $0 in 1996, $2.5 million in 1997, $37.5 million in 1998, $77.5 million in 1999, $82.5 million in 2000,
$127.5 million in 2001, $107.5 million in each of 2002 and 2003, $186.5 million in 2004, and $46.0 million in 2005. Prior to the thirtieth month after Closing, total scheduled amortization under the Term Loan Facility will be equal to $3.75 million. The availability under the Revolving Credit Facility will be reduced from $200 million at the Closing to $150 million in 2001, to $100 million in 2002, and will be eliminated in 2003. The $350 million aggregate balance due under the Debentures mature in 2008. See "Description of Credit Facilities."

    The payment of dividends from the Operating Groups to Talegen Holdings, along with certain fees paid by the Insurance Companies to Talegen Holdings, will fund substantially all of the dividends from Talegen Holdings to the Company. The payment of such dividends is indirectly subject to limitations imposed by the respective domiciliary states of the Insurance Companies, including the requirement of the NYID, consistent with its general administrative policy, that the New York-domiciled Insurance Companies not pay dividends for a two-year period following the Acquisition without prior regulatory approval. The maximum allowable dividends payable in 1995 from the Insurance Companies would have been $83 million if the two year dividend moratorium for the New York-domiciled Insurance Companies had been in place. See "Risk Factors--Ability to Service Debt," and "Regulatory Matters--Regulation of Dividends and Other Payments from Insurance Companies." Based upon these restrictions and 1995 operating results, the maximum amount available for payment of dividends in 1996, as of December 31, 1995, from the Operating Groups to Talegen Holdings (which is funded solely by the Insurance Companies) without prior approval of regulatory authorities is $96 million, of which $16 million has been paid through March 31, 1996. Such amounts do not include dividends from U.S. Fire and Westchester Fire due to their negative earned surplus at December 31, 1995. Additional liquidity is provided by the management and other fees paid by the Insurance Companies to cover the cost of management services provided to them by Talegen Holdings and tax allocation payments as described below. On a pro forma basis, cash available from the Insurance Companies in 1995, which represents pro forma tax allocation payments, management and other fees net of Talegen Holdings' operating expenses, and dividends that the Insurance Companies could have paid during such period without the prior approval of relevant state insurance commissioners, was $101 million. This compares with pro forma interest expense related to the Offering and the Credit Facilities (excluding amortization of deferred financing costs) and principal payments for the year ended December 31, 1995 of $95 million.

    For periods after the Closing, Holdings will file consolidated federal income tax returns which will include the Company and all of its direct or indirect domestic subsidiaries that satisfy the stock ownership requirements for consolidation under federal income tax law. Effective at the Closing, the Company will enter into tax allocation agreements with Holdings and each of the Insurance Companies. The Insurance Companies will pay their allocated tax liabilities to the Company throughout the year. The Company will pay to Holdings the annual consolidated income tax liability attributable to Holdings and all of its subsidiaries, including the Company, and Holdings will pay the tax liability for the entire group to the government. As a result of this tax allocation arrangement, the Company will receive the annual cash flow benefit associated with the reduction in income taxes related to the interest payable on the debentures issued by Holdings to the Trust, which is estimated to be $19 million in 1997. Such amounts will be recognized by the Company as contributed capital.

ACCOUNTING STANDARDS NOT YET ADOPTED

    Statement of Financial Accounting Standards No. 121, "Accounting for Long-Lived Assets and for Long-Lived Assets to be Disposed Of," establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related both to assets to be held and used and assets to be disposed. This Statement requires a write down to fair value when long-lived assets to be held and used are impaired. It also requires long-lived assets that are to be disposed to be carried at the lower of cost or fair value, less their cost to sell, and does not allow such assets to be depreciated. The adoption of this statement, effective January 1, 1996, will not have a material adverse effect on the Company's results of operations, financial condition or liquidity.

EFFECTS OF INFLATION

    The ultimate losses and loss expenses for claims not yet settled are affected by inflation, which is, therefore, a significant factor in determining appropriate loss reserves as well as insurance rates. Talegen's methods used both to estimate loss reserves for claims incurred but not yet reported ("IBNR") and to calculate insurance rates reflect the effects of inflation when estimating ultimate loss costs. Talegen uses internal and industry insurance data as well as government economic indices in estimating the effects of inflation on insurance premium rates and loss reserves. However, until claims are ultimately settled, the full effect of inflation on Talegen's results cannot be known.

    Due to changing inflationary pressures, Talegen believes that premium rates and loss reserves, including IBNR loss reserves, must be re-evaluated continually to incorporate the effects of inflation. Accordingly, Talegen regularly evaluates such premium rates and loss reserves for inflation effects.

                                    BUSINESS

GENERAL

    Talegen, with 1995 net premiums written of $1.7 billion, is a leading writer of commercial property and casualty insurance that operates through its four Operating Groups, each of which is focused on a different, well-defined segment of the commercial property and casualty insurance market. This operating structure allows each Operating Group to focus on a specific operating strategy and to respond rapidly to changing market conditions, and provides Talegen with diversified sources of cash flow and opportunities for premium growth. As of December 31, 1995, Talegen's combined statutory surplus was $1.7 billion and total assets were $11.1 billion, including $6.4 billion of investment assets comprised principally of cash and short-term investments. Talegen is the seventeenth largest writer of commercial property and casualty insurance in the United States based on 1994 net premiums written, according to A.M Best. The Operating Groups are:

    Coregis. Coregis, with net premiums written of $355 million in 1995, is a leading writer throughout the United States of commercial property and casualty insurance programs for public entities, lawyers, nonprofit organizations, and other selected market niches in which insureds' needs are generally underserved by most major insurers. Coregis distinguishes itself by developing in-depth knowledge of well-defined customer groups, by designing customized products for such groups, and by distributing such products through specialized distribution channels on a program-by-program basis.

    Crum & Forster. Crum & Forster, with net premiums written of $960 million in 1995, is a national writer of a broad array of property and casualty products for mid-sized commercial accounts distributed through a select network of independent agents and brokers. Crum & Forster has differentiated itself by developing long-term relationships with its select group of 589 custom agents that accounted for 81% of Crum & Forster's gross premiums written in 1995. In order to maintain its responsive service and thorough knowledge of the local insurance market, Crum & Forster operates on a highly decentralized and regionalized basis through 20 regional offices.

    Industrial Indemnity. Industrial Indemnity, with net premiums written of $227 million in 1995, specializes in providing workers' compensation insurance and risk management services on a nationwide basis with an emphasis on the western United States. Industrial Indemnity has differentiated itself by its recent implementation of a new comprehensive claims management process that integrates all facets of a workers' compensation claim, including prevention, medical management, legal and financial. This innovative claims process allows Industrial Indemnity to manage more effectively the medical care and disability components of its business and to reduce overall workers' compensation costs for its customers.

    Westchester Specialty. Westchester Specialty, with net premiums written of $152 million in 1995, specializes in umbrella, excess casualty and specialty property coverages. Westchester Specialty principally focuses on excess and surplus lines of business which are difficult to place and/or complex, and which require a greater underwriting and claims expertise than that typically found in the standard commercial property and casualty insurance market.

CORE STRENGTHS

    In 1992, a new management team began to implement a series of initiatives designed to strengthen Talegen's competitive position in the property and casualty insurance industry. The most significant of these initiatives was the Talegen Restructuring that terminated Talegen's intercompany pooling arrangement and realigned 18 of Talegen's insurance companies into the four highly focused Operating Groups. A fifth group, TRG, which is being sold by XFSI in a separate transaction to an entity organized at the direction of KKR and certain management members of TRG, was established at the same time to manage claims run-off obligations and reinsurance collections associated with its own and several Talegen discontinued books of business. In addition to the Talegen Restructuring, which required the approval of 15 state insurance departments, management's initiatives also included: (i) the strengthening of the balance sheet through capital infusions, significant additions to reserves and a repositioning of the investment portfolio primarily to cash and short-term investments, (ii) the implementation of more disciplined planning, reserving, reinsurance and catastrophe management practices, and (iii) various initiatives to improve productivity, including the more effective use of technology and other process enhancements. Talegen believes that these initiatives, as well as additional management actions have resulted in the following core strengths:

    Focused Operating Groups. Although Talegen is a leading writer of commercial property and casualty insurance, each of the Operating Groups is a dedicated business unit with a specific market focus, operating strategy, and business and financial objectives. This structure permits each Operating Group to (i) identify customer needs, (ii) develop tailored products for its targeted customer groups, (iii) respond rapidly to new opportunities and changing market conditions, and (iv) maintain its own balance sheet to improve internal financial accountability. Although the Operating Groups are managed as separate businesses, Talegen Holdings establishes Talegen's corporate strategies and objectives and implements disciplined planning and audit review processes for each of the Operating Groups.

    Well Capitalized Balance Sheet. Talegen believes that the Insurance Companies are well capitalized with $1.7 billion of combined statutory surplus to support $1.7 billion of net premiums written in 1995. This conservative premium-to-surplus ratio of 1.0 to 1.0 provides the opportunity for profitable business expansion consistent with Talegen's philosophy of disciplined underwriting and managed premium growth. In addition, Talegen's $6.4 billion investment portfolio was invested principally in cash and short-term investments as of December 31, 1995. As part of the Acquisition and prior to the Closing, XFSI will replace certain promissory notes and certain real estate assets of the Insurance Companies with $468 million of cash that Talegen will use to increase the investment portfolio of the Insurance Companies.

    Conservative Reserving and Reinsurance Practices. Since 1992, Talegen has developed a comprehensive loss reserving process that will continue to be enhanced after the Acquisition. This process includes in-depth analyses of reserves at least semi-annually by each Operating Group and a review of such analyses by Talegen Holdings's actuaries and senior management. In addition, Talegen periodically retains independent actuaries to review and confirm its reserve levels. Talegen has developed comprehensive methodologies to evaluate its environmental and asbestos exposures, which Talegen believes are among the most sophisticated in the property and casualty insurance industry. Since 1992, Talegen has strengthened its gross loss and loss expense and uncollectible reinsurance reserves, including reserves relating to environmental, asbestos and other latent exposures, by $1.3 billion. Furthermore, as of March 31, 1996, through Ridge Re, gross reinsurance coverage remains available for accident years 1992 and prior of $140 million and $100 million for Coregis and Industrial Indemnity, respectively, exclusive of 15% coinsurance. Talegen has also significantly improved the quality of its reinsurance program by reducing the number of its reinsurers from approximately 175 in 1992 to approximately 35 high quality reinsurers in 1995 with whom Talegen placed over 80% of its 1995 ceded premiums. Talegen's management believes that its actions to strengthen reserves coupled with its focus on claims and reinsurance management will mitigate future adverse reserve development and believes its current reserves are adequate. See "Reserves and Risk Management."

    Disciplined Pricing and Underwriting. The Operating Groups underwrite insurance products for well-defined, and often underserved, customer groups through a profit-oriented rather than a premium volume strategy. This profit-oriented strategy has led to a strict focus on pricing adequacy within Talegen. For example, Westchester Specialty has decreased its book of umbrella and excess casualty business due to significant price competition and has simultaneously increased its book of specialty property business where conditions have been favorable due to capacity shortages. By operating in well-defined market segments, the Operating Groups obtain significant data and experience within each customer group, enabling them to identify acceptable risks and appropriately price coverages.

    Claims Management Expertise. Talegen believes that the Operating Groups' claims management practices provide a significant competitive advantage in the marketplace. Each of the Operating Groups strongly emphasizes the timeliness and quality of its claims handling practices, resulting in high quality service to customers. In addition, appropriate disbursement of claim payments and claim expenses is critical to Talegen's financial success. To differentiate its claim management practices and to enhance the effectiveness of its knowledgeable claims staff, Talegen has invested significantly in technology over the last three years.

    Talegen's management has devoted the past four years to developing its core strengths, completing the Talegen Restructuring, and resolving Talegen's ownership situation following Xerox's January 1993 announcement of its intention to divest itself of its financial services operations, including Talegen. With the Talegen Restructuring and the other management actions now complete and the ownership question resolved by the Acquisition, management can direct its full attention to profitably growing the Operating Groups by building on these core strengths.

STRATEGY

    Talegen believes that the most effective strategy for competing in the commercial property and casualty insurance industry is to operate as dedicated, flexible business units that are focused on well-defined markets. While continuing to focus on its core strengths, Talegen plans to implement the following strategies:

    Disciplined Premium Growth. Talegen believes premium growth opportunities that offer adequate returns exist in each of its markets through geographic expansion, development of new products and increased penetration of its existing customer groups and distribution channels. For example, Coregis is developing new products for its existing customer groups, identifying new customer groups, and expanding each of its divisions geographically. Through its differentiated distribution strategy, Crum & Forster believes that it can continue to grow the volume of business obtained from its custom agents. Industrial Indemnity is focused on increasing its penetration of its existing markets as well as extending its workers' compensation expertise beyond the western states. In the absence of profitable opportunities to expand its casualty coverages, Westchester Specialty has been increasing its book of specialty property business.

    Low-Cost Provider. Talegen's objective is to become a low-cost provider in each of its markets. The Operating Groups have been increasing their efficiency by implementing technological improvements to increase productivity, reducing staff, and enhancing management controls and financial oversight. As a result of these efforts, gross premiums written per employee have increased from approximately $426,000 in 1993 to $533,000 in 1995, or 25%. In addition, Talegen's internal operating expenses (see "Glossary of Selected Insurance Terms") have decreased from $463 million in 1992 to $391 million in 1995. Talegen believes that additional opportunities exist for expense and productivity improvements by optimizing its significant investments in technology to date and by continuing management's focus on internal expense improvements.

    Reposition Investment Portfolio. The Operating Groups liquidated their investment portfolios in 1992 to assist in obtaining regulatory approval for the Talegen Restructuring. After the Talegen Restructuring, Talegen engaged in limited reinvestment activities and, to assist in the sale of Talegen, again liquidated its investment portfolio in 1995. As of December 31, 1995, Talegen had total investment assets of $6.4 billion, which were principally comprised of cash and short-term investments. With its ownership situation resolved, Talegen will implement an investment strategy consistent with the duration of its liabilities and designed to maximize after-tax investment income within acceptable risk and volatility criteria. Talegen's strategy will be to invest principally in a portfolio of high-quality marketable fixed income securities with an average rating for the portfolio of "A" or better, while maintaining sufficient investments in highly liquid, short-term securities to provide for immediate cash requirements.

TALEGEN HOLDINGS

    Although the Operating Groups are managed as separate businesses, Talegen Holdings establishes overall corporate strategies and objectives and has implemented a disciplined planning and audit process for each of the Operating Groups to monitor financial and risk management. Talegen Holdings is comprised of a group of general management and functional professionals with significant experience in a full range of insurance, financial and business operations activities. Talegen Holdings's management team is principally involved in strategy development, financial management, actuarial and risk management practices, organizational design and technology solutions for Talegen as a whole. Strategy development includes market definition, selection, and segmentation for each of the Operating Groups, as well as the allocation of resources to each of the Insurance Companies. Financial management of the Operating Groups includes the deployment of capital, the determination of appropriate capital structure, the approval of annual operating plans, and advice with respect to the establishment of accounting and investment policies. Actuarial and risk management practices include the monitoring of reserves and loss development in critical areas of potential exposure, the review of reserve analyses developed by the Operating Groups, and the identification of reinsurers to be included in the Operating Group's reinsurance programs. Talegen Holdings also designs the legal and reporting structures of the Operating Groups, manages overall relationships with rating agencies and state insurance departments, establishes compensation and benefits policies for Talegen, and confers with the Operating Groups on key hiring decisions. Talegen Holdings assists each of the Operating Groups in their development and implementation of technology plans and solutions.

    Talegen Holdings has established a disciplined planning and review process for the Operating Groups and service companies. In addition to continual refinements of business strategies, each Operating Group and service company annually develops specific operating and financial objectives that are reviewed and approved by Talegen Holdings. Each quarter, the Operating Groups and service companies provide extensive management reports that analyze operating results and measure financial performance compared to (i) plan objectives, (ii) prior actual results, and (iii) performance of competitors in each respective market segment. The quarterly operations review process also involves the updating of the financial forecasts which, along with the evaluation of progress to date, are reviewed in detail with senior management of Talegen Holdings. The operations review process is supplemented by an extensive internal audit process managed by Talegen Holdings.

    The following table outlines the proposed ownership structure of Talegen's insurance operations and summarizes certain financial and business information for Talegen Holdings and each Operating Group as of and for the year ended December 31, 1995.


                             [GRAPH OF FLOW CHART]

COREGIS

General

    Coregis, with 1995 net premiums written of $355 million, is a leading writer of commercial property and casualty insurance programs for public entities, professionals and other selected market niches in which insureds' needs are generally underserved by most major insurers. To capitalize on opportunities in the program market, Coregis was created in 1992 as part of the Talegen Restructuring by combining three business units of Talegen that were each involved in different aspects of association and program businesses. Coregis and its predecessors have provided public entity, professional liability and specialized property and casualty coverages for over 20 years. Coregis is focused on providing a comprehensive package of tailored coverages for each of its customer groups while developing new programs designed to address the insurance needs of additional targeted customer groups. Coregis distinguishes itself through market segmentation, customized products, specialized distribution on a program-by-program basis and claims management expertise.

    Coregis considers its greatest competitive advantage to be its "program management discipline" approach to the business. Coregis defines this approach as an integrated process of market segmentation based upon detailed customer knowledge, excellence in underwriting and claims management, customized distributor relationships, and efficient product delivery. The advantages of this approach include reduced concentration of risk as a result of greater diversification among distributors and customers, more narrowly defined programs, and minimal reliance upon national endorsements. The insureds and distributors recognize the value-added services that Coregis provides as a result of in-depth knowledge of each customer group's risk management needs. This approach allows Coregis to sustain higher renewal retentions and market share, and achieve more consistent and predictable loss experience resulting from accumulated customer knowledge and claims management expertise.

    Since 1993, Coregis has been focused on integrating its previously separate units by establishing effective operating processes and refining its books of business and distribution channels, resulting in a significant decrease in customer groups from 39 to 13. During this period, Coregis reduced staff by 12% but increased net premiums written by 29%. With its formative steps as a new Operating Group completed, Coregis has begun to expand its marketing efforts to more aggressively penetrate current customer groups and to develop new customer groups.

    Coregis's objective is to continue to enhance and expand its position as a provider of insurance programs to its targeted customer groups, employing the following strategies: (i) increasing penetration of existing customer groups through geographic expansion and developing relationships with a larger group of select distributors; (ii) identifying new customer groups with significant market potential; (iii) executing strict program management discipline to control risk selection, pricing, and distribution management; (iv) enhancing technology and information resources to support Coregis's extensive market and customer knowledge; and (v) optimizing its cost structure by capitalizing on the benefits of technology and distribution synergies to minimize both acquisition and internal costs.

    As part of this strategy, Coregis is using its CorePRO+TM software system, a proprietary software designed to support business and distribution processing functions, as the foundation for other systems currently under development by Coregis. Coregis believes that the CorePRO+TM system, which is currently being used by the Professional Liability Division, reduces operating expenses by providing fast and accurate quoting, decentralized processing to distributors, lower product delivery costs and improved information for managers.

Public Entity Division ("PE Division")

    The PE Division, with 1995 net premiums written of $156 million (representing 44% of the Coregis total), is a leading insurer of public entities such as municipalities, schools and special districts that offer governmental, community or educational services to the public. The PE Division's expertise in its target markets is the result of over 20 years of designing programs for schools and 12 years of designing programs for municipalities. Coregis is one of the few national insurers with a separate division dedicated solely to serving public entity customers. The PE Division, which currently provides coverage to 130 public entity programs in 30 states, insures more than half of the school districts in Idaho, Louisiana and Mississippi, and approximately a quarter or more of the school districts in Arizona and California, and is seeking to expand to new markets in the midwest. The PE Division's primary focus is to provide a broad package of products to its customers, including property, liability and automobile.

    The PE Division markets its insurance products through wholesalers, retailers and program administrators who have direct relationships with insureds and are dedicated to the PE Division's type of insurance product. Of the $156 million of net premiums written in 1995 by the PE Division, $64 million was written for municipalities (cities, towns, villages and counties), $80 million for schools (public and private elementary and high schools, junior colleges, colleges and universities), and $12 million for utility and special districts (fire, water, sewer, housing authorities and similar governmental functions).

Professional Liability Division ("PL Division")

    The PL Division, with 1995 net premiums written of $110 million (representing 31% of the Coregis total), specializes in providing professional liability programs for lawyers, accountants and other select professional classes. Currently, the PL Division's largest concentration of business is in its lawyers programs (representing 88% of the PL Division's net premiums written in 1995). Coregis has been able to capitalize on significant growth opportunities in lawyers programs in recent years due to its 20 years of experience insuring lawyers, its comprehensive data pool, and its in-depth knowledge of relevant changes in the legal insurance marketplace. Programs in the PL Division are written on an exclusive basis through approximately 27 regional agents or brokers and are marketed primarily as endorsed programs through professional associations. By establishing exclusive relationships with productive agents, the PL Division can increase its access to potential insureds and accelerate response time.

    The PL Division provides professional liability insurance exclusively on a claims-made basis. In addition, such products are offered only on a primary basis, which increases the PL Division's control of risk selection, pricing, coverage, retention levels, and claims handling. The PL Division's lawyers book net premiums written have increased from $35 million in 1993 to $98 million in 1995 due to the division's ability to capitalize on significant market opportunities in 1994 and 1995. The growth in the lawyers book has offset the decline in the accountants book, which resulted from the loss in 1993 of the endorsement of the American Institute of Certified Public Accountants ("AICPA") due to intense price competition. The AICPA account represented $30 million of net premiums written in 1992 and $22 million in 1993. The PL Division plans to increase its penetration of the accountants market through a state-focused, as opposed to a nationally-focused, strategy similar to the approach successfully executed in the lawyers market.

    The PL Division focuses on the following critical factors when reviewing potential opportunities: (i) targeting states where it can develop sufficient knowledge about product need, rates, claims experience and competitor weakness to achieve targeted pricing and selection criteria; (ii) identifying program administrators who control business and/or association endorsements committed to long-term exclusive relationships with the PL Division; (iii) leveraging its claims management expertise; and (iv) tailoring products to obtain business or reduce exposures.

Property and Casualty Division ("PC Division")

    The PC Division, with 1995 net premiums written of $89 million (representing 25% of the Coregis total), designs specialized insurance programs for targeted customer groups that meet specific underwriting criteria and that are generally underserved by the insurance industry due to the complexity of the customer's insurance needs or the industry's general lack of understanding of the inherent exposures.

    The PC Division has undergone significant change during the past three years. In 1992, the PC Division served 33 property and casualty customer groups. After a thorough review, the PC Division concluded that many of these customer groups did not meet its program and profitability criteria and began to withdraw from such groups, a process that was completed in 1995 and which reduced the number of such groups to seven. In late 1995, the PC Division added its first new customer group, amusement parks. Currently, programs are in effect for the following customer groups (with the percentage of 1995 net premiums written of the PC Division indicated in parentheses): nonprofit directors and officers (26%), Anheuser-Busch beer distributors (21%), forest products operators (15%), moving and storage operators (12%), refuse haulers (9%), pest control operators (8%), YMCAs (4%), and amusement parks (1%).

    The PC Division has an established expertise in each of its current programs and has been insuring non-profit organizations for over 20 years, moving and storage operators for 13 years, Anheuser-Busch distributors for ten years, and refuse haulers and pest control operators for six years. In each of these customer groups, the PC Division has worked with the same distributor for each program, developing long-standing, mutually beneficial relationships. The PC Division believes that profitable underwriting opportunities exist to increase market share in its existing customer groups and to develop new target customer groups, similar to its success in adding amusement parks in 1995.

    The PC Division predominantly writes commercial automobile, commercial packages comprised of property and liability, and directors and officers' liability. The PC Division has minimal exposure to pollution and catastrophe claims. Recognizing the need to offer workers' compensation business on a cost effective basis, the PC Division has recently partnered with Industrial Indemnity to provide workers' compensation coverages for new and existing customer groups.

Underwriting

    Underwriting criteria are established based on a thorough understanding of each customer group's classes of risks, from which selections are made to write attractive business. Reserving and pricing policies and procedures are consistent across the Coregis divisions. Specifically, Coregis's actuaries are responsible for supporting underwriting selection, ensuring pricing integrity and maintaining appropriate reserve levels. Actuaries report to the individual divisions and are directly responsible for pricing, using guidelines established by a chief actuary. Pricing actuaries work with reserving actuaries and claims technicians on multi-functional teams. The pricing process begins with the requirement that each program achieve a targeted long-term return on equity. Each multi-functional customer group team makes its underwriting selections based upon well-established criteria for the respective programs. Once a rate level is set for a program and as policies are written, each customer group team is held accountable for pricing all policies.

Claims

    Coregis's claims administration capabilities are a key element of its business strategy and Coregis believes its specialized claims management expertise is a competitive advantage. Working within multi-functional customer group teams, Coregis's claims technicians have a detailed understanding of their insureds' exposures, coverage issues and claim resolution approaches. The effectiveness of the claims process is continually monitored through a program of internal and external reviews and audits to ensure that quality standards are met and claim payments are appropriate. As of December 31, 1995 Coregis had 154 claims professionals and staff and an internal legal staff of 20 associates to handle a portion of the claims litigation caseload, supplemented by the use of outside legal counsel.

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Competition

    Coregis's principal national competitors are CNA Financial Corporation, American International Group, ITT Hartford Insurance Group, Zurich Insurance Group and Fireman's Fund Insurance Companies. The competitive environment for the public entity business is heavily influenced by non-traditional and alternative market approaches, including pools, offshore arrangements, reinsurers acting as direct writers, as well as national and regional companies.

CRUM & FORSTER

General

    Crum & Forster, with 1995 net premiums written of $960 million, is a national writer of a broad array of commercial property and casualty insurance coverages, including commercial automobile, workers' compensation, general liability and commercial multi-peril products. Crum & Forster targets mid-sized commercial accounts whose insurance needs are well-served by its generalist approach to total account underwriting. In order to maintain its responsive service and thorough understanding of the local insurance market, Crum & Forster operates on a highly decentralized and regionalized basis, servicing its customers through 20 regional offices throughout the country. Crum & Forster believes that its flat, decentralized structure improves underwriting results and service by placing decisionmaking authority with underwriting and claims professionals who understand the local insurance marketplace and have ongoing contact with customers. Crum & Forster's strategy is to selectively expand the number of its custom agents and to increase its penetration of the property and casualty book of business produced by these agents by continuing to provide its agents (i) a stable, consistent market for Crum & Forster's commercial products,
(ii) competitive agency profit sharing plans, (iii) high quality claims management and loss control services, and (iv) participation in underwriting results through "captives," as described below.

    Crum & Forster differentiates itself by focusing on the agent and broker as the customer. More specifically, Crum & Forster develops value added relationships with its custom agents that allow it to compete on a basis other than price alone. For 1995, Crum & Forster's 589 custom agents generated 81% of Crum & Forster's gross premium volume. In addition, Crum & Forster has established 18 offshore reinsurers, or "captives," that are owned by approximately 245 of the custom agents in partnership with Crum & Forster. The captives structure encourages custom agents to place profitable business with Crum & Forster because the custom agent shares in the captive's profitability.

    In order to continually provide quality service and maintain strong underwriting discipline, Crum & Forster places significant emphasis on ongoing development of the core insurance skills of underwriting and claims management. Crum & Forster is also focused on achieving internal expense reductions and productivity improvements that are necessary to make Crum & Forster a low-cost provider within its market. During 1994 and 1995, Crum & Forster significantly reduced staff count and non-technology administrative expenses while increasing gross premiums written by approximately 9% during that period. As a result, gross premiums written per employee increased from approximately $440,000 in 1993 to $603,000 in 1995. Substantial expense ratio improvement has been achieved in recent years (from 37.2% in 1993 to 33.0% in 1995) and Crum & Forster expects this trend to continue as a result of management discipline, technology enhancements and greater administrative cost controls.

Distribution

    Crum & Forster's client base consists of custom agents and select agents. The custom agents are carefully identified and developed based on their professionalism, business production skills, reputation, and ability to contribute to a mutually profitable association with Crum & Forster. The custom agents are expected to service the needs of policyholders and participate with Crum & Forster in developing annual business plans which establish objectives for business retention, volume, mix of business, pricing

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and profitability. Custom agents wrote 81% of Crum & Forster's gross premiums written in 1995, up from 58% in 1993. Over this period, the number of custom agents has increased from 494 to 589 and gross premiums written per custom agent have increased from $1.2 million to $1.5 million.

    Select agents currently generate 11% of Crum & Forster's gross premiums. Select agents are those agents who have a profitable book of business with Crum & Forster, but who do not meet the long-term business characteristic profile of a custom agent. The select agent segment is a relatively small and diminishing segment for Crum & Forster.

Underwriting

    Crum & Forster has maintained a focus on product expertise and underwriting discipline within its regional underwriting teams. Underwriting authority is delegated to the regional manager on the basis of underwriting authority levels, which are established by class of business, risk grade, limits of policy coverage, premium amount and individual underwriter expertise. Crum & Forster invests substantial resources in monitoring pricing activity and maintaining actuarially calculated benchmark premiums. These benchmark pricing levels provide consistent information to Crum & Forster's underwriters and regional management regarding the adequacy of pricing levels.

    The underwriting process for Crum & Forster's property book includes an ongoing analysis of catastrophe exposure. As part of catastrophe exposure management, sophisticated property catastrophe models are used to evaluate probable maximum loss estimates. The results track gross loss exposure and available capacity for underwriting catastrophe policies. Catastrophe exposure is monitored and evaluated on the property book on a continual basis. See "Reserves and Risk Management."

Claims

    Crum & Forster strives to achieve a competitive advantage in the marketplace through its claims management expertise. Since 1992, Crum & Forster has developed Claims Cost Management ("CCM") methodologies which enable Crum & Forster to monitor and control all aspects of the claims resolution process. Through its disciplined claims management practices, Crum & Forster has been able to achieve significant improvements in the quality of service, efficiencies in handling cases and reduced claims payments. As of December 31, 1995, Crum & Forster had 535 claims professionals and staff operating out of 20 regional offices. Crum & Forster also had an internal legal staff of 119 associates, supplemented by outside counsel, to handle a portion of the claims litigation caseload.

    The environmental, asbestos and other latent exposure claims arising from policies issued by Crum & Forster are subcontracted to Envision Claims Management Corporation ("Envision"), an affiliate of TRG. Envision is staffed by claim handlers trained to manage specialized coverage and coordination issues that arise in asbestos, environmental and other latent exposure claims. Because of the special nature of environmental and other latent exposure claims, Envision has developed an "account" management approach by which a particular "account" includes all latent exposure claims made against a particular insured, without regard to policy period or type of claim made. Crum & Forster has approximately 1,075 accounts under management by Envision.

Competition

    Crum & Forster's competition includes primarily national insurers such as Travelers/Aetna Property Casualty Corp., American International Group, Chubb Group, Royal Insurance Group and CNA Financial Corporation, as well as regional insurers such as Cincinnati Financial Corporation and Ohio Casualty Group. Although the national insurers tend to have significant resources with broad market coverage, Crum & Forster views regional companies to be significant competitors due to their in-depth local knowledge of the insurance marketplace and level of responsiveness to the insured. Crum & Forster believes it is able to compete successfully against both national and regional companies due to its strong relationships with its custom agents and its local market presence and responsiveness.

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INDUSTRIAL INDEMNITY

General

    Industrial Indemnity, with 1995 net premiums written of $227 million, has been a leading provider of workers' compensation insurance in the western United States for the past 50 years. Industrial Indemnity specializes in providing its clients with nationwide injury protection, medical and disability management, and employers' liability products ranging from risk-sharing to fixed-cost programs tailored to the insureds' needs and risk tolerance. According to American Insurance Association data, in 1995, Industrial Indemnity was the tenth largest private writer of workers' compensation in California and was ranked among the top three private writers in Alaska, Hawaii, Idaho, Utah and Washington. California, which represented Industrial Indemnity's largest market in 1995, is the largest single market for workers' compensation insurance in the United States.

    Nationally, workers' compensation policies have experienced significant improvement in profitability in recent years, in part due to benefit reforms. As recently reported in Business Insurance, this improvement is demonstrated by a decline in the industry-wide combined ratio from 109.1% in 1993 to an estimated 103.0% in 1995. In California and other western states, the workers' compensation market has experienced a similar improvement in loss experience and an attendant reduction in prices resulting in a significant decline in premium levels, but not necessarily a decrease in price adequacy.

    Workers' compensation insurance companies in California have experienced competitive pressure on premium volume for two additional reasons. First, the new "open rating" regulations that became effective in January 1995 in California permit the adoption of price levels without prior regulatory approval (before the adoption of an open rating system, minimum price levels were established by regulatory authority). The advent of open rating has resulted in significant price competition, particularly during the first half of 1995, reducing premium levels and, to a lesser extent, overall price adequacy. Second, the adoption of an open rating system has deemphasized the traditional practice of competing on the basis of payments of policyholder dividends after a policy expires, to a focus on lowering the upfront premium charged for insurance products. Furthermore, the entrance of managed care providers into the workers' compensation market has exacerbated this significant price competition in California. Industrial Indemnity believes that the pricing disruptions in California experienced in early 1995 have stabilized. With a substantial market position in California and six offices within the state to service its client base, Industrial Indemnity believes that attractive opportunities for growth currently exist despite the competitive environment.

    With a view to rapidly changing workers' compensation market conditions and changes in the healthcare industry that affect its core markets, Industrial Indemnity has responded by developing an innovative managed care capability and investing in strategic initiatives to develop new proprietary systems utilizing technology designed to assist it in reducing costs and improving customer service. Industrial Indemnity's strategy is to leverage its market position, its use of new technology, and its improved claims management capabilities to penetrate further its current geographic base and selectively enter new markets across the country.

    To achieve these goals, Industrial Indemnity has differentiated itself by its recent implementation of a new comprehensive claims management process entitled Integrated Case Management ("ICM") that integrates all facets of a workers' compensation claim, including prevention, medical management, legal and financial. This innovative claims process allows Industrial Indemnity to more effectively manage the medical care and disability components of its business and to reduce overall workers' compensation costs for its insureds. The effectiveness of ICM stems from an interdisciplinary approach, which teams nurses, safety, health and legal professionals together with proven managed care techniques and other "best practices" to manage occupational exposures and workers' compensation claims, and to reduce overall costs to the insured. Industrial Indemnity is also implementing a series of initiatives involving new systems and related technology designed to support and enhance the ICM

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process. Industrial Indemnity believes these initiatives, in addition to improving customer satisfaction, will achieve improvements in productivity, ultimate loss costs and operating expenses.

Products and Markets

    Industrial Indemnity conducts its business through five separate business units, each focused on a different customer group or market segment. This operating unit strategy provides Industrial Indemnity with a wide coverage of the workers' compensation market, from small employers to large self-insureds. The business units are described below.

    California Franchise and Western States: The California Franchise and Western States units of Industrial Indemnity (representing 42% and 51%, respectively, of the 1995 net premium written by Industrial Indemnity) focus on "franchise" employers with 100 to 10,000 workers which generate annual premium of $100,000 or more. These customers recognize workers' compensation as a manageable and controllable cost of doing business and desire a choice of risk-sharing alternatives backed by strong loss prevention and claims management services. Industrial Indemnity provides these customers with a wide array of risk sharing programs and outcomes based on safety, claims, and managed care services.

    The California Franchise unit initially experienced premium declines in 1995 due to continued improvement in loss experience combined with an attendant reduction in prices, significant competition associated with the introduction of an open rating system, and Industrial Indemnity's strict focus on maintaining pricing discipline and risk selection. After an initial deterioration, renewal retentions have recently improved and, since the third quarter of 1995, have returned to levels achieved prior to the introduction of the open rating system. In addition, new business production improved after an initial decline in the first half of 1995.

    Industrial Indemnity's Western States unit is currently one of the top three private providers in Alaska, Idaho, Utah and Washington, and also has a presence in Arizona, Colorado, Hawaii, Montana, Oregon and Texas. Industrial Indemnity believes that it can further capitalize on market opportunities in the Western States by leveraging its long-standing reputation, strong producer ties, and ability to offer tailored risk management services with the requisite "local" knowledge of the insured. Industrial Indemnity's goal is to be one of the top three private providers in the states in which it chooses to actively build its presence. Industrial Indemnity plans to pursue additional growth opportunities in its existing markets, while seeking to expand geographically into the remaining states in the western United States.

    National Programs: The National Programs unit of Industrial Indemnity (representing 7% of the 1995 net premiums written by Industrial Indemnity) historically focused on large, nationally oriented customers. Due to competitive market conditions and Industrial Indemnity's focus on maintaining pricing adequacy, effective in 1996, Industrial Indemnity's two largest customers, which together accounted for substantially all of the National Programs unit's net premiums written in 1994 and 1995, did not renew. As a result, Industrial Indemnity has reorganized the National Programs unit to focus not only on national accounts, but on nationwide group and association business, as well as franchise customers in the midwest. As part of this effort, the National Programs unit is partnering with Coregis to provide workers' compensation coverages to certain of Coregis's customer groups.

    Employers First Insurance Company ("EFI"): EFI, which commenced operations in April 1995 (representing less than 1% of the 1995 net premiums written by Industrial Indemnity), was established to provide a low-cost workers' compensation product for the underserved market segment of smaller employers (those with two to 50 employees) that generate annual premiums below $50,000. These policies are underwritten with standardized payment plans and less intensive policyholder services tailored for this market segment. Industrial Indemnity has selected California as the initial marketplace for this business unit due to the large number of small employers, which represent an estimated 95% of

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the state's total number of businesses. Distribution is conducted on an exclusive basis through a small number of carefully selected independent agents located in strategic areas throughout California.

    American All Risk Group ("AARG"): AARG provides third-party claims administration on a nationwide basis. AARG is 40% owned by Industrial Indemnity. AARG was established to address the potential merging of the workers' compensation and healthcare industries (often referred to as "24-hour care") in addition to traditional third-party administration services. Its primary operating entity is American All Risk Loss Administrators ("AARLA"), a third-party administrator. AARLA's customized claims system allows for integrated workers' compensation, group health and disability claims, and administration of 24-hour care. Industrial Indemnity's investment in AARG addresses the need to offer its customers the option of unbundled claims services, and helps Industrial Indemnity compete with group healthcare providers.

Distribution

    Industrial Indemnity distributes its products through independent agents as well as regional and national brokers. Through its long history in the western United States, Industrial Indemnity has identified outstanding producers and distributes its products and services in close association with these select producers. Sixty percent of Industrial Indemnity's business in 1995 was generated through its top ten brokers. In 1995, approximately 90% of Industrial Indemnity's gross premium volume was generated by producers who have worked with Industrial Indemnity for more than 10 years.

Underwriting

    Industrial Indemnity has developed a distinctive three-tier approach to underwriting which includes: (i) determining the overall rate adequacy for each state; (ii) formulating the relative adequacy of each job classification for territories within each state; and (iii) reviewing each individual account using "COMPASS." COMPASS is an on-line interactive proprietary system that creates a structured decision framework for account review, ensures consistent application of underwriting and pricing criteria, and maintains a growing database of customer information. Using the COMPASS technology tools, each account is reviewed by a production team, which establishes underwriting criteria based on an account pricing floor and an overall "book-of-business" profit target.

    Industrial Indemnity reviews both its own loss experience and insurance bureau filings to determine loss trends. Based on the anticipated loss trend and certain other assumptions such as overhead costs and investment yield, Industrial Indemnity can quickly estimate an overall return on individual accounts. Production teams are afforded considerable pricing flexibility subject to underwriting standards and overall return objectives for specific risk categories.

Claims

    In 1994, Industrial Indemnity began its implementation of ICM, which integrates all potential facets of a workers' compensation claim from first report to closure, including aggressive prevention of work related illness and injuries; medical and temporary disability management and reserving; investigation, rehabilitation, evaluation, and negotiation; and litigation management and subrogation. ICM is designed to drive down insureds' work related illness and injury-related costs and effectively and efficiently manage medical care and disability for their injured employees.

    Complementing the ICM management process, Industrial Indemnity has reorganized its claims staff into teams of claims specialists to more effectively address changes in the medical and disability cost management environment. Each claims team includes a team leader, medical-specialty technicians, dispute-specialty technicians, paratechnicians, and nurse-clinicians. As part of ICM, nurses direct temporary disability and medical management of the majority of Industrial Indemnity's lost-time cases. When formal rehabilitation plans are required, Industrial Indemnity's medical and disability nurses reach agreement with injured workers and employers on cost effective plans for job accommodation, skill training and placement.

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    As part of ICM, Industrial Indemnity is making a major investment in technology to provide a competitive advantage by increasing the effectiveness and efficiency of ICM. The technology project is driven by Industrial Indemnity's need for improved information, as well as on-line access for real-time management of risk and losses. As a result, Industrial Indemnity is in the process of automating and integrating injury prevention and post-loss medical, disability and litigation management into one seamless system. These new risk management software applications are (i) the Claims Management System ("CMS") to be used by all Industrial Indemnity employees involved in servicing claims, and (ii) the Customer Information Sharing ("CIS") to be used by customers of Industrial Indemnity. These are flexible systems for directly accessing and managing workers' compensation claims, including financial, legal and rehabilitation information.

    During 1994, Industrial Indemnity contracted for the purchase and implementation of ICM software from Filoli Information Systems Company, an insurance software development company in which Talegen Holdings owned a 78% interest as of March 31, 1996 on a fully diluted basis. Industrial Indemnity expects the software applications to be used in conjunction with the ICM process to be completely implemented in early 1997. However, there can be no assurance that the implementation of such software will be successfully completed or that significant cost overruns and/or delays will not occur.

Competition

    Industrial Indemnity's competition includes specialty workers' compensation insurers such as Zenith National Insurance Corporation and California Compensation Insurance Group and some national insurers including American International Group, Liberty Mutual Insurance Companies, CNA Financial Corporation and Fireman's Fund Insurance Companies. Competitors also include state workers' compensation funds.

WESTCHESTER SPECIALTY

General

    Westchester Specialty, with 1995 net premiums written of $152 million, underwrites umbrella, excess casualty and specialty property business coverages. Westchester Specialty principally focuses on excess and surplus lines business which are either difficult to place or which have complex risk profiles requiring greater underwriting and claims expertise than that generally found in the standard market. The markets in which Westchester Specialty competes are subject to significant cycles of fluctuating capacity and related wide disparities in price adequacy. Consequently, Westchester Specialty's strategy is to grow when conditions are favorable for a particular product line and to reduce its writings and preserve capital when competitive pricing prevents adequate returns on the risks insured.

    To maintain the quality of its insured profile, Westchester Specialty sets strict underwriting and pricing guidelines and has established a structure which allows for successful controls of risk quality, underwriting documentation and use of policy limits, terms, and conditions. Adherence to this underwriting philosophy has led to a declining book of casualty business as the number of profitable underwriting opportunities for such policies have decreased in a prolonged soft market. Conversely, the specialty property market has offered opportunities for profitable growth in recent years, and Westchester Specialty has significantly increased its writing of property business. While the specialty property book of Westchester Specialty has historically been smaller than the casualty book, this mix is expected to reverse in 1996 following a number of years of declining casualty business and a growing property book. Westchester Specialty's market is highly cyclical and as a result, management emphasizes the continual review of its market conditions to identify trends and opportunities to underwrite attractive coverages, as well as to locate additional distribution channels.

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    Due to the cyclical nature of its business, Westchester Specialty maintains a flexible expense structure with a low fixed-cost element to enable Westchester Specialty to be responsive to changes in market conditions. An integral part of Westchester Specialty's operating strategy is to maximize the efficiency and effectiveness of its operations and achieve an overall reduction in operating costs. This strategy led to the initiation of an underwriting project aimed at streamlining underwriting activities throughout Westchester Specialty and a review of all expenditure categories to achieve cost savings. In addition, investments in technology will focus on enhancing and integrating various existing systems to allow greater access to information and increased effectiveness in its underwriting and processing operations.

Products and Markets

    Within its casualty business, which accounted for 51% of Westchester Specialty's 1995 net premiums written, Westchester Specialty specializes in writing umbrella and excess liability products. These products provide coverage over an underlying insurance program of at least $1 million. The majority of Westchester Specialty's casualty business is written to provide coverage in excess of underlying limits of between $1 million and $2 million. Within the casualty segment, Westchester Specialty provides products that are within the first $25 million of coverage. Westchester Specialty believes this approach affords greater control over the terms, conditions and pricing of a total excess liability program. The average annual premium for Westchester Specialty's casualty book is approximately $65,000 per policy.

    Westchester Specialty focuses on medium-sized to large accounts with a moderate risk profile, primarily in manufacturing, construction and service/retail businesses. Westchester Specialty's casualty business has been negatively impacted by the continuing soft casualty market due to a large amount of capacity entering the market. Westchester Specialty's disciplined underwriting focus has led it to significantly reduce its casualty business over the past few years in the face of these conditions. Because Westchester Specialty writes coverage exclusively for commercial accounts, it is not subject to state regulations requiring the continuation of coverage once it decides to withdraw from a particular market.

    Within its property business, which accounted for 49% of Westchester Specialty's 1995 net premiums written, Westchester Specialty's coverages include fire, allied lines, inland marine, and commercial multi-peril, primarily to manufacturing entities, state and municipal governments and the hotel industry. The average annual premium for Westchester Specialty's property book is approximately $30,000 per policy.

    Westchester Specialty's property emphasis is on larger or more complex accounts, however, it also participates in a large number of national accounts, state and municipal properties, as well as accounts with high deductibles. During the last three years, Westchester Specialty has taken advantage of market restrictions for catastrophe coverages to profitably grow its property book. Following Hurricane Andrew in 1992, some insurance companies exited the catastrophe market and others reduced their exposures, a trend that was furthered by the 1994 Northridge earthquake.

Distribution

    Westchester Specialty distributes its insurance products through a limited group of wholesale brokers with whom it has developed long-term relationships. Westchester Specialty believes that the match between its expertise and that of its wholesalers is one of the key reasons wholesalers place business with Westchester Specialty. In addition, because most wholesalers deal with a large number of retailers, Westchester Specialty believes that wholesalers provide access to more business than it could otherwise attract. Westchester Specialty also believes that focusing its marketing efforts on wholesalers results in a lower fixed-cost structure. Westchester Specialty is focused on developing new strategies with its existing wholesaler base because the umbrella market share of wholesalers is declining.

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    Westchester Specialty currently utilizes a total of approximately 75 wholesale brokers across the United States. It writes most of its premiums, however, with a limited number of wholesalers with which it seeks to establish mutually significant relationships. Westchester Specialty's top ten producers accounted for 63% and 74% of Westchester Specialty's property and casualty direct premium volumes in 1995, respectively.

Underwriting

    Operating in a market in which capacity and price adequacy for its products can change dramatically, Westchester Specialty's underwriting strategy is to employ consistent, disciplined pricing and risk selection in order to maintain an attractive book of business. Management's priority is to ensure that criteria for risk selection are closely adhered to by its underwriting professionals and to maintain sufficient experience and expertise in its underwriting staff. Westchester Specialty's underwriting professionals average 14 years of professional experience for the casualty line of business and 16 years for the property line.

    Westchester Specialty has the ability to write business on an admitted basis (filed forms and rates with state insurance regulators) and on a non-admitted, or surplus lines basis (flexible forms and rates not filed with state insurance regulators). Having access to a non-admitted carrier allows quicker access to markets and provides the flexibility to write non-standard coverages.

    Westchester Specialty's catastrophe management strategy is to maximize attractive premium writings in designated windstorm paths and earthquake zones. Through its use of sophisticated exposure modeling tools, Westchester Specialty analyzes potential exposure scenarios and then selects risks that offer strong returns based on such models and individual risk characteristics. For a discussion on catastrophe exposure management, see "Reserves and Risk Management--Current Reinsurance Programs."

Claims

    The claims-handling process is critical to Westchester Specialty given that its umbrella and specialty property coverages are written on an excess basis. As a result, losses arise from significant events that tend to present complex claim issues. Although the claims volume at Westchester Specialty is historically low, casualty claims may involve injuries or damages that amount to more than $1 million.

    Westchester Specialty's claims professionals average over 15 years of claims handling experience. Westchester Specialty believes that this level of experience provides it with stability and consistency in its claims handling process. As of December 31, 1995, Westchester Specialty employed 23 casualty claims handlers and 6 property claims handlers. At year-end 1995 there were 3,728 open non-environmental casualty claims being handled by Westchester Specialty's casualty claims professionals. In contrast, Westchester Specialty's property claims professionals have a total of 618 open claims.

    Like Crum & Forster, the asbestos, environmental and other latent exposure claims arising from policies issued by Westchester Specialty are subcontracted to Envision. Envision is staffed by claim handlers trained to manage specialized coverage and coordination issues that arise in environmental and other latent exposure claims. Because of the special nature of environmental and other latent exposure claims, Envision has developed an "account" management approach by which a particular "account" will have included in it all the environmental and latent exposure claims made against a particular insured, without regard to policy period or type of claim made. Westchester Specialty has approximately 535 accounts under management by Envision.

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Competition

    Westchester Specialty's main competitors in the casualty business include American International Group, Chubb Group, Royal Insurance Group and Travelers/Aetna Property Casualty Corp. Westchester Specialty's main competitors in the property business include Royal Insurance Group, American International Group, Commonwealth General Insurance Group, St. Paul Companies and ITT Hartford Insurance Group.

SERVICE COMPANIES

    The following subsidiaries and significant investments of Talegen Holdings provide important services to Talegen.

Apprise Corp.

    Apprise Corp. ("Apprise") specializes in supplying information technology services to property and casualty insurers. Apprise's customers include affiliated and nonaffiliated insurance companies as well as insurance-related service companies. Apprise offers a full range of information technology services including consulting, software development and maintenance, data center processing and the management of complex data networks. Apprise is applying its experience in insurance applications and process reengineering to the growing field of professional consulting, primarily focusing on client-server platforms and the integration of third-party products and services.

Infocus Employee Services, Inc.

    Infocus Employee Services, Inc. ("Infocus") provides human resource support services to Talegen Holdings and the Operating Groups through the application of information technology tools, including payroll and benefits administration, data management, and human resources consulting. Infocus was established as a separate company effective January 1, 1996, utilizing operations and personnel formerly part of Apprise and Talegen Holdings. Infocus was created to provide its services to Talegen, and to address what is believed to be an underserved market for its tailored services. Through its integrated payroll and human resource administration system, Infocus has the ability to interface with multiple third-party vendors and is implementing a marketing effort to attract unaffiliated customers.

Talegen Properties, Inc.

    Talegen Properties, Inc. ("Talegen Properties") holds two real estate properties for sale that previously were held jointly among certain of the Insurance Companies. The combined book value of these two properties was less than $3 million at December 31, 1995. Talegen Properties also holds assigned leases on two New Jersey properties, one of which is being leased to an unaffiliated company.

Filoli Information Systems Company

    Filoli Information Systems Company ("Filoli") develops integrated claims, underwriting, and customer services software for the property and casualty insurance industry. During 1994, Industrial Indemnity contracted with Filoli for the purchase and implementation of software in conjunction with Industrial Indemnity's new comprehensive claims management process. Through a combination of insurance and information systems expertise, management believes Filoli is one of the few information companies in the industry that designs client server-based software that provides a single, fully integrated database for all insurance activities. Talegen owned 78% of the capital stock of Filoli as of March 31, 1996 on a fully diluted basis.

INVESTMENTS AND INVESTMENT POLICY

    The Insurance Companies liquidated their investment portfolios in 1992 to assist in obtaining regulatory approval for the Talegen Restructuring. After the Talegen Restructuring, Talegen engaged in limited reinvestment activities and, to assist in the sale of Talegen, again liquidated its investment portfolio in 1995. As of March 31, 1996, Talegen had total investments and cash of $6,327 million which were principally invested in cash and short-term investments. As part of the Acquisition and prior to the Closing, XFSI will replace certain promissory notes and real estate assets of the Insurance Companies with $468 million of cash that Talegen will use to increase the investment portfolio of the Insurance Companies. With its ownership situation resolved, Talegen will implement an investment strategy consistent with the duration of its liabilities and designed to maximize after-tax investment income within acceptable risk and volatility criteria. Talegen's strategy will be to invest principally in a portfolio of high-quality marketable fixed income securities with an average rating for the portfolio of "A" or better, while maintaining sufficient investments in highly liquid, short-term securities to provide for immediate cash requirements. Talegen, like other insurance companies, must comply with applicable laws and regulations that prescribe the type, quality and concentration of investments. In general, these laws and regulations permit investments, subject to certain limits and qualifications, in federal, state, and municipal obligations, corporate bonds, preferred and common equity securities, real estate mortgages and real estate.

    The finance committees of the Intermediate Holding Companies oversee investments and establish investment policies and guidelines on behalf of the Insurance Companies. At March 31, 1996, the combined carrying value of Talegen's investment portfolio was $6,312 million. Fixed income investments accounted for $1,147 million or 18.2% of the portfolio, while short-term investments accounted for $5,157 million or 81.7% of the portfolio. The remaining $8 million, or 0.1%, was invested in common stocks. Of the fixed income investments, 95.6% were invested in bonds rated "A" or higher and approximately 75.2% were invested in bonds rated "Aaa." The average duration of the combined fixed income and short-term investment portfolios was 0.92 years. The combination of non-investment grade and non-rated securities totaled $50 million, representing 4.4% of Talegen's investment portfolio as of March 31, 1996. The high percentage of short-term investments in Talegen's investment portfolio reflects the liquidation of the portfolio to assist in the sale of Talegen. The following tables set forth information regarding the investments of Talegen.

    The table below reflects the average amount of combined investments, net investment income earned and the yield thereon for the Operating Groups for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1996.

                                                                                      THREE MONTHS
                                                        YEAR ENDED DECEMBER 31,      ENDED MARCH 31,
                                                       --------------------------    ---------------
                                                        1993      1994      1995          1996
                                                       ------    ------    ------    ---------------
                                                                   (DOLLARS IN MILLIONS)
Average investments (at fair value).................   $5,881    $5,968    $6,137        $ 6,300
Net investment income(1)............................   $  250    $  282    $  321        $    81
Average yield(1)....................................     4.25%     4.73%     5.23%          5.14%(2)
Average tax equivalent yield(1).....................     4.32%     5.07%     5.25%          5.16%(2)

- ------------

(1) Excluding realized and unrealized investment gains and losses, and rental income.

(2) Annualized.

    The following table summarizes, by type, the combined investments of Talegen at December 31, 1995 and March 31, 1996 (on the basis of estimated fair value). See Note 3 of Notes to the Consolidated Financial Statements of Talegen for additional information regarding the investments by type.

                                                          AT DECEMBER 31, 1995            AT MARCH 31, 1996
                                                      -----------------------------    ------------------------
                                                         ESTIMATED       PERCENT OF    ESTIMATED     PERCENT OF
                                                        FAIR VALUE       PORTFOLIO     FAIR VALUE    PORTFOLIO
                                                      ---------------    ----------    ----------    ----------
                                                                        (DOLLARS IN MILLIONS)
Fixed Maturities:
  U.S. government and government agency bonds......       $   590             9.2%       $  604           9.6%
  State, municipalities and political
   subdivisions....................................            53             0.8            37           0.6
  Mortgage-backed securities.......................       --                --              259           4.1
  Corporate debt securities........................             5             0.1           247           3.9
Common stocks......................................             7             0.1             8           0.1
Short-term investments.............................         5,779            89.8         5,157          81.7
                                                          -------           -----      ----------       -----
      Total investments............................       $ 6,434           100.0%       $6,312         100.0%
                                                          -------           -----      ----------       -----
                                                          -------           -----      ----------       -----

    The following table sets forth the contractual maturity distribution of Talegen's fixed maturity investment portfolio at December 31, 1995 and March 31, 1996.

                                                         AT DECEMBER 31, 1995         AT MARCH 31, 1996
                                                       ------------------------    ------------------------
                                                       ESTIMATED     PERCENT OF    ESTIMATED     PERCENT OF
                                                       FAIR VALUE    PORTFOLIO     FAIR VALUE    PORTFOLIO
                                                       ----------    ----------    ----------    ----------
                                                                      (DOLLARS IN MILLIONS)
Contractual Maturity:
  Within one year...................................     $  575          88.7%       $  450          39.2%
  After one year but within five years..............         26           4.0           102           8.9
  After five years but within ten years.............         13           2.0           301          26.2
  After ten years...................................         34           5.3           294          25.7
                                                       ----------       -----      ----------       -----
      Total fixed maturity investments..............     $  648         100.0%       $1,147         100.0%
                                                       ----------       -----      ----------       -----
                                                       ----------       -----      ----------       -----

    The following table indicates the composition of Talegen's fixed maturity investment portfolio by Moody's ratings as of December 31, 1995 and March 31, 1996:

                                                         AT DECEMBER 31, 1995         AT MARCH 31, 1996
                                                       ------------------------    ------------------------
                                                       ESTIMATED     PERCENT OF    ESTIMATED     PERCENT OF
                                                       FAIR VALUE    PORTFOLIO     FAIR VALUE    PORTFOLIO
                                                       ----------    ----------    ----------    ----------
                                                                      (DOLLARS IN MILLIONS)
Moody's Rating:
  Aaa...............................................     $  603          93.0%       $  863          75.2%
  Aa................................................         14           2.2            45           3.9
  A.................................................          1           0.2           189          16.5
                                                       ----------       -----      ----------       -----
      Total investment grade........................        618          95.4         1,097          95.6
  Non-investment grade (1)..........................         30           4.6            50           4.4
                                                       ----------       -----      ----------       -----
      Total fixed maturity investments..............     $  648         100.0%       $1,147         100.0%
                                                       ----------       -----      ----------       -----
                                                       ----------       -----      ----------       -----

- ------------

(1) Includes investments not rated by Moody's.

    The National Association of Insurance Commissioners ("NAIC") also has a bond rating system. The NAIC assigns securities to classes called NAIC "designations" that are used by insurers when preparing their annual statements. The NAIC assigns designations to publicly traded as well as privately placed securities. The designations assigned by the NAIC range from class 1 to class 6, with a rating in class 1 being the highest quality. The following table indicates the composition of the fixed maturity investment portfolio of Talegen by NAIC designations as of December 31, 1995 and March 31, 1996.

                                                         AT DECEMBER 31, 1995         AT MARCH 31, 1996
                                                       ------------------------    ------------------------
                                                       ESTIMATED     PERCENT OF    ESTIMATED     PERCENT OF
                                                       FAIR VALUE    PORTFOLIO     FAIR VALUE    PORTFOLIO
                                                       ----------    ----------    ----------    ----------
                                                                      (DOLLARS IN MILLIONS)
NAIC Rating:
  Class 1...........................................     $  620          95.7%       $1,127          98.2%
  Class 2...........................................          0           0.0             8           0.7
  Class 3...........................................          3           0.5             3           0.3
  Class 4...........................................         15           2.3             0           0.0
  Class 5...........................................          0           0.0             0           0.0
  Class 6...........................................         10           1.5             9           0.8
                                                       ----------       -----      ----------       -----
      Total fixed maturity investments..............     $  648         100.0%       $1,147         100.0%
                                                       ----------       -----      ----------       -----
                                                       ----------       -----      ----------       -----

    Talegen utilizes the investment management services of American Re Asset Management, Inc. ("ARAM") pursuant to investment management agreements between ARAM and each of the Insurance Companies. ARAM is an investment advisor registered under the Investment Advisers Act of 1940 and is also a registered broker-dealer. Pursuant to these agreements, ARAM invests new funds and reinvests income from the Insurance Companies' investment portfolios in investments in accordance with investment guidelines established by the Insurance Companies, and provides administrative and reporting services incidental to such investments. The investment management agreements are terminable by the Insurance Companies with 30 days prior notice. ARAM receives fees for its investment management services based on the market value of the managed assets. See "Certain Interests in the Acquisition and Related Transactions."

RATINGS

    Insurance companies are rated by rating agencies to provide both industry participants and insurance consumers with meaningful information on specific insurance companies. Higher ratings generally indicate financial stability and a strong ability to pay claims. These ratings are based upon factors relevant to policyholders and are not directed toward protection of investors. Such ratings are neither a rating of securities nor a recommendation to buy, hold or sell any security. Ratings focus on the following factors: capital resources, financial strength, demonstrated management expertise in the insurance business, credit analysis, systems development, marketing, investment operations, minimum policyholders' surplus requirements and capital sufficiency to meet projected growth, as well as access to such traditional capital as may be necessary to continue to meet standards for capital adequacy.

    The following table summarizes the current Best Rating by A.M. Best and claims-paying ability rating by Standard & Poor's for the Insurance Companies in each Operating Group, as well as the expected rating after the consummation of the Acquisition and the Financings. In January 1996, following the announcement of the Acquisition, A.M. Best and Standard & Poor's placed the ratings of the Insurance Companies on creditwatch with negative implications. As a result of the Acquisition and the Financings, A.M. Best has indicated that the Best Rating of the Insurance Companies will be lowered one level after the Closing from "A (Excellent)," the third highest out of fifteen rating levels established by A.M. Best, to "A- (Excellent)" which is A.M. Best's fourth highest rating. The Company does not believe that such downgrade by A.M. Best will have a material adverse effect on its business.

                                                                      BEST
                                          DATE                      EXPECTED        S&P        DATE
OPERATING GROUP         BEST RATING      RATED       COMMENT         RATING        RATING     RATED       COMMENT
- --------------------   --------------   --------   -----------   ---------------   ------    --------   -----------
                                                     rating                                               rating
Coregis.............   A (Excellent)    5/22/95    reaffirmed    A- (Excellent)    A         9/15/95     affirmed
                                                     rating                                               rating
Crum & Forster......   A (Excellent)     4/3/95     upgraded     A- (Excellent)    A         11/10/95    affirmed
Industrial                                           rating                                               rating
Indemnity...........   A (Excellent)    5/22/95    reaffirmed    A- (Excellent)    A+        9/15/95     affirmed
Westchester                                          rating                                               rating
Specialty...........   A (Excellent)    5/22/95    reaffirmed    A- (Excellent)    A-        10/18/95   downgraded


EMPLOYEES

    As of March 31, 1996, Talegen employed 3,866 persons. None of these employees is represented by a labor union and Talegen and its subsidiaries consider their employee relations to be good.

PROPERTIES

    Talegen Holdings leases approximately 20,630 square feet of space in Seattle, Washington for its operations.

    Coregis leases approximately 65,651 square feet of space in Chicago, Illinois for its principal office operations. Coregis also leases office space in five other states for its branch office operations.

    Crum & Forster leases approximately 124,525 square feet of space in Morristown, New Jersey for its principal office operations. Crum & Forster also leases office space in twenty other states for its regional office operations.

    Industrial Indemnity leases approximately 93,216 square feet of space in San Francisco, California for its principal office operations. Industrial Indemnity also leases additional office space in California and in eleven other states in connection with its operations.

    Westchester Specialty leases approximately 96,340 square feet of space in Atlanta, Georgia for its principal office operations. Westchester Specialty also leases office space in California in connection with its field operations.

    Apprise leases approximately 70,930 square feet of space in Parsippany, New Jersey and 45,240 square feet of space in Morristown, New Jersey for its operations.

    Infocus leases approximately 7,867 square feet of space in Parsippany, New Jersey for its operations.

    Talegen believes that its office space is adequate for its current needs. Talegen will enter into new leases to meet future needs as such needs arise and general market conditions permit.

LITIGATION

    In the ordinary course of business, the Insurance Companies receive claims asserting alleged injuries and damages from asbestos-related, environmental and other latent exposures. As a result of these claims, Talegen Holdings and the Insurance Companies review reserve positions, reserving techniques and reinsurance recoverables. In each of these areas of exposure, the Insurance Companies litigate individual cases when appropriate and endeavor to settle other claims on favorable terms.

    As shown in "Reserves and Risk Management--Asbestos-Related, Environmental and Other Latent Exposures," a significant amount of paid claims relate to claims associated with Farm & Home Savings Association ("Farm & Home"), the developer of a subdivision in Friendswood, Texas that is located close to the Brio Superfund site. See the discussion of litigation associated with these claims in Note 18 to Talegen's Consolidated Financial Statements included elsewhere in this Prospectus.

                          RESERVES AND RISK MANAGEMENT

OVERVIEW

    Since 1992, one of Talegen's key management priorities has been the monitoring and evaluation of its loss and loss expense and uncollectible reinsurance reserve adequacy. Talegen has continually upgraded and expanded the methodologies it employs in analyzing its reserves, added newly available sources of data, and utilized a variety of outside consultants to supplement its extensive internal management review process.

    This ongoing emphasis and scrutiny of the adequacy of its reserves led Talegen to perform a complete review of its balance sheet as part of the Talegen Restructuring, establish more conservative initial reserve levels at the end of each accident year since 1992, and to initiate significant additional reserve testing in anticipation of the Acquisition. As a result, reserve levels were significantly increased in 1992 and again in 1995. In 1992, Talegen strengthened its gross and net loss and loss expense and uncollectible reinsurance reserves by approximately $614 million. At year-end 1995, Talegen strengthened its gross and net loss and loss expense reserves by a total of $475 million and $129 million, respectively, including an addition to the net reserve for uncollectible reinsurance of $50 million. After consideration of reserve actions taken throughout the year, including certain prior accident year reserve reductions recorded by Industrial Indemnity and Coregis, total net reserve strengthening recorded in 1995 pertaining to prior accident years amounted to $102 million, which increased the 1995 calendar year loss and loss expense ratio by 6.1 points.

    A high management priority of Talegen is to establish adequate initial accident year loss and loss expense reserves and to continually reevaluate loss and loss expense reserve adequacy from prior periods. Talegen's management believes that its actions to strengthen reserve adequacy coupled with its focus on claims and reinsurance management will mitigate future adverse reserve development and believes its current reserves are adequate. Given the significant changes in Talegen's business since the mid-1980s and the substantial changes since new management joined Talegen in 1992, the historical patterns of internal loss reserve development may not be indicative of future experience.

BACKGROUND

    Losses from claims and related claims handling and legal expense comprise the majority of costs from providing insurance products. Therefore, unpaid losses and loss expenses are generally the largest liabilities on a property and casualty insurer's balance sheet. However, because insurance coverage is provided for situations in which the certainty of loss cannot be predicted, ultimate losses which will be incurred on policies issued are difficult to estimate and are subject to reevaluation as new information becomes available and as new techniques are developed to analyze available data. Talegen, like most insurance companies, utilizes a variety of loss trending and analysis techniques to estimate anticipated ultimate losses and the time frames in which claims are likely to be reported and paid. Loss development patterns vary significantly by type of insurance coverage and are affected by the economic, social, judicial, weather-related and geological conditions in different geographic areas.

    In order to moderate the potential impact of unusually severe or frequent losses, the Insurance Companies cede (i.e., transfer) through reinsurance mechanisms a portion of their gross policy premiums to reinsurers in exchange for the reinsurer's agreement to share a portion of the covered losses. Although the ceding of insurance does not discharge the Insurance Company from its primary liability to its policyholder, the reinsurer that accepts the risk assumes an obligation to the Insurance Company. The Insurance Company retains a contingent liability with respect to reinsurance ceded to the extent that the reinsurer might not be able to meet its obligations. The net liability retained by the Insurance Companies on individual risks varies by product and by the nature of the risk. Insured liabilities can be reinsured either by treaty, wherein reinsurers agree in advance to provide coverage above retained limits or for a specified percentage of losses attributable to specific products, or by facultative arrangements, wherein reinsurance is provided for individual risks based on individual negotiations. See "--Use of Reinsurance."

    Reserves are established by Talegen to provide for the estimated level of claim payments which will be made under the policies it writes. Over the policy period, as premiums are earned, a portion of the premiums is set aside as gross loss and loss expense reserves for IBNR losses in anticipation of claims which will be incurred, net of anticipated salvage and subrogation. IBNR reserves also include amounts to supplement case reserves, when established, to provide for potential further loss development. In addition, gross reserves are established for internal and external loss expenses associated with handling the claims inventory. These expenses are characterized as allocated loss expenses when they are attributable to a specific claim or series of claims and unallocated loss expenses when not similarly attributable. When a claim is reported, case reserves are established on the basis of all pertinent information available at the time. Legal defense costs that can be assigned to a related claim file and can be included as part of the loss under the contract are generally established as part of the gross case reserve. Reinsurance recoverables on gross reserves are recorded for amounts that are anticipated to be recovered from reinsurers and are determined in a manner consistent with the liabilities associated with the reinsured policies. Net reserves are gross reserves less anticipated reinsurance recoverables (net of uncollectible reinsurance) and salvage and subrogation on those reserves.

    The effect of inflation on gross reserves is implicitly considered when estimating the liability for unpaid losses and loss expenses. The effect of inflation on individual case basis reserves reflects the direction of economic price levels as they affect the individual claims being reserved. Estimates of the ultimate value of unpaid claims are based in part on historical data that reflect past inflation, as well as Talegen management's assessment of severity and frequency, industry trends and related costs.

    Gross and net reserves for Talegen as of December 31, 1994 and 1995 are summarized in the following table:

                   GROSS AND NET RESERVES BY OPERATING GROUP
                             (DOLLARS IN MILLIONS)

                                                               DECEMBER 31,        DECEMBER 31,
                                                                   1994                1995
                                                             ----------------    ----------------
                                                             GROSS      NET      GROSS      NET
                                                             ------    ------    ------    ------
Coregis...................................................   $  995    $  724    $1,013    $  775
Crum & Forster............................................    2,954     2,186     3,255     2,198
Industrial Indemnity......................................    1,446     1,258     1,309     1,096
Westchester Specialty.....................................    1,247       762     1,423       787
Ceded balances to affiliates..............................     (115)       --       (77)       --
                                                             ------    ------    ------    ------
  Total...................................................   $6,527    $4,930    $6,923    $4,856
                                                             ------    ------    ------    ------
                                                             ------    ------    ------    ------

    As of March 31, 1996, Talegen's gross and net reserves were $6,904 million and $4,848 million, respectively.

MONITORING OF INSURANCE RESERVES

    Talegen closely monitors reserve requirements arising from business written to date and adjusts carried reserves as conditions change and new information emerges. Each of the Insurance Companies employs experienced actuarial staff who, as Fellows of the Casualty Actuarial Society ("Fellows") and Members of the American Academy of Actuaries, are qualified loss reserve specialists and who perform regular actuarial reviews of claim developments and resulting reserve requirements. In total, Talegen currently employs twelve Fellows. On a semi-annual or more frequent basis, detailed analyses of gross reserves, ceded reserves and reserves net of reinsurance are conducted by line of business and accident year. Actual claims activity is monitored quarterly and compared to expected levels to detect variances or trends indicating changes in reserve requirements.

    Talegen actuaries and senior management have monthly meetings to consider the actuarial studies and recommendations and implement appropriate reserve funding actions. When unique or special reserve issues are identified, Talegen routinely seeks additional outside expertise from a variety of consulting actuaries. In addition, at each year end, the reserves for each Insurance Company are independently analyzed and certified to the Insurance Commissioner of the Insurance Company's state of domicile by an outside actuary appointed by the Insurance Company's Board of Directors.

    Overall reserve levels are affected primarily by the types and amounts of insurance coverage currently being written and the trends developing from newly reported claims and claims which have been paid and closed. Adjustments are made to reserves in the period they can be reasonably estimated to reflect evolving changes in loss development patterns and various other factors. Such factors include increased damage awards by the courts, known changes in judicial interpretations of legal liability for asbestos-related, environmental and other latent exposure claims, changes in judicial interpretation of the scope of coverage provided by general liability and umbrella policies. Many of these judicial interpretations are still evolving. Generally, the greater the projected time to settlement, the greater the complexity of estimating ultimate claim costs and the more likely that such estimates will change as new information becomes available.

STATUTORY AND GAAP REPORTING OF NET UNPAID LOSSES AND LOSS EXPENSES

    The liability for unpaid losses and loss expenses required by GAAP includes various adjustments from the liability reported in accordance with SAP. Because not all GAAP adjustments can be associated with subsequent developments of the liabilities on other than an arbitrary basis, developments on the loss and loss expense reserve development table are prepared in accordance with SAP.

                    RECONCILIATION OF GAAP AND SAP LIABILITY
                             (DOLLARS IN MILLIONS)

                                                                          AS OF DECEMBER 31,
                                                                      --------------------------
                                                                       1993      1994      1995
                                                                      ------    ------    ------
GAAP net liability for unpaid loss and loss expenses...............   $5,136    $4,930    $4,856
Reserve for uncollectible reinsurance..............................      (73)      (55)      (62)
Other..............................................................      (25)      (19)       41
                                                                      ------    ------    ------
    SAP liability for unpaid loss and loss expenses................   $5,038    $4,856    $4,835
                                                                      ------    ------    ------
                                                                      ------    ------    ------

LOSS DEVELOPMENT DATA

    The table below presents a reconciliation of the net liability for unpaid loss and loss expenses for each of the years in the three-year period ended December 31, 1995.

                                                                      1993      1994      1995
                                                                     ------    ------    ------
                                                                       (DOLLARS IN MILLIONS)
Net unpaid losses and loss expenses, January 1....................   $5,198    $5,136    $4,930
                                                                     ------    ------    ------
Incurred losses and loss expenses related to:
  Current year accident losses....................................    1,323     1,283     1,304
  Prior year accident losses......................................        4       (43)      102
                                                                     ------    ------    ------
    Total incurred losses and loss expenses.......................    1,327     1,240     1,406
                                                                     ------    ------    ------
Paid losses and loss expenses related to:
  Current year accident losses....................................      269       269       343
  Prior year accident losses......................................    1,067     1,163     1,087
                                                                     ------    ------    ------
    Total paid losses and loss expenses...........................    1,336     1,432     1,430
Other.............................................................      (53)      (14)      (50)
                                                                     ------    ------    ------
    Net unpaid losses and loss expenses, December 31..............    5,136     4,930     4,856
Reinsurance recoverable...........................................    1,643     1,597     2,067
                                                                     ------    ------    ------
    Gross unpaid losses and loss expenses, December 31............   $6,779    $6,527    $6,923
                                                                     ------    ------    ------
                                                                     ------    ------    ------
Ceded incurred losses and loss expenses...........................   $   89    $  210    $  731
                                                                     ------    ------    ------
                                                                     ------    ------    ------

    During 1995, the provision for incurred losses was increased through strengthening of prior accident year gross unpaid loss and loss expense reserves by $584 million, of which $382 million pertained to latent exposure reserves, and through strengthening of uncollectible reinsurance reserves by $56 million. After giving effect to a cession of $378 million to Ridge Re and $160 million to other reinsurers, net unpaid losses and loss expenses were strengthened by a total of $102 million. On an Operating Group basis, Crum & Forster and Westchester Specialty increased their 1994 and prior accident year net loss and loss expense reserves by $97 million and $62 million, respectively. However, due to favorable 1994 and prior accident year loss trends, this impact was partially offset by reductions to 1994 and prior accident year net loss and loss expense reserves totaling $20 million at Coregis and $37 million at Industrial Indemnity.

    During 1994, the provision for incurred losses was decreased due to reductions to 1993 and prior accident year net loss and loss expense reserves by Industrial Indemnity resulting from improving loss experience in its principal markets.

    Talegen's GAAP reserve for unpaid loss and loss expenses, including the reserves attributable to long-term disability payments under workers' compensation insurance policies, have been recorded on a full value basis without the benefit of discounting. However, long term disability claims included in the statutory loss and loss expense reserves have been discounted using SAP procedures and rates. The effects of such discounting are not material.

    The loss and loss expense reserve development table illustrates the development of statutory balance sheet liabilities for 1985 through 1995. The first line of the table is the estimated GAAP liability for unpaid losses and loss expenses, net of reinsurance recoverable, recorded at the balance sheet date for each year. The second line on the table reconciles the estimated GAAP liability for unpaid losses and loss expenses to the estimated SAP liability for unpaid losses and loss expenses. The lower section of the table shows the updated amount of the previously recorded SAP liability based on experience as of the close of each succeeding year.

    The estimate for unpaid losses and loss expenses is increased or decreased as more information becomes known about the claims until all claims are settled. Deficiencies or redundancies represent aggregate changes in estimates as calculated on a statutory basis for all prior calendar years. These changes in estimates have been reflected in Talegen's calendar year operating results. Because the Insurance Companies recognize adjustments to reserves for changes in loss development patterns and various other factors, such as social and economic trends, known changes in judicial interpretation of legal liability and legislative changes affecting insurance companies, in the period in which they become known, it is not appropriate to extrapolate future redundancies or deficiencies based solely on this table.

               TALEGEN LOSS AND LOSS EXPENSE RESERVE DEVELOPMENT
                             (DOLLARS IN MILLIONS)

                                                                          YEAR ENDED DECEMBER 31,
                                        -------------------------------------------------------------------------------------------
                                        1985(1)  1986(1)  1987(1)  1988(1)  1989(1)  1990(1)  1991(1)  1992(1)  1993   1994   1995
                                        -------  -------  -------  -------  -------  -------  -------  -------  -----  -----  -----
Liability for unpaid losses and loss
 expenses--GAAP........................   2,684    3,156   3,697    4,089    4,581    4,910    4,926    5,198   5,136  4,930  4,856
Increase (decrease) for GAAP
 adjustments...........................    (112)    (220)   (177)    (130)    (116)    (137)    (174)    (180)    (98)   (74)   (21)
                                        -------  -------  -------  -------  -------  -------  -------  -------  -----  -----  -----
Liability for unpaid losses and loss
expenses--Statutory....................   2,572    2,936   3,520    3,959    4,465    4,773    4,752    5,018   5,038  4,856  4,835
Paid (cumulative) as of:
 One year later........................     953      924     998      828    1,179    1,268    1,289    1,005   1,161  1,078
 Two years later.......................   1,583    1,583   1,551    1,608    2,053    2,206    2,024    1,943   1,961
 Three years later.....................   2,020    1,938   2,093    2,230    2,737    2,692    2,760    2,569
 Four years later......................   2,251    2,291   2,508    2,702    3,046    3,228    3,232
 Five years later......................   2,506    2,579   2,870    2,904    3,443    3,575
 Six years later.......................   2,715    2,850   3,056    3,199    3,694
 Seven years later.....................   2,928    2,997   3,232    3,397
 Eight years later.....................   3,052    3,122   3,403
 Nine years later......................   3,153    3,261
 Ten years later.......................   3,278
Liability re-estimated as of:
 One year later........................   2,585    2,841   3,652    3,996    4,607    4,775    5,233    4,987   5,030  4,976
 Two years later.......................   2,893    3,316   3,754    4,097    4,476    5,192    5,129    5,038   5,114
 Three years later.....................   3,135    3,405   3,900    3,906    4,922    5,043    5,206    5,071
 Four years later......................   3,272    3,641   3,716    4,338    4,800    5,119    5,224
 Five years later......................   3,493    3,461   4,143    4,238    4,905    5,113
 Six years later.......................   3,390    3,850   4,107    4,363    4,900
 Seven years later.....................   3,743    3,835   4,204    4,379
 Eight years later.....................   3,756    3,936   4,235
 Nine years later......................   3,862    3,983
 Ten years later.......................   3,911
Net (deficiency) redundancy............  (1,339)  (1,047)   (715)    (420)    (435)    (340)    (472)     (53)    (76)  (120)  --
End of year:
 Gross liability.......................                                                                         6,471  6,391  6,753
 Reinsurance recoverable...............                                                                         1,433  1,535  1,918
 Net liability.........................                                                                         5,038  4,856  4,835
One year later:
 Gross re-estimated liability..........                                                                         6,735  7,022
 Re-estimated reinsurance
  recoverable..........................                                                                         1,705  2,046
 Net re-estimated liability............                                                                         5,030  4,976
Two years later:
 Gross re-estimated liability..........                                                                         7,326
 Re-estimated reinsurance
  recoverable..........................                                                                         2,212
 Net re-estimated liability............                                                                         5,114
Gross (deficiency) redundancy..........                                                                          (855)  (631)  --

- ------------
(1) Gross liability information is not available for periods prior to 1993.

ASBESTOS-RELATED, ENVIRONMENTAL AND OTHER LATENT EXPOSURES

Overview

    Claims resulting from asbestos-related, environmental and other latent exposures have provided unique and difficult challenges to the insurance industry. Talegen, through its historical writings at Crum & Forster and Westchester Specialty, has not been immune from the challenge of establishing adequate loss and loss expense reserves for these difficult to quantify exposures. The possibility that these claims would emerge was often not contemplated at the time the policies were written, and traditional actuarial reserving methodologies have not been useful in accurately estimating ultimate losses.

    In addition to improving its ability to analyze and record its reserve liability in this area, Talegen has changed its claim handling approach. Beginning in 1992, Talegen shifted from a reactive to a proactive claim management philosophy to identify potential exposures, analyze possible outcomes, and aggressively seek to resolve disputes with its policyholders. The results of these efforts have been a faster disposition of claims and, in many cases, an acceleration of claim payments compared to periods prior to 1992. Talegen believes this change in claim handling methodology will allow it to ultimately pay less in claims handling expenses, resolve disputes with policyholders sooner, and ultimately result in lower loss costs.

    Asbestos-related claims, which began to emerge in the 1970s, were the first type of latent exposure to cause significant losses to the insurance industry. Historically, the largest asbestos bodily injury claims have come from manufacturers of asbestos because their claims have typically involved many injured parties. Over time, many such claims have settled and the remaining exposure has decreased. Recently, however, the frequency of asbestos claims from non-asbestos manufacturers (i.e., suppliers and distributors of asbestos, as well as users of asbestos products) has been increasing. Because the number of injured parties and the severity of the injuries under these claims have been less than with the asbestos manufacturers, the per-claim exposures have also been less. In addition, case law has become reasonably well developed in the asbestos bodily injury claim area.

    Environmental claims were the second major type of latent exposure claims to emerge and significantly impact the insurance industry. Environmental claims have generally been defined by the insurance industry as loss or potential loss related to the alleged contamination of a site from operations on the site, waste disposal or other causes. Examples of environmental exposure include possible damages resulting from chemical waste, hazardous waste, industrial waste disposal facilities, landfills, toxic waste pits and underground storage tanks. Inconsistent federal and state case law and uncertainty with respect to Superfund reform have compounded the industry's difficulties in adequately assessing these complex exposures, although case law continues to develop on a state-by-state basis and may reduce uncertainty in this area.

    Prior to 1995, the Insurance Companies established case and IBNR reserves for asbestos bodily injury and environmental claims that had been reported. The IBNR reserves were established primarily to cover adverse development on known claims. Case reserves have been and continue to be determined by a specialized claim and legal staff. Building on methodologies first published in the third quarter of 1994 by the Casualty Actuarial Society and utilizing data from policyholders and third parties, such as the Environmental Protection Agency, Talegen was able to create and implement comprehensive reserving methodologies in 1995 to provide estimates of ultimate losses for asbestos bodily injury and environmental exposures. These reserving methodologies, Talegen believes, are among the most sophisticated in the property and casualty industry and during 1995 were evaluated by internal and external actuarial and claims professionals knowledgeable in the latent exposure field. The results of this effort supported a strengthening of asbestos bodily injury gross reserves of $190 million and strengthening of environmental gross reserves of $160 million at year end 1995.

    Other latent exposures include claims related to asbestos-in-building, repetitive stress, chemical exposure and surgical breast implants, as well as other exposures where the possibility of such claims arising was not contemplated when the policies were written. Reserves are established for other latent exposures as they become known to the Insurance Companies and as information becomes known to estimate reserve needs adequately.

    In 1985, Talegen established a stand-alone unit to handle asbestos-related, environmental and other latent exposure claims centrally. This unit has evolved into Envision, a separate service company that is now a part of TRG. The objectives of Envision are to bring expertise to this highly specialized area, promote consistency in claim administration and reserving practices, and to judiciously work through and close such claims on behalf of TRG and the Insurance Companies. Envision has made a significant investment in technology and has upgraded its staff to provide its customers with what Talegen believes to be among the most sophisticated tools to analyze and resolve these difficult and volatile claims.

    As judicial patterns emerge through the appellate process and remove uncertainties related to asbestos-related, environmental and other latent exposures, additional liabilities and reinsurance recoverables could arise. Total reserves for asbestos bodily injury, environmental and other latent exposures as of December 31, 1995 are as follows:

                          RESERVES BY LATENT EXPOSURE
                                  CATEGORY (1)

                                                                  AS OF DECEMBER 31, 1995
                                                  --------------------------------------------------------
                                                    ASBESTOS                       OTHER
                                                     BODILY                       LATENT
                                                     INJURY      ENVIRONMENTAL   EXPOSURES       TOTAL
                                                  ------------   ------------   -----------   ------------
                                                  GROSS   NET    GROSS   NET    GROSS   NET   GROSS   NET
                                                  -----   ----   -----   ----   -----   ---   -----   ----
                                                                   (DOLLARS IN MILLIONS)
Coregis (2).....................................  $   0   $  0   $   0   $  0   $   0   $ 0   $   0   $  0
Crum & Forster..................................    201    123     177    126      60    40     438    289
Industrial Indemnity (2)........................      0      0       0      0       0     0       0      0
Westchester Specialty...........................     87     50      59     48      56     2     202    100
                                                  -----   ----   -----   ----   -----   ---   -----   ----
      Total.....................................  $ 288   $173   $ 236   $174   $ 116   $42   $ 640   $389
                                                  -----   ----   -----   ----   -----   ---   -----   ----
                                                  -----   ----   -----   ----   -----   ---   -----   ----

- ------------
(1) Included are case, IBNR and allocated loss expense reserves. Net latent exposure reserves have not been reduced for recoverables from Ridge Re because the Ridge Re reinsurance contracts are aggregate excess of loss contracts covering all lines of business for the Insurance Companies. See "--Use of Reinsurance" and Note 6 to Talegen's 1995 Consolidated Financial Statements.

(2) Asbestos and environmental exposures for Coregis are not significant primarily because 1987 was the first year substantial business volume was written by the Coregis Insurance Companies and because liability policies since that period have generally excluded coverage for asbestos and environmental claims. In addition, the Industrial Indemnity Insurance Companies have received few latent exposure liability claims because they primarily underwrite workers' compensation coverages. Although occupational injuries, in certain instances, have been associated with asbestos and other latent exposures, Talegen does not classify related workers' compensation reserves as latent exposure reserves.

    Talegen does not believe that liabilities associated with incurred asbestos bodily injury and environmental claims will have a material adverse effect on its future liquidity or financial position. With respect to other latent exposures, because of the relatively low amount of cumulative net loss and allocated loss expense payments, the reserves established for identified claims, and the relatively low number of open claims, Talegen also does not expect that liabilities associated with incurred claims in these latent exposure areas will have a material adverse effect on its future liquidity or financial position. However, given the complexity of coverage and other legal issues, and the significant assumptions used in estimating such exposures, actual results could significantly differ from Talegen's current estimates.

    The following is a discussion of the historical claim development and other pertinent information for each latent exposure area. It is Talegen's policy not to disclose established case reserves on specific claims.

Asbestos Bodily Injury Exposures

    The following table sets forth gross and net unpaid loss and loss expense reserve information related to asbestos bodily injury claims of the Insurance
Companies:

                             ASBESTOS BODILY INJURY
                              RESERVE INFORMATION

                                                                        YEARS ENDED DECEMBER 31,
                                                   1992 AND     ----------------------------------------
                                                     PRIOR
                                                    PERIODS        1993          1994           1995
                                                  -----------   -----------   -----------   ------------
                                                  GROSS   NET   GROSS   NET   GROSS   NET   GROSS   NET
                                                  -----   ---   -----   ---   -----   ---   -----   ----
                                                                  (DOLLARS IN MILLIONS)
In total:
  Beginning case reserves.......................   $  0   $ 0    $ 89   $ 4    $61    $24   $  58   $ 27
  Claim payments (recoveries)...................     86    29      47     9     14     (4)     16     11
  Case incurred losses..........................    175    33      19    29     11     (1)     34     11
                                                  -----   ---   -----   ---   -----   ---   -----   ----
  Ending case reserves..........................   $ 89   $ 4    $ 61   $24     58     27      76     27
  IBNR/Allocated loss expense reserves (1)......    n/a   n/a     n/a   n/a     38     24     212    146
                                                  -----   ---   -----   ---   -----   ---   -----   ----
  Total reserves (1)............................    n/a   n/a     n/a   n/a    $96    $51   $ 288   $173
  Allocated loss expenses payments
   (recoveries).................................   $ 48   $33    $  1   $(12)  $10    $18   $  10   $  9

- ------------
(1) Beginning in 1994, IBNR/Allocated loss expense reserves have been allocated to certain claim categories; prior to 1994, similar allocations were not made, thus the data for 1993 and prior years has been marked as not available (n/a) in the table.

    The following claim count table reflects the progress made in reducing the overall number of asbestos bodily injury claims. Although it is difficult to estimate when the pending asbestos bodily injury claims will be closed, the overall inventory of such claims has been declining. From a historical perspective, of the total open claims at the end of 1991, approximately 64% had been closed as of December 31, 1995.

                             ASBESTOS BODILY INJURY
                            CLAIM COUNT INFORMATION

                                                                              YEARS ENDED DECEMBER
                                                                                      31,
                                                                              --------------------
                                                                              1993    1994    1995
                                                                              ----    ----    ----
                                                                                   (IN UNITS)
Beginning of period number of open claims (1)..............................   563     524     459
Number of claims opened....................................................   142     172     204
Number of claims closed....................................................   181     237     278
                                                                              ----    ----    ----
End of period number of open claims (1)....................................   524     459     385

- ------------
(1) An open claim is counted for each insured, claim type and Operating Group where the insurer has been notified of a potential loss. Thus, if an insurer had a policyholder with environmental claims covering two policy years and asbestos claims covering two policy years, there would be a claim count of two associated with the policyholder's insurance contract (one environmental and one asbestos claim).

    The following table displays the distribution of opened, closed, and end of period asbestos bodily injury claims as of and for the year ended December 31, 1995 by type of insured.

                             ASBESTOS BODILY INJURY
                  ANALYSIS OF 1995 CLAIMS BY INSURED CATEGORY

                                                                   YEAR ENDED DECEMBER 31, 1995
                                                    -----------------------------------------------------------
                                                                                            INSUREDS
                                                                                            WITHOUT
                                                                         SUPPLIERS AND      PRODUCTS
                                                    MANUFACTURERS (1)    DISTRIBUTORS     EXPOSURE (2)    TOTAL
                                                    -----------------    -------------    ------------    -----
                                                                            (IN UNITS)
Number of claims opened..........................           47                 87              70          204
Number of claims closed..........................           79                108              91          278
Distribution of ending opened claims.............          132                155              98          385

- ------------
(1) This category includes manufacturers of asbestos as well as manufacturers of products containing asbestos. As of December 31, 1995, there were 5 open claims associated with manufacturers of asbestos.

(2) This category includes insureds who never manufactured or distributed asbestos or asbestos products but rather owned or operated property where asbestos products were used.

Environmental Exposures

    The following table sets forth gross and net unpaid loss and allocated loss expense reserve information related to environmental claims of the Insurance Companies.

                       ENVIRONMENTAL RESERVE INFORMATION

                                                                    YEARS ENDED DECEMBER 31,
                                                   1992 AND     ---------------------------------
                                                     PRIOR
                                                    PERIODS        1993          1994           1995
                                                  -----------   -----------   -----------   ------------
                                                  GROSS   NET   GROSS   NET   GROSS   NET   GROSS   NET
                                                  -----   ---   -----   ---   -----   ---   -----   ----
                                                                  (DOLLARS IN MILLIONS)
In total:
  Beginning case reserves.......................   $  0   $ 0    $  7   $ 7   $  15   $13   $  20   $ 14
  Claim payments................................     31    20      16    11      19    14      29     20
  Case incurred losses..........................     38    27      24    17      24    15      19     14
                                                  -----   ---   -----   ---   -----   ---   -----   ----
  Ending case reserves..........................   $  7   $ 7    $ 15   $13      20    14      10      8
  IBNR/Allocated loss expense reserve (1).......    n/a   n/a     n/a   n/a      93    68     226    166
                                                  -----   ---   -----   ---   -----   ---   -----   ----
  Total reserves (1)............................    n/a   n/a     n/a   n/a   $ 113   $82   $ 236   $174
  Allocated loss expense payments (2)...........   $ 36   $31    $ 12   $12   $  11   $10   $   9   $  8

- ------------
(1) Beginning in 1994, IBNR/Allocated loss expense reserves have been allocated to certain claim categories; prior to 1994, similar allocations were not made, thus the data for 1993 and prior years has been marked as not available (n/a) in the table.

(2) Of the gross cumulative allocated loss expense payments, approximately 51% pertained to litigation expenses associated with declaratory judgment actions.

    The following claim count table reflects the progress made in reducing the overall number of environmental claims. Although it is difficult to estimate when existing environmental claims will close, from a historical perspective, of the total open claims at the end of 1991, approximately 78% had been closed as of December 31, 1995.

                     ENVIRONMENTAL CLAIM COUNT INFORMATION

                                                                          YEARS ENDED DECEMBER
                                                                                   31,
                                                                         -----------------------
                                                                         1993     1994     1995
                                                                         -----    -----    -----
                                                                               (IN UNITS)
Beginning of period number of open claims (1).........................   2,005    1,710    1,296
Number of claims opened...............................................     537      552      648
Number of claims closed...............................................     832      966      925
                                                                         -----    -----    -----
End of period number of open claims (1)...............................   1,710    1,296    1,019

- ------------
(1) An open claim is counted for each insured, claim type and Operating Group where the insurer has been notified of a potential loss. Thus, if an insurer had a policyholder with environmental claims covering two policy years and asbestos claims covering two policy years, there would be a claim count of two associated with the policyholder's insurance contract (one environmental and one asbestos claim).

    The principal federal statute that requires cleanup of environmental damage is CERCLA, passed in 1980. It imposes liability on "potentially responsible parties", subjecting them to liability for cleanup costs on National Priority List sites regardless of fault, time period and relative contribution of pollutants. The funding authorization for Superfund expired in December 1995 and the future of Superfund is uncertain. There are many different reform proposals that have been put forth, most of which generally have been supported by the insurance industry, and it is not possible to predict what effect legislative changes or the reauthorization of Superfund will have on Talegen's future results.

Other Latent Exposure

    A diversity of claims have been filed that assert injury or loss due to exposure to a substance or device from a prolonged period. Open claims for other latent exposures consist of the following as of December 31, 1995:

                             OTHER LATENT EXPOSURES
                             OPEN CLAIM COUNTS (1)

                                                                         DECEMBER 31, 1995
                                             -------------------------------------------------------------------------
                                              ASBESTOS     REPETITIVE     LEAD     BREAST    CHEMICAL
                                             IN-BUILDING     STRESS     EXPOSURE   IMPLANT   EXPOSURE   OTHER    TOTAL
                                             -----------   ----------   --------   -------   --------   -----    -----
                                                                            (IN UNITS)
                                                  50           26          55         16        179       90      416

- ------------
(1) An open claim is counted for each insured, claim type and Operating Group where the insurer has been notified of a potential loss. Thus, if an insurer has a policyholder with a repetitive stress claim covering two policy years and a lead exposure claim covering two policy years, there would be a claim count of two associated with the policyholders' insurance contracts (one repetitive stress and one lead exposure claim).

    The following table sets forth gross and net unpaid loss and allocated loss expense reserve information related to other latent exposure claims of the Insurance Companies, as well as additional claim count information:

                             OTHER LATENT EXPOSURES
                              RESERVE INFORMATION

                                                                         YEARS ENDED DECEMBER 31,
                                                   1992 AND     ------------------------------------------
                                                    PRIOR
                                                   PERIODS          1993            1994          1995
                                                 ------------   -------------   ------------   -----------
                                                 GROSS   NET    GROSS    NET    GROSS   NET    GROSS   NET
                                                 -----   ----   ------   ----   -----   ----   -----   ---
                                                                   (DOLLARS IN MILLIONS)
Beginning case reserves........................  $   0   $  0   $  211   $ 97   $ 165   $104   $ 137   $39
Claim payments--Farm and Home (2)..............    223    140       54      0      19     62      44    11
Other claim payments...........................     22     13        3      3       6      3       4     2
Case incurred losses...........................    456    250       11     10      (3)     0       6     1
                                                 -----   ----   ------   ----   -----   ----   -----   ---
Ending case reserves...........................  $ 211   $ 97   $  165   $104     137     39      95    27
IBNR/Allocated loss expense reserves (1).......    n/a    n/a      n/a    n/a      27     20      21    15
                                                 -----   ----   ------   ----   -----   ----   -----   ---
Total reserves (1).............................    n/a    n/a      n/a    n/a   $ 164   $ 59   $ 116   $42
Allocated loss expense payments (recoveries)...  $  10   $  7   $   (2)  $ (2)  $   2   $  2   $   3   $ 3

- ------------
(1) Beginning in 1994, IBNR/Allocated loss expense reserves have been allocated to certain claim categories, prior to 1994, similar allocation were not made, thus the data for 1993 and prior years has been marked as not available (n/a) on the table.

(2) Because the case reserves established for Farm & Home include consideration for allocated loss expenses, the claim payments include allocated loss expense cost for this exposure. In 1994, a portion of the net payments was attributable to a write-off of paid loss receivables.

    As shown in the preceding reserve information table, a significant amount of paid claims relates to claims associated with Farm & Home, the developer of a subdivision in Friendswood, Texas that is located close to the Brio Superfund site. (See discussion of litigation associated with these claims in Note 18 to Talegen's 1995 Consolidated Financial Statements included elsewhere in this Prospectus.)

    Exclusive of Farm & Home, other latent exposure claim payments and case incurred losses after 1992 have not been material. In addition, as presented below, despite an increase in the number of claims opened since 1993, an even greater number of claims during this period have been closed, thereby reducing the pending claims count in 1994 and 1995.

                             OTHER LATENT EXPOSURES
                            CLAIM COUNT INFORMATION

                                                                             YEARS ENDED DECEMBER 31,
                                                                             ------------------------
                                                                             1993    1994    1995
                                                                             ----    ----    ----
Beginning of period number of open claims (1).............................   660     560     495
Number of claims opened...................................................   181     241     311
Number of claims closed...................................................   281     306     390
                                                                             ----    ----    ----
End of period number of open claims (1)...................................   560     495     416

- ------------
(1) An open claim is counted for each insured, claim type and Operating Group where the insurer has been notified of a potential loss. Thus, if an insurer had a policyholder with a repetitive stress claim covering two policy years and a lead exposure claim covering two policy years, there would be a claim count of two associated with the policyholder's insurance contract (one repetitive stress and one lead exposure claim).

USE OF REINSURANCE

    Most of the Insurance Companies made significant use of reinsurance during the 1970s and early 1980s. Since that time, the Insurance Companies generally have increased the portion of business they retain while reducing the number of reinsurers used for their reinsurance contracts. During 1994 and 1995, excluding reinsurance ceded to pools and associations, 63% and 85%, respectively, of total written premiums ceded to reinsurers were placed with approximately 35 high-quality reinsurers. Reinsurance recoverables, net of uncollectible reinsurance, as of December 31, 1995, were $2.2 billion. Set forth below is a table of the Insurance Companies' ten largest reinsurers, as ranked by net reinsurance recoverables as of December 31, 1995. Net reinsurance recoverables from these reinsurers totaled approximately $1.2 billion as of December 31, 1995.

                   TEN LARGEST REINSURERS BY NET RECOVERABLES

                                                                                        BEST
    REINSURER                                                                          RATING
    ---------                                                                          ------
Ridge Reinsurance Limited...........................................................   NR   (1)
International Insurance Company.....................................................   B++  (2)
General Reinsurance Corporation.....................................................   A++
Kemper Reinsurance Company..........................................................   A
American Re-Insurance Company.......................................................   A+
St. Paul Fire & Marine Insurance Company............................................   A+
Texas Workers' Compensation Assigned Risk Pool......................................   NR
Transatlantic Reinsurance Company...................................................   A+
Virginia Surety Company.............................................................   A+
Everest Reinsurance Company (formerly Prudential Reinsurance Company)...............   A

- ------------

NR--not rated

(1) Although Ridge Re is not rated by A.M. Best, XFSI and Xerox will enter into a guarantee at the Closing in favor of the Insurance Companies with respect to Ridge Re's payment obligations under the Ridge Re Treaties. All payment obligations, including those currently in effect, are and will be secured by irrevocable letters of credit. As of December 31, 1995, Xerox had total assets and common shareholders' equity of $26 billion and $3.9 billion, respectively.

(2) Represents the highest rating given by A.M. Best for an insurance company in run-off.

    Since 1992, the Insurance Companies, on an Operating Group basis, have been parties to the Ridge Re Treaties. Pursuant to the Ridge Re Treaties, Ridge Re has agreed to reinsure 85% of all the Insurance Companies' net losses (which include losses and allocated loss expenses and losses from uncollectible reinsurance, net of salvage, subrogation and other recoverables), as aggregated on an Operating Group basis, up to the limits of the Ridge Re Treaties, for claims made or losses occurring during the 1992 accident year and all accident years prior thereto in excess of the Insurance Companies' Retention Amounts, as aggregated on an Operating Group basis. As the Insurance Companies within an Operating Group establish reserves that, in the aggregate, increase their net losses in excess of the Retention Amounts, 85% of the amount of net losses corresponding to such reserves is ceded to Ridge Re. When such Insurance Companies' paid losses and allocated loss expenses (including paid losses from uncollectible reinsurance) exceed the Retention Amounts under the Ridge Re Treaties, Ridge Re is required to reimburse the Insurance Companies for 85% of such net losses. As of December 31, 1995, Crum & Forster and Westchester Specialty had ceded to Ridge Re 100% of their respective limits under the Ridge Re Treaties, while gross reinsurance cover (exclusive of the 15% coinsurance) totalling $100 million and $140 million remains available to Industrial Indemnity and to Coregis, respectively. Talegen has a reinsurance recoverable balance from Ridge Re of $404 million as of December 31, 1995, with respect to which the relevant Insurance Companies have received irrevocable letters of credit. In addition, XFSI and Xerox will enter into a guarantee at the Closing in favor of the Insurance Companies with respect to Ridge Re's payment obligations under the Ridge Re Treaties. As of December 31, 1995, Xerox had total assets and common shareholders' equity of $26 billion and $3.9 billion, respectively.

    The following table identifies the aggregate developed losses (i.e., the Retention Amounts plus the amount of incurred loss or benefit that has developed on 1992 and prior accident years since January 1, 1993), the Retention Amount, the cumulative ceded losses through December 31, 1995 and the contractual coverage under the Ridge Re Treaties for each Operating Group.

                                                                       DECEMBER 31, 1995
                                                     -----------------------------------------------------
                                                     AGGREGATE                  CUMULATIVE
                                                     DEVELOPED    RETENTION       CEDED       CONTRACTUAL
                                                      LOSSES      AMOUNT (1)    LOSSES (2)    COVERAGE (2)
                                                     ---------    ----------    ----------    ------------
                                                                     (DOLLARS IN MILLIONS)
Coregis...........................................    $   532       $  585         $  0           $140
Crum & Forster....................................    $ 2,538       $2,263         $275           $275
Industrial Indemnity..............................    $ 1,207       $1,157         $ 50           $150
Westchester Specialty Group.......................    $   910       $  755         $150           $150

- ------------
(1) Retention Amounts equal the carried net unpaid losses and allocated loss expenses and uncollectible reinsurance reserves, net of salvage, subrogation and other recoverables, as of December 31, 1992.

(2) Cumulative ceded losses and contractual coverage amounts do not reflect the 15% coinsurance amounts (i.e., for every dollar of ceded losses the affected Insurance Company will be able to recover eighty-five cents from Ridge Re).

    TRG, which includes IIC, was established as part of the Talegen Restructuring as a separate operating group to manage claims run-off obligations and reinsurance collections associated with IIC's and several Talegen discontinued books of business. The IIC reinsurance, entered into as part of the Talegen Restructuring, was put in place to transfer discontinued books of business from certain of the Insurance Companies to IIC. Certain of the policies initially reinsured by IIC during the Talegen Restructuring have been novated to IIC and additional subject policies continue to be novated to IIC as claims are reported. Under this novation process, IIC is substituted for the ceding Insurance Company and becomes directly liable to the primary insured. As of December 31, 1995, IIC had gross carried reserves related to the novated policies totalling approximately $172 million. To the extent reserves have not yet been transferred on a direct basis, ceded unpaid loss and loss expense reserves remain with the Insurance Companies. At December 31, 1995, the Insurance Companies' reinsurance recoverable from IIC was $207 million. See "Risk Factors--Collectibility of Reinsurance."

    Other than the reinsurance recoverables from Ridge Re and IIC, no other reinsurance recoverable represents more than 10% of Talegen's reinsurance recoverables.

CURRENT REINSURANCE PROGRAMS

    Talegen has a reinsurance security committee composed of members of Talegen Holdings's senior management who approve the reinsurers with whom the Insurance Companies do business. The criteria under which such approvals are granted have become increasingly restrictive over the past several years.

    A comprehensive financial analysis is completed at least annually on each approved reinsurer to assess credit quality. Additionally, the aggregate exposure to each reinsurer is monitored quarterly. As a result of the more restrictive guidelines, the number of approved reinsurers has been reduced from approximately 175 in 1992 to approximately 35 high quality reinsurers in 1995.

    Talegen views catastrophe and insurance risk management as an integral and proactive segment of its overall property business strategy. Each Operating Group is responsible for managing the exposure to adverse underwriting developments on its own balance sheet. Talegen Holdings requires that each Operating Group identify and define the exposures assumed through the use of technology and external software, tabulate aggregate exposures, calculate probable maximum loss ("PML") estimates, and develop a risk management strategy which includes exposure caps, retention guidelines and the analytically based purchase of catastrophe reinsurance. Talegen believes that catastrophe and risk management enables each of the Operating Groups to identify geographic areas for potential premium growth as well as providing a benchmark for adequate pricing of property exposures.

    The Insurance Companies purchase both treaty and facultative reinsurance to limit the amount of risk retained. Limits and retentions on reinsurance contracts are based on a number of factors, including the loss history of the line of business, policy limits and exposure data, potential severity of losses, market terms and conditions, and capacity.

    The Insurance Companies limit their exposure to individual risks by purchasing excess of loss reinsurance. The reinsurance program structure and net retentions vary depending on the specific requirements of the line of business or products being reinsured. In some cases, the Insurance Companies purchase additional facultative reinsurance to increase capacity or to further reduce their retentions.

    As of March 31, 1996, subject to contractual limits, the net retention per occurrence for a casualty risk is $1 million for Coregis, $6 million for Crum & Forster, $2 million for Industrial Indemnity and $2 million for Westchester Specialty. In addition, Coregis, Crum & Forster and Westchester Specialty purchase a contingency cover to provide protection from multiple claims from a single event.

    As of March 31, 1996, subject to contractual limits, the net retention per occurrence for a property risk is $1 million for Coregis, $5 million for Crum & Forster and $1 million for Westchester Specialty. Industrial Indemnity does not write property business. Coregis, Crum & Forster and Westchester Specialty also purchase excess of loss reinsurance for property catastrophe losses.

    In addition to property catastrophe reinsurance protection acquired by the Insurance Companies, Talegen maintains a blanket catastrophe reinsurance treaty with a per occurrence limit of $80 million that acts as umbrella coverage for Coregis, Crum & Forster and Westchester Specialty.

    In the United States, four of the five costliest insured catastrophes have occurred during the past four-year period. The table below provides a comparison of the industry losses for the three most severe of these disasters and the losses incurred by the individual Operating Groups. None of the Insurance

Companies write personal lines and, as a result, have escaped the most severe losses incurred by the industry.

                                                                                                     ESTIMATED
                                                  CRUM &    INDUSTRIAL    WESTCHESTER     TOTAL        TOTAL
   CATASTROPHE                         COREGIS    FORSTER   INDEMNITY      SPECIALTY     TALEGEN    INDUSTRY (1)
   -----------                         -------    ------    ----------    -----------    -------    ------------
                                                                 (DOLLARS IN MILLIONS)
HURRICANE ANDREW
(AUGUST 1992)
 Gross Losses.......................    $ 0.7     $89.0        $0.0          $ 9.7        $99.4       $ 16,500
 Net Losses.........................    $ 0.1     $10.5        $0.0          $ 4.7        $15.3        N/A
NORTHRIDGE EARTHQUAKE
(JANUARY 1994)
 Gross Losses.......................    $ 0.5     $ 1.1        $0.0          $35.7        $37.3       $ 12,500
 Net Losses.........................    $ 0.5     $ 1.1        $0.0          $ 2.9        $ 4.5        N/A
HURRICANE OPAL
(OCTOBER 1995)
 Gross Losses.......................    $ 0.0     $ 2.4        $0.0          $20.0        $22.4       $  2,100
 Net Losses.........................    $ 0.0     $ 2.3        $0.0          $ 2.1        $ 4.4        N/A

- ------------
(1) As estimated by A. M. Best.

UNCOLLECTIBLE REINSURANCE

    The potential uncollectibility of ceded reinsurance is an industry-wide issue. With respect to the management of recoveries due from reinsurers, the Insurance Companies operate under common guidelines for the early identification of potential collection problems and utilize the services of Resolution Reinsurance Service Company, a specialized group of work-out experts and a subsidiary of TRG, to aid in the management of the more complicated cases. This unit aggressively pursues collection of reinsurance recoverables through mediation, arbitration and, where necessary, litigation to enforce the Insurance Companies contractual rights against reinsurers. Nevertheless, periodically, it becomes necessary for management to adjust reserves for potential losses to reflect their ongoing evaluation of developments which affect recoverability, including the financial difficulties that some reinsurers can experience. Based upon the review of financial condition and assessment of other available information, the Insurance Companies maintain a provision for uncollectible amounts due from reinsurers, as reported in Note 6 to Talegen's 1995 Consolidated Financial Statements.

                               REGULATORY MATTERS

GENERAL

    The Insurance Companies are subject to comprehensive, detailed regulation throughout the United States. Although there is limited federal regulation of the insurance business, each state has a comprehensive system of regulation of insurers operating in that state. The laws of the various states establish supervisory agencies with broad authority to regulate, among other things, licenses to transact business, premium rates for certain coverages, trade practices, agent licensing, policy forms, underwriting and claims practices, reserve adequacy, transactions with affiliates, and insurer solvency. Many states also regulate investment activities on the basis of quality, distribution and other quantitative criteria. Further, most states compel participation in and regulate composition of various shared market mechanisms. The Insurance Companies' operations and accounts are subject to examination at regular intervals by insurance regulators. States have also enacted legislation which regulates insurance holding company systems, including acquisitions, dividends, the terms of affiliate transactions, and other related matters. The Insurance Companies are domiciled in Alaska, California, Georgia, Idaho, Illinois, Indiana, New Jersey, New York, Ohio, Texas and Washington state.

    Insurance companies are also affected by a variety of state and federal legislative and regulatory measures and judicial decisions that define and qualify the risks and benefits for which insurance is sought and provided. These include redefinitions of risk exposure in such areas as product liability, environmental damage and workers' compensation. In addition, individual state insurance departments may prevent premium rates for some classes of insureds from reflecting the level of risk assumed by the insurer for those classes. Such developments may result in adverse effects on the profitability of various lines of insurance. In some cases, these adverse effects on profitability can be minimized, when possible, through the repricing of coverages if permitted by applicable regulations, or the limitation or cessation of the affected business.

    Most states have insurance laws requiring that property and casualty rate schedules, policy or coverage forms, and other information be filed with the state's regulatory authority. In many cases, such rates and/or policy forms must be approved prior to use. A few states have recently considered or enacted limitations on the ability of insurers to share data used to compile rates. Such restrictions have had no significant impact on Talegen.

    Insurance companies are required to file detailed annual reports with the state insurance regulators in each of the states in which they do business, and their business and accounts are subject to examination by such agencies at any time. In addition, these insurance regulators periodically examine the insurer's financial condition, adherence to statutory accounting practices, and compliance with insurance department rules and regulations. The respective reports made relating to the most recent periodic examinations of the Insurance Companies contained no material adverse findings.

    Applicable state insurance laws, rather than federal bankruptcy laws, apply to the liquidation or reorganization of insurance companies.

INSURANCE REGULATION CONCERNING CHANGE OR ACQUISITION OF CONTROL

    The insurance regulatory codes in the Insurance Companies' respective domiciliary states each contain similar provisions (subject to certain variations) to the effect that the acquisition of "control" of a domestic insurer or of any person that directly or indirectly controls a domestic insurer cannot be consummated without the prior approval of the domiciliary insurance regulator. In general, a presumption of "control" arises from the ownership, direct or indirect, control, possession with the power to vote or possession of proxies with respect to 10% or more of the voting securities of a domestic insurer or of a person that controls a domestic insurer. A person seeking to acquire control, directly or indirectly, of a domestic insurance company or of any person controlling a domestic insurance company must generally file with the relevant insurance regulatory authority a statement relating to the acquisition of control containing certain information required by statute and published regulations and provide a copy of such statement to the domestic insurer. In connection with the Acquisition, requests for approval of the sale of Talegen Holdings, as the controlling entity of each of the Insurance Companies, have been filed with the domiciliary states of each of the Insurance Companies, specifically Alaska, California, Georgia, Idaho, Illinois, Indiana, New Jersey, New York, Ohio, Texas and Washington, as required by the insurance laws in each of these states.

    In addition, certain state insurance laws contain provisions that require pre-acquisition notification to state agencies of a change in control of a non-domestic insurance company admitted in that state. While such pre-acquisition notification statutes do not authorize the state agency to disapprove the change of control, such statutes do authorize certain remedies, including the issuance of a cease and desist order with respect to the non-domestic admitted insurer's doing business in the state if certain conditions exist, such as undue market concentration.

REGULATION OF DIVIDENDS AND OTHER PAYMENTS FROM INSURANCE COMPANIES

    The Company is a legal entity separate and distinct from its subsidiaries. As a holding company with no other business operations, its primary sources of cash to meet its obligations, including principal and interest payments with respect to indebtedness, are available dividends and other statutorily permitted payments, such as tax allocation payments and management and other fees, from the Insurance Companies.

    The Insurance Companies are subject to various state statutory and regulatory restrictions, including regulatory restrictions that are imposed as a matter of administrative policy, applicable generally to any insurance company in its state of domicile, which limit the amount of dividends or distributions an insurance company may pay to its shareholders without prior regulatory approval. The restrictions are generally based on certain levels or percentages of surplus, investment income and operating income, as determined in accordance with SAP, which differs from GAAP. Generally, dividends may be paid only out of earned surplus. In every case, surplus subsequent to the payment of any dividends must be reasonable in relation to an insurance company's outstanding liabilities and must be adequate to meet its financial needs.

    Due to 1995 year-end reserve strengthening that caused them to report negative earned surplus positions at December 31, 1995, two New York-domiciled Insurance Companies, U.S. Fire and Westchester Fire, have no ordinary dividend capacity in 1996. However, both U.S. Fire and Westchester Fire have, as a matter of statutory accounting, requested the NYID to allow them to reset their respective earned surplus accounts to $0 as of the first day following the end of the quarter in which the Closing occurs. If the NYID grants these requests, and absent any other statutory restrictions (see below), both U.S. Fire and Westchester Fire would be able to pay shareholder and policyholder dividends from earnings recognized in fiscal quarters after the Closing.

    New York-domiciled insurance companies which undergo a change of control, such as U.S. Fire, Westchester Fire and Crum & Forster Indemnity, are prevented, as a matter of general administrative policy, from paying ordinary dividends for two years following such change of control without the NYID's prior approval.

    There can be no assurance that the NYID will approve (i) U.S. Fire's and Westchester Fire's requests to reset their earned surplus accounts to $0 or (ii) any request made by U.S. Fire, Westchester Fire or Crum & Forster Indemnity to pay dividends during the two-year period following the Closing. No assurance can be given that some or all of the Insurance Companies' domiciliary states will not adopt statutory provisions more restrictive than those currently in effect.

    The aggregate amount available for the payment of ordinary dividends by the Insurance Companies during 1996, assuming no dividends are paid from the New York-domiciled Insurance Companies, is $96 million, of which $16 million has been paid through March 31, 1996.

    If insurance regulators determine that payment of a dividend or any other payments to an affiliate (such as payments under a tax-sharing agreement or payments for employee or other services) would, because of the financial condition of the paying insurance company or otherwise, be hazardous to such insurance company's policyholders, the regulators may block such payments that would otherwise be permitted without prior approval.

STATUTORY SURPLUS AND CAPITAL

    In connection with the licensing of insurance companies, insurance regulators may limit or prohibit the writing of new business by an insurance company within its jurisdiction when, in the regulator's judgment, the insurance company is not maintaining adequate statutory surplus or capital. The Company does not currently anticipate that any regulator would limit the amount of new business that the Insurance Companies may write given their current levels of statutory surplus and capital.

RISK-BASED CAPITAL

    In order to enhance the regulation of insurer solvency, the National Association of Insurance Commissioners (the "NAIC") adopted risk-based capital ("RBC") requirements for property and casualty insurance companies commencing with filings made in 1995 covering the 1994 calendar year. These RBC requirements are designed to monitor capital adequacy and to raise the level of protection that statutory surplus provides for policyholders. The RBC formula measures four major areas of risk facing property and casualty insurers: (i) underwriting risk, which is the risk of errors in pricing and reserves; (ii) asset risk, which is the risk of asset default for fixed income assets and loss in market value for equity assets; (iii) credit risk, which is the risk of losses from unrecoverable reinsurance and the inability of insurers to collect agents' balances and other receivables; and (iv) off-balance sheet risk, which is primarily the risk created by excessive growth. The RBC formula provides a mechanism for the calculation of an insurance company's Authorized Control Level (the "ACL") RBC amount.

    The NAIC RBC model law stipulates four levels of regulatory action with the degree of regulatory intervention increasing as the level of surplus to RBC decreases. The initial level, the Company Action Level, requires the insurance company to submit a plan of corrective action to the relevant insurance commissioner if surplus falls below 200% of the ACL amount. The next level is the Regulatory Action Level which requires the company to submit a plan of corrective action and also allows the regulator to perform an examination of the company's business and operations and issue a corrective order if surplus falls below 150% of the ACL amount. The third level is the ACL, which permits the regulator to place the company under regulatory control entailing rehabilitation or liquidation if surplus falls below 100% of that amount. The final action level is the Mandatory Control Level which requires the insurance commissioner to place the company under regulatory control if surplus falls below 70% of the ACL amount.

    Based on the foregoing formula, at December 31, 1995, the capital of each Insurance Company was higher than the Company Action Level, and, as a result, no regulatory response or action is required.

NAIC IRIS RATIOS

    In the 1970s, the NAIC developed a set of financial relationships or "tests" called the Insurance Regulatory Information System ("IRIS") that were designed to facilitate early identification of companies which may require special attention by insurance regulatory authorities. Insurance companies submit data on an annual basis to the NAIC, which in turn analyzes the data utilizing ratios covering 12 categories of financial data with defined "usual ranges" for each category. An insurance company may fall out of the usual range for one or more ratios because of specific transactions that are in themselves immaterial or eliminated at the consolidated level. Generally, an insurance company may become subject to increased scrutiny if it falls outside the usual ranges on four or more of the ratios. There have been instances where certain IRIS ratios of one or more of the Insurance Companies have fallen outside of the usual ranges. In all such instances, the regulators have been satisfied, after analysis, that the particular Insurance Company did not warrant special attention.

INVESTMENT REGULATION

    The Insurance Companies are subject to state laws and regulations that require diversification of investment portfolios and limit the amount of investments in certain investment categories. Failure to comply with these laws and regulations would cause non-conforming investments to be treated as non-admitted assets for purposes of measuring statutory surplus and, in some instances, would require divestiture. As of December 31, 1995, the Insurance Companies' investments complied with such laws and regulations in all material respects.

GUARANTY FUNDS

    All fifty states have separate insurance guaranty fund laws requiring property and casualty insurance companies doing business within their respective jurisdictions to be members of their guaranty associations. These associations are organized to pay covered claims (as defined and limited by the various guaranty association statutes) under insurance policies issued by insolvent insurance companies. Such guaranty association laws, except in New York, create post-assessment associations which make assessments against member insurers to obtain funds to pay association covered claims after an insurer insolvency occurs. These associations levy assessments (up to prescribed limits) on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the covered lines of business in that state. Maximum assessments required by law in any one year generally vary between 1% and 2% of annual premiums written by a member in that state. New York has a pre-assessment guaranty fund which makes assessments prior to an insolvency occurring. New Jersey, North Carolina and Pennsylvania have created, by statute, a separate guaranty association for workers' compensation business lines. Some states permit member insurers to recover assessments paid through surcharges on policyholders or through full or partial premium tax offsets, while other states permit recovery of assessments through the rate filing process.

    The property and casualty guaranty association assessments paid by the Insurance Companies during the last three years totaled $7.6 million in 1993, $7.1 million in 1994 and $3.7 million in 1995.

    The Insurance Companies record guaranty assessments when such assessments are billed by the respective guaranty funds. In addition, each Insurance Company's policy is to accrue for any significant insolvencies when the loss is probable and the assessment amount can be reasonably estimated. In the case of most insurance insolvencies, the ability of each Insurance Company to reasonably estimate the insolvent insurer's liabilities or develop a meaningful range of the insolvent's liabilities is significantly impaired by inadequate financial data with respect to the estate of the insolvent company as supplied by the guaranty funds.

    Although the amount of any assessments applicable to guaranty funds cannot be predicted with certainty, the Insurance Companies believe that future guaranty association assessments for insurer insolvencies will not have a material adverse effect on their liquidity or capital resources.

SHARED MARKETS

    As a condition of its license to do business, each Insurance Company, as applicable, is required to participate in mandatory property and casualty shared market mechanisms or pooling arrangements which provide various insurance coverages to individuals or other entities that are otherwise unable to purchase such coverage in the commercial insurance marketplace. Each Insurance Company's participation in such shared markets or pooling mechanisms is generally proportionate to the amount of that Insurance Company's direct writings for the type of coverage written by the specific pooling mechanism in the applicable state.

    Commercial automobile insurance and workers' compensation lines have mandatory pooling arrangements on a state-by-state basis for segments of the market that have difficulty finding coverage from insurers. The shared market mechanisms for providing commercial automobile coverages are generally assigned risk plans, reinsurance facilities and joint underwriting facilities. Additionally, another pooling mechanism, a Commercial Auto Insurance Plan ("CAIP"), uses a limited number of servicing carriers to handle assignments from other insurers. The CAIP servicing carrier is paid a fee by the insurer who otherwise would be assigned the responsibility of handling the commercial automobile policy and paying claims. For workers' compensation, the pooling in each state is generally in the form of a reinsurance type arrangement with servicing carriers providing the policy services and claims handling services. The National Council of Compensation Insurance provides services for calculating member pooling of losses and expenses in 32 states, with the remainder of the states having their own independent servicing plans. Certain of the Insurance Companies participate in the Florida Hurricane Catastrophe Fund, a state-mandated catastrophe reinsurance fund. Business insurance is also subject to pooled insurance on a small scale for commercial properties insured through the various Fair Access to Insurance Requirements ("FAIR") Plans which exist in most states. The Insurance Companies incurred an underwriting loss from participation in such mandatory pools and underwriting associations of $24.2 million, $5.1 million and $9.2 million in 1993, 1994 and 1995, respectively.

    The amount of future losses or assessments from the shared market mechanisms and pooling arrangements described above cannot be predicted with certainty. Although it is possible that future losses or assessments from such mechanisms and pooling arrangements could have a material adverse effect on results of operations, the Insurance Companies do not expect future losses or assessments to have a material adverse effect on liquidity or capital resources.

POSSIBLE LEGISLATIVE AND REGULATORY CHANGES

    In recent years, the insurance industry has been subject to increased scrutiny. The NAIC and a number of state legislatures have considered or adopted legislative proposals that alter and, in many cases, increase the authority of state agencies to regulate insurance companies and holding company systems. In addition, several committees of Congress have made inquiries and conducted hearings as part of a broad study of the regulation of insurance companies, and legislation has been introduced in several of the past sessions of Congress which, if enacted, could result in the federal government assuming some role in the regulation of the insurance industry.

    Although the federal government does not regulate the business of insurance directly, federal initiatives often affect the insurance business in a variety of ways. Current and proposed federal measures which may significantly affect the insurance business include changes in environmental laws and tort reform.

    It is not possible to predict the outcome of any of the foregoing legislative, administrative or congressional activities or the potential effects thereof on the Company, Talegen Holdings or the Insurance Companies. See "Risk Factors--Regulation."

                                   MANAGEMENT

DIRECTORS AND OFFICERS OF THE COMPANY

    The current directors and officers of the Company are as follows:


    NAME                                     AGE                    POSITION
    ----                                     ---                    --------

Joseph W. Brown, Jr.                         47    Chairman of the Board, President, Chief
                                                   Executive Officer, Assistant Treasurer,
                                                   Assistant Secretary and Director

Gary C. Tolman                               45    Executive Vice President, Chief Financial
                                                   Officer, Treasurer and Secretary

Douglas C. Hamilton                          47    Vice President and Controller

Todd A. Fisher                               30    Director

Saul A. Fox                                  42    Director

George R. Roberts                            52    Director

    Joseph W. Brown, Jr. became a director in January 1996. He is Chairman of the Board, President and Chief Executive Officer of Talegen Holdings. He has served in such positions with Talegen and its predecessors since January 1992. Prior to joining Talegen, Mr. Brown was President and Chief Executive Officer of Fireman's Fund Insurance Company from 1989 to December 1991. Mr. Brown is also a director of MBIA, Inc., Constitution Re Corp., the American Institute for Chartered Property Casualty Underwriters and the Insurance Institute of America.

    Gary C. Tolman became an officer of the Company in June 1996 and serves as Managing Director and Treasurer of Talegen Holdings. He has served in such positions with Talegen Holdings and its predecessors since May 1992. Prior to joining Talegen Holdings, Mr. Tolman was a Senior Vice President at Fireman's Fund Insurance Company from 1990 to April 1992. Mr. Tolman has indicated that, following the Closing, he will be resigning his position at the Company.

    Douglas C. Hamilton became an officer of the Company in June 1996 and serves as controller of Talegen Holdings. Since 1978, Mr. Hamilton has held various management positions with Talegen including Regional Controller, Vice President-Corporate Accounting, and Senior Vice President and Chief Financial Officer of different Operating Groups. Prior to joining Talegen, Mr. Hamilton, who holds an M.B.A., had been with Coopers & Lybrand in New York.

    Todd A. Fisher became a director of the Company in January 1996. Mr. Fisher is a limited partner in New Associates (Talegen), L.P. and has been an executive of KKR since June 1993. Mr. Fisher is also a director of Red Lion Hotels, Inc. and Merit Behavioral Care Corporation. From 1992 to June 1993, Mr. Fisher was an associate at Goldman, Sachs & Co. Prior to 1992, Mr. Fisher attended the Wharton School of Business at the University of Pennsylvania.

    Saul A. Fox became a director of the Company in January 1996. Mr. Fox has been a general partner of KKR since January 1, 1991 and, effective January 1, 1996, became a member of the limited liability holding company which serves as the general partner of KKR. He is a member of New Talegen. Mr. Fox is also a director of American Re Corporation, Canadian General Insurance Group Limited, Fred Meyer, Inc., Layne, Inc. and Union Texas Petroleum Holdings, Inc.

    George R. Roberts became a director of the Company in January 1996. Mr. Roberts is a founding partner of KKR and, effective January 1, 1996, became a member of the limited liability company which serves as the general partner of KKR. He is a member of New Talegen. He is also a director of AutoZone, Inc., Borden, Inc., Bruno's, Inc., Canadian General Insurance Group Limited, Duracell

International, Inc., Flagstar Companies, Inc., Flagstar Corporation, IDEX Corporation, K-III Communications Corporation, Merit Behavioral Care Corporation, Newsquest Capital plc, Owens-Illinois, Inc., Owens-Illinois Group, Inc., Safeway Inc., The Stop & Shop Companies, Inc., Union Texas Petroleum Holdings, Inc. and World Color Press, Inc.

DIRECTORS AND EXECUTIVE OFFICERS OF TALEGEN HOLDINGS

    The following table sets forth certain information regarding certain of the directors and executive officers of Talegen Holdings and, as indicated, certain of its direct subsidiaries.


    NAME                                     AGE                    POSITION
    ----                                     ---                    --------

Joseph W. Brown, Jr.                         47    Chairman of the Board, President and Chief
                                                   Executive Officer

Michael A. Coutu                             47    Managing Director, President and Chief
                                                   Executive Officer of TRG

Richard N. Frasch                            44    Managing Director, General Counsel,
                                                   Secretary

Robert L. Gossett                            45    Managing Director

Gary C. Tolman                               45    Managing Director, Treasurer

Kathleen M. Wilson                           46    Managing Director

Jack D. Miller                               50    President and Chief Executive Officer of
                                                   Industrial Indemnity Holdings, Inc.
                                                   ("IIHI")

Dennis B. Reding                             47    President and Chief Executive Officer of
                                                   Westchester Specialty Group, Inc. ("WSGI")

Courtney C. Smith                            48    President and Chief Executive Officer of
                                                   Coregis Group, Inc. ("CGI")

James A. Stark                               53    President and Chief Executive Officer of
                                                   Crum & Forster Holdings, Inc. ("CFHI")

    Effective upon the Closing, Talegen Holdings anticipates that Mr. Fox and Mr. Fisher will become directors of Talegen Holdings. Following the Closing, Mr. Frasch, Mr. Tolman and Ms. Wilson have indicated that they will be resigning their positions at Talegen Holdings and its subsidiaries. Effective upon the Closing, Mr. Coutu will be resigning his positions at Talegen Holdings to spend all of his time as President and Chief Executive Officer of TRG.

    Joseph W. Brown, Jr. (See "--Directors and Officers of the Company").

    Michael A. Coutu is a Managing Director of Talegen Holdings. He has served in such positions with Talegen Holdings and its predecessors since May 1992. Prior to joining Talegen Holdings, Mr. Coutu was President of Oak Hill Financial Group, Inc. from 1989 until May 1992. Mr. Coutu also serves as the President and Chief Executive Officer of TRG.

    Richard N. Frasch is a Managing Director, General Counsel and Secretary of Talegen Holdings. He has served in such positions with Talegen Holdings and its predecessors since May 1993. Prior to joining Talegen Holdings, Mr. Frasch was a partner in the law firm of Pettit & Martin from 1984 until May 1993.

    Robert L. Gossett is a Managing Director of Talegen Holdings. He has served in such position with Talegen Holdings and its predecessors since March 1994. From January 1992, until March 1994, Mr. Gossett was a Senior Vice President with an affiliated company of Talegen Holdings. From 1987 until 1992, Mr. Gossett was a Senior Vice President at Fireman's Fund Insurance Company.

    Gary C. Tolman (See "--Directors and Officers of the Company").

    Kathleen M. Wilson is a Managing Director of Talegen Holdings. She has served in such position with Talegen Holdings and its predecessors since May 1992. Prior to joining Talegen Holdings, Ms. Wilson was Vice-President at International Business Machines Corporation from January 1989 until March 1992.

    Jack D. Miller is President, Chief Executive Officer and a Director of IIHI. He assumed his current positions in May 1995. Prior to serving in his current positions, he was Executive Vice President of Industrial Indemnity Company from August 1989.

    Dennis B. Reding is President, Chief Executive Officer and a Director of WSGI. He assumed his current positions in July 1993. Prior to serving his current positions, he was president and chief executive officer of The London Agency from May 1992 and senior vice president of Fireman's Fund Insurance Company from October 1986 to May 1992.

    Courtney C. Smith is President, Chief Executive Officer and a Director of CGI. He assumed his current positions in July 1993. Prior to serving in his current positions, he was Senior Vice President of Industrial Indemnity and President of the Property and Casualty Division of Industrial Indemnity from December 1989.

    James A. Stark is President, Chief Executive Officer and a Director of CFHI. He assumed his current positions in July 1993. Prior to serving in his current positions, he held a number of senior officer positions with Talegen and TRG subsidiaries from March 1989.

    Approximately 85 members of Talegen's management will fund a portion of the Acquisition cash purchase price through a $53 million common equity investment in Holdings.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

    Directors of the Company who are not officers or employees of the Company or Talegen will receive an aggregate annual fee of $55,000. The Company does not intend to pay any compensation to its officers, who will all be officers of Holdings. Talegen compensates its officers as set forth below.

EXECUTIVE COMPENSATION

    Talegen's compensation program for its executive officers for the fiscal year ended December 31, 1995 consisted primarily of salaries, cash bonuses, and other forms of compensation pursuant to certain qualified and nonqualified plans.

    The following table sets forth in summary form all compensation from Talegen for all services rendered in all capacities to Talegen paid or accrued during the fiscal year ended December 31, 1995 to the Chief Executive Officer of Talegen and the four other most highly compensated executive offices of Talegen (collectively, with the Chief Executive Officer, the "Named Executive Officers"). Such table represents historical compensation and is not indicative of future compensation to be received by the Named Executive Officers. Talegen intends to introduce a new annual performance based bonus plan for its executive officers following the Closing and, additionally, intends to encourage additional ownership in the Company by its executives through the introduction of a new long term stock ownership plan (see "Stock Purchase and Option Plan").

                      SUMMARY COMPENSATION TABLE FOR 1995

SALARY AND INCENTIVE COMPENSATION

                                     ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                              ----------------------------------   -----------------------------------
                                                       OTHER       RESTRICTED    SECURITIES
   NAME AND PRINCIPAL                                  ANNUAL        STOCK       UNDERLYING     LTIP      ALL OTHER
   POSITION                    SALARY    BONUSES    COMPENSATION     AWARDS     OPTIONS/SARS   PAYOUTS   COMPENSATION
- ----------------------------  --------   --------   ------------   ----------   ------------   -------   ------------
                                (1)                     (2)                       (UNITS)                    (2)
Joseph W. Brown, Jr.........  $500,006   $      0     $ 30,000         $0             0          $ 0       $139,555
 Chairman of the Board,
 President and Chief
 Executive Officer of
 Talegen Holdings.
James A. Stark..............   300,014    291,245       19,501          0             0            0              0
 President and Chief
 Executive Officer of CFHI.
Dennis B. Reding............   250,003    241,163       12,000          0             0            0              0
 President and Chief
 Executive Officer of WSGI.
Jack D. Miller..............   266,827    160,000       16,010          0             0            0          2,247
 President and Chief
 Executive Officer of IIH.
Courtney C. Smith...........   250,016    142,696       30,002          0             0            0              0
 President and Chief
 Executive Officer of CGI.

- ------------
(1) These amounts include employer contributions under the Talegen Individual Retirement Plan (as defined below), and are prior to reduction for employee contributions under the Talegen Individual Retirement Plan pursuant to
    Section 401(k) of the Internal Revenue Code and under Talegen's cafeteria plan pursuant to section 125 of the Internal Revenue Code.

(2) The following table details other annual compensation and all other compensation.

                              QUALIFIED     NON-                  NON-                     NON-
                                PLAN     QUALIFIED   QUALIFIED  QUALIFIED   QUALIFIED    QUALIFIED    MOVING      CLUB
NAMED EXECUTIVE OFFICER         MATCH    PLAN MATCH    BASIC      BASIC    PERFORMANCE  PERFORMANCE  EXPENSES  MEMBERSHIPS
- ----------------------------- ---------  ----------  ---------  ---------  -----------  -----------  --------  -----------
Joseph W. Brown, Jr..........  $ 2,310    $ 12,690    $ 4,500    $10,500     $     0      $     0    $139,555    $     0
James A. Stark...............    2,310       6,691      4,500      4,500         750          750           0          0
Dennis B. Reding.............    4,500           0      4,500      3,000           0            0           0          0
Jack D. Miller...............    4,500       3,505      4,500      3,505           0            0           0      2,247
Courtney C. Smith............    2,310       5,190      4,500      3,001       6,810        8,191           0          0

STOCK PURCHASE AND OPTION PLAN

    Concurrently with the Acquisition, certain officers and key employees of the Company, Holdings and Talegen (including those named under "--Summary Compensation Table for 1995") will participate in the Stock Purchase and Option Plan (the "Plan") for key employees of Holdings and its subsidiaries. Pursuant to the Plan, eligible persons are offered the opportunity to purchase shares of Holdings common stock, par value $.01 ("Holdings Stock") and
options to purchase       shares of Holdings Stock (the "Options"), of which
approximately       shares of Holdings Stock and       Options will be issued
pursuant to the Plan shortly after the completion of the Acquisition.

    The Options will have an exercise price of $10.00 and will consist of
600,000 Series A Reinvestment Options (the "Series A Options"),       Series B
Options (the "Series B Options"),       Series C Performance Options (the
"Series C Options") and     Series J Options (the "Series J Options"). All of
the options will be non-qualified stock options. The Holdings Stock issued pursuant to the Plan will consist of 1,800,000 shares of restricted stock (the "Restricted
Stock") and       shares of unrestricted stock (the "Purchased Stock").

    In general, the Series A Options, the Series B Options and the Series J Options vest and become exercisable at a rate of 33 1/3% per year beginning on the second anniversary of the Acquisition. The Series C Options generally vest and become exercisable on the tenth anniversary of the Acquisition provided certain performance targets are met, but may vest earlier at the discretion of the Committee. The Restricted Stock vests on the fifth anniversary of the Acquisition. Notwithstanding the foregoing, upon a Change of Control, the Restricted Stock and the Options will vest automatically, provided that in the case of the Series C Options performance targets are met.

    Prior to the fifth anniversary of the Acquisition, Options, Holdings Stock acquired upon exercise of the Series A Options, the Series B Options and the Series J Options ("Option Stock"), Restricted Stock and Purchased Stock generally are not transferable except, among other things, (i) by will, (ii) pursuant to applicable laws of descent and distribution or (iii) upon the exercise of pro-rata drag along and tag along rights following certain
dispositions by Talegen Associates, L.P. (the owner of    % of Holdings Stock
upon the closing of the Acquisition). However, Restricted Stock, Purchased Stock and Option Stock acquired upon the exercise of Series A Options become transferable at a rate of 33 1/3% per year at the end of the fifth anniversary of the Acquisition. Option Stock acquired upon the exercise of Series A Options becomes transferable at a rate 20% per year at the end of the fifth anniversary of the Acquisition.

    All Options granted under the Plan will expire ten years and one day from the date of grant except for Series J Options, which will expire 12 years from the date of grant. In addition, all unvested Options will be subject to cancellation upon or following specified periods of time after the first to occur of (i) the termination of the optionee's employment, (ii) the effective date of a Change of Control (as defined) of Holdings, or (iii) other events not related to the optionee's employment.

    Prior to the tenth anniversary (or the twelfth anniversary in the case of Series J Options or related Option Shares) of the Acquisition, Holdings will have the right to purchase, at the Repurchase Price (as described below), Option Shares, Restricted Shares and Purchased Shares (and to cancel exercisable Options upon payment of the Repurchase Price less the exercise price of such Options) upon certain circumstances including the termination of an optionee's employment with Holdings or its subsidiaries. The Repurchase Price, except for Option Shares, is defined as (i) with respect to repurchases after termination for cause, the lower of $10 per share and market price, (ii) with respect to repurchases after death or disability, an amount equal to the greater of $10 per share and market price and (iii) with respect to all other trigger events, market price, and the Repurchase Price for Option Shares is the market price. Notwithstanding the foregoing, the Repurchase Price for Restricted Shares will be $0 until after the fifth anniversary of the Acquisition.

    The terms of the Options will be set forth in separate option agreements with each optionee. In addition, individuals who purchase Holdings Stock will execute a Stockholders Agreement that sets forth certain terms with respect to such stock. The summary of the Plan in the foregoing paragraphs does not purport to be complete and is qualified in its entirety by the Plan, the individual Option agreements and the Stockholders Agreement which have been filed as exhibits hereto.

TALEGEN RETIREMENT PLANS

    Through May 31, 1985, employees of Talegen working in the United States were covered under the Employees Retirement Plan of Crum & Forster, a noncontributory qualified defined benefit plan (the "Original Retirement Plan"). The Original Retirement Plan provided a retirement benefit at age 65. The annual retirement benefit for a participant was equal to 2% of Average Final Compensation (as defined below) multiplied by years of credited service as a participant up to 25 years, plus 0.75% of Average Final Compensation multiplied by years of credited service as a participant in excess of 25 years, less a reduction for Social Security payments. Average Final Compensation was defined as the participant's average annual compensation during the 60 highest consecutive calendar months in the last 120 months of service. Compensation used to determine benefits did not include overtime earnings, commissions, bonuses or special pay.

    As a result of the termination of the Original Retirement Plan, all benefits accruing to the termination date became vested regardless of an employee's years of service, and annuities were purchased for benefits payable under the plan.

    On January 1, 1986, the Crum and Forster, Inc. Retirement Plan, a new noncontributory qualified defined benefit plan (the "Terminated Retirement Plan"), was established, with provisions substantially the same as the Original Retirement Plan. However, the annual retirement benefit under the Terminated Retirement Plan equals 1.2% of Average Final Compensation, less a reduction for Social Security payments. Effective July 1, 1993, accruals under this 1.2% benefit formula were discontinued. Participants also receive recognition of their future salary increases through December 31, 1995 (or the date their service terminated) for their credited service prior to January 1, 1986. Prior to July 1, 1993, all employees became participants in the Terminated Retirement Plan following the later of completion of one year's service or attainment of age 21. Subject to certain conditions, a participant becomes 100% vested in his retirement benefit after completion of five years of service. The Terminated Retirement Plan provides for reduced benefits paid in a form other than a straight life annuity (e.g., a qualified joint and 50% survivor annuity) or upon early retirement. Early retirement is available to participants age 55 to 64 with at least 10 years of credited service. Under certain circumstances, upon the death of a vested participant, the Terminated Retirement Plan provides a survivor annuity benefit to the participant's spouse or other beneficiary. A participant who was totally disabled on June 30, 1993 and who had completed 10 years of credited service will accrue additional credited service until the earlier of his attainment of age 65, cessation of disability status, return to employment or death.

    Talegen Holdings's subsidiaries have reimbursed and will reimburse Talegen Holdings for that portion of the annual funding cost of the Terminated Retirement Plan applicable to employees of each subsidiary through at least the consummation of the transaction. The required contribution by all subsidiaries for the plan year ended December 31, 1995, was $4,836,687. The table set forth below illustrates the approximate Terminated Retirement Plan annual retirement benefit, after applicable reduction for Social Security which would be payable at age 65 as a straight life annuity, based on the Average Final Compensation and years of credited service through June 30, 1993. The amounts set forth below do not reflect limits on benefits and includable compensation imposed by the Internal Revenue Code.


  60 MONTH
  AVERAGE                  YEARS OF CREDITED SERVICE THROUGH JUNE 30, 1993
   FINAL         -------------------------------------------------------------------
COMPENSATION        5          10          15          20          25          30
- ------------     -------     -------     -------     -------     -------     -------
20$0,000...      $10,860     $21,140     $30,850     $40,680     $51,000     $61,300
225,000...        12,360      24,030      35,030      46,160      57,770      69,380
250,000...        13,860      26,930      39,220      51,630      64,540      77,440
300,000...        16,360      32,720      47,590      62,580      78,070      93,550
350,000...        19,860      38,510      55,960      73,540      91,600     109,660
400,000...        22,860      44,300      64,300      84,490     105,130     125,780
550,000...        28,860      55,880      81,070     106,390     132,200     158,000

    Compensation covered by the Terminated Retirement Plan excludes overtime earnings, commissions, bonuses or special pay. With respect to the following individuals, the current annual compensation covered under the Terminated Retirement Plan, and the estimated current credited years of service, are as follows: Mr. Brown--$500,000 (1 year), Mr. Stark--$300,000 (29 years), Mr.
Miller-- $300,000 (6 years), Mr. Smith--$250,000 (13 years) and Mr.
Reding--$250,000 (1 year).

TALEGEN INDIVIDUAL RETIREMENT PLAN

    All subsidiaries of Talegen Holdings are participating employers in The Individual Retirement Plan of Talegen Holdings, Inc. (the "IRP"). Employees of subsidiaries of Talegen Holdings with at least one year of service (including those individuals in the Cash Compensation Table) are eligible to participate. The employer makes a basic contribution to a trust fund (the "Trust Fund") equal to 3% of salary for each participant employed at year-end. An eligible employee may elect to contribute to the Trust Fund not less than 1% and not more than 12% of his salary, in 1% increments, on a before-tax or after-tax basis. The employer makes regular matching contributions to the Trust Fund equal to 50% of the participant's contributions (participant's contributions in excess of 6% of base salary are not matched). The plan provides that employers may make additional performance related matching and/or basic contributions to participants employed at year end. Employee contributions made on a before-tax or after-tax basis are 100% vested at all times. Except as noted in the following sentence, a participant is always 100% vested in employer contributions. In the case of employees hired after July 1, 1993, such participants will become 100% vested in employer regular matching contributions after completion of five years of service. The maximum amount of employee contributions that may be contributed annually on a before-tax basis equals $7,000, as adjusted annually by the Commissioner of Internal Revenue to reflect cost of living increases ($9,500 in 1996).

    The Talegen subsidiaries have reimbursed and will reimburse Talegen for that portion of the employer contributions to the IRP applicable to employees of each subsidiary at least through the consummation of the transaction and the subsidiaries will thereafter establish or maintain a similar plan. The required contribution by the subsidiaries for the year ended December 31, 1995 was $13,148,032. Talegen Holding's contribution was $300,608.

SUPPLEMENTAL PLANS

    Effective January 1, 1994, certain employees participating in the IRP are also eligible to participate in the Supplemental Individual Retirement Plan of Talegen Holdings (the "Supplemental IRP"), which provides the benefits which would have been payable under the IRP but for limitations imposed by the Internal Revenue Code or otherwise restricted by includable compensation limits.

    Selected executives of the subsidiaries of Talegen Holdings who were participants in previous defined benefit retirement plans sponsored by Talegen (the "Previous Retirement Plans") prior to July 1, 1993, were also eligible to participate in the Talegen Holdings, Inc. Supplemental Executive Retirement Plan (the "SERP"). The SERP provides a benefit payable at age 65 equal to 2.2% of the participant's Average Final Compensation (as defined above) multiplied by his years of service up to a maximum of 25 years, less the sum of (i) the participant's primary Social Security benefit, (ii) the participant's annual retirement benefit under the Original Retirement Plan and the Terminated Retirement Plan, and (iii) the participant's annual supplemental retirement benefit provided by any written agreement. Effective July 1, 1993, accruals under the SERP were discontinued. A participant in the SERP may also receive a reduced early retirement benefit after attainment of age 55 with at least 15 years of service. Upon becoming totally disabled, a participant who has completed at least 10 years of service will continue to accrue service under the SERP up to the earlier of his attainment of age 65 or 25 years of service and will receive a benefit at age 65. Mr. Brown and Mr. Reding were credited with 17 years and 10 years, respectively, at date of hire for purposes of calculating this benefit.

    The table set forth below illustrates the approximate SERP annual retirement benefits, after reduction for Social Security, payable from the Retirement Plan of Talegen Holdings Inc. (after reflecting compensation limits in effect as of 12/31/93) and benefits payable from Met Life. These benefits would be payable at age 65 as a straight life annuity, based on the Average Final Compensation and years of credited service through June 30, 1993 indicated. Note that the right to a nonforfeitable benefit under the SERP requires the attainment of age 55 and completion of 15 years of vesting service.


 60 MONTH
  AVERAGE                  YEARS OF CREDITED SERVICE THROUGH JUNE 30, 1993
   FINAL        ----------------------------------------------------------------------
COMPENSATION       5          10          15           20           25           30
- -----------     -------     -------     -------     --------     --------     --------
 $ 200,000      $     0     $ 4,550     $ 7,640     $ 10,520     $ 12,520     $      0
   225,000            0       6,500       9,890       13,020       15,270            0
   250,000            0      10,530      15,540       20,330       24,250          665
   300,000        2,430      21,530      32,040       42,330       51,750       28,165
   350,000        4,930      32,530      48,540       64,330       79,250       55,665
   400,000        7,430      43,530      65,040       86,330      106,750       83,165
   500,000       12,430      65,530      98,040      130,330      161,750      138,165

    Compensation covered by the SERP excludes overtime earnings, commissions, bonuses or special pay. With respect to the following individuals, the current annual compensation covered under the SERP, and the estimated current credited years of service, are as follows: Mr. Brown, Jr.--$500,000 (1 year), Mr. Stark--$300,000 (29 years), Mr. Miller--$300,000 (6 years), Mr. Smith $250,000
(13 years), and Mr. Reding--$250,000 (1 year).

    Prior to July 1, 1993 all employees of Talegen Holdings and its subsidiaries who were participants in the Previous Retirement Plans and the IRP were eligible to participate in the Benefits Equalization Plan (the "BEP"), which provided the benefits which would have been payable under the Terminated Retirement Plan and the IRP but for the limits under Section 415 of the Internal Revenue Code. Effective July 1, 1993, accruals under the BEP were discontinued. Effective January 1, 1994, the BEP was terminated, and benefits previously accrued were transferred to the SERP or to the Supplemental IRP.

    Prior to July 1, 1993, select management employees who were participants in the Previous Retirement Plans and the IRP were eligible to participate in the Executive Supplemental Retirement and Savings Plan (the "Executive Supplemental Plan") which provided the benefit which would have been payable under the Terminated Retirement Plan and the IRP but for the limitations on benefits and contributions imposed by the Internal Revenue Code (except Section 415) or otherwise restricted by includable compensation limits. Effective July 1, 1993 accruals under the Executive Supplemental Plan were terminated and benefits previously accrued were transferred to the SERP or Supplemental IRP.

    The SERP and the Supplemental IRP are non-qualified plans and benefits under these plans are payable solely from general corporate assets. Reserves of $3,099,831 and $2,467,405 have been accrued with respect to the SERP and the Supplemental IRP respectively, as of December 31, 1995.

                      CERTAIN INTERESTS IN THE ACQUISITION
                            AND RELATED TRANSACTIONS

    New Talegen will beneficially own approximately 90% of the Company's outstanding Common Stock at Closing. The members of New Talegen are Messrs. Saul
A. Fox, Edward A. Gilhuly, Perry Golkin, James H. Greene, Jr., Henry R. Kravis, Robert I. MacDonnell, Michael W. Michelson, Paul E. Raether, Clifton S. Robbins, George R. Roberts, Scott M. Stuart and Michael T. Tokarz. Upon the consummation of the Acquisition, KKR will receive from the Company a fee of $30 million for its services in negotiating the Acquisition and arranging the Financings and, from time to time in the future, it may receive customary investment banking fees for services rendered to the Company. In addition, KKR has agreed to render consulting and financial services to the Company for an initial annual fee of $1.25 million. Such services would include, but are not necessarily limited to, advice and assistance concerning any and all aspects of the operations, planning and financing of the Company and its subsidiaries, as needed from time to time. See "Management" and "Ownership of Capital Stock."

    New Talegen is the general partner of New Associates (Talegen), L.P., a Delaware limited partnership ("New Associates"), of which certain past and present employees of KKR and partnerships and trusts for the benefit of the families of such past and present employees and a former partner of KKR are the limited partners. New Associates is the general partner of Talegen Associates, which will own at Closing approximately 90% of the outstanding Holdings Stock.

    In connection with the Acquisition, the Trust will sell $450 million of Preferred Securities to XFSI. The proceeds from the sale of the Preferred Securities will then be loaned by the Trust to Holdings. Holdings will contribute the $450 million of proceeds from the sale of the Preferred Securities to the Company as a common equity investment. The Preferred Securities allow for the deferral of cash dividends for the first seven years after issuance. Any such deferred dividends are generally not payable until after mandatory redemption at the end of twenty years from issuance (or upon earlier redemption). XFSI will be granted certain demand registration rights with respect to the Preferred Securities. See "Description of Preferred Securities."

    Upon the Closing it is anticipated that up to       shares of Holdings Stock
will be made the subject of purchase rights and options to be granted to certain members of senior management of Talegen Holdings and the Insurance Companies. See "Management."

    In connection with the Acquisition, the Company, Holdings, Xerox and XFSI entered into a Tax Allocation and Indemnification Agreement (the "Tax Agreement") that sets forth each party's rights and obligations with respect to certain tax matters. The Tax Agreement provides for tax settlement payments between Talegen Holdings and Xerox for 1995 and that portion of 1996 ending on the Closing Date. The Tax Agreement also provides that Xerox and XFSI will indemnify Holdings and its subsidiaries (including Talegen Holdings and the Company) against all tax assessments attributable to Xerox and its subsidiaries (including Talegen Holdings and its subsidiaries) for taxable periods ending on or prior to the Closing Date. Finally, the Tax Agreement provides for payments between Xerox and Talegen Holdings relating to the utilization of certain tax benefits and certain adjustments to the tax position of one party that affect the tax position of another party.

    Under the Purchase Agreement, XFSI is required to contribute capital to Talegen Holdings immediately prior to the Closing in an amount equal to the lesser of (i) cash dividends received by XFSI from TRG between January 1, 1996 and the Closing Date (the "TRG Contributed Amount") and (ii) $15 million plus $7.5 million for each calendar quarter from July 1, 1996 to the Closing (on a pro rated basis for the elapsed portion of such calendar quarter) (the "TRG Dividend Amount"). To the extent the TRG Dividend Amount exceeds the TRG Contributed Amount, TRG will also issue a promissory note to XFSI for such difference and XFSI, in turn, will contribute such promissory note to

Talegen Holdings. The note will be payable at such times as TRG has available cash (after the payment of its indebtedness and other corporate expenses).

    In addition to the transactions described above, Talegen Holdings (or its affiliates) will provide a preferred stock facility (the "Preferred Facility") to TRG that will allow TRG to access additional funds for future liquidity needs, if any, in connection with debt service requirements under the bank debt incurred in connection with the TRG acquisition (the "TRG Bank Debt"). The Preferred Facility will provide availability of up to $30 million (plus accreted but unpaid dividends). There will be no drawings under the Preferred Facility as of the Closing. Pursuant to the Preferred Facility, TRG will issue non-voting preferred stock to Talegen Holdings. The terms of the preferred stock would require mandatory redemption 18 years from the closing of the TRG acquisition. Upon repayment in full of the TRG Bank Debt, the preferred stock would be convertible, at the option of Talegen Holdings, into senior secured debt of TRG under the same terms as the TRG Bank Debt. Dividends on the preferred stock would accrue at a rate to compensate Talegen Holdings for its lending costs and its long-term subordinated equity position under the Preferred Facility, but would only be payable out of excess cash flow after meeting debt service requirements for the TRG Bank Debt. The ability to draw down funds under the Preferred Facility would continue (absent earlier repayment of the TRG Bank
Debt) for a 10 year period commencing with the closing of the TRG acquisition.

    TRG was established as part of the Talegen Restructuring as a distinct operating group, including IIC and other companies, to manage claims run-off obligations and reinsurance collections associated with its own and several Talegen discontinued books of business. In January 1996, XFSI agreed to sell TRG to New TRG, an entity formed at the direction of KKR and certain management of TRG, for total consideration of $612 million in a separate transaction. In addition to KKR-organized entities, ownership of New TRG will include certain senior management members of TRG and Talegen, including Mr. Brown, Chairman of the Board, President and Chief Executive Officer of Talegen Holdings and Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Brown is also the Chairman of the Board of TRG. Management of Crum & Forster's and Westchester Specialty's environmental, asbestos and other latent exposure claims is currently subcontracted to Envision, an affiliate of TRG. Resolution Reinsurance, a subsidiary of TRG, currently provides the Insurance Companies with assistance in the management of recoveries due from reinsurers. In addition, Talegen Holdings will provide TRG with certain management services and Talegen may receive, in addition to services provided by Envision and Resolution Reinsurance, other claims management services from time to time.

    In connection with the Talegen Restructuring, the Insurance Companies entered into reinsurance agreements with IIC to transfer discontinued books of business from certain of the Insurance Companies to IIC. See "Reserves and Risk Management--Use of Reinsurance."

    American Re Corporation, a company organized at the direction of KKR and certain members of management of American Re-Insurance Company ("American Re"), is the parent of American Re, one of Talegen's principal reinsurers. In addition, in August 1995 (prior to the negotiation of the Purchase Agreement), First Quadrant Corp., which at that time was a wholly-owned subsidiary of Talegen Holdings, sold the assets of one of its investment management segments to ARAM, a subsidiary of American Re. The sales price approximated the value of the net assets sold. The business segment sold provides, pursuant to existing agreements between the Insurance Companies and ARAM, investment management services primarily to Talegen's property and casualty insurance businesses. ARAM receives fees for its investment management services based on the market value of the managed assets.

                           OWNERSHIP OF CAPITAL STOCK

    Upon the Acquisition, the Common Stock of the Company will be beneficially owned, assuming full dilution, as follows:

                                                                          NUMBER OF
                                                                           SHARES
    NAME                                                                  OWNED (1)    PERCENTAGE
    ----                                                                  ---------    ----------
New Talegen (1)........................................................      [xx]         [xx]
  2800 Sand Hill Road, Suite 200
  Menlo Park, California 94025
Joseph W. Brown, Jr. (2)...............................................      [xx]         [xx]
Todd A. Fisher.........................................................     --           --
Saul A. Fox (1)........................................................     --           --
George R. Roberts (1)..................................................     --           --
All officers and directors as a group (4 persons)......................     --           --
Management Investors (3)...............................................      [xx]         [xx]

- ------------

(1) Shares of Common Stock of the Company shown as beneficially owned by New Talegen are owned of record by Holdings, approximately 90% of which is held by Talegen Associates. Talegen Associates is a limited partnership organized under the laws of Delaware for the sole purpose of acquiring and holding the capital stock of Holdings. Talegen Associates is controlled by its general partner, New Associates, which is, in turn, controlled by its general partner, New Talegen. New Talegen is a limited liability company, the members of which are Messrs. Saul A. Fox, Edward A. Gilhuly, Perry Golkin, James H. Greene, Jr., Henry R. Kravis, Robert I. MacDonnell, Michael W. Michelson, Paul E. Raether, Clifton S. Robbins, George R. Roberts, Scott M. Stuart and Michael T. Tokarz. Messrs. Fox and Roberts are also directors of the Company. Such individuals may be deemed to share beneficial ownership of the shares shown as beneficially owned by New Talegen. Such individuals disclaim beneficial ownership of such shares.

(2) Including the deemed exercise of all options and other rights to acquire stock, Mr. Brown's ownership interest in Holdings is expected to be more than 10%, but not more than 11%, on a fully diluted basis.

(3) It is expected that the Management Investors (including Mr. Brown) will initially acquire approximately 10% of the voting securities of Holdings, exclusive of options and restricted stock. Including the deemed exercise of all options and other rights to acquire stock and all restricted stock, the Management Investors could eventually hold up to 22% of the voting securities of Holdings. Each Management Investor will invest individually, and the Management Investors will not have any agreement, written or unwritten, as to the voting of such securities.

                         DESCRIPTION OF THE DEBENTURES

    The Debentures offered hereby will be issued under an indenture to be dated
as of             , 1996 (the "Indenture") between the Company, as issuer, and
Marine Midland Bank, as trustee (the "Trustee"), a copy of the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."

GENERAL

    The Debentures will mature on             , 2008, will be limited to
$350,000,000 aggregate principal amount and will be unsecured senior subordinated obligations of the Company. Each Debenture will bear interest at
the rate set forth on the cover page hereof from             , 1996 or from the
most recent interest payment date to which interest has been paid or duly
provided for, payable on       and       semiannually thereafter on       and
      in each year until the principal thereof is paid or duly provided for to the Person in whose name the Debenture (or any predecessor Debenture) is
registered at the close of business on the       or       next preceding such
interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    Principal of, premium, if any, and interest on the Debentures will be payable, and the Debentures will be exchangeable and transferable, at the office or agency of the Company in the City of New York maintained for such purposes (which initially will be the Trustee); provided, however, that, at the option of the Company, interest may be paid by check mailed to the address of the Person entitled thereto as such address appears on the security register. The Debentures will be issued only in fully registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of Debentures, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

SUBORDINATION

    The payment of principal of, premium, if any, and interest on the Debentures will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the documents relating to the applicable Senior Indebtedness) before the Holders of Debentures will be entitled to receive any payment with respect to the Debentures, and until all Obligations with respect to Senior Indebtedness are paid in full, any distribution to which the Holders of Debentures would be entitled shall be made to the holders of Senior Indebtedness (except that Holders of Debentures may receive (i) shares of stock and any debt securities that are subordinated at least to the same extent as the Debentures to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness and
(ii) payments made from the trusts described under "--Legal Defeasance and Covenant Defeasance").

    The Company also may not make any payment upon or in respect of the Debentures (except in such subordinated securities or from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace or
(ii) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Indebtedness. Payments on the Debentures, including any missed payments, may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived or shall have ceased to exist or all Obligations in respect of such Designated Senior Indebtedness shall have been discharged or paid in full and
(b) in case of a nonpayment default, the earlier of (x) the date on which such nonpayment default is cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received (each such period, the "Payment Blockage Period") or (z) such Payment Blockage Period shall be terminated by written notice to the Trustee from the holders of a majority of the outstanding principal amount of such Designated Senior Indebtedness or their representative who delivered such notice. No new period of payment blockage may be commenced unless and until 365 days have elapsed since the effectiveness of the immediately preceding Payment Blockage Notice. However, if any Payment Blockage Notice within such 365-day period is given by or on behalf of any holders of Designated Senior Indebtedness (other than the agent under the Senior Credit Facility), the agent under the Senior Credit Facility may give another Payment Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 365 consecutive day period. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days.

    If the Company fails to make any payment on the Debentures when due or within any applicable grace period, whether or not on account of the payment blockage provision referred to above, such failure would constitute an Event of Default under the Indenture and would enable the Holders of the Debentures to accelerate the maturity thereof.

    The Indenture will further require that the Company promptly notify holders of Senior Indebtedness if payment of the Debentures is accelerated because of an Event of Default.

    As a result of the subordination provisions described above, in the event of insolvency, bankruptcy, administration, reorganization, receivership or similar proceedings relating to the Company, Holders of Debentures may recover less ratably than creditors of the Company who are holders of Senior Indebtedness. At March 31, 1996, on a pro forma basis after giving effect to the Acquisition and the Financings and the application of the net proceeds therefrom, the Company would have had approximately $796 million of Senior Indebtedness outstanding. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "--Certain Covenants--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock."

    The Company is a holding company that derives substantially all of its operating income and cash flow from its subsidiaries. Generally, claims of creditors of a subsidiary, including policyholders, trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiary, and claims of preferred stockholders (if any) of such subsidiary will have priority with respect to the assets and earnings of such subsidiary over the claims of creditors of its parent company, except to the extent the claims of creditors of the parent company are guaranteed by such subsidiary. The Debentures, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of the direct and indirect subsidiaries of the Company. At March 31, 1996, on a pro forma basis after giving effect to the Acquisition and the Financings and the application of the net proceeds therefrom, the Company's Subsidiaries would have had total liabilities (including loss reserves and unearned premium reserves) of $8,667 million. Although the Indenture limits the incurrence of Indebtedness and Disqualified Stock of the Company's Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "--Certain Covenants--Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock."

    "Designated Senior Indebtedness" means (i) Indebtedness under the Senior Credit Facility so long as any Obligations under the Senior Credit Facility are outstanding and (ii) any other Senior Indebtedness permitted under the Indenture the principal amount of which is $25 million or more and that has been designated by the Company as Designated Senior Indebtedness.

    "Senior Indebtedness" means (i) the Indebtedness under the Senior Credit Facility and (ii) any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Debentures. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include (1) any liability for federal, state, local or other taxes owed or owing by the Company,
(2) any obligation of the Company to any of its Subsidiaries, (3) any accounts payable, trade liabilities or claims with respect to insurance, in each case, arising in the ordinary course of business (including instruments evidencing such liabilities), (4) any Indebtedness that is incurred in violation of the Indenture, (5) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company, (6) any Indebtedness, guarantee or obligation of the Company which is subordinate or junior to any other Indebtedness, guarantee or obligation of the Company, (7) Indebtedness evidenced by the Debentures and (8) Capital Stock.

    The Debentures will rank senior in right of payment to all Subordinated Indebtedness of the Company.

MANDATORY REDEMPTION

    The Company will not be required to make mandatory redemptions or sinking fund payments prior to maturity of the Debentures.

OPTIONAL REDEMPTION

    Except as described below, the Debentures will not be redeemable at the
Company's option prior to       , 2001. From and after       , 2001, the
Debentures will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' written notice, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on of each of the years indicated below:

                                                                      REDEMPTION
    YEAR                                                                PRICE
    ----                                                              ----------
2001...............................................................          %
2002...............................................................          %
2003...............................................................          %
2004...............................................................          %
2005 and thereafter................................................       100%

    In addition, at any time or from time to time, on or prior to       , 1999,
the Company may, at its option, redeem up to 40% of the aggregate principal amount of Debentures originally issued under the Indenture on the Issuance Date
at a redemption price equal to    % of the aggregate principal amount thereof,
plus accrued and unpaid interest thereon, if any, to the redemption date, with the net proceeds of (i) one or more Equity Offerings by the Company or (ii) one or more capital contributions to the Company by Holdings with the net proceeds of one or more Equity Offerings by Holdings; provided that at least $210 million aggregate principal amount of Debentures remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 60 days of the date of the closing of any such Equity Offering.

REPURCHASE AT THE OPTION OF HOLDERS

    Change of Control. The Indenture will provide that, upon the occurrence of a Change of Control, the Company will make an offer to purchase all or any part (equal to $1,000 or an integral multiple thereof) of the Debentures pursuant to the offer described below (the "Change of Control Offer") at a price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase. The Indenture will provide that within 30 days following any Change of Control, the Company will mail a notice to each Holder of Debentures issued under the Indenture, with a copy to the Trustee, with the following information: (i) a Change of Control Offer is being made pursuant to the covenant entitled "Change of Control," and that all Debentures properly tendered pursuant to such Change of Control Offer will be accepted for payment; (ii) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, except as may be otherwise required by applicable law (the "Change of Control Payment Date"); (iii) any Debenture not properly tendered will remain outstanding and continue to accrue interest; (iv) unless the Company defaults in the payment of the Change of Control Payment, all Debentures accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date; (v) Holders electing to have any Debentures purchased pursuant to a Change of Control Offer will be required to surrender the Debentures, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Debentures completed, to the paying agent and at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
(vi) Holders will be entitled to withdraw their tendered Debentures and their election to require the Company to purchase such Debentures, provided, that the paying agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Debentures tendered for purchase, and a statement that such Holder is withdrawing such Holder's tendered Debentures and his election to have such Debentures purchased; and (vii) that Holders whose Debentures are being purchased only in part will be issued new Debentures equal in principal amount to the unpurchased portion of the Debentures surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

    The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding amounts under the Senior Credit Facility or offer to repay in full all outstanding amounts under the Senior Credit Facility and repay the Obligations held by each lender who has accepted such offer or obtain the requisite consents, if any, under the Senior Credit Facility to permit the repurchase of the Debentures required by this covenant.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Debentures pursuant to a Repurchase Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the

Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

    The Indenture will provide that on the Change of Control Payment Date, the Company will, to the extent permitted by law, (i) accept for payment all Debentures or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Debentures or portions thereof so tendered and (iii) deliver, or cause to be delivered, to the Trustee for cancellation the Debentures so accepted together with an Officers' Certificate stating that such Debentures or portions thereof have been tendered to and purchased by the Company. The Indenture will provide that the paying agent will promptly mail to each Holder of Debentures the Change of Control Payment for such Debentures, and the Trustee will promptly authenticate and mail to each Holder a new Debenture equal in principal amount to any unpurchased portion of the Debentures surrendered, if any, provided, that each such new Debenture will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

    The Senior Credit Facility currently prohibits the Company from purchasing any Debentures, and also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change in Control occurs at a time when the Company is prohibited from purchasing the Debentures, the Company could seek the consent of its lenders to the purchase of the Debentures or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing the Debentures. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would likely restrict payments to the Holders of the Debentures.

    The existence of a Holder's right to require the Company to repurchase such Holder's Debentures upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Company in a transaction that would constitute a Change of Control.

    Asset Sales. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist an Asset Sale, unless (x) the Company, or its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets sold or otherwise disposed of and (y) except in the case of a Permitted Asset Swap, at least 75% of the proceeds from such Asset Sale when received consists of cash or Cash Equivalents; provided that, the amount of (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Debentures) that are assumed by the transferee of any such assets, (b) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) and (c) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 12 1/2% of Total Adjusted Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for the purposes of this provision; and provided further that any Asset Sale with respect to an asset which constitutes a Permitted Investment that is described under clause (g) or (h) of the definition of Permitted Investment shall not be subject to clause (y) of this sentence.

    Within 365 days after the Company's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option, (i) to permanently reduce Obligations under the Senior Credit Facility (and to correspondingly reduce commitments with respect thereto) or other Senior Indebtedness or Pari Passu Indebtedness, (ii) to secure Letter of Credit Obligations to the extent related letters of credit have not been drawn upon or returned undrawn, (iii) to an investment in any one or more businesses, capital expenditures or acquisitions of other assets, in each case, used or useful in an Insurance Business (including, without limitation, Invested Assets of an Insurance Subsidiary) and (iv) to an investment in properties or assets that replace the properties and assets that are the subject of such Asset Sale. Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The Indenture will provide that any Net Proceeds from the Asset Sale that are not invested as provided and within the time period set forth in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $30 million, the Company shall make an offer to all Holders of Debentures (an "Asset Sale Offer") to purchase the maximum principal amount of Debentures, that is an integral multiple of $1,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $30 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Debentures tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Debentures surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Debentures to be purchased in the manner described under the caption "Selection and Notice" below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Debentures pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

    Selection and Notice. If less than all of the Debentures are to be redeemed at any time or if more Debentures are tendered pursuant to an Asset Sale Offer than the Company is required to purchase, selection of such Debentures for redemption or purchase, as the case may be, will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Debentures are listed, or, if such Debentures are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no Debentures of $1,000 or less shall be purchased or redeemed in part.

    Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Debentures to be purchased or redeemed at such Holder's registered address. If any Debenture is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Debenture shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

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    A new Debenture in principal amount equal to the unpurchased or unredeemed portion of any Debenture purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original Debenture. On and after the purchase or redemption date, unless the Company defaults in payment of the purchase or redemption price, interest shall cease to accrue on Debentures or portions thereof purchased or called for redemption.

CERTAIN COVENANTS

    Restricted Payments. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or (B) dividends or distributions by a Restricted Subsidiary of the Company so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, the Company or a Restricted Subsidiary of the Company receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities); (ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company; (iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, or maturity, any Subordinated Indebtedness; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses
(i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

        (b) immediately before and immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

        (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issuance Date (including Restricted Payments permitted by clauses
    (i), (v), (vi) and (viii) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the Issuance Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of marketable securities received by the Company since the Issuance Date from the issue or sale of Equity Interests of the Company (including Retired Capital Stock (as defined below), but excluding cash proceeds and any marketable securities received from (A) the sale of Equity Interests of the Company to members of management, directors or consultants of the Company and its Subsidiaries after the Issuance Date to the extent such amounts have been applied to Restricted Payments in accordance with clause (iv) of the next succeeding paragraph, (B) the sale of Equity Interests of the Company to Holdings where such proceeds are from the sale of Equity Interests of Holdings to members of management, directors or consultants of the Company and its Subsidiaries after the Issuance Date to the extent such amounts have been applied to Restricted Payments in accordance with clause (iv) of the next succeeding paragraph, (C) the sale of Designated Preferred Stock and (D) the sale of Equity Interests of the Company to Holdings where such proceeds are from the sale of Contributed

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    Preferred Stock) or debt securities of the Company that have been converted into such Equity Interests of the Company (other than Refunding Capital Stock (as defined below) or Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus (iii) 100% of the aggregate amounts contributed to the capital of the Company (including amounts recorded by the Company as capital contributions in accordance with GAAP that result from the allocation to the Company of the tax benefits to the consolidated group, of which Holdings is a part, of the Preferred Securities, but excluding capital contributions by Holdings to the Company (x) with the proceeds from the sale of Equity Interests of Holdings to members of management, directors or consultants of the Company after the Issuance Date to the extent such amounts have been applied to Restricted Payments in accordance with clause
    (iv) of the next succeeding paragraph, (y) from the proceeds of Contributed Preferred Stock and (z) that are permitted to be included in the calculation of Consolidated Net Income pursuant to clause (v) of the definition thereof), plus (iv) 100% of the aggregate amounts received in cash and the fair market value of marketable securities (other than Restricted Investments) received from (A) the sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries or (B) a dividend from, or the sale of the stock of, an Unrestricted Subsidiary, plus
    (v) other Restricted Payments in an aggregate amount not to exceed $25 million.

    The foregoing provisions will not prohibit:

        (i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

        (ii) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company (the "Retired Capital Stock"), Equity Interests of Holdings (the "Retired Holdings Capital Stock"), Subordinated Indebtedness of the Company or Indebtedness of Holdings (in the case of Equity Interests or Indebtedness of Holdings, either directly or indirectly by means of a dividend or loan or advance to Holdings or any distribution on account of the Company's Equity Interests), in each case, in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than any Disqualified Stock) (the "Refunding Capital Stock"), and (b) if immediately prior to the retirement of Retired Capital Stock or Retired Holdings Capital Stock, as the case may be, the declaration and payment of dividends thereon was permitted under clause (v) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; provided, however, that at the time of the declaration of any such dividends, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

        (iii) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired), (B) such Indebtedness is subordinated to Senior Indebtedness and the Debentures at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (C) such Indebtedness has a final scheduled maturity date later than the final scheduled maturity date of the Debentures and (D) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Debentures;

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
        (iv) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of any Equity Interests of the Company or Holdings held by any future, present or former employee, director or consultant of the Company or any Subsidiary pursuant to any management equity plan or stock option plan or any other agreement; provided, however, that the aggregate Restricted Payments made under this clause (iv) does not exceed in any fiscal year $7.5 million (with unused amounts in any year being carried over to the next two immediately succeeding fiscal years subject to a maximum (without giving effect to the following proviso) of $15 million in any fiscal year); provided, further, that such amount in any calendar year may also be increased by an amount not to exceed (i) the cash proceeds from the sale of Equity Interests of the Company (or capital contributions, or purchase of Equity Interests of the Company, by Holdings with the proceeds from the sale of Equity Interests of Holdings) to members of management, directors or consultants of the Company and its Subsidiaries that occurs after the Issuance Date (to the extent the cash proceeds from the sale of such Equity Interests or capital contributions have not otherwise been applied to the payment of Restricted Payments by virtue of the preceding paragraph (c)) plus (ii) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issuance Date less (iii) the amount of any Restricted Payments previously made pursuant to clauses (i) and (ii); and provided further, that cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

        (v) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issuance Date (including, without limitation, the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii)); provided, however, that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on a pro forma basis (including the payment of dividends to Holdings for the purpose of declaring and paying dividends on Contributed Preferred Stock), the Company and its Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least (x) 1.50 to 1.00 if such date is prior to June 30, 1999 and (y) 2.00 to 1.00 if such date is on or after June 30, 1999;

        (vi) the declaration and payment of dividends to Holdings for the purpose of declaring and paying dividends on Contributed Preferred Stock issued after the Issuance Date; provided, however, that the aggregate amount of such dividends permitted to be paid pursuant to this clause (vi) does not exceed the capital contributions by Holdings to the Company from the proceeds of the issuance of such Contributed Preferred Stock; provided further that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Contributed Preferred Stock, after giving effect to such issuance on a pro forma basis (including the payment of dividends to Holdings for the purpose of declaring and paying dividends on Contributed Preferred Stock), the Company and its Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least (x) 1.50 to 1.00 if such date is prior to June 30, 1999 and (y) 2.00 to 1.00 if such date is on or after June 30, 1999;

        (vii) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed $20.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

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
        (viii) (a) the payment of dividends on the Company's Common Stock, following the first public offering of the Company's Common Stock after the Issuance Date, of up to 6% per annum of the net proceeds received by the Company in such public offering, other than public offerings with respect to the Company's Common Stock registered on Form S-8 and (b) the payment of dividends to Holdings for the payment of dividends on Holdings common stock, following the first public offering of Holdings common stock after the Issuance Date, of up to 6% per annum of the net proceeds thereof contributed to the capital of the Company by Holdings after such public offering, other than public offerings with respect to Holdings common stock registered on Form S-8;

        (ix) payments to Holdings for the payment of taxes pursuant to the Tax Allocation Agreement (as defined in the Indenture) as the same may be amended from time to time in a manner that is not disadvantageous to the Holders in any material respect;

        (x) payments to Holdings (other than those covered in clause (ix) above) used to pay ordinary operating expenses (other than taxes) of Holdings incurred in the normal course of business so long as Holdings is a holding company with substantially no assets (other than investments in Subsidiaries, other Investments, Cash Equivalents and assets related to the performance of management functions with respect to all such assets) or operations (other than the performance of management functions with respect to its investments in Subsidiaries, other Investments and Cash Equivalents); and

        (xi) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (iii), (iv), (v), (vi), (vii), (viii) and (xi), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and, so long as any Event of Default shall have occurred and be continuing and payments to Holdings under the Tax Allocation Agreement are permitted to be made on a gross basis (without reduction for any tax benefits to the consolidated group, of which Holdings is a part, of the Preferred Securities or other similar securities), the amount of Restricted Payments permitted under clause (ix) will be reduced (such reduced amount shall in no event be less than zero) by the aggregate amount of such tax benefits (such limitation will not affect the amount of capital contributions recognized pursuant to clause (iii) of paragraph (c)); and provided further that for purposes of determining the aggregate amount expended for Restricted Payments in accordance with clause (c) of the immediately preceding paragraph, only the amounts expended under clauses (i), (v), (vi) and (viii) shall be included.

    As of the Issuance Date, all of the Company's Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investments." Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

    Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur" and correlatively, an "incurrence" of) any Indebtedness (including Acquired Indebtedness) or any shares of Disqualified Stock; provided, however, that the Company may incur Indebtedness or issue shares of Preferred Stock that is Disqualified Stock if the Fixed Charge

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Coverage Ratio for the Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such incurrence would have been
(x) at least 2.00 to 1.00 if such date is prior to June 30, 1999 and (y) 2.50 to
1.00 if such date is on or after June 30, 1999 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or such Preferred Stock had been issued, as the case may be, and the application of proceeds had occurred at the beginning of such four-quarter period.

    The foregoing limitations will not apply to:

        (a) the incurrence by the Company of Indebtedness under the Senior Credit Facility and the issuance of letters of credit thereunder (with letters of credit being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $975 million outstanding at any one time, less principal repayments of term loans and permanent commitment reductions with respect to revolving loans and letters of credit under the Senior Credit Facility made after the Issuance Date in each case with the Net Proceeds of Asset Sales, if any;

        (b) the incurrence by the Company of Indebtedness represented by the Debentures;

        (c) Existing Indebtedness (other than Indebtedness described in clauses
    (a) and (b));

        (d) Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (d), does not exceed $25 million (including any Refinancing Indebtedness with respect thereto);

        (e) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit issued in respect of its insurance or reinsurance business (including letters of credit issued to satisfy insurance regulatory requirements) or in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed or repaid within 30 days following such incurrence;

        (f) obligations (to the extent such obligations are considered Indebtedness under the Indenture) arising from agreements of the Company or a Restricted Subsidiary providing for indemnification (including loss reserve guarantees), adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (i) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

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        (g) Indebtedness of the Company to a Restricted Subsidiary and
    Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

        (h) Hedging Obligations that are incurred (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding or (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges;

        (i) obligations in respect of performance, surety and appeal bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

        (j) Indebtedness not otherwise permitted hereunder in an amount under this clause (j) not to exceed $150 million at any one time, provided that up to $50 million of such Indebtedness outstanding at any time may be Indebtedness of Restricted Subsidiaries;

        (k) Indebtedness or Preferred Stock that is Disqualified Stock of a Person existing at the time such Person is acquired by the Company or any of its Restricted Subsidiaries, including through a consolidation or merger of such Person with or into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that such Indebtedness or such Disqualified Stock is not incurred or issued, as the case may be, in connection with, or to provide all or any portion of the funds or credit support utilized to consummate such acquisition, consolidation or merger; and provided further that the Fixed Charge Coverage Ratio (determined, with respect to Indebtedness or Preferred Stock incurred or issued (and only with respect to such Indebtedness or Preferred Stock incurred or issued), as the case may be, pursuant to this clause (k) prior to the second anniversary of the Issuance Date, without regard to clause
    (iii) of the definition of Consolidated Net Income to the extent that the application of such clause in determining Consolidated Net Income causes a Net Income Deduction as a result of regulatory restrictions imposed by NYID, as a result of administrative policy, relating to the change of control resulting from the Acquisition) for the Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such transaction would have been at least (x) 2.00 to 1.00 if such date is prior to June 30, 1999 and (y) 2.50 to 1.00 if such date is on or after June 30, 1999 determined on a pro forma basis, as if such transaction had occurred at the beginning of such four-quarter period and such Indebtedness or such Disqualified Stock and the EBITDA of such acquired, consolidated or merged Person had been included for all purposes in such pro forma calculation;

        (l) Indebtedness incurred by a Restricted Subsidiary; provided, however, that the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of incurrence of such Indebtedness would have been at least 3.00 to 1.00 determined on a pro forma basis, as if such Indebtedness had been incurred at the beginning of such four-quarter period; and provided, further, that if such Restricted Subsidiary guarantees Indebtedness of the Company, such Restricted Subsidiary will comply with the provisions of clause (m) below;

        (m) any guarantee by a Restricted Subsidiary of Indebtedness of the Company; provided that if such Indebtedness is Senior Indebtedness, the Debentures will be guaranteed by such Restricted Subsidiary, which guarantee will be subordinated to such Subsidiary's guarantee of the Senior Indebtedness to the same extent as the Debentures are subordinated to Senior Indebtedness of the

                                      125
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    Company under the Indenture, and if such Indebtedness is not Senior
    Indebtedness, the Debentures will be guaranteed by such Restricted Subsidiary on a pari passu basis (if such Indebtedness is pari passu in right of payment to the Debentures) or on a senior basis (if such Indebtedness is subordinated in right of payment to the Debentures;

        (n) any guarantee by the Company of Indebtedness or other obligations of any of its Restricted Subsidiaries so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; and

        (o) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness which serves to refund, refinance or restructure any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (k) and (l) above, or any Indebtedness issued to so refund, refinance or restructure such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; provided however that such Refinancing Indebtedness (i) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of Indebtedness being refunded or refinanced, (ii) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Debentures, such Refinancing Indebtedness is subordinated or pari passu to the Debentures at least to the same extent as the Indebtedness being refinanced or refunded and (iii) shall not include (x) Indebtedness of a Subsidiary that refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and provided further that subclauses (i) and (ii) of this clause (o) will not apply to any refunding or refinancing of any Senior Indebtedness.

    Liens. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien that secures obligations under any Pari Passu Indebtedness or Subordinated Indebtedness on any asset or property of the Company or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Debentures are equally and ratably secured with the obligations so secured or until such time as such obligations are no longer secured by a Lien.

    Merger, Consolidation, or Sale of All or Substantially All Assets. The Indenture will provide that the Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the "Successor Company"); (ii) the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under the Indenture and the Debentures pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;
(iii) immediately after such transaction no Default or Event of Default exists;
(iv) the Successor Company, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test (determined, with respect to any such merger, sale, assignment, transfer, lease, conveyance or other disposition occurring on or before the second anniversary of the Issuance Date and so long as no Indebtedness is incurred by the Company or such other Person in connection with, or to provide all or any portion of the funds or credit support utilized to consummate such, merger, sale, assignment, transfer, lease, conveyance or other disposition, without regard to clause (iii) of the definition of Consolidated Net Income to the extent that the application of such clause in determining Consolidated

                                      126
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Net Income causes a Net Income Deduction as a result of regulatory restrictions imposed by NYID, as a result of administrative policy, relating to the change of control resulting from the Acquisition) set forth in the first paragraph of the covenant described under "--Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock"; provided that the determination of the Fixed Charge Coverage Ratio as set forth in the parenthetical included in this clause
(iv) will not prohibit the Company or any Restricted Subsidiary from otherwise incurring Indebtedness permitted by and in accordance with the terms (including the determination of the Fixed Charge Coverage Ratio where required without regard to the parenthetical in this clause (iv)) of the Indenture; and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. The Successor Company will succeed to, and be substituted for, the Company under the Indenture and the Debentures. Notwithstanding the foregoing clauses (iii) and (iv), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction.

    Transactions with Affiliates. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction") involving aggregate consideration or payments in excess of $5.0 million, unless:

        (a) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

        (b) the Company delivers to the Trustee with respect to any Affiliate Transaction involving aggregate consideration or payments in excess of $15.0 million, a resolution adopted by a majority of the Disinterested Directors of the Board of Directors approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

    The foregoing provisions will not apply to the following: (i) transactions between or among the Company and/or any of its Restricted Subsidiaries; (ii) Restricted Payments permitted by the provisions of the Indenture described above under the covenant "--Restricted Payments"; (iii) the payment of customary annual consulting and advisory fees and related expenses to KKR and its Affiliates; (iv) the payment of reasonable and customary regular fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary; (v) payments by the Company or any of its Restricted Subsidiaries to KKR and its Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by the Board of Directors of the Company in good faith; (vi) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause
(a) of the preceding paragraph; (vii) payments or loans to employees or consultants which are approved by the Board of Directors of the Company in good faith; (viii) any agreement as in effect as of the Issuance Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto so long as any such amendment is not disadvantageous to the Holders of the Debentures in any material respect); (ix) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders

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agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issuance Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issuance Date shall only be permitted by this clause (ix) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the Debentures in any material respect; (x) transactions permitted by, and complying with, the provisions of the covenant described under "--Merger, Consolidation, or Sale of All or Substantially All Assets"; (xi) the payment of all fees and expenses related to the Acquisition and Financings; (xii) the Preferred Facility as in effect as of the Issuance Date, and as may be amended, supplemented or modified from time to time, provided that such terms as so amended, supplemented or modified are no less favorable to the Holders in any material respect; (xiii) payments pursuant to the Tax Allocation Agreement as in effect as of the Issuance Date or any amendment thereto so long as such amendment is not disadvantageous to the Holders in any material respect; (xiv) transactions with Holdings for services of the type provided by Talegen Holdings as of the Issuance Date to the Subsidiaries; and (xv) transactions with customers or insureds, suppliers, consultants, investment advisors, joint venture partners or purchasers or sellers of goods or services (including, without limitation, each of TRG, IIC and Envision and their respective subsidiaries, other insurers, reinsurers and claims managers), in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

    Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

        (a) (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

        (b) make loans or advances to the Company or any of its Restricted Subsidiaries; or

        (c) sell, lease, or transfer any of its properties or assets to the Company, or any of its Restricted Subsidiaries;

    except (in each case) for such encumbrances or restrictions existing under or by reason of:

        (1) contractual encumbrances or restrictions in effect on the Issuance Date, including pursuant to the Senior Credit Facility and its related documentation;

        (2) the Indenture and the Debentures;

        (3) customary non-assignment or subletting provisions in leases entered into in the ordinary course of business and consistent with past practices;

        (4) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

        (5) applicable insurance or other laws, rules, regulations or orders or agreements with any governmental authority that regulates the insurance industry;

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        (6) Indebtedness or Capital Stock of Restricted Subsidiaries that are acquired by or merged with or into the Company or any of its Restricted Subsidiaries after the Issuance Date; provided that such Indebtedness or Capital Stock is in existence at the time of such acquisition and was not incurred, assumed or issued in contemplation of such acquisition or merger;

        (7) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

        (8) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" and "Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

        (9) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

        (10) provisions in joint venture agreements and other similar agreements that are materially similar to ordinary provisions entered into by parties to joint ventures in the Insurance Business at the time of such joint venture or similar agreement;

        (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

        (12) Indebtedness permitted to be incurred subsequent to the Issuance Date pursuant to the "Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant; provided that any such restrictions are customary and ordinary with respect to the type of Indebtedness being incurred (under relevant circumstances); and

        (13) any encumbrances or restrictions of the type referred to in clauses
    (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (c)(1) through (c)(12) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company's Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, placement or refinancing.

    Limitation on Other Senior Subordinated Indebtedness. The Indenture will provide that the Company will not, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Company unless such Indebtedness is either
(a) pari passu in right of payment with the Debentures or (b) subordinate in right of payment to the Debentures, in the same manner and at least to the same extent as the Debentures are subordinate to Senior Indebtedness.

    Reports and Other Information. Under the terms of the Indenture, the Company will file with the Trustee and provide Holders, within 15 days after it files them with the Commission, copies of its annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rule or regulation prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Indenture will require the Company to continue to file with the Commission and provide the Trustee and Holders with, without cost to each Holder, (a) within 90 days after the end of each fiscal year,

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annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form); (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q (or any successor or comparable form); and (c) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K (or any successor or comparable form); provided however the Company shall not be so obligated to file such reports with the Commission if the Commission does not permit such filings. The Company will in all cases, without cost to each recipient, provide copies of such information to the holders of the Debentures and, if they are not permitted to file such reports with the Commission, shall make available such information to prospective purchasers and to securities analysts and broker-dealers upon their request.

EVENTS OF DEFAULT AND REMEDIES

    The following events constitute Events of Default under the Indenture:

        (i) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal or premium, if any, on the Debentures whether or not such payment shall be prohibited by the subordination provisions relating to the Debentures;

        (ii) default for 30 days or more in the payment when due of interest with respect to the Debentures whether or not such payment shall be prohibited by the subordination provisions relating to the Debentures;

        (iii) failure by the Company for 30 days after receipt of written notice given by the Trustee or the Holders of at least 30% in principal amount of the Debentures then outstanding to comply with any of its other agreements in the Indenture or the Debentures;

        (iv) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issuance Date, if both (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $30 million or more at any one time outstanding;

        (v) failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $30 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

        (vi) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

    If any Event of Default (other than by reason of bankruptcy or insolvency) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then outstanding Debentures may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Debentures to be due and payable immediately; provided,

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however, that, so long as any Indebtedness permitted to be incurred pursuant to the Senior Credit Facility shall be outstanding, no such acceleration with respect to an Event of Default described in clause (ii) of the first paragraph of this section shall be effective until the earlier of (i) acceleration of any such Indebtedness under the Senior Credit Facility or (ii) five business days after the giving of written notice to the Company of such acceleration. Upon such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (vi) of the first paragraph of this section, all outstanding Debentures will become due and payable without further action or notice. Holders of Debentures may not enforce the Indenture or the Debentures except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Debentures may direct the Trustee in its exercise of any trust or power. The Indenture provides that the Trustee may withhold from Holders of Debentures notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Debentures if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of such Debentures.

    The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Debentures issued thereunder by notice to the Trustee may on behalf of the Holders of all of such Debentures waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of, any such Debenture held by a non-consenting Holder. In the event of any Event of Default specified in clause
(iv) above, such Event of Default and all consequences thereof (including without limitation any acceleration or resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Debentures, if within 20 days after such Event of Default arose (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or (z) if the default that is the basis for such Event of Default has been cured.

    The Indenture provides that the Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of the Company, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the Debentures or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Debentures by accepting a Debenture waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Debentures. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The obligations of the Company under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Debentures. The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Debentures ("Legal Defeasance") and cure all then existing Events of Default except for (i) the rights of holders of outstanding Debentures to receive payments in respect of the principal of, premium, if any,

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and interest on such Debentures when such payments are due solely out of the trust created pursuant to the Indenture, (ii) the Company's obligations with respect to Debentures concerning issuing temporary Debentures, registration of such Debentures, mutilated, destroyed, lost or stolen Debentures and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Debentures. In the event Covenant Defeasance occurs, certain events (not including non-payment on other indebtedness, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Debentures.

    In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Debentures,

        (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Debentures, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the outstanding Debentures on the stated maturity date or on the applicable redemption date, as the case may be, of such principal, premium, if any, or interest on the outstanding Debentures;

        (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, (A) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or (B) since the Issuance Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Debentures will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Debentures will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (iv) no Default or Event of Default shall have occurred and be continuing with respect to certain Events of Default on the date of such deposit;

        (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company is a party or by which the Company is bound;

        (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable U.S. federal or state law, and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders;

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        (vii) the Company shall have delivered to the Trustee an Officers'
    Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

        (viii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

    The Indenture will be discharged and will cease to be of further effect as to all Debentures issued thereunder, when either (a) all such Debentures theretofore authenticated and delivered (except lost, stolen or destroyed Debentures which have been replaced or paid and Debentures for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or (b) (i) all such Debentures not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust an amount of money sufficient to pay and discharge the entire indebtedness on such Debentures not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; (ii) no Default or Event of Default with respect to the Indenture or the Debentures shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which it is bound; (iii) the Company has paid all sums payable by it under such Indenture; and (iv) the Company has delivered irrevocable instructions to the Trustee under such Indenture to apply the deposited money toward the payment of such Debentures at maturity or the redemption date, as the case may be. In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture and the Debentures issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Debentures then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Debentures), and any existing default or compliance with any provision of the Indenture or the Debentures may be waived with the consent of the Holders of a majority in principal amount of the outstanding Debentures (including consents obtained in connection with a tender offer or exchange offer for the Debentures).

    The Indenture will provide that without the consent of each Holder affected, an amendment or waiver may not (with respect to any Debentures held by a nonconsenting Holder of the Debentures): (i) reduce the principal amount of the Debentures whose Holders must consent to an amendment, supplement or waiver,
(ii) reduce the principal of or change the fixed maturity of any such Debenture or alter or waive the provisions with respect to the redemption of the Debentures (other than provisions relating to the covenants described under "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Debenture, (iv) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest with respect to the Debentures (except a rescission of acceleration of the Debentures by the Holders of at least a majority in aggregate principal amount of such Debentures and a waiver of the payment default that resulted from such acceleration), or in respect of a covenant or provision contained in the Indenture which cannot be amended or modified without the consent of all Holders, (v) make any Debenture payable in money other than that stated in such Debentures, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of such Debentures to receive payments of

                                      133
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principal of or premium, if any, or interest with respect to such Debentures,
(vii) make any change in the foregoing amendment and waiver provisions, (viii) impair the right of any Holder of the Debentures to receive payment of principal of, or interest on such Holder's Debentures on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such Holder's Debentures, or (ix) make any change in the subordination provisions of the Indenture that would adversely affect the Holders of the Debentures.

    The Indenture will provide that, notwithstanding the foregoing, without the consent of any Holder of Debentures, the Company and the Trustee together may amend or supplement the Indenture or the Debentures (i) to cure any ambiguity, defect or inconsistency, (ii) to provide for uncertificated Debentures in addition to or in place of certificated Debentures, (iii) to comply with the covenant relating to mergers, consolidations and sales of assets, (iv) to provide for the assumption of the Company's obligations to Holders of such Debentures, (v) to make any change that would provide any additional rights or benefits to the Holders of the Debentures or that does not adversely affect the legal rights under the Indenture of any such Holder, (vi) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company, or (vii) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

    The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

    The Indenture will provide that the Holders of a majority in principal amount of the outstanding Debentures issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of such Debentures, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

GOVERNING LAW

    The Indenture and the Debentures will be, subject to certain exceptions, governed by and construed in accordance with the internal laws of the State of New York, without regard to the choice of law rules thereof.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. For purposes of the Indenture, unless otherwise specifically indicated, the term "consolidated" with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

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    "Acquired Indebtedness" means, with respect to any specified Person, (i)
Indebtedness of any other Person existing at the time such other Person merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person and (ii) Indebtedness encumbering any asset acquired by such specified Person.

    "Acquisition" means the acquisition of Talegen Holdings, Inc. by the Company, pursuant to the Stock Purchase Agreement dated as of January 17, 1996 among the Company, Xerox Corporation, XFSI and New Talegen Holdings.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

    "Asset Sale" means:

        (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of the Company or any Restricted Subsidiary (each referred to in this definition as a "disposition") or

        (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

           (a) the sale of all or any portion of the Invested Assets of an Insurance Subsidiary;

           (b) a disposition of Cash Equivalents or Investment Grade Securities or obsolete equipment in the ordinary course of business;

           (c) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under "Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture;

           (d) any disposition that is a Restricted Payment or that is a dividend or distribution permitted under the covenant described above under "Restricted Payments" or any Investment that is not prohibited thereunder or any disposition of Cash Equivalents;

           (e) any disposition, or related series of dispositions, of assets with an aggregate fair market value of less than $2.5 million;

           (f) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

           (g) foreclosures on assets.

    "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet in accordance with GAAP.

    "Capital Stock" means with respect to any Person, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock of such Person, including, without limitation, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

    "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (iii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from

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the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, (iv) repurchase obligations for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper rated A-1 or the equivalent thereof by Moody's or S&P and in each case maturing within one year after the date of acquisition, (vi) investment funds investing 95% of their assets in securities of the types described in clauses (i)-(v) above, (vii) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P and (viii) Indebtedness or Preferred Stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's.

    "Change of Control" means the occurrence of any of the following:

        (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole;

        (ii) Holdings or the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holder and its Related Parties, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Company or Holdings, as the case may be, and such Person or group beneficially owns more of the total voting power of the Voting Stock of Holdings or the Company, as the case may be, than the Permitted Holder and its Related Parties;

        (iii) the first day within any two-year period on which a majority of the members of the Board of Directors of Holdings or the Company are not Continuing Directors; or

        (iv) Holdings or the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, Holdings or the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of Holdings or the Company, as the case may be, is converted into or exchanged for cash, securities or other property, other than (A) any such transaction where (1) the outstanding Voting Stock of Holdings or the Company is converted into or exchanged for (I) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and/or (II) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (2) the "beneficial owners" of the Voting Stock of Holdings or the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or transferee corporation immediately after such transaction or (B) any such transaction as a result of which the Permitted Holder or its Affiliates own a majority of the total Voting Stock and Capital Stock of the surviving or transferee corporation immediately after the transaction.

    "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense and other noncash charges (excluding any noncash item that represents an accrual, reserve or amortization of a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

    "Consolidated Interest Expense" means, with respect to any period, the sum of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such

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
expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, non-cash interest payments, the interest component of Capitalized Lease Obligations, and net payments (if any) pursuant to Hedging Obligations with respect to Indebtedness, excluding amortization of deferred financing fees) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income.

    "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that (i) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Wholly Owned Restricted Subsidiary thereof in respect of such period, (ii) the Net Income of any Person acquired in a pooling of interests transaction shall not be included for any period prior to the date of such acquisition, (iii) the Net Income of any Operating Group for such period, on a consolidated basis (without giving effect to any push down of the accounting for the Acquisition by the Company to the financial statements of any member of such Operating Group and to the extent such Net Income is not a loss), shall be excluded to the extent that such Net Income exceeds the sum of, without duplication, (a) the maximum aggregate amount of cash that such Operating Group's Insurance Subsidiaries are able to pay to the Company through such Operating Group's Insurance Holding Company as a dividend, distribution, repayment of intercompany indebtedness or interest thereon at the date of determination without prior governmental approval (which has not been obtained) (excluding any required passage of time in nondisapproval states) and which is not prohibited, directly or indirectly, by the terms of any charter or any agreement, instrument, judgment, decree, order, writ, injunction, certificate, statute, rule, law, code, ordinance or government regulation applicable to such Operating Group's Insurance Holding Company or any of its Insurance Subsidiaries unless any such restriction has been legally waived, (b) the amount of any dividend, distribution, repayment of intercompany indebtedness or interest thereon paid during such period by such Operating Group's Insurance Subsidiaries, through such Operating Group's Insurance Holding Company, to the Company to the extent that such dividend, distribution, repayment of intercompany indebtedness or interest thereon reduces the amount described in clause (a) that could be distributed at the date of determination, (c) the amount of cash payments made or accrued (with respect to such accrual, to the extent that payment of such accrued amount is not prohibited, directly or indirectly, by the terms of any charter or any agreement, instrument, judgment, decree, order, writ, injunction, certificate, statute, rule, law, code, ordinance or government regulation) by such Operating Group's Insurance Subsidiaries, directly or indirectly, to or for payment to, as the case may be, the Company or a Restricted Subsidiary that is not an Insurance Holding Company or that is not an Insurance Subsidiary under any management, referral or similar agreement (including, but not limited to, any fees paid to the Company or a Restricted Subsidiary that is not an Insurance Holding Company or that is not an Insurance Subsidiary in respect of the management of the Operating Group's Insurance Subsidiaries' investment portfolios); provided that if any such accrual is subsequently reversed the amount so reversed will be deducted from the calculation of the amounts under clauses (a) through (d) of this clause (iii) in the period of such reversal, and (d) the amount of cash payments made or accrued (with respect to such accrual, to the extent that payment of such accrued amount is not prohibited, directly or indirectly, by the terms of any charter or any agreement, instrument, judgment, decree, order, writ, injunction, certificate, statute, rule, law, code, ordinance or government regulation) by such Operating Group's Insurance Subsidiaries, directly or indirectly, to or for payment to, as the case may be, the Company or a Restricted Subsidiary that is not an Insurance Holding Company or that is not an Insurance Subsidiary (which payments take into consideration any adjustments in clauses (i) through (vi) of the definition of Net Income and without giving effect to any tax loss carryforward) under the Tax Allocation Agreement with respect to such period and allocated to such period based upon the taxable income of such Subsidiary for such period and, for periods prior to the Issuance Date, as if such Tax Allocation Agreement had been in effect for such period; provided that if any such accrual is subsequently reversed the amount so reversed will be deducted from the calculation of the amounts available under clauses (a) through (d) of this clause (iii) in the period of such reversal, (iv) the Net Income for such period of any Restricted Subsidiary, other than any Insurance Holding Company or any Insurance Subsidiary included in an Operating Group, shall be excluded to the extent that such Net Income exceeds the maximum aggregate amount of cash that such Restricted Subsidiary is permitted to pay as a dividend or other distribution to the Company at the date of determination without any prior government approval (which has not been obtained) and which is not prohibited, directly or indirectly, by the terms of such Restricted Subsidiary's charter or any agreement, instrument, judgment, decree, order, writ, injunction, certificate, statute, rule, law, code, ordinance or governmental regulation applicable to such Restricted Subsidiary, unless any such restriction has been legally waived, (v) without duplication, cash payments received by Holdings from the Company or any of its Restricted Subsidiaries in payment for services which are expensed and which payments are subsequently contributed to the Company by Holdings shall be added to the Net Income of the Company or such Restricted Subsidiary and (vi) unrealized gains and losses with respect to investment portfolios to the extent such gains and losses affect Net Income shall be excluded for such period. For purposes of applying clause (iii) of the preceding sentence, Net Income will be determined without regard to interest expense or interest income relating to intercompany indebtedness which is incurred by Insurance Holding Companies.

    "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

    "Continuing Directors" means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the Issuance Date or (ii) was nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (iii) is any designee of the Permitted Holder or its Affiliates or was nominated by the Permitted Holder or its Affiliates or any designees of the Permitted Holder or its Affiliates on the Board of Directors.

    "Contributed Preferred Stock" means Preferred Stock of Holdings (other than Disqualified Stock) that is issued for cash (other than to the Company or any Restricted Subsidiary) and is so designated as Contributed Preferred Stock, pursuant to an Officer's Certificate of Holdings, on the issuance date thereof, the proceeds of which are contributed as capital to the Company and excluded from the calculation set forth in paragraph (c) of the "Restricted Payments" covenant.

    "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "Designated Noncash Consideration" means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

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
    "Designated Preferred Stock" means Preferred Stock of the Company (other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of the Company, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in paragraph
(c) of the "Restricted Payments" covenant.

    "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions (except arising exclusively as a consequence of such member's relationship to the Company).

    "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is puttable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, in each case prior to the date 91 days after the maturity date of the Debentures; provided, however, that if such Capital Stock is either (i) redeemable or repurchaseable solely at the option of such Person or (ii) issued to employees of the Company or its Subsidiaries or to any plan for the benefit of such employees, such Capital Stock shall not constitute Disqualified Stock unless so designated.

    "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) provision for taxes based on income or profits for such period (taking into consideration the adjustments referred to in clauses (i) through (vi) of the definition of Net Income and clauses (i), (ii), (v) and (vi) of the definition of Consolidated Net Income) deducted in computing Consolidated Net Income (or minus in the case of a tax benefit), and which provision shall be reduced (or increased in the case of a tax benefit) by a fraction the numerator of which is (A) the aggregate Net Income Deduction times (B) the Effective Tax Rate, the denominator of which is one minus the Effective Tax Rate, plus (ii) Consolidated Interest Expense of such Person for such period, plus (iii) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, in each case, on a consolidated basis for such Person and its Restricted Subsidiaries, plus (iv) without duplication and to the extent such amounts were deducted in computing Consolidated Net Income, the amount of any restructuring charge or reserve recorded during such period (excluding insurance loss and insurance loss expense reserves), plus (v) without duplication and to the extent such amounts were deducted in computing Consolidated Net Income, any expense, reserve or charge (excluding insurance loss and insurance loss expense reserves) related to the Acquisition and the Financings, plus (vi) without duplication and to the extent such amounts were deducted in computing Consolidated Net Income, any other non-cash charges reducing Consolidated Net Income for such period (excluding (a) any such charge which requires an accrual of a cash reserve for anticipated cash charges for any future period and (b) charges for insurance loss reserves and loss reserve expenses), less, without duplication,
(vii) non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges under clause (vi) above in any prior period).

    "Effective Tax Rate" means, for any period, the actual income tax expense for the Company and its Restricted Subsidiaries divided by the actual pretax income (adjusted for the items referred to in clauses (i) through (vi) of the definition of Net Income and clauses (i), (ii), (v) and (vi) of the definition of Consolidated Net Income) for the Company and its Restricted Subsidiaries.

    "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "Equity Offering" means any public or private sale of common stock or Preferred Stock (excluding Disqualified Stock).

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    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Existing Indebtedness" means Indebtedness of the Company or its Restricted Subsidiaries in existence on the Issuance Date, plus interest accruing thereon, after application of the net proceeds of the sale of the Debentures as described in this Prospectus.

    "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than repayments of revolving credit borrowings with respect to which the related commitment remains outstanding) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions which constitute all or substantially all of an operating unit of a business and discontinued operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries, including all mergers, consolidations and dispositions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, discontinued operations, mergers, consolidations (and the reduction of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period and without regard to clause (ii) of the definition of Consolidated Net Income. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition which constitutes all or substantially all of an operating unit of a business, discontinued operation, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period and without regard to clause (ii) of the definition of Consolidated Net Income. For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

    "Fixed Charges" means, with respect to any Person for any period, the sum of
(a) Consolidated Interest Expense of such Person for such period and (b) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issuance Date. For the purposes of the Indenture, the term "consolidated" with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary.

    "Government Securities" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

    "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

    "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

    "Holder" means a holder of the Debentures.

    "Indebtedness" means, with respect to any Person, (a) any indebtedness of such Person, whether or not contingent (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), (iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes an accrued expense or trade payable or any other monetary obligation of a trade creditor (whether or not an Affiliate), or (iv) representing any Hedging Obligations, if and to the extent of any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) that would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business) and (c) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the following shall be deemed not to constitute Indebtedness (1) obligations with respect to products underwritten by the Insurance Subsidiaries in the ordinary course of business including insurance policies, guaranteed investment contracts, performance and surety bonds and annuities, (2) reinsurance agreements entered into by any Insurance Subsidiary in the ordinary course of business, (3) Contingent Obligations incurred in the ordinary course of business and (4) Hedging Obligations entered into in connection with the Invested Assets of the Insurance Companies.

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    "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Insurance Businesses of nationally recognized standing that is, in the judgment of the Company's Board of Directors, qualified to perform the task for which it has been engaged.

    "Insurance Business" means a business, the majority of whose revenues are derived from lines of business carried on by the Company and its Restricted Subsidiaries on the Issuance Date, other insurance or insurance-related businesses and businesses or activities in each case representing a reasonable extension, development or expansion thereof or ancillary thereto.

    "Insurance Holding Company" means a Restricted Subsidiary that is a holding company with substantially no assets (other than investments in Insurance Subsidiaries, other Investments and Cash Equivalents) or operations (other than the performance of management functions with respect to its Insurance Subsidiaries, other Investments and Cash Equivalents).

    "Insurance Subsidiary" means any Restricted Subsidiary engaged in the Insurance Business.

    "Invested Assets" means with respect to any Person which is an insurance company that files statutory financial statements with a governmental authority, the amount be shown on the line item "Cash and Invested Assets" (or any equivalent line item(s) setting forth the type of assets which would be reflected in the line item "Cash and Invested Assets" on the Issue Date) on such insurance company's balance sheet included in its most recent statutory financial statements filed with such governmental authority.

    "Investment Grade Securities" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (ii) debt securities or debt instruments with a rating of BBB-or higher by S&P, Baa3 or higher by Moody's or Class (2) or higher by NAIC or the equivalent of such rating by such rating organization, or, if no rating of S&P, Moody's or NAIC then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries, and (iii) investments in any fund that invests exclusively in investments of the type described in clauses
(i) and (ii) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

    "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding advances to customers, commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Certain Covenants--Restricted Payments", (i) "Investments" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

    "Issuance Date" means the closing date for the sale and original issuance of the Debentures under the Indenture.

    "Letter of Credit Obligations" means Indebtedness of the Company or any of its Restricted Subsidiaries with respect to letters of credit constituting Senior Indebtedness or Pari Passu Indebtedness which shall be deemed to consist of (a) the aggregate maximum amount then available to be drawn under all such letters of credit (the determination of such maximum amount to assume compliance with all conditions for drawing), and (b) the aggregate amount that has then been paid by, and not reimbursed to, the issuers under such letters of credit.

    "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

    "Moody's" means Moody's Investors Service, Inc.

    "NAIC" means National Association of Insurance Commissioners.

    "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, but excluding, net of any related provision or benefit for taxes on such gain, loss or expense, (i) any gain or loss realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), (ii) any charge or expense with respect to the $102 million of reserves for insurance losses, insurance loss expenses and uncollectible reinsurance (but excluding any charge or expense for any other reserves for insurance losses, insurance loss expenses and uncollectible reinsurance) recorded by the Company on December 31, 1995,
(iii) any charge or expense with respect to reserves for insurance losses, insurance loss expenses and uncollectible reinsurance for prior accident years permitted to be taken by the Company prior to Closing pursuant to the Purchase Agreement and recorded by the Company during the quarter ended June 30, 1996 and/or the period subsequent thereto and prior to the Issuance Date, (iv) any expense, reserve or charge related to the Acquisition and the Financings (including, but not limited to, any nonrecurring noncash expense recognized at or prior to the Closing relating to payments to be made by Xerox under the terms
of an incentive plan adopted in            , 19      ), but excluding any
insurance loss reserve or insurance loss expense reserve, (v) the expense recorded with respect to any increase in reserves for insurance losses, insurance loss expenses and uncollectible reinsurance, for which any associated increase in reinsurance recoverables relating to any related party reinsurance contract existing at the Issuance Date that must be recognized as a deferred gain pursuant to SFAS 113 and (vi) any income resulting from the amortization of any amounts excluded from Net Income pursuant to clause (v) above.

    "Net Income Deduction" means, for any period, the amounts excluded from the calculation of Consolidated Net Income for such period pursuant to clauses (iii) and (iv) thereof.

    "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than required by clause (i) of the second paragraph of "--Repurchase at the Option of Holders--Asset Sales") to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

    "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Officers' Certificate" means a certificate signed on behalf of the Company by two officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company that meets the requirements set forth in the Indenture.

    "Operating Group" means each Restricted Subsidiary that is an Insurance Holding Company together with the Insurance Subsidiaries that are owned, directly or indirectly, by such Insurance Holding Company.

    "Pari Passu Indebtedness" means Indebtedness which ranks pari passu in right of payment to the Debentures.

    "Permitted Asset Swap" means any one or more transactions in which the Company or any of its Restricted Subsidiaries exchanges assets for consideration consisting of cash and/or Equity Interests in or assets of a Person engaged in an Insurance Business.

    "Permitted Holder" means any one or more Affiliates of Holdings, Talegen Associates, New Associates, New Talegen, Mr. Joseph W. Brown, Jr. or any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) of Persons the majority of the voting Equity Interests in which are beneficially owned by Mr. Brown.

    "Permitted Investments" means (a) Investments by Insurance Subsidiaries that comply with all applicable insurance laws, rules and regulation and are considered as Invested Assets, including Investments determined subsequent to acquisition to not comply with applicable laws, statutes and regulations so long as such noncompliance is cured within 30 days of the chief investment officer of an Insurance Subsidiary becoming aware of such noncompliance; (b) any Investment in the Company or any Restricted Subsidiary or Permitted Joint Venture of the Company that in each case is an Insurance Business; (c) any Investment in Cash Equivalents or Investment Grade Securities; (d) any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is an Insurance Business if as a result of such Investment (i) such Person becomes a Restricted Subsidiary or a Permitted Joint Venture of the Company or (ii) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary or a Permitted Joint Venture of the Company; (e) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "--Repurchase at the Option of Holders--Asset Sales" or any other disposition of assets not constituting an Asset Sale; (f) any Investment existing on the Issuance Date; (g) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under "--Certain Covenants--Transactions with Affiliates" (except transactions described in clauses (ii) and (vi) of such paragraph); (h) any Investment in Insurance Businesses (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding, not to exceed 3% of Total Adjusted Assets at the date of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); (i) any Investment in any Insurance Business (other than an Investment in an Unrestricted

Subsidiary); provided that at the date of such Investment the Company and its Restricted Subsidiaries, after giving effect to such Investment on a pro forma basis, would have a Fixed Charge Coverage Ratio for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of such Investment of at least (x) 2.00 to 1.00 if such date is prior to June 30, 1999 and (y) 2.50 to 1.00 if such date is on or after June 30, 1999; (j) any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries; (k) loans or advances to employees not in excess of $5.0 million outstanding at any one time; (l) any Investment acquired by the Company or any of its Restricted Subsidiaries (i) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (ii) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; (m) Hedging Obligations; (n) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business; (o) Permitted Asset Swaps; (p) Investments in the Preferred Facility plus accrued and unpaid dividends thereon; (q) Investments the payment for which consists exclusively of Equity Interests of the Company (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the "Restricted Payments" covenant; and (r) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (r) that are at that time outstanding, not to exceed $50 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

    "Permitted Joint Venture" means, with respect to any Person, (i) any corporation, association, or other business entity (other than a partnership) of which 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture, limited liability company or similar entity of which
(x) 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Restricted Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise and (y) such person or any Restricted Subsidiary of such person is a controlling general partner or otherwise controls such entity, which in the case of each clauses (i) and (ii) is engaged in an Insurance Business.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "Preferred Facility" means the preferred stock of TRG owned, from time to time, by the Company or its Affiliates pursuant to the agreement dated
            , 1996, as such agreement may be modified from time to time in a manner not adverse to the Holders.

    "Preferred Stock" means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

    "Related Parties" means any Person controlled by the Permitted Holder, including any partnership of which the Permitted Holder or its Affiliates is the general partner.

    "Repurchase Offer" means an offer made by the Company to purchase all or any portion of a Holder's Debentures pursuant to the provisions described under the covenants entitled "--Repurchase at the Option of Holders--Change of Control" or "--Repurchase at the Option of Holders--Asset Sales."

    "Restricted Investment" means an Investment other than a Permitted
Investment.

    "Restricted Subsidiary" means, at any time, any direct or indirect Subsidiary of the Company that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of any Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary."

    "S&P" means Standard and Poor's Ratings Group.

    "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

    "Senior Credit Facility" means, that certain credit facility described in this Prospectus among the Company and the lenders thereto, including any collateral documents, instruments and agreements executed in connection therewith, and the term Senior Credit Facility shall also include any amendments, extensions, renewals, restatements or refundings thereof and any credit facilities that replace, refund or refinance any part of the loans or commitments thereunder, including any such replacement, refunding or refinancing facility that increases the amount borrowable thereunder, provided, however, that no credit facility with a principal amount of less than $25 million will be a Senior Credit Facility and, provided, further, that, for purposes of clause
(i) of the definition of Designated Senior Indebtedness there shall not be more than one Senior Credit Facility and, if at any time there is more than one facility which would constitute the Senior Credit Facility, the Company will designate to the Trustee which one of such facilities will be the Senior Credit Facility for purposes of the definition of Designated Senior Indentures.

    "Significant Subsidiary" means any Subsidiary which would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issuance Date.

    "Subordinated Indebtedness" means any Indebtedness of the Company which is by its terms subordinated in right of payment to the Debentures.

    "Subsidiary" means, with respect to any Person, (i) any corporation, association, or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such person or any Wholly Owned Restricted Subsidiary of such person is a controlling general partner or otherwise controls such entity.

    "Total Adjusted Assets" means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries less the sum of (i) reinsurance receivables, (ii) investments of any Insurance Subsidiary and
(iii) cash of any Insurance Subsidiary, as shown on the most recent balance sheet of such Person prepared in accordance with GAAP.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests of, or owns, or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated), provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company, (b) the Company certifies that such designation complies with the covenants described under "--Certain Covenants--Restricted Payments" and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under "--Certain Covenants--Limitations on Incurrence of Indebtedness and Disqualified Stock" on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "Voting Stock" means, with respect to any Person, any class or series of capital stock of such Person that is ordinarily entitled to vote in the election of directors thereof at a meeting of stockholders called for such purpose, without the occurrence of any additional event or contingency.

    "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (ii) the sum of all such payments.

    "Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

    "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person 95% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The certificate of incorporation of the Company authorizes 1000 shares of Common Stock, par value $0.01 per share, of which 100 shares will be outstanding after the Acquisition. See "Ownership of Capital Stock."

COMMON STOCK

    The holders of the Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of the stockholders. Holders of the Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of the Company on the Common Stock out of funds legally available therefor. The declaration and payment of dividends may be restricted by the provisions of the Credit Agreement, as well as by the Indenture. In the event of a liquidation, dissolution or winding up of the affairs of the Company, the holders of the Common Stock are entitled to share equally and ratably in the assets of the Company available for distribution after any payments to creditors. The holders of the Common Stock have no preemptive rights, cumulative voting rights or rights to convert shares of Common Stock into any other securities and are not subject to future calls or assessments by the Company. All outstanding shares of Common Stock of the Company are fully paid and nonassessable.

                      DESCRIPTION OF PREFERRED SECURITIES

    The Preferred Securities to be sold by the Trust to XFSI in connection with the Acquisition are mandatorily redeemable on the Preferred Redemption Date and permit the deferral of dividends for the first seven years after issuance. In addition, deferred dividends generally are not payable until the Preferred Redemption Date. The proceeds from the sale of the Preferred Securities will be loaned to Holdings and then contributed by Holdings as an investment of common equity in the Company. The Preferred Securities are similar in structure to a variety of trust originated preferred securities and similar instruments that have been publicly issued in recent years.

    Prior to the Closing, Holdings will establish the Trust, which will be capitalized with approximately $13.9 million. In exchange for such capitalization, Holdings will receive common securities issued by the Trust. At the Closing, the Trust will sell $450 million of Preferred Securities to XFSI. The Trust will use the cash proceeds from the issuance of the common securities and the Preferred Securities (collectively, "Trust Securities") to purchase approximately $463.9 million of debentures issued by Holdings (the "Holdings Securities"). The principal amount of the Holdings Securities will equal the liquidation amount of the Trust Securities and the interest rate on the Holdings Securities will equal the dividend rate on the Preferred Securities. The dividend rate on the Preferred Securities will equal the Applicable Federal Rate as published on a monthly basis, plus 499 basis points. Dividends will be paid on the Preferred Securities (or the Preferred Securities will be redeemed) only to the extent that interest is paid (or principal is repaid) on the Holdings Securities. Holdings has the right to cause distributions on the Preferred Securities to be deferred for the first seven years after issuance with any such
deferred distributions not being payable until (i)              , 2016, the
stated maturity of the Holdings Securities, or (ii) a redemption of the Holdings Securities. In any event, the Credit Facilities require that distributions on the Holdings Securities or the Preferred Securities not occur prior to the expiration of the fifth anniversary of their issuance.

    The Holdings Securities may be redeemed prior to their maturity by Holdings under certain limited circumstances, although the Credit Facilities will contain certain restrictions with respect to such redemptions. If Holdings redeems Holdings Securities, the Trust must redeem Trust Securities having an aggregate liquidation amount equal to the amount of the Holdings Securities so redeemed. The Preferred Securities must be redeemed upon maturity of the Holdings
Securities, which will not occur until              , 2016. Upon the occurrence
of certain events, the Trust may be dissolved, causing a distribution of the Holdings Securities to XFSI and Holdings as the holders of the Trust Securities. Upon certain changes of control relating to Holdings, specified repurchase requirements would apply to the Holdings Securities and the Trust Securities.

    The Preferred Securities contain certain limitations on the right of Talegen Associates and its affiliates to sell or otherwise dispose of Holdings Common Stock. So long as Xerox or any of its affiliates owns any Preferred Securities, Talegen Associates and its affiliates may not sell or otherwise dispose of more than 25% of the original shares of Holdings Common Stock owned by Talegen Associates and its affiliates, provided that if Xerox sells $50 million or more of the Preferred Securities, Talegen Associates and its affiliates can sell an
additional       shares of Holdings Common Stock. Xerox and its affiliates may not transfer the Preferred Securities for one year. Talegen Associates and its affiliates, including Talegen, can buy the Preferred Securities back at par at any time from Xerox and its affiliates.

                        DESCRIPTION OF CREDIT FACILITIES

    In connection with the Acquisition, the Company will enter into the Bank Credit Agreement under which the Credit Facilities will be funded. The following summary of certain provisions of the Credit Facilities is generalized, does not purport to be complete, and is subject to and is qualified in its entirety by reference to the provisions of the Bank Credit Agreement, a copy of which will be filed as an exhibit to the Registration Statement of which this prospectus is a part. Capitalized terms that are used but not otherwise defined herein shall have the meanings assigned to them in the Bank Credit Agreement and those definitions are incorporated by reference. See "Prospectus Summary--The Acquisition" and "The Acquisition and the Financing--Bank Financing."

    General. The Company has accepted a commitment letter from Bank of America, as agent (in such capacity, the "Agent"), pursuant to which Bank of America has committed, subject to certain conditions, to provide the Credit Facilities to the Company in an aggregate principal amount of $975 million. Proceeds from the Credit Facilities will be used to finance a portion of the Acquisition and related closing costs.

    The Credit Facilities will consist of the $525 million Tranche A Loans due 7 years from the Closing Date, the $100 million Tranche B Loans due 8 years from the Closing Date, the $100 million Tranche C Loans due 8 1/2 years from the Closing Date, the $50 million Tranche D Loans due 9 1/4 years from the Closing Date and the $200 million Revolving Credit Facility. Prior to maturity, each of the term loan facilities will be subject to scheduled amortization and mandatory repayment in connection with certain events, including certain asset sales (subject to reinvestment exceptions), certain issuances of debt by the Company, and the generation of excess cash flow (as defined). The Revolving Credit Facility is subject to certain scheduled mandatory commitment reductions prior to final termination of the commitment 7 years from the Closing Date.

    Interest Rate; Fees. Outstanding amounts under the Term Loan Facility shall bear interest, at the election of the Company, at (a) Bank of America's Base Rate (which is the fluctuating rate equal to the greater of (i) the rate as publicly announced from time to time by Bank of America as its "Base Rate" or
(ii) the Federal Funds Rate plus 0.5%) plus: (1) for the Tranche A Loans, 1.00% initially, after which as set forth in Pricing Grids A and B below, (2) for the Tranche B Loans, 1.50%, (3) for the Tranche C Loans, 1.75%, (4) for the Tranche D Loans, 2.00% or (5) for the Revolving Credit Facility, the same as for the Tranche A Loans; or at (b) the reserve-adjusted London interbank offered rate for periods of one, two, three, six or, if available, nine or twelve months, as selected by the Company, plus: (1) for the Tranche A Loans, 2.25% initially, after which as set forth in Pricing Grids A and B below, (2) for the Tranche B Loans, 2.75%, (3) for the Tranche C Loans, 3.00%, (4) for the Tranche D Loans, 3.25%, or (5) for the Revolving Credit Facility, the same as for the Tranche A Loans.

    From the initial funding date until the six month anniversary thereof, the applicable margins with respect to the Tranche A Loans and the Revolving Credit Facility shall be those indicated above. Subsequently, the applicable margins will be determined from Pricing Grids A and B below, providing for the lower rate from time to time.

                                PRICING GRID A:
                            SENIOR BANK DEBT RATING*

                              PRICING LEVEL
                                   I:          PRICING LEVEL    PRICING LEVEL    PRICING LEVEL    PRICING LEVEL
                              BBB-BAA3 AND          II:             III:              IV:              V:
     (IN BASIS POINTS)            ABOVE           BB+/BA1          BB/BA2           BB-/BA3       BELOW BB-/BA3
 Commitment Fee:...........          25.0             37.5             37.5             37.5             50.0
 LIBOR Margin:.............         125.0            175.0            200.0            225.0            250.0
 Base Rate Margin:.........           0.0             50.0             75.0            100.0            125.0

- ------------

* The Senior Bank Debt Rating shall be one rating higher than the Company's subordinated debt rating. In the event the Company's Senior Bank Debt Ratings are split, the higher rating shall apply. If the Senior Bank Debt Ratings differ by two or more levels, the rating shall be one level below the higher rating except that if the lower rating is below BB-/Ba3, the rating which is one level above the lower shall apply. If the Company is not rated by Moody's Investors Service, Inc. and Standard & Poor's Rating Group, Pricing Grid B shall be applicable.

                                PRICING GRID B:
                    TOTAL DEBT TO TOTAL CAPITALIZATION RATIO

                          PRICING LEVEL    PRICING LEVEL    PRICING LEVEL    PRICING LEVEL    PRICING LEVEL    PRICING LEVEL
                               I:               II:             III:              IV:              V:               VI:
   (IN BASIS POINTS)         X < 40%       40% < X < 45%    45% < X < 50%    50% < X < 55%    55% < X < 60%       X > 60%
 Commitment Fee:.......          25.0             25.0             37.5             37.5             50.0             50.0
 LIBOR Margin:.........         125.0            150.0            200.0            225.0            237.0            250.0
 Base Rate Margin:.....           0.0             25.0             75.0            100.0            112.5            125.0

    The Company will pay a commitment fee on the unutilized portion of the total commitment, payable quarterly in arrears from the date of the execution of the credit agreement, at a rate of 0.375% per annum for the first six months following the Closing and thereafter based upon the lower of the two amounts set forth in Pricing Grids A and B above.

    Amortization. The Tranche A Loans are subject to the following amortization schedule:

                     NUMBER OF MONTHS
                     FROM CLOSING DATE                            AMOUNT
                     -----------------                         ------------
      30...................................................    $ 35,000,000
      36...................................................      35,000,000
      42...................................................      40,000,000
      48...................................................      40,000,000
      54...................................................      40,000,000
      60...................................................      62,500,000
      66...................................................      62,500,000
      72...................................................      52,500,000
      78...................................................      52,500,000
      84 (7 years).........................................     105,000,000
                                                               ------------
      Total: ..............................................    $525,000,000

    The Tranche B Loans are subject to the following amortization schedule:

                     NUMBER OF MONTHS
                    FROM CLOSING DATE                                AMOUNT
                    -----------------                           --------------
      12..................................................    $      500,000
      18..................................................           500,000
      24..................................................           500,000
      30..................................................           500,000
      36..................................................           500,000
      42..................................................           500,000
      48..................................................           500,000
      54..................................................           500,000
      60..................................................           500,000
      66..................................................           500,000
      72..................................................           500,000
      78..................................................           500,000
      84..................................................           500,000
      90..................................................           500,000
      96 (8 years)........................................        93,000,000
                                                              --------------
      Total: .............................................    $  100,000,000

    The Tranche C Loans are subject to the following amortization schedule:

                     NUMBER OF MONTHS
                    FROM CLOSING DATE                                AMOUNT
                    -----------------                            --------------
      12..................................................    $      500,000
      18..................................................           500,000
      24..................................................           500,000
      30..................................................           500,000
      36..................................................           500,000
      42..................................................           500,000
      48..................................................           500,000
      54..................................................           500,000
      60..................................................           500,000
      66..................................................           500,000
      72..................................................           500,000
      78..................................................           500,000
      84..................................................           500,000
      90..................................................           500,000
      96..................................................           500,000
      102 (8 1/2 years) ..................................        92,500,000
                                                              --------------
      Total:..............................................    $  100,000,000

    The Tranche D Loans are subject to the following amortization schedule:

                      NUMBER OF MONTHS
                     FROM CLOSING DATE                              AMOUNT
                     -----------------                            -----------
      12....................................................    $   250,000
      18....................................................        250,000
      24....................................................        250,000
      30....................................................        250,000
      36....................................................        250,000
      42....................................................        250,000
      48....................................................        250,000
      54....................................................        250,000
      60....................................................        250,000
      66....................................................        250,000
      72....................................................        250,000
      78....................................................        250,000
      84....................................................        250,000
      90....................................................        250,000
      96....................................................        250,000
      102...................................................        250,000
      108...................................................        250,000
      111 (9 1/4 years).....................................     45,750,000
                                                                -----------
      Total:................................................    $50,000,000

    Availability under the Revolving Credit Facility shall reduce from $200 million according to the following schedule:


                  NUMBER OF MONTHS
                 FROM CLOSING DATE                            AMOUNT AVAILABLE
- ----------------------------------------------------          ----------------
      60............................................            $150,000,000
      72............................................            $100,000,000
      84............................................            $          0

    Security. The Credit Facilities will be secured by a perfected first priority pledge of and security interest in (i) all of the common stock owned by the Company in Talegen Holdings and certain subsequently acquired direct domestic subsidiaries of the Company, (ii) all of the common stock of existing and certain subsequently acquired Intermediate Holding Companies owned by Talegen Holdings, (iii) any surplus debentures created in connection with any acquisition of a direct domestic subsidiary of the Company and Talegen Holdings and (iv) certain non-cash proceeds of asset dispositions. The agreement documenting the pledge will contain language affirming the Lenders' agreement that they may not exercise certain remedies in respect of the pledged stock of the Insurance Companies without first obtaining any regulatory approvals.

    Certain Covenants. The Credit Facilities contain numerous operating and financial covenants, including, without limitation, requirements to maintain ratios of cash flow to debt service and fixed charges, maximum levels of indebtedness in relation to total capitalization, minimum levels of statutory surplus and risk-based capital, and maximum levels of net premiums written to surplus. In addition, the Credit Facilities include customary covenants, including covenants relating to the delivery of financial statements, reports, notices and other information, access to information and properties, maintenance of insurance, payment of taxes, maintenance of assets, nature of business, corporate existence and rights, compliance with applicable laws, ERISA matters, transactions with affiliates, use of proceeds, limitations on indebtedness, limitations on liens, limitations on amendments, limitations on certain acquisitions, mergers and sales of assets, limitations on investments, limitations on dividends and other distributions, and limitations on debt payments, including prepayments and redemptions on securities.

    Events of Default. The Credit Facilities contain certain other events of default after expiration of applicable grace periods, including, without limitation, failure to make payments under the Credit Facilities, breach of representations and warranties, breach of covenants, default under other agreements or conditions relating to indebtedness, certain events of insolvency or bankruptcy with respect to the Company or any Specified Subsidiary, certain ERISA violations, invalidity or disaffirmance of any Pledge Agreement, certain judgments and certain events relating to changes in control of the Company.

    Upon the occurrence of an Event of Default, the Agent or the Lenders may terminate the Commitments, declare all amounts under the Credit Facilities to be due and payable and take certain other actions.

                                  UNDERWRITING

    Each of the underwriters named below, (the "Underwriters") has agreed, subject to the terms and conditions set forth in a purchase agreement (the "Underwriting Agreement") between the Company and the Underwriters, to purchase the Debentures offered hereby from the Company. The Underwriting Agreement provides, subject to the terms and conditions set forth therein, that the Underwriters will be obligated to purchase the entire principal amount of the Debentures offered hereby if any are purchased.

                                                               PRINCIPAL AMOUNT
           UNDERWRITER                                          OF DEBENTURES
           -----------                                         ----------------
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated.....................................     $
BA Securities, Inc..........................................
BT Securities Corporation...................................
Chase Securities Inc........................................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Lehman Brothers Inc.........................................
Morgan Stanley & Co. Incorporated...........................
Smith Barney Inc............................................
                                                               ----------------
Total.......................................................     $350,000,000
                                                               ----------------
                                                               ----------------

    The Underwriters propose initially to offer the Debentures to the public at the public offering price set forth on the cover page of this Prospectus, and to
certain dealers at such price less a concession not in excess of    % of the
principal amount thereof. The Underwriters may allow, and such dealers may
reallow, a discount not in excess of    % of the principal amount of the
Debentures to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    There is no public market for the Debentures and the Company does not intend to apply for listing of the Debentures on any securities exchange or for quotation on any inter-dealer quotation system. The Company has been advised by the Underwriters that, following completion of the initial offering of the Debentures, the Underwriters presently intend to make a market in the Debentures; however, they are not obligated to do so and any such market making activities may be discontinued at any time without notice. Accordingly, there can be no assurance as to whether an active trading market for the Debentures will develop or, if a trading market does develop, as to the liquidity of the trading market for the Debentures. If an active public market does not develop, the market price and liquidity of the Debentures may be adversely affected.

    The Company has agreed to indemnify each Underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that any Underwriter may be required to make in respect thereof.

    The Company has agreed that it will not and will not permit any of its subsidiaries, for a period of 180 days from the date of the Prospectus, without the prior consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), directly or indirectly, issue, offer, sell, grant any option to purchase or otherwise dispose of, any debt securities of the Company or its subsidiaries.

    Certain of the Underwriters and their respective affiliates, from time to time, perform investment banking and other financial services for KKR and various of its associated entities. Merrill Lynch has acted as financial advisor to the Company in connection with the Acquisition.

    An affiliate of BA Securities, Inc. is the agent and a lender under certain existing indebtedness of the Intermediate Holding Companies that will be repaid with the proceeds of the Financings, including those of the Offering. It is possible that more than 10% of the proceeds of the Offering, not including underwriting compensation, will be received by such affiliate of BA Securities, Inc. Therefore, the Offering is being conducted pursuant to Article III, Section 44(c)(8) of the NASD Rules of Fair Practice. In accordance with these provisions, Merrill Lynch is acting as qualified independent underwriter ("QIU"), and the yield on the Debentures will be no lower than that recommended by the QIU. The QIU has participated in the preparation of the Registration Statement of which this Prospectus is a part and has performed due diligence with respect thereto.

    An affiliate of BA Securities, Inc. will act as agent and a lender under the Bank Credit Agreement and affiliates of BT Securities Corporation and Chase Securities Inc. will also be lenders thereunder, for which they will receive customary fees.

                                 LEGAL MATTERS

    Certain legal matters relating to the Offering will be passed upon for the Company by Simpson Thacher & Bartlett, New York, New York (a partnership which includes professional corporations). Certain legal matters with respect to the Debentures offered hereby will be passed upon for the Underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

    The consolidated financial statements and schedules of Talegen as of December 31, 1994 and December 31, 1995, and for each of the years in the three-year period ended December 31, 1995, have been included herein and in this Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The balance sheet of the Company as of March 15, 1996 included in this Prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder relating to the Debentures offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Debentures offered hereby, reference is made to such Registration Statement and exhibits and schedules filed as a part thereof. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, but such statements are complete in all material respects for the purposes herein made. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

    Upon effectiveness of the Registration Statement, the Company will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file periodic reports and other information with the Commission. The Registration Statement, as well as such reports and other information filed by the Company with the Commission, may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                      GLOSSARY OF SELECTED INSURANCE TERMS

Accident year..................  The annual accounting period in which loss events occurred, regardless of when the losses are actually
                                 reported, booked or paid.

Admitted insurer...............  A company licensed to transact insurance business within a state.

Agent..........................  A person or organization engaged in the activity of soliciting insurance coverages for one or more insurance
                                 companies.

Allied lines...................  Coverages that are generally written with fire insurance, including tornado, windstorm and hail, sprinkler and water damage, explosion, riot and civil commotion, growing
                                 crops, flood, rain, and damage from aircraft and vehicles.

Alternative market.............  The segment of the insurance market that has developed in response to volatility in cost and availability of
                                 traditional commercial insurance coverage and consists of
                                 various risk financing mechanisms, including
                                 self-insurance, captive insurance companies, risk
                                 retention groups and residual market business.

Best Rating....................  An independent opinion of a company's financial strength and ability to meet its obligations to policyholders.
                                 These ratings are developed and published annually by A.M.
                                 Best & Company.

Broker.........................  One who negotiates contracts of insurance or reinsurance on behalf of an insured party, receiving a commission from the insurer or reinsurer for placement and other services
                                 rendered.

Capacity.......................  The percentage of surplus, or the dollar amount of exposure, that an insurer or reinsurer is willing to place at risk. Capacity may apply to a single risk, a program, a line of business or an entire book of business. Capacity
                                 may be constrained by legal restrictions, corporate
                                 restrictions or indirect restrictions.

Captive company................  An insurance company formed to insure or reinsure the risks of its parent entity or entities.

Case reserves..................  Loss reserves established with respect to specific, individual reported claims.

Casualty insurance.............  Insurance that is primarily concerned with the losses caused by injuries to third persons (i.e., not the
                                 insured) and the legal liability imposed on the insured
                                 resulting therefrom. It includes, but is not limited to,
                                 employers' liability, workers' compensation, public
                                 liability, automobile liability, personal liability and
                                 aviation liability insurance. It excludes certain types of losses that by law or custom are considered as being
                                 exclusively within the scope of other types of insurance,
                                 such as fire or marine.

Catastrophe....................  A severe loss, usually involving risks such as fire, earthquake, windstorm, explosion and other similar events.

Catastrophe reinsurance........  A form of excess of loss property reinsurance that, subject to a specified limit, indemnifies the ceding
                                 company for the amount of loss in excess of a specified
                                 retention with respect to an accumulation of losses
                                 resulting from a catastrophic event. The actual
                                 reinsurance document is called a "catastrophe cover."

Cede; ceding company...........  When an insurer reinsures its liability with another insurer (a "cession"), it "cedes" business and is referred to as the "ceding company."

Claim..........................  Request by an insured for indemnification by an insurance company for loss incurred from an insured peril.

Claims-made basis..............  A form of insurance that provides coverage for claims made
                                 (reported or filed) during the year the policy is in force for any incidents which occur during that year or during
                                 any previous period the policyholder was insured under the
                                 "claims-made" contract. This form of coverage is in
                                 contrast to the occurrence policy which covers losses from claims which occurred during the policy period, regardless of when the claims are asserted.

Combined ratio.................  The sum of the loss and loss expense ratio, the underwriting expense ratio and, where applicable, the
                                 ratio of policyholder dividends to net premiums earned. A
                                 combined ratio under 100% generally indicates an
                                 underwriting profit. A combined ratio over 100% generally
                                 indicates an underwriting loss.

Commercial automobile..........  Coverage for businesses against losses incurred from personal bodily injury, bodily injury to third parties,
                                 property damage to an insured's vehicle, and property
                                 damage to other vehicles and other property resulting from the ownership, maintenance or use of automobiles and
                                 trucks in a business.

Commercial multi-peril.........  A contract for a commercial enterprise that packages two or more insurance coverages protecting an enterprise from
                                 various property and casualty risk exposures. Frequently
                                 includes fire, allied lines, extended coverage and
                                 liability (such coverages would be included in other
                                 annual statement lines, if written individually).

Contingency cover..............  A casualty excess of loss agreement with a retention higher than the limits on any one reinsured policy. The
                                 agreement is generally exposed to loss when two or more
                                 casualty policies (perhaps from different lines of
                                 business) are involved in a common occurrence in an amount greater than the contingency cover retention. Also known
                                 as clash cover, or casualty catastrophe cover.

Deductible.....................  The amount of loss that an insured retains.

Earned Surplus.................  Under New York law, the "portion of the surplus that represents the net earnings, gains or profits, after
                                 deduction of all losses, that have not been distributed to the shareholders as dividends or transferred to stated
                                 capital or capital surplus or applied to other purposes
                                 permitted by law but does not include unrealized
                                 appreciation of assets." Although the laws of Indiana, New
                                 Jersey and California contain varied definitions of
                                 "earned surplus," in each state earned surplus is to be
                                 distinguished from contributed surplus and is to exclude
                                 unrealized capital gains.

Earthquake.....................  Property coverages for losses resulting from a sudden trembling or shaking of the earth, including that caused
                                 by volcanic eruption. Excluded are losses resulting from
                                 fire, explosion or tidal wave.

Excess liability...............  Additional casualty coverage above the first layer.

Excess of loss reinsurance.....  Reinsurance that indemnifies the reinsured against all or a specified portion of losses under reinsured policies in
                                 excess of a specified dollar amount or "retention."

Expense ratio..................  See "Underwriting expense ratio."

Facultative reinsurance........  The reinsurance of all or a portion of the insurance provided by a single policy. Each policy reinsured is
                                 separately negotiated.

Fire...........................  Coverage protecting the insured against the loss to real or personal property from damage caused by fire, including business interruption, loss of rents, etc.

Gross premiums written.........  Total premiums for insurance written and reinsurance assumed during a given period.

Guaranty fund..................  State-regulated mechanism which is financed by assessing insurers doing business in those states. Should
                                 insolvencies occur, these funds are available to meet some or all of the insolvent insurer's obligations to
                                 policyholders.

Incurred but not reported
("IBNR") reserves..............  Reserves for estimated losses and loss expenses which have been incurred but not yet reported to the insurer.

Inland marine..................  A broad type of insurance generally covering articles that may be transported from one place to another, as well as
                                 bridges, tunnels and other instrumentalities of
                                 transportation. It includes goods in transit (generally
                                 other than transoceanic) and may include policies for
                                 movable objects such as personal effects, personal
                                 property, jewelry, furs, fine arts and others.

Internal operating expenses....  All internal costs associated with acquiring and writing a policy plus all internal claim servicing costs which are
                                 not assigned to a specific policy.

IRIS ratios....................  Financial ratios calculated by the NAIC to assist state insurance departments in monitoring the financial
                                 condition of insurance companies.

Loss...........................  An occurrence that is the basis for submission and/or payment of a claim and the costs of indemnification of
                                 such a claim. Losses may be covered, limited or excluded
                                 from coverage, depending on the terms of the policy.

Loss and loss expense ratio....  The ratio of incurred losses and loss expenses to net premiums earned.

Loss expenses..................  The expenses of settling claims, including legal and other fees and the portion of general expenses allocated to
                                 claim settlement costs.

Loss reserves..................  The liability established by insurers and reinsurers to reflect the estimated cost of claims incurred that the
                                 insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written.
                                 Reserves are established for losses and for loss expenses, and include case reserves and IBNR reserves.

Losses and loss expenses.......  The sum of losses incurred and loss expenses.

Losses incurred................  The total losses sustained by an insurance company under a policy or policies, whether paid or unpaid. Losses
                                 incurred includes a provision for IBNR.

Multiple peril policies........  Refers to policies which cover both property and third party liability exposures.

National Association of
  Insurance Commissioners
  ("NAIC").....................  An organization of the insurance commissioners or directors of all 50 states organized to promote
                                 consistency of regulatory practice and statutory
                                 accounting standards throughout the United States.

Net premiums earned............  The portion of premiums written that is allocable to the expired portion of the policy term.

Net premiums written...........  Gross premiums written less premiums ceded to reinsurers.

Non-admitted coverage..........  Insurance coverage written in a state by an insurer not licensed in that state.

Personal lines.................  Types of insurance written for individuals or families, rather than for businesses.

Pool...........................  An organization of insurers or reinsurers through which particular types of risks are underwritten with premiums,
                                 losses and expenses being shared in agreed percentages.

Primary insurer................  An insurer who provides the first layer of insurance. The excess insurer provides limits of liability over those
                                 provided by the primary insurer.

Product liability..............  Insurance coverage protecting the manufacturer, seller or lessor of a product against legal liability resulting from a defective condition that causes personal injury or
                                 damage to any individual or entity associated with the use of the product. Coverage may also include liability
                                 incurred by a contractor as the result of improperly
                                 performed work (construction or installation) after a job
                                 has been completed.

Property insurance.............  Insurance that provides coverage to a person with an insurable interest in tangible property for property loss, damage or loss of use.

Quota share reinsurance........  Reinsurance wherein the insurer cedes an agreed fixed percentage of liabilities, premiums and losses for each
                                 policy covered on a pro rata basis.

Rates..........................  Amounts charged per unit of insurance.

Reinsurance....................  The practice whereby one insurer, called the reinsurer, in consideration of a premium paid to such insurer, agrees to indemnify another insurer, called the ceding company, for
                                 part or all of the liability assumed by the ceding company under one or more policies or contracts of insurance which it has issued.

Reinsurance agreement..........  A contract specifying the terms of a reinsurance transaction.

Residual market (nonvoluntary
 business).....................  Insurance market that provides coverage for risks that are unable to be placed in the voluntary market either because the risk is too great or rate inadequacy has reduced the
                                 supply of insurance. Residual markets are frequently
                                 created by state legislation either because of lack of
                                 available coverage such as property coverage in a
                                 windstorm prone area or protection of the accident victim
                                 as in the case of workers' compensation. The costs of the
                                 residual market are usually charged back to the direct
                                 insurance carriers in proportion to the carriers'
                                 voluntary market shares for the type of coverage involved.

Retention......................  The amount of exposure an insurance company retains on any one risk or group of risks.

Retrospective premiums.........  Premiums related to retrospectively rated policies.

Retrospective rating...........  A plan or method which permits adjustment of the final premium or commission on the basis of actual loss
                                 experience, subject to certain minimum and maximum limits.

Salvage........................  The amount of money an insurer recovers through the sale of property transferred to the insurer as a result of a
                                 loss payment.

Servicing carrier..............  An insurance company that provides, for a fee, various services including policy issuance, claims adjusting and
                                 customer service for insureds in a reinsurance pool.

Statutory accounting practices
 ("SAP").......................  The rules and procedures prescribed or permitted by United
                                 States state insurance regulatory authorities for
                                 recording transactions and preparing financial statements.
                                 Statutory accounting practices generally reflect a
                                 modified going concern basis of accounting.

Statutory surplus..............  As determined under SAP, the amount remaining after all liabilities, including loss reserves, are subtracted from
                                 all admitted assets. Admitted assets are assets of an
                                 insurer prescribed or permitted by a state to be taken
                                 into account in determining the insurer's financial
                                 condition for statutory purposes. Statutory surplus is
                                 also referred to as "surplus" or "surplus as regards
                                 policyholders" for statutory accounting purposes.

Subrogation....................  A principle of law incorporated in insurance policies that enables an insurance company, after paying a loss to its
                                 insured, to recover the amount of the loss from another
                                 who is legally liable.

Tail...........................  The period of time that elapses between the writing of the applicable insurance policy or the loss event (or the
                                 insurer's knowledge of the loss event) and the payment in
                                 respect thereof.

Third party liability..........  A liability owed to a claimant (or "third party") who is not one of the two parties to the insurance contract.
                                 Insured liability claims are referred to as third party
                                 claims.

Treaty reinsurance.............  The reinsurance of all or a portion of some class or classes of policies, in contrast to facultative
                                 reinsurance, which involves reinsurance of all or a
                                 portion of a single policy.

Umbrella coverage..............  A form of insurance protection against losses in excess of amounts covered by other liability insurance policies or
                                 amounts not covered by the usual liability policies.

Underwriting...................  The insurer's or reinsurer's process of reviewing applications for insurance coverage, and the decision
                                 whether to accept all or part of the coverage and
                                 determination of the applicable premiums; also refers to
                                 the acceptance of such coverage.

Underwriting expense ratio.....  The ratio of underwriting expenses incurred to net premiums earned. (For statutory purposes, the ratio of
                                 underwriting expenses incurred to net premiums written.)

Underwriting expenses..........  The aggregate of policy acquisition costs, including commissions, taxes other than income taxes, and the
                                 portion of administrative, general and other expenses
                                 attributable to underwriting operations.

Underwriting profit or
 underwriting loss.............  The pre-tax profit or loss experienced by a property and casualty insurance company after deducting losses and loss expenses and underwriting, acquisition and other insurance expenses from net earned premiums. This profit or loss
                                 calculation includes reinsurance assumed and ceded but
                                 excludes investment income.

Unearned premium...............  The portion of premiums written that is allocable to the unexpired portion of the policy term.

Wholesale broker...............  An independent agent that represents both admitted and non-admitted insurers in market areas which include
                                 standard, non-standard, specialty and excess and surplus
                                 lines of insurance. The wholesaler does not deal directly
                                 with the insurance consumer. The wholesaler deals with the retail agent or broker.

Workers' compensation..........  A system (established under state laws) under which employers provide insurance for benefit payments to their
                                 employees for work-related injuries, deaths and diseases,
                                 regardless of fault.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors for Talegen Acquisition Corporation .................     F-2

Balance Sheet as of March 15, 1996..................................................     F-3

Note to Balance Sheet...............................................................     F-4

Report of Independent Auditors for Talegen Holdings, Inc............................     F-5

Consolidated Balance Sheets of Talegen Holdings, Inc. as of December 31, 1994 and
  December 31, 1995.................................................................     F-6

Consolidated Statements of Earnings of Talegen Holdings, Inc. for the years ended
  December 31, 1993, December 31, 1994, and December 31, 1995.......................     F-7

Consolidated Statements of Shareholder's Equity of Talegen Holdings, Inc. for the
  years ended December 31, 1993, December 31, 1994, and December 31, 1995...........     F-8

Consolidated Statements of Cash Flows of Talegen Holdings, Inc. for the years ended
  December 31, 1993, December 31, 1994, and December 31, 1995.......................     F-9

Notes to Consolidated Financial Statements..........................................    F-10

Consolidated Balance Sheet of Talegen Holdings, Inc. as of March 31, 1996
  (unaudited).......................................................................    F-31

Consolidated Statements of Earnings of Talegen Holdings, Inc. for the three month
  periods ended March 31, 1995 and March 31, 1996 (unaudited).......................    F-32

Consolidated Statement of Shareholder's Equity of Talegen Holdings, Inc. for the
  three month period ended March 31, 1996 (unaudited)...............................    F-33

Consolidated Statements of Cash Flows of Talegen Holdings, Inc. for the three month
  periods ended March 31, 1995 and March 31, 1996 (unaudited).......................    F-34

Notes to Interim Financial Statements (unaudited)...................................    F-35

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
of Talegen Acquisition Corporation:

    We have audited the accompanying balance sheet of Talegen Acquisition Corporation as of March 15, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

    In our opinion, such balance sheet presents fairly, in all material aspects, the financial position of the Company as of March 15, 1996 in conformity with generally accepted accounting principles.



Deloitte & Touche LLP
New York, New York
March 15, 1996

                        TALEGEN ACQUISITION CORPORATION
                                 BALANCE SHEET
                                 MARCH 15, 1996


ASSETS

  Cash.............................................................................   $1,000
                                                                                      ------
Total..............................................................................   $1,000
                                                                                      ------
                                                                                      ------

STOCKHOLDER'S EQUITY

  Common stock, par value $.01 per share;
    authorized 1,000 shares; 100 shares outstanding................................   $    1
  Additional paid-in capital.......................................................      999
                                                                                      ------
Total..............................................................................   $1,000
                                                                                      ------
                                                                                      ------

                           See note to Balance Sheet.

                        TALEGEN ACQUISITION CORPORATION
                             NOTE TO BALANCE SHEET
                                 MARCH 15, 1996

1. GENERAL

    The accompanying balance sheet reflects the accounts of Talegen Acquisition Corporation (the "Company"), a Delaware Corporation. The Company will be used to effect the acquisition of Talegen Holdings, Inc. ("Talegen"). Upon the completion of the acquisition, the principal shareholder of the Company will be a Delaware corporation, New Talegen Holdings Corporation. The acquisition of Talegen is subject to conditions set forth in the Stock Purchase Agreement dated as of January 17, 1996.

    The Company has not engaged in any activities other than those incident to its formation and to the acquisition of Talegen and the related financing.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholder
Talegen Holdings, Inc.:

    We have audited the accompanying consolidated balance sheets of Talegen Holdings, Inc. (Talegen Holdings) and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of earnings, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of Talegen Holdings' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Talegen Holdings, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Short Hills, New Jersey
January 17, 1996

                             TALEGEN HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                                             1994       1995
                                                                            -------    -------
  ASSETS
Investments:
  Fixed maturities, at fair value (cost: 1994--$5,425; 1995--$650).......   $ 5,137    $   648
  Equity securities--common stocks, at fair value (cost: 1994--$126;
    1995--$8)............................................................       128          7
  Short-term investments, at amortized cost which approximates fair
    value................................................................       677      5,779
                                                                            -------    -------
    Total investments....................................................     5,942      6,434
Cash.....................................................................        22         16
Accrued investment income................................................        95         72
Receivables:
  Premiums (net of reserve for uncollectible receivables: 1994--$15;
    1995--$15)...........................................................       572        588
  Other..................................................................       190        202
Reinsurance recoverables.................................................     1,834      2,210
Prepaid reinsurance premiums.............................................       132        132
Deferred policy acquisition costs........................................       129        150
Deferred income taxes....................................................       466        477
Land, buildings and equipment............................................       130        132
Cost of acquired businesses in excess of net assets......................       255        245
Due from affiliates......................................................       370        368
Other assets.............................................................        70         90
                                                                            -------    -------
    Total assets.........................................................   $10,207    $11,116
                                                                            -------    -------
                                                                            -------    -------
  LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
  Unearned premiums......................................................   $   783    $   818
  Unpaid losses and loss expenses........................................     6,527      6,923
  Debt...................................................................       425        372
  Current income taxes...................................................        67         64
  Dividends to policyholders.............................................        52         35
  Accounts payable and accrued liabilities...............................       403        551
                                                                            -------    -------
    Total liabilities....................................................     8,257      8,763
                                                                            -------    -------
Commitments and contingencies
Shareholder's equity:
  Common stock and additional paid-in capital (includes $1 par value
    common stock, 1,000 shares authorized, issued and outstanding).......     1,781      1,781
  Retained earnings......................................................       459        576
  Net unrealized loss on investment securities...........................      (286)        (3)
  Cumulative translation adjustments.....................................        (4)        (1)
                                                                            -------    -------
    Total shareholder's equity...........................................     1,950      2,353
                                                                            -------    -------
    Total liabilities and shareholder's equity...........................   $10,207    $11,116
                                                                            -------    -------
                                                                            -------    -------

          See accompanying notes to consolidated financial statements.

                             TALEGEN HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF EARNINGS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN MILLIONS)

                                                                      1993      1994      1995
                                                                     ------    ------    ------
Revenues:
  Net premiums earned.............................................   $1,765    $1,687    $1,659
  Net investment income...........................................      261       297       343
  Net realized investment gains...................................       65        13        70
  Other income....................................................       23        30        26
                                                                     ------    ------    ------
        Total revenues............................................    2,114     2,027     2,098
                                                                     ------    ------    ------

Losses and expenses:
  Losses and loss expenses........................................    1,327     1,240     1,406
  Underwriting, acquisition and other insurance expenses..........      532       530       534
  Dividends to policyholders......................................       36        32        21
  Interest expense................................................     --           7        35
  Amortization of goodwill........................................        9         9         8
  Other expenses..................................................       57      --        --
                                                                     ------    ------    ------
        Total losses and expenses.................................    1,961     1,818     2,004
                                                                     ------    ------    ------
        Earnings from operations before income taxes..............      153       209        94
Provision for income taxes........................................       35        72        15
                                                                     ------    ------    ------
        Net earnings..............................................   $  118    $  137    $   79
                                                                     ------    ------    ------
                                                                     ------    ------    ------

          See accompanying notes to consolidated financial statements.

                             TALEGEN HOLDINGS, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                                      1993      1994      1995
                                                                     ------    ------    ------
Common stock and additional paid-in capital:
  Balance at beginning of year....................................   $1,366    $1,787    $1,781
  Capital adjustments.............................................       (1)       (6)     --
  Capital contributions...........................................      422      --        --
                                                                     ------    ------    ------
      Balance at end of year......................................    1,787     1,781     1,781
                                                                     ------    ------    ------
Retained earnings:
  Balance at beginning of year....................................      442       524       459
  Net earnings....................................................      118       137        79
  Dividends to shareholder........................................      (45)     (232)      (16)
  Dividends from disengaged subsidiaries..........................        9        33        56
  Minimum pension liability adjustment............................     --          (3)       (2)
                                                                     ------    ------    ------
      Balance at end of year......................................      524       459       576
                                                                     ------    ------    ------
Net unrealized gain (loss) on investment securities:
  Balance at beginning of year....................................      (59)        9      (286)
  Change in unrealized gains (losses).............................       70      (293)      283
  Increase in deferred income taxes...............................       (2)       (2)     --
                                                                     ------    ------    ------
      Balance at end of year......................................        9      (286)       (3)
                                                                     ------    ------    ------
Cumulative translation adjustments:
  Balance at beginning of year....................................       (4)       (2)       (4)
  Increase (decrease) in translation adjustments, net.............        2        (2)        3
                                                                     ------    ------    ------
      Balance at end of year......................................       (2)       (4)       (1)
                                                                     ------    ------    ------
      Total shareholder's equity..................................   $2,318    $1,950    $2,353
                                                                     ------    ------    ------
                                                                     ------    ------    ------

          See accompanying notes to consolidated financial statements.

                             TALEGEN HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN MILLIONS)

                                                                       1993      1994      1995
                                                                      ------    ------    ------
Cash flows from operating activities:
  Net earnings.....................................................   $  118    $  137    $   79
                                                                      ------    ------    ------
  Adjustments to reconcile net earnings to net cash provided by operating activities:
      Net realized investment gains................................      (65)      (13)      (70)
      Depreciation and amortization................................       72        88        82
      Changes in certain assets and liabilities:
          Unpaid losses and loss expenses..........................     (140)     (233)      423
          Unearned premiums........................................       47        55        35
          Other liabilities........................................       63       (22)      131
          Underwriting assets......................................     (110)      (23)     (398)
          Deferred policy acquisition costs........................       (7)        1       (21)
    Income taxes...................................................       35        72        15
    Receipts (payments) for income taxes...........................      189        82       (14)
    Other..........................................................        1        (8)     --
                                                                      ------    ------    ------
              Total adjustments....................................       85        (1)      183
                                                                      ------    ------    ------
              Net cash provided by operating activities............      203       136       262
                                                                      ------    ------    ------
Cash flows from investing activities:
  Cash used for the purchase of fixed maturities and equity
   securities......................................................   (3,503)   (1,729)     (956)
  Proceeds from the sale or maturity of fixed maturities and equity
   securities......................................................    4,385       335     5,872
  Decrease (increase) in short-term investments....................   (1,279)      953    (5,102)
  Purchase of fixed assets.........................................       (3)      (22)      (28)
  Payments for discontinued operations.............................      (17)      (19)      (27)
  Dividends from disengaged subsidiaries...........................        9        33        35
  Proceeds from note receivable....................................     --         142      --
                                                                      ------    ------    ------
          Net cash used in investing activities....................     (408)     (307)     (206)
                                                                      ------    ------    ------
Cash flows from financing activities:
  Dividends to shareholder.........................................      (45)     (232)       (9)
  Cash used for repayment of debt..................................     --        --         (53)
  Proceeds from issuance of debt...................................     --         425      --
  Proceeds from issuance of notes payable..........................     --         210      --
  Repayment of notes payable.......................................     --        (210)     --
  Capital contributions............................................      229      --        --
                                                                      ------    ------    ------
              Net cash provided by (used in) financing
                activities.........................................      184       193       (62)
                                                                      ------    ------    ------
              Net (decrease) increase in cash......................      (21)       22        (6)
Cash at beginning of year..........................................       21      --          22
                                                                      ------    ------    ------
Cash at end of year................................................   $ --      $   22    $   16
                                                                      ------    ------    ------
                                                                      ------    ------    ------

          See accompanying notes to consolidated financial statements.

                             TALEGEN HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994 AND 1995

(1) BASIS OF CONSOLIDATION AND SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Consolidation

    Talegen Holdings, Inc. (Talegen Holdings) is a wholly-owned subsidiary of Xerox Financial Services, Inc. (XFSI), which is a wholly-owned subsidiary of Xerox Corporation (Xerox). In January 1993, Xerox announced its intention to disengage from its insurance and other financial services businesses. During 1992 and 1993, Talegen Holdings and its consolidated insurance subsidiaries (Talegen) completed a recapitalization and restructuring of its business operations into seven stand-alone insurance operating groups each with an independent holding company (the Intermediate Holding Company or, collectively, the Intermediate Holding Companies) that, in turn, owns one or more insurance companies (the Insurance Companies). Talegen's investment in Xerox Financial Services Life Insurance Company and Xerox Financial Life Insurance Company (both collectively known as Xerox Life), which had been accounted for on an equity basis, was transferred to XFSI as a dividend in 1993.

    In line with Xerox's disengagement process, during 1995, Talegen Holdings completed sales of two of its insurance operating groups, Constitution Re Corporation (Constitution), a writer of treaty and facultative reinsurance, and Viking Insurance Holdings, Inc. (Viking), a writer of non-standard personal automobile insurance, as well as the sale of the insurance investment services business of First Quadrant Corp., a wholly-owned subsidiary of Talegen Holdings. In January 1996, Talegen Holdings entered into an agreement to sell the remainder of First Quadrant Corp. On December 31, 1995, direct ownership of The Resolution Group, Inc. (TRG), an insurance group that manages run-off insurance obligations and provides reinsurance collection services as well as claims management services for latent exposures, was transferred through a distribution of its common stock to XFSI. The majority of TRG's obligations have been in run-off since the mid-1980's, and the remainder principally relate to books of business that are no longer being written by the remaining four insurance groups (the Operating Groups). On January 17, 1996, XFSI entered into an agreement to sell the Operating Groups and service companies of Talegen Holdings to an investment group led by Kohlberg Kravis Roberts & Co. (KKR) and certain members of management of Talegen for $1.75 billion including $450 million to $500 million in preferred securities (the Acquisition). The Acquisition, which is expected to close mid-1996, is subject to customary closing conditions, including buyer financing and regulatory approval.

    In order to present financial statements which are consistent with the operations, financial position and cash flows of Talegen on a going forward basis, assuming the Acquisition is consummated, the consolidated financial statements included herein exclude the accounts of the insurance operating groups and service companies sold or otherwise disengaged (i.e., Xerox Life, Constitution, Viking, TRG and First Quadrant Corp.). Management believes this presentation provides the most meaningful information to interested parties since those businesses are dissimilar from the commercial property and casualty focus of the Operating Groups, and in light of the increased autonomy of the groups during the last several years due to the 1992 and 1993 restructuring. All significant intercompany transactions have been eliminated. Other than the exclusion of the accounts of the insurance operating groups and service companies, as indicated above, the accounts of Talegen as of December 31, 1995 have been prepared on a historical cost basis and have not been adjusted to reflect the Acquisition.

    The Operating Groups included in these financial statements with their respective areas of specialization are the following Intermediate Holding Companies and their subsidiaries:

    COREGIS GROUP, INC. Coregis is a writer of commercial property and casualty insurance programs for public entities, professionals, and other selected market niches.

                             TALEGEN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(1) BASIS OF CONSOLIDATION AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
    CRUM & FORSTER HOLDINGS, INC. Crum & Forster is a national writer of a broad array of commercial property and casualty products distributed through a select network of independent agents and brokers. Crum & Forster's focus and operations are highly regionalized and decentralized through 20 regional offices located throughout the United States.

    INDUSTRIAL INDEMNITY HOLDINGS, INC. Industrial Indemnity specializes in providing workers' compensation insurance and risk management services on a nationwide basis with an emphasis on the western United States.

    WESTCHESTER SPECIALTY GROUP, INC. Westchester Specialty specializes in umbrella, excess casualty and specialty property coverages. Westchester Specialty principally focuses on excess and surplus lines of business which are difficult to place and/or complex, requiring greater expertise than that found in the standard commercial insurance market.

    Talegen Holdings' wholly-owned ongoing service companies are much smaller in size than the Operating Groups and consist of Apprise Corp., a provider of technology services to property and casualty insurance customers and Infocus Employee Services, Inc., a provider of human resource administrative and consulting services, including payroll and benefits administration (formed on January 1, 1996). In addition, at December 31, 1995, Talegen owned a 37% interest in Filoli Information Systems Company (Filoli), a provider of software to the insurance industry.

(b) Investments

    Effective January 1, 1994, Talegen adopted Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS 115, debt securities for which a company has the intent and ability to hold to maturity are classified as "held-to-maturity" securities and are reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as "trading" securities and are reported at fair value, with unrealized investment gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as "available-for-sale" securities and reported at fair value, with unrealized investment gains and losses credited or charged as a separate component of shareholder's equity. All debt and equity securities held by Talegen are classified as available-for-sale securities. The initial adoption of SFAS No. 115 had no effect on shareholder's equity on January 1, 1994.

    Short-term investments are carried at amortized cost which approximates fair value due to the short-term maturity of these investments.

    Realized investment gains and losses on the sale of investments are determined on a specific identification basis. A provision in the consolidated statements of earnings is made only when the decline in the fair value of debt and equity securities is other than temporary. Investment income is recorded when earned.

(c) Premiums

    Premiums are generally earned pro rata over the period in which the coverages are provided. Premiums earned include estimates of certain premiums due, including adjustments on retrospectively rated policies, net of the cost of reinsurance. Unearned premiums represent the portion of premiums written that are applicable to the unexpired terms of policies in force. Prepaid reinsurance premiums represent the unexpired portion of premiums ceded to reinsurers.

                             TALEGEN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(1) BASIS OF CONSOLIDATION AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
(d) Policy Acquisition Costs

    Policy acquisition costs, primarily commissions, brokerage expenses, salaries and premium taxes, represent those costs which vary with and are primarily related to the acquisition of new and renewal insurance policies. These costs are deferred by major product groups and are amortized over the life of the policy in proportion to premium revenue recognized. Policy acquisition costs in excess of recoverable amounts, including investment income, are charged to expense. Acquisition expenses include $372 million, $384 million and $382 million of policy acquisition costs which were amortized during 1993, 1994 and 1995, respectively.

(e) Losses and Loss Expenses

    Losses and loss expenses are charged to expense as incurred. The reserve for unpaid losses and loss expenses is determined on the basis of claim adjusters' evaluations and other estimates, including those for incurred but not reported
(IBNR) losses and for future salvage and subrogation recoveries. Overall reserve levels are impacted primarily by the types and amounts of insurance coverage written, trends developing from newly reported claims and claims which have been paid and closed. The Operating Groups continually monitor gross and net loss and loss expense reserves of the Insurance Companies for business written in both the current and prior years, and Talegen senior management reviews these reserves on a periodic basis. Adjustments are made to reserves in the period they can be reasonably estimated to reflect evolving changes in loss development patterns and various other factors, such as social and economic trends and judicial interpretation of legal liability.

(f) Reinsurance

    Reinsurance recoverables include the balances due from insurance and reinsurance companies for paid losses and loss expenses and estimates of the portion of unpaid losses and loss expenses that will be recovered from insurers and reinsurers, determined in a manner consistent with the liabilities associated with the reinsured policies. The reserve for uncollectible reinsurance is determined based upon the review of the financial condition of the insurers and reinsurers and an assessment of other available information, as further discussed in Note 6.

(g) Postretirement Benefits Other Than Pensions and Postemployment Benefits

    The cost of postretirement benefits other than pensions and postemployment benefits is recognized in the consolidated financial statements during the active working careers of employees.

(h) Income Taxes

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts and the tax bases of Talegen's assets and liabilities. Such differences are primarily due to tax basis discount on unpaid losses, ceded premiums, adjustment for unearned premiums, uncollectible reinsurance and policy acquisition costs applicable to unearned premiums. Additionally, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance against deferred tax assets is recorded if it is more likely than not that all or some portion of the benefits related to deferred tax assets will not be realized.

(i) Land, Buildings and Equipment

    Land, buildings and equipment are carried at cost and are shown net of depreciation. Buildings, equipment and capitalized software are depreciated on a straight-line basis over 40 years, 5 years and 3

                             TALEGEN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(1) BASIS OF CONSOLIDATION AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) years, respectively. Capital improvements to leased property are amortized over the life of the improvement or the life of the lease, whichever is shorter. As of December 31, 1994 and 1995, accumulated depreciation on buildings and equipment was $115 million and $127 million, respectively.

(j) Dividends to Policyholders

    Dividends to policyholders are charged to earnings as the related premiums are earned and include a provision for undeclared dividends.

(k) Cost of Acquired Businesses in Excess of Net Assets (Goodwill)

    The cost of acquired businesses in excess of net assets purchased is amortized on a straight-line basis, generally over forty years. The carrying amount of goodwill is reported net of accumulated amortization and is regularly reviewed by Talegen Holdings management for indications of impairment in value based on undiscounted Operating Group cash flow analyses.

(l) Use of Estimates

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported financial statement balances as well as the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

    Similar to most companies with property and casualty insurance operations, the reserve for unpaid losses and loss expenses, the reserve for uncollectible reinsurance and deferred policy acquisition costs, although supported by actuarial science and other supportive data, are ultimately based on management's reasoned expectations of future events. In addition, Talegen's realization of deferred income tax assets is dependent on generating sufficient future taxable income. It is reasonably possible that expectations associated with these accounts can change in the near term (i.e., one year) and that the effect of those changes could be material to the consolidated financial statements.

(2) ACCOUNTING CHANGES

    Effective January 1, 1994, Talegen adopted SFAS No. 115, "Accounting for Certain Investment in Debt and Equity Securities" which is more fully discussed in Note 1. The adoption of SFAS No. 115 had no effect on January 1, 1994 shareholder's equity.

    Effective January 1, 1994, Talegen adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits" which is more fully discussed in Note
10. The adoption of SFAS No. 112 did not have a significant impact on earnings.

                             TALEGEN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(3) INVESTMENTS AND INVESTMENT INCOME

    The components of the investment portfolio at December 31, 1994 and 1995 follow (in millions):

                                                                       GROSS         GROSS
                                                                     UNREALIZED    UNREALIZED    ESTIMATED
                                                        AMORTIZED    INVESTMENT    INVESTMENT       FAIR
  1994                                                    COST         GAINS         LOSSES        VALUE
  ----                                                  ---------    ----------    ----------    ----------
Fixed maturities:
  U.S. Government and agencies and authorities.......    $ 4,424       $    3        $ (262)       $4,165
  States, municipalities and political
    subdivisions.....................................        686            3           (21)          668
  All other corporate fixed maturities...............         60        --               (3)           57
  Mortgage-backed securities.........................        255        --               (8)          247
                                                        ---------    ----------    ----------    ----------
    Total fixed maturities...........................      5,425            6          (294)        5,137
                                                        ---------    ----------    ----------    ----------
Equity securities--common stocks:
  Public utilities...................................         19        --               (1)           18
  Banks, trusts and insurance companies..............         14            1            (1)           14
  Industrial and miscellaneous.......................         93            8            (5)           96
                                                        ---------    ----------    ----------    ----------
    Total equity securities..........................        126            9            (7)          128
                                                        ---------    ----------    ----------    ----------
  Short-term investments.............................        677        --            --              677
                                                        ---------    ----------    ----------    ----------
    Total investments available-for-sale.............    $ 6,228       $   15        $ (301)       $5,942
                                                        ---------    ----------    ----------    ----------
                                                        ---------    ----------    ----------    ----------

                                                                       GROSS         GROSS
                                                                     UNREALIZED    UNREALIZED    ESTIMATED
                                                        AMORTIZED    INVESTMENT    INVESTMENT      FAIR
  1995                                                    COST         GAINS         LOSSES        VALUE
  ----                                                  ---------    ----------    ----------    ---------
Fixed maturities:
  U.S. Government and agencies and authorities.......    $   591       $    1        $   (2)      $   590
  States, municipalities and political
subdivisions.........................................         53            1            (1)           53
  All other corporate fixed maturities...............          6        --               (1)            5
                                                        ---------    ----------    ----------    ---------
    Total fixed maturities...........................        650            2            (4)          648
                                                        ---------    ----------    ----------    ---------
Equity securities--common stocks (industrial and
 miscellaneous)......................................          8        --               (1)            7
  Short-term investments.............................      5,779        --            --            5,779
                                                        ---------    ----------    ----------    ---------
    Total investments available-for-sale.............    $ 6,437       $    2        $   (5)      $ 6,434
                                                        ---------    ----------    ----------    ---------
                                                        ---------    ----------    ----------    ---------

    The pre-tax change in unrealized investment gains (losses) for fixed maturity investments and equity securities for each of the three years ended December 31 follow (in millions):

                                                                          1993    1994     1995
                                                                          ----    -----    ----
Fixed maturities.......................................................   $66     $(283)   $286
Equity securities--common stocks.......................................     4       (10)     (3)
                                                                          ----    -----    ----
    Total pre-tax change in unrealized investment gains (losses).......   $70     $(293)   $283
                                                                          ----    -----    ----
                                                                          ----    -----    ----

    At December 31, 1995, approximately 92% of Talegen's total investments available-for-sale were comprised of U.S. Treasury securities and other fixed maturity securities issued by U.S. Government agencies and authorities.

                             TALEGEN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(3) INVESTMENTS AND INVESTMENT INCOME--(CONTINUED)
    Securities carried at $1,102 million and $1,174 million at December 31, 1994 and 1995, respectively, were deposited by Talegen with governmental authorities or designated custodian banks as required by laws affecting insurers.

    Pursuant to the terms of the Westchester Specialty debt agreement (see Note
11), short-term investments carried at $10 million at December 31, 1995 were deposited in an account as collateral for the associated debt.

    The amortized cost and estimated fair value of Talegen's fixed maturities at December 31, 1995 by contractual maturity follow (in millions):

                                                                       ESTIMATED
                                                          AMORTIZED      FAIR
                                                            COST         VALUE
                                                          ---------    ---------
Contractual maturity:
  Within one year......................................     $ 578        $ 575
  After one year but within five.......................        27           26
  After five years but within ten......................        12           13
  After ten years......................................        33           34
                                                          ---------    ---------
    Total fixed maturities.............................     $ 650        $ 648
                                                          ---------    ---------
                                                          ---------    ---------

    Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties, and changing interest rates, tax considerations and other factors result in portfolio sales prior to maturity.

    The components of net investment income for each of the three years ended December 31 follow (in millions):

                                                                          1993    1994    1995
                                                                          ----    ----    ----
Interest on fixed maturities...........................................   $243    $245    $261
Dividends on equity securities--common stocks..........................      4       4       4
Interest on short-term investments and other...........................     34      64     102
                                                                          ----    ----    ----
    Total investment income............................................    281     313     367
Investment expenses....................................................    (20)    (16)    (24)
                                                                          ----    ----    ----
    Net investment income..............................................   $261    $297    $343
                                                                          ----    ----    ----
                                                                          ----    ----    ----

    The components of net pre-tax realized investment gains for each of the three years ended December 31 follow (in millions):

                                                                           1993    1994    1995
                                                                           ----    ----    ----
Fixed maturities:
  Gross gains...........................................................   $104    $ 7     $103
  Gross losses..........................................................    (45)    (4 )    (60)
Equity securities--common stocks........................................     10      9       30
Other...................................................................     (4)     1       (3)
                                                                           ----    ----    ----
    Net realized investment gains.......................................   $ 65    $13     $ 70
                                                                           ----    ----    ----
                                                                           ----    ----    ----

                             TALEGEN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(3) INVESTMENTS AND INVESTMENT INCOME--(CONTINUED)
    For the year ended December 31, 1994, gross realized investment gains and losses on equity securities amounted to $20 million and $11 million, respectively. For the year ended December 31, 1995, gross realized investment gains and losses on equity securities amounted to $38 million and $8 million, respectively.

(4) INCOME TAXES

    Talegen is included in the consolidated Federal income tax return filed by Xerox, and, as such, entered into a tax allocation agreement which was effective in 1983 and provides that Talegen will pay or be reimbursed by Xerox for tax liabilities or benefits generated. The right to reimbursement from Xerox for these tax benefits does not expire due to any statutory period of limitation under the Internal Revenue Code. Income taxes reflected in the Consolidated Statements of Earnings are Talegen's share of the Xerox consolidated tax provision.

    The components of the Federal income tax provision for each of the three years ended December 31 follow (in millions):

                                                                            1993    1994    1995
                                                                            ----    ----    ----
Current expense (benefit)................................................   $--     $65     $(19)
Deferred expense.........................................................    35       7       34
                                                                            ----    ----    ----
                                                                            $35     $72       15
                                                                            ----    ----    ----
                                                                            ----    ----    ----

    A reconciliation from the U.S. Federal statutory income tax rate to the effective income tax rate for each of the three years ended December 31 follows:

                                                                        1993      1994     1995
                                                                        -----     ----     -----
U.S. Federal statutory income tax rate..............................     35.0%    35.0%     35.0%
Tax exempt income...................................................     (0.8)    (3.2)    (10.2)
Dividends received deduction........................................     (0.4)    (0.4)     (0.9)
Amortization of intangibles.........................................      1.4      1.5       3.3
SFAS No. 109 rate change benefit....................................    (10.4)     --       --
Change in estimate of tax liability.................................     --        --      (10.7)
Other, net..........................................................     (1.9)     1.5      (0.5)
                                                                        -----     ----     -----
    Effective income tax rate.......................................     22.9%    34.4%     16.0%
                                                                        -----     ----     -----
                                                                        -----     ----     -----

    Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. Accordingly, in the third quarter of 1993, Talegen recorded a $16 million benefit to recognize the effect on deferred tax assets and liabilities for the change in the Federal income tax rate which became effective retroactive to January 1, 1993. In 1995, resolution of significant tax issues resulted in a credit to earnings of $10 million.

                             TALEGEN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(4) INCOME TAXES--(CONTINUED)
    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow (in millions):

                                                                1994    1995
                                                                ----    ----
Deferred tax assets:
  Tax basis discount on unpaid losses........................   $395    $369
  Ceded premiums.............................................     50       9
  Adjustment for unearned premiums...........................     39      41
  Uncollectible reinsurance..................................     45      60
  Severance and leasehold provisions.........................     16      11
  Gain on sale/leaseback.....................................     13      11
  Discontinued operations....................................      2       2
  Unrealized investment losses...............................    100       1
  Net operating loss carryforward............................    --       63
  Other......................................................     68      79
                                                                ----    ----
    Total gross deferred tax assets..........................    728     646
Less valuation allowance.....................................    187      88
                                                                ----    ----
    Deferred tax assets......................................    541     558
                                                                ----    ----
Deferred tax liabilities:
  Deferred policy acquisition costs..........................    (54)    (52)
  Other......................................................    (21)    (29)
                                                                ----    ----
    Total gross deferred tax liabilities.....................    (75)    (81)
                                                                ----    ----
    Net deferred tax assets..................................   $466    $477
                                                                ----    ----
                                                                ----    ----

    The decrease in the valuation allowance in 1995 is caused by the reduction of $99 million of valuation allowance which, in 1994, was established to offset deferred tax assets recorded for unrealized investment losses. Because the consolidated net unrealized investment loss for Talegen at December 31, 1995 is $3 million, this portion of the valuation allowance is $1 million. The reduction in the valuation allowance was recorded directly to shareholder's equity.

                             TALEGEN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(5) UNPAID LOSSES AND LOSS EXPENSES

    Activity related to unpaid losses and loss expenses for each of the three years ended December 31 follows (in millions):

                                                                      1993      1994      1995
                                                                     ------    ------    ------
Net unpaid losses and loss expenses, January 1....................   $5,198     5,136     4,930
                                                                     ------    ------    ------
Incurred losses and loss expenses related to:
  Current year accident losses....................................    1,323     1,283     1,304
  Prior year accident losses......................................        4       (43)      102
                                                                     ------    ------    ------
    Total incurred losses and loss expenses.......................    1,327     1,240     1,406
                                                                     ------    ------    ------
Paid losses and loss expenses related to:
  Current year accident losses....................................      269       269       343
  Prior year accident losses......................................    1,067     1,163     1,087
                                                                     ------    ------    ------
    Total paid losses and loss expenses...........................    1,336     1,432     1,430
Other.............................................................      (53)      (14)      (50)
                                                                     ------    ------    ------
    Net unpaid losses and loss expenses, December 31..............    5,136     4,930     4,856
Reinsurance recoverable...........................................    1,643     1,597     2,067
                                                                     ------    ------    ------
    Gross unpaid losses and loss expenses, December 31............   $6,779    $6,527    $6,923
                                                                     ------    ------    ------
                                                                     ------    ------    ------
Ceded incurred losses and loss expenses...........................   $   89    $  210    $  731
                                                                     ------    ------    ------
                                                                     ------    ------    ------

    During 1995, the provision for incurred losses was increased through strengthening of prior accident year gross unpaid loss and loss expense reserves by $584 million, of which $382 million pertained to latent exposure reserves, and through strengthening of uncollectible reinsurance reserves by $56 million. After consideration of $378 million ceded to Ridge Reinsurance Limited (Ridge
Re) (see Note 6) and $160 million ceded to other reinsurers, net unpaid losses and loss expenses were strengthened by a total of $102 million. On an Operating Group basis, Crum & Forster and Westchester Specialty increased their 1994 and prior accident year net loss and loss expense reserves by $97 million and $62 million, respectively. However, due to favorable 1994 and prior accident year loss trends, this impact was partially offset by reductions to 1994 and prior accident year net loss and loss expense reserves totaling $20 million at Coregis and $37 million at Industrial Indemnity.

    During 1994, the provision for incurred losses was decreased through reductions to 1993 and prior accident year net loss and loss expense reserves by Industrial Indemnity resulting from improving loss experience in its principal markets.

LATENT EXPOSURES

    Claims resulting from asbestos-related, environmental and other latent exposures have provided unique and difficult challenges to the insurance industry. Talegen, through its historical writings at Crum & Forster and Westchester Specialty, has not been immune from the challenge to establish adequate loss and loss expense reserves for these difficult to quantify exposures. The possibility that these claims would emerge was often not contemplated at the time the policies were written, and traditional actuarial reserving methodologies have not been useful in accurately estimating ultimate losses.

                             TALEGEN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(5) UNPAID LOSSES AND LOSS EXPENSES--(CONTINUED)
    Asbestos-related claims, which began to emerge in the 1970s, were the first type of latent exposure to cause significant losses to the insurance industry. At this point, sufficient time has elapsed for case law to become reasonably well developed in the asbestos bodily injury claims area. Historically, the largest asbestos bodily injury claims have come from manufacturers of asbestos since their claims have typically involved many injured parties. Over time, many such claims have settled and the remaining exposure has been decreasing. More recently, however, the frequency of asbestos claims from non-asbestos manufacturers (i.e., suppliers and distributors of asbestos, as well as users of asbestos products) has been increasing. Because the number of injured parties and the severity of the injuries under these claims has been less than with the asbestos manufacturers, the per-claim exposures have also been less.

    Environmental claims were the second major type of latent claims to emerge and significantly impact the insurance industry. Environmental claims have generally been defined by the insurance industry as loss or potential loss related to the alleged contamination of a site either from operations on the site, from waste disposal or from other causes. Examples of environmental exposure include possible damages resulting from chemical waste, hazardous waste, industrial waste disposal facilities, landfills, toxic waste pits and underground storage tanks. Inconsistent federal and state case law and uncertainty with respect to Superfund reform have compounded the industry's difficulties in adequately assessing these complex exposures. However, case law with respect to environmental exposures is continuing to develop on a state-by-state basis and will eventually reduce uncertainty in this claim area.

    Other latent exposures include claims related to asbestos-in-building, repetitive stress, chemical exposure and surgical breast implants, as well as other exposures where the possibility of such claims arising was not contemplated when the policies were written.

    As judicial patterns emerge through the appellate process and remove uncertainties surrounding asbestos-related, environmental and other latent exposures, additional liabilities and reinsurance recoverables could arise.

    Gross and net unpaid losses and loss expenses for each latent exposure area at December 31 are as follows (in millions):

                                                                        1994                  1995
                                                                --------------------    ----------------
                                                                 GROSS        NET        GROSS      NET
                                                                RESERVES    RESERVES    RESERVES    RESERVES
                                                                --------    --------    --------    ----
Latent exposure area reserves(1):
  Asbestos bodily injury.....................................     $ 96        $ 51        $288      $173
  Environmental..............................................      113          82         236       174
  Other latent exposures.....................................      164          59         116        42
                                                                --------    --------    --------    ----
    Total....................................................     $373        $192        $640      $389
                                                                --------    --------    --------    ----
                                                                --------    --------    --------    ----

- ------------

(1) Included are case, IBNR and allocated loss expenses reserves. Net reserves have not been reduced for recoverables from Ridge Re because the Ridge Re reinsurance contracts are aggregate excess of loss contracts, covering all lines of business for the Insurance Companies. See Note 6 for further explanation of the Ridge Re contracts. Although occupational injuries, in certain instances, have been associated with asbestos and other latent exposures, Talegen does not classify related workers' compensation reserves as latent exposure reserves.

                             TALEGEN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(5) UNPAID LOSSES AND LOSS EXPENSES--(CONTINUED)

    Prior to 1995, the Insurance Companies established case and IBNR reserves for asbestos bodily injury and environmental claims that had been reported. The IBNR reserves were established primarily to cover adverse development on known claims. Case reserves have been and continue to be determined by a specialized claim and legal staff. Building on methodologies first published in the third quarter of 1994 by the Casualty Actuarial Society, and utilizing data from policyholders and third parties, Talegen was able to create and implement specific reserving methodologies in 1995 to support IBNR reserve estimates for unreported claims as well as for adverse development on aggregate known asbestos bodily injury and environmental exposures. The data included information from newly available databases from the Environmental Protection Agency. During 1995, the methods of analysis were evaluated by internal and external actuarial and claims professionals knowledgeable in the latent exposure field. The results of this effort supported a strengthening by the Insurance Companies of asbestos bodily injury gross reserves by $190 million and strengthening of environmental gross reserves by $160 million in the fourth quarter of 1995. Of the $350 million gross strengthening, $311 million was ceded to reinsurers resulting in a net pre-tax charge to Talegen of $39 million.

    At December 31, 1995, Talegen does not expect that liabilities associated with incurred asbestos bodily injury and environmental claims will have a material adverse effect on its future liquidity or financial position. With respect to other latent exposures, because of the relatively low amount of cumulative net loss and allocated loss expense payments, the reserves established for identified claims, and the relatively low number of open claims, Talegen also does not expect that liabilities associated with incurred claims in these latent exposure areas will have a material adverse effect on its future liquidity or financial position. However, given the complexity of coverage and other legal issues, and the significant assumptions used in estimating such exposures, actual results could significantly differ from Talegen's current estimates.

(6) REINSURANCE

    Talegen reinsures, in the ordinary course of business, certain risks with other insurance companies. These arrangements provide the means for greater diversification of business and serve to limit the net loss potential on unusually severe or frequent losses. With respect to potential property, business interruption and nonvoluntary assessment losses arising out of catastrophes, Coregis, Crum & Forster and Westchester Specialty each purchase individual catastrophe reinsurance. Talegen supplements this coverage through the purchase of excess of loss reinsurance which provides $80 million of additional protection to the Insurance Companies in these three Operating Groups. Industrial Indemnity, which has exposure to workers' injuries caused by a catastrophe, primarily earthquake, purchases its own catastrophe reinsurance limits in an amount which exceeds estimated maximum losses from such an event. As of January 1, 1996, this coverage was $98 million in excess of a net retention of $2 million.

    The ceding of insurance does not discharge the original insurer from its primary liability to the policyholder; however, the reinsurance company that accepted the risk assumes an obligation to the original insurer. The ceding insurer retains a contingent liability with respect to reinsurance ceded to the extent that any reinsuring company might not be able to meet its obligations.

                             TALEGEN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(6) REINSURANCE--(CONTINUED)
    The components of Talegen's net premiums written and net premiums earned for each of the three years ended December 31 follow (in millions):

                                                                      1993      1994      1995
                                                                     ------    ------    ------
Net premiums written:
  Direct..........................................................   $2,032    $2,032    $2,006
  Assumed from other companies, pools or associations.............      100        65       101
  Ceded to other companies, pools or associations.................     (321)     (381)     (413)
                                                                     ------    ------    ------
    Net premiums written..........................................   $1,811    $1,716    $1,694
                                                                     ------    ------    ------
                                                                     ------    ------    ------
Net premiums earned:
  Direct..........................................................   $1,959    $1,994    $1,974
  Assumed from other companies, pools or associations.............      100        72        92
  Ceded to other companies, pools or associations.................     (294)     (379)     (407)
                                                                     ------    ------    ------
    Net premiums earned...........................................   $1,765    $1,687    $1,659
                                                                     ------    ------    ------
                                                                     ------    ------    ------

    The components of Talegen's reinsurance recoverable at December 31, 1994 and 1995 follow (in millions):

                                                              1994      1995
                                                             ------    ------
Reinsurance receivable on paid losses.....................   $  237    $  143
Reinsurance recoverable on unpaid loss and loss
 expenses.................................................    1,597     2,067
                                                             ------    ------
  Total reinsurance recoverable...........................   $1,834    $2,210
                                                             ------    ------
                                                             ------    ------

    Reinsurance recoverable on unpaid loss and loss expenses reflected above is net of a reserve for uncollectible reinsurance on unpaid losses and loss expenses of $55 million and $62 million at December 31, 1994 and 1995, respectively.

    The Insurance Companies made significant use of reinsurance during the 1970s and the early 1980s and, accordingly, have current and/or future net reinsurance recoverables from several hundred reinsurers. Since that time, the Insurance Companies have generally increased the portion of business retained while reducing the number of reinsurers used. During 1994 and 1995, excluding reinsurance ceded to pools and associations, Talegen ceded 63% and 85%, respectively, of total premiums written ceded to approximately 35 reinsurers. As of December 31, 1994 and 1995, reinsurance recoverables from TRG were $205 million and $207 million, respectively. Reinsurance recoverables from Ridge Re were $26 million and $404 million as of December 31, 1994 and 1995, respectively. As of December 31, 1995, the individual reinsurers with the next highest share of the net recoverable balance accounted for 6% and 5%, respectively.

    Talegen actively monitors and evaluates the financial condition of its reinsurers and prepares estimates of the uncollectible amounts due from troubled reinsurers. The evaluation focuses on financial and other available data such as whether or not the reinsurer is in rehabilitation or in liquidation proceedings and produces an estimate of the amount that will be ultimately collected from these

                             TALEGEN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(6) REINSURANCE--(CONTINUED)
troubled reinsurers. In addition to the reinsurers' ability to pay claims, from time to time disputes arise over claim amounts and reinsurance coverage. Talegen pursues its remedies in these cases and recognizes the impact of developments in these situations as the disputes are resolved. Management believes the reinsurance recoverable, net of the established reserve for uncollectible reinsurance, to be valid and collectible.

    Effective December 31, 1992, Ridge Re, a special purpose Bermuda reinsurer, which is a wholly-owned subsidiary of XFSI, provided aggregate excess of loss reinsurance to the Insurance Companies aggregated on an Operating Group basis. Under the terms of the reinsurance coverage, which is guaranteed by XFSI and subject to stated limits, Ridge Re will reimburse the Insurance Companies for 85% of any and all ultimate net losses, if any, in excess of the retention amount. Coverage is provided for unfavorable development on all losses and allocated loss expenses incurred and uncollectible reinsurance charged by the Insurance Companies for accident years 1992 and prior, net of development on all salvage, subrogation, and other recoverables. The contract coverage for the Operating Groups at December 31, 1995 totals $607 million, which is net of 15% coinsurance. The corresponding premium amount of $223 million, all of which is being provided by XFSI and is guaranteed by Xerox, was ceded in 1992 to Ridge Re as consideration for the risk assumed by Ridge Re.

    The following table identifies the retention amount (i.e., the amount of carried net unpaid loss and loss expenses and uncollectible reinsurance reserves as of December 31, 1992 retained by the Insurance Companies within the Operating Groups) and the remaining reinsurance coverage as of December 31, 1995 under the respective Ridge Re contracts (in millions):

                                                  RETENTION    CONTRACTUAL    CUMULATIVE CEDED     REMAINING
                                                   AMOUNT      COVERAGE(1)      LOSSES(1)(2)      COVERAGE(1)
                                                  ---------    -----------    ----------------    -----------
Coregis........................................    $   585        $ 119           --$                $ 119
Crum & Forster.................................    $ 2,263        $ 234             $234             $--
Industrial Indemnity...........................    $ 1,157        $ 127             $ 43             $  84
Westchester Specialty..........................    $   755        $ 127             $127             $--

- ------------

(1) Coverage and ceded amounts are net of 15% insurance company coinsurance amounts (i.e., for every dollar of covered loss in excess of the retention amount, the affected insurance company will be able to cede or recover eighty-five cents from Ridge Re).

(2) The Insurance Companies have obtained letters of credit from Ridge Re for these cumulative ceded balances.

(7) SALVAGE AND SUBROGATION

    Estimates of salvage and subrogation recoveries on unpaid losses have been recorded as a reduction of unpaid losses and amounted to $54 million at both December 31, 1994 and 1995.

                             TALEGEN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(8) PENSIONS

    Talegen has one principal noncontributory defined benefit pension plan
(Plan) that covers employees of Talegen and TRG who meet eligibility requirements. Additionally, the Plan covers the active participants of Constitution and Viking who, as of the effective date of the sale of those companies, became fully vested in their accrued benefits and were accorded distribution rights as provided by the Plan. Talegen makes contributions to the Plan in an amount deductible and in accordance with funding standards established under the Internal Revenue Code as amended by the Employee Retirement Income Security Act of 1974. Prior to July 1, 1993 the Plan provided benefits that were based on total years of service and compensation during an employee's last five years of employment. Effective July 1, 1993, Talegen amended the Plan with the effect of limiting the accrual of further benefits to its participants under the terms of the Plan.

    The following table sets forth the Plan's funded status and the amounts recognized in Talegen's consolidated financial statements at December 31 (in millions):

                                                         1993    1994     1995
                                                         ----    -----    -----
Actuarial present value of benefit obligations:
  Vested..............................................   $ 68    $  64    $  76
  Nonvested...........................................      3        5        7
                                                         ----    -----    -----
  Accumulated benefit obligation(1)...................     71       69       83
Effect of projected future compensation levels........      6        2     --
                                                         ----    -----    -----
  Projected benefit obligation........................     77       71       83
Fair value of plan assets, primarily listed stocks and
 government securities................................     61       56       69
                                                         ----    -----    -----
  Projected benefit obligation in excess of plan
   assets.............................................     16       15       14
Unrecognized net loss.................................     (3)      (7)      (9)
                                                         ----    -----    -----
  Accrued pension expense(2)..........................     13        8        5
Adjustment required to recognize minimum pension
 liability............................................    --         5        7
                                                         ----    -----    -----
  Net liability recognized in consolidated balance
   sheets(3)..........................................   $ 13    $  13    $  12
                                                         ----    -----    -----
                                                         ----    -----    -----
Assumptions used in the accounting were:
  Discount rates......................................    7.5%     8.5%    7.25%
  Rates of increase in compensation levels............    5.5%     5.5%     5.5%
  Expected long-term rate of return on plan assets....    8.5%     8.5%     8.5%
Net periodic pension cost included the following
  components:
  Service cost-benefits earned during the period......   $  3    $--      $--
  Interest cost on projected benefit obligation.......      6        6        6
  Actual return on plan assets........................     (8)      (5)      (5)
  Net amortization and deferrals......................      4     --       --
  SFAS No. 88 curtailment gain........................     (3)    --
                                                         ----    -----    -----
  Net periodic defined benefit pension cost(4)........   $  2    $   1    $   1
                                                         ----    -----    -----
                                                         ----    -----    -----

- ------------

(1) The accumulated benefit obligation of Talegen as of December 31, 1993, 1994 and 1995 was $67 million, $66 million and $79 million, respectively.

                             TALEGEN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(8) PENSIONS--(CONTINUED)
(2) The accrued pension expense of Talegen as of December 31, 1993, 1994 and 1995 was $12 million, $8 million and $5 million, respectively.

(3) The net liability recognized in Talegen's consolidated balance sheets as of December 31, 1993, 1994 and 1995 was $12 million, $13 million and $12 million, respectively.

(4) Talegen's share of this expense for the years ended December 31, 1993, 1994 and 1995 was $2 million, $1 million and $1 million, respectively.

    Talegen also sponsors a defined contribution pension plan (Savings Plan) covering substantially all of its employees. Effective July 1, 1993, Talegen amended the Savings Plan to provide for a basic contribution equal to 3% of an employee's compensation, a matching contribution based on participants' contributions, and a discretionary performance-related basic and/or matching contribution made at the discretion of Talegen or its designee for any operating group. Certain employees also have the opportunity to participate in a non-qualified arrangement that permits contributions that would otherwise be limited under the qualified plan by IRS regulations. Prior to July 1, 1993, Talegen contributions were 50% of employee contributions up to 3% of an employee's base salary for those employees with less than ten years of service and 100% of employee contributions up to 6% of an employee's base salary for those employees with more than ten years of service. Total savings plan expense incurred by Talegen for the years ended December 31, 1993, 1994 and 1995, was $7 million, $12 million and $13 million, respectively.

(9) POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    Talegen provides certain medical and life insurance benefits for retirees. Prior to 1993, substantially all employees may have become eligible for these benefits if they reached normal retirement age (or age fifty-five under certain circumstances) with a defined minimum period of service, while still working for Talegen. In 1993, Talegen announced its intention to limit retiree medical benefits to those employees who had reached age 50 on January 1, 1994 and who ultimately retired with at least 15 years of service. Certain Operating Groups have instituted stand-alone plans which further limit retiree medical benefits.

    A reconciliation of the funded status of all of the postretirement medical and life plans as of December 31, 1994 and 1995 follows (in millions):

                                                       1994               1995
                                                  ---------------    ---------------
                                                  MEDICAL    LIFE    MEDICAL    LIFE
                                                  -------    ----    -------    ----
Accumulated postretirement benefit obligation
  Retirees.....................................     $18      $ 10      $18      $ 12
  Fully eligible active participants...........       4       --         4       --
  Other active participants....................       5         2        4         1
                                                  -------    ----    -------    ----
    Total......................................      27        12       26        13
Deferred actuarial gain........................      19       --        15       --
Initial liability..............................     (23)       (6)     (21)       (6)
                                                  -------    ----    -------    ----
    Accrued cost recognized in consolidated
     balance sheet.............................     $23      $  6      $20      $  7
                                                  -------    ----    -------    ----
                                                  -------    ----    -------    ----

                             TALEGEN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(9) POSTRETIREMENT BENEFITS OTHER THAN PENSIONS--(CONTINUED)
    The medical inflation assumptions are 10.8% and 9.7% for participants under age 65 and over age 65, respectively, and both decline to 5.0% in the year 2008 and thereafter. A one percentage point increase in the medical inflation assumptions would increase the accumulated postretirement benefit obligation by $1 million and the increase to the service and interest cost would be immaterial.

    The discount rate used to determine the funded status as of December 31, 1994 and 1995 was 8.5% and 7.25%, respectively.

    The components of postretirement medical and life benefit cost for the three years ended December 31, 1995 follow (in millions):

                                                 1993             1994             1995
                                            --------------   --------------   --------------
                                            MEDICAL   LIFE   MEDICAL   LIFE   MEDICAL   LIFE
                                            -------   ----   -------   ----   -------   ----
Service cost..............................    $ 3      $--     $ 1      $--     $--      $--
Interest cost.............................      5        1       3        1       2        1
Amortization of initial liability.........      3       --       1       --      --       --
Other.....................................     --       --      --       --      (1)      --
                                            -------   ----   -------   ----   -------   ----
Total.....................................    $11      $ 1     $ 5      $ 1     $ 1      $ 1
                                            -------   ----   -------   ----   -------   ----
                                            -------   ----   -------   ----   -------   ----

(10) POSTEMPLOYMENT BENEFITS

    Effective January 1, 1994, Talegen adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." This Statement requires accrual accounting for employee benefits that are paid after the termination of active employment but prior to retirement. Benefits subject to SFAS No. 112 include severance pay, accumulated vacation pay, disability benefits, salary continuation programs, etc. Talegen's previous practice was to expense postemployment benefit costs when paid.

    The accrued postemployment benefit cost recorded by Talegen as of December 31, 1994 and 1995 was $1 million and $2 million, respectively.

(11) DEBT

    Debt consisted of the following at December 31, 1994 and 1995 (in millions):

                                                                1994    1995
                                                                ----    ----
Debt incurred under credit agreements:
  Coregis, remaining principal payable over five years.......   $100    $ 90
  Crum & Forster, remaining principal payable over four
   years.....................................................    150     132
  Industrial Indemnity, remaining principal payable over five
   years.....................................................    100      90
  Westchester Specialty, remaining principal payable over
    four years...............................................     75      60
                                                                ----    ----
    Total....................................................   $425    $372
                                                                ----    ----
                                                                ----    ----

    The unsecured loans are held with several banks with terms which are substantially similar in content. The interest rates on the loans are LIBOR plus a margin which is dependent upon certain

                             TALEGEN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(11) DEBT--(CONTINUED)
financial ratios or ratings from specific agencies. As of December 31, 1995, the interest rates in effect for Crum & Forster, Coregis, Industrial Indemnity and Westchester Specialty were 6.44%, 7.13%, 6.63% and 6.31%, respectively. Subject to notification of the lenders, each Intermediate Holding Company has the option to change the method of interest calculation to one which utilizes other financial market rates.

    The loans are callable upon a change in control of the Intermediate Holding Company or other dilutive events as defined in the credit agreements. These credit agreements include restrictive covenants which require maintenance of net worth and adherence to other specific financial ratios and requirements.

    Future principal payments required under the loan agreements are summarized below (in millions):

1996................................................................   $ 72
1997................................................................     75
1998................................................................     91
1999................................................................     94
2000................................................................     40
                                                                       ----
                                                                       $372
                                                                       ----
                                                                       ----

    The Westchester Specialty credit agreement prohibits the payment of dividends by Westchester Specialty Group, Inc. (an Intermediate Holding Company) to Talegen Holdings. The credit agreements for the other Intermediate Holding Companies generally restrict the payment of dividends by the Intermediate Holding Companies to Talegen Holdings to the lesser of statutory income in excess of debt service requirements or a fixed percentage of statutory surplus.

    Cash payments made by the Intermediate Holding Companies during 1994 and 1995 for interest were $5 million and $27 million, respectively.

(12) RELATED PARTY TRANSACTIONS AND BALANCES

    Included in due from affiliates are promissory notes held by Talegen in the amount of $275 million issued by XFSI and guaranteed by Xerox. Notes amounting to $200 million were issued on December 31, 1992, mature on December 31, 1997, and bear a variable rate of interest which is subject to change annually on the anniversary of the issue date. These notes at December 31, 1995 carried an interest rate of 5.84%. Notes amounting to $75 million were issued on September 1, 1993, mature on August 31, 1998, and bear a variable rate of interest which is subject to change annually on the anniversary of the issue date. As of December 31, 1995, these notes bear an interest rate of 6.69%. Interest earned on the above notes included in other income was $22 million, $23 million and $23 million for the years ended December 31, 1993, 1994 and 1995, respectively. Interest accrued on the above notes was $5 million as of December 31, 1995.

    Also included in due from affiliates is a promissory note held by Talegen in the amount of $75 million issued by Xerox Credit Corporation (XCC), a wholly-owned subsidiary of XFSI, in connection with the sale of a portion of Talegen's investment in the Xerox Life Companies to XCC in September 1993. The note was issued on September 3, 1993, matures on September 3, 1998, and bears a

                             TALEGEN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(12) RELATED PARTY TRANSACTIONS AND BALANCES--(CONTINUED) variable rate of interest which is subject to change annually on the anniversary of the issue date. As of December 31, 1995, the note bears an interest rate of 6.58%. Interest earned on the note included in net investment income was $1 million, $5 million and $5 million for the years ended December 31, 1993, 1994 and 1995, respectively.

    The remaining balances included in due from affiliates as of December 31, 1994 and 1995 represent miscellaneous receivables from TRG.

    Talegen receives claims settlement and asbestos-related, environmental and other latent exposure claims management services from TRG. Fees incurred for these services for each of the years ended December 31, 1994 and 1995 were approximately $6 million and $9 million, respectively. These fees were not significant during 1993.

    Talegen received investment services from First Quadrant Corp. Net fees incurred for these services for each of the years ended December 31, 1993, 1994 and 1995 were $6 million, $6 million and $4 million, respectively.

    During 1994, Industrial Indemnity contracted for the purchase and implementation of software from Filoli. Included in equipment is capitalized purchased software from Filoli of $4 million and $21 million as of December 31, 1994 and 1995, respectively.

    During 1993, XFSI contributed to Talegen a training facility located in Loudoun County in the state of Virginia. Talegen leased the facility to XFSI for a primary term which expires on November 30, 2010 and is renewable at XFSI's option. Rental income recorded by Talegen under the terms of the lease amounted to $17 million in each of the years ended December 31, 1993, 1994 and 1995.

(13) STATUTORY INFORMATION

    The Insurance Companies are restricted by insurance laws as to the amount of dividends they may pay without the approval of regulatory authorities. The amount of restricted shareholder's equity of the Insurance Companies plus the amount of shareholder's equity for Talegen's non-insurance companies (which is not restricted by insurance laws) at December 31, 1995 approximates $2,257 million. There are additional restrictions regarding the amount of loans and advances that these subsidiaries may make to Talegen Holdings. These restrictions indirectly limit the payment of dividends and the making of loans and advances by Talegen Holdings to XFSI.

    Generally accepted accounting principles differ in certain respects from the statutory accounting practices prescribed or permitted by insurance regulatory authorities for the Insurance Companies. "Prescribed" statutory accounting practices include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). "Permitted" statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future. Furthermore, the NAIC has a project to codify statutory accounting practices, the result of which is expected to constitute the only source of prescribed statutory accounting practices. Accordingly, that project will likely change the definitions of what comprises prescribed versus permitted statutory accounting practices, and may result in changes to the accounting policies that insurance enterprises use to prepare their statutory financial statements. The effect on statutory policyholders' surplus of permitted practices is not significant.

                             TALEGEN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(13) STATUTORY INFORMATION--(CONTINUED)
    Combined statutory net income of the Insurance Companies amounted to $182 million, $166 million and $120 million, for the years ended December 31, 1993, 1994 and 1995, respectively. Combined statutory policyholders' surplus of the Insurance Companies amounted to $1,641 million, $1,682 million and $1,721 million at December 31, 1993, 1994 and 1995, respectively. The principal differences between statutory policyholders' surplus and shareholder's equity, determined in accordance with generally accepted accounting principles, are deferred Federal income taxes, certain reinsurance recoverables, the cost of acquired businesses in excess of net assets and deferred policy acquisition costs, which generally are not considered assets for statutory purposes, as well as the shareholder's equity of Talegen's non-insurance entities.

(14) SHAREHOLDER'S EQUITY

    In connection with the restructuring and the regulatory approvals (see Note
1) in 1993, XFSI agreed to provide to Talegen various forms of capital support to ensure that statutory capital requirements of the newly dedicated legal entities were met. These 1993 capital contributions consisted of $235 million in cash, which was used to purchase portfolio investments, and $75 million of XFSI promissory notes (see Note 12). Other net capital contributions and adjustments in 1993 amounted to $112 million, with noncash contributions totaling $118 million and net return of capital adjustments amounting to $6 million.

    In 1994, Talegen made a $6 million noncash return of capital distribution to XFSI. The distribution was related to deferred taxes associated with a noncash contribution received by Talegen in 1993, and resulted in the transfer of $6 million in deferred tax liability from XFSI to Talegen.

    Dividends received from the insurance operating groups and service companies sold or otherwise disengaged which in turn were not distributed to XFSI of $9 million, $33 million and $56 million during 1993, 1994 and 1995, respectively, have been presented herein as a direct increase to retained earnings and, accordingly, are not included within the consolidated statements of earnings. Also included in the 1995 balance of dividends from disengaged subsidiaries is a $21 million noncash disengagement adjustment related to deferred taxes.

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The following table presents the carrying amounts and estimated fair values of Talegen's financial instruments at December 31, 1994 and 1995 (in millions):

                                                   1994                  1995
                                            ------------------    ------------------
                                            CARRYING     FAIR     CARRYING     FAIR
                                             AMOUNT     VALUE      AMOUNT     VALUE
                                            --------    ------    --------    ------
Investments..............................    $5,942     $5,942     $6,434     $6,434
Debt.....................................    $  425     $  425     $  372     $  372

    The fair values of investments are based on quoted market prices or dealer quotes at the reporting date for those or similar investments.

                             TALEGEN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK--(CONTINUED)
    The fair value of the debt approximates carrying value as the interest rates are calculated using current market rates.

    Included in receivables are amounts due from McDonnell Douglas Corporation totaling $163 million ($62 million in premiums receivable and $101 million in other receivables) as of December 31, 1994 and $158 million ($63 million in premiums receivable and $95 million in other receivables) as of December 31, 1995. The receivable is partially collateralized by a trust fund which amounted to $84 million and $82 million at December 31, 1994 and 1995, respectively.

    See Notes 3 and 6 regarding concentrations of investments and reinsurance recoverable balances, respectively.

(16) LEASES

    Talegen leases certain land, buildings and equipment under operating leases which expire through 2009. The total rent expense under operating leases amounted to $56 million, $54 million and $55 million for each of the years ended December 31, 1993, 1994 and 1995, respectively. Future unaccrued minimum lease payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1995 are summarized below (in millions):


1996................................................................   $ 45
1997................................................................     41
1998................................................................     34
1999................................................................     30
2000................................................................     29
Thereafter..........................................................     58
                                                                       ----
    Total minimum lease payments....................................   $237
                                                                       ----
                                                                       ----


    Approximately $85 million of the above total lease payments results from leases that were entered into in 1984 by Talegen Holdings and certain of the Insurance Companies in conjunction with sale-leaseback transactions. The leases terminate in 2009 although extensions are available under each lease agreement. The Insurance Companies' performance under these leases has been guaranteed by Talegen Holdings. The property sales were financed in part by purchase money notes held by certain of the Insurance Companies that have an aggregate carrying value of $35 million at December 31, 1995.

(17) CONTINGENT LIABILITIES

    In 1985, Talegen Holdings discontinued the operations of its indirect subsidiary, Resolution Credit Services Corporation (RCSC). RCSC placed financial guarantee insurance and contract surety business with an insurance company within the Industrial Indemnity Operating Group. The phase-out period will be lengthy due to the long-term nature of the outstanding financial guarantees. At December 31, 1995, the Insurance Company remained contingently liable for approximately $67 million, which represents the aggregate par value, net of reinsurance of $196 million, of the guarantee contracts in force, but before consideration of approximately $4 million of collateral which was pledged under these contracts. At December 31, 1994, the aggregate net par value was $381 million and the

                             TALEGEN HOLDINGS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(17) CONTINGENT LIABILITIES--(CONTINUED) collateral was $247 million. The aggregate par value, net of reinsurance, of these contingent liabilities expires as follows (in millions):

1996-2000............................................................   $ 9
2001-2005............................................................   $12
Thereafter...........................................................   $46

    Reserves for the anticipated future losses, loss expenses and other costs of disposition are approximately $26 million at December 31, 1995, and are included in the balance of unpaid losses and loss expenses.

(18) LITIGATION

    Farm & Home Savings Association (Farm & Home) filed a lawsuit in the United States District Court for the Western District of Missouri, Southwest Division alleging that under an agreement previously entered into by certain Insurance Companies with Farm & Home (Indemnification Agreement), the Insurance Companies are required to defend and indemnify Farm & Home from certain actual and punitive damage claims being made against Farm & Home relating to the Brio superfund site (Brio). The Insurance Companies believe their obligations are more limited than asserted by Farm & Home. The parties have reached agreement on a stand-still whereby the litigation was dismissed with all parties reserving their rights.

    In a number of lawsuits pending against Farm & Home in the District Courts of Harris County, Texas, several hundred plaintiffs seek both actual and punitive damages allegedly relating to injuries arising out of the hazardous substances at Brio. The Insurance Companies have been defending these cases under a reservation of rights because it is unclear whether certain of the claims fall under the coverage of either the policies or the Indemnification Agreement. The Insurance Companies have been successful in having some claims dismissed which were brought by plaintiffs who were unable to demonstrate a pertinent nexus to the Southbend subdivision. However, there are numerous plaintiffs who do have a nexus to the Southbend subdivision. The Insurance Companies have been in settlement discussions with respect to claims brought by plaintiffs who have or had a pertinent nexus to the Southbend subdivision. If not settled, one or more of these cases can be expected to be tried in 1996. Management believes that resolution of the Southbend subdivision claims will not have a material adverse effect on the liquidity or financial position of Talegen.

                             TALEGEN HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1996
                        (IN MILLIONS, EXCEPT SHARE DATA)
                                  (UNAUDITED)

  ASSETS
Investments:
  Fixed maturities, at fair value (cost: $1,159)..................................   $ 1,147
  Equity securities--common stocks, at fair value (cost: $8)......................         8
  Short-term investments, at amortized cost which approximates fair value.........     5,157
                                                                                     -------
    Total investments.............................................................     6,312
Cash..............................................................................        15
Accrued investment income.........................................................        80
Receivables:
  Premiums (net of reserve for uncollectible receivables: $15)....................       580
  Other...........................................................................       281
Reinsurance recoverables..........................................................     2,193
Prepaid reinsurance premiums......................................................       123
Deferred policy acquisition costs.................................................       144
Deferred income taxes.............................................................       463
Land, buildings and equipment.....................................................       132
Cost of acquired businesses in excess of net assets...............................       243
Due from affiliates...............................................................       363
Other assets......................................................................        97
                                                                                     -------
    Total assets..................................................................   $11,026
                                                                                     -------
                                                                                     -------
  LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
  Unearned premiums...............................................................   $   794
  Unpaid losses and loss expenses.................................................     6,904
  Debt............................................................................       351
  Current income taxes............................................................        69
  Dividends to policyholders......................................................        38
  Accounts payable and accrued liabilities........................................       507
                                                                                     -------
    Total liabilities.............................................................     8,663
                                                                                     -------
Commitments and contingencies
Shareholder's equity:
  Common stock and additional paid-in capital (includes $1 par value
    common stock, 1,000 shares authorized, issued and outstanding)................     1,781
  Retained earnings...............................................................       595
  Net unrealized loss on investment securities....................................       (12)
  Cumulative translation adjustments..............................................        (1)
                                                                                     -------
    Total shareholder's equity....................................................     2,363
                                                                                     -------
    Total liabilities and shareholder's equity....................................   $11,026
                                                                                     -------
                                                                                     -------

            See accompanying notes to interim financial statements.

                             TALEGEN HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF EARNINGS
           FOR THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                                               1995      1996
                                                                              ------    ------
Revenues:
  Net premiums earned......................................................   $  407    $  419
  Net investment income....................................................       83        89
  Net realized investment gains............................................        3         1
  Other income.............................................................        5         3
                                                                              ------    ------
        Total revenues.....................................................      498       512
                                                                              ------    ------

Losses and expenses:
  Losses and loss expenses.................................................      339       327
  Underwriting, acquisition and other insurance expenses...................      132       138
  Dividends to policyholders...............................................        3         3
  Interest expense.........................................................        8         6
  Amortization of goodwill.................................................        2         2
                                                                              ------    ------
        Total losses and expenses..........................................      484       476
                                                                              ------    ------
        Earnings from operations before income taxes.......................       14        36
Provision for income taxes.................................................        3        13
                                                                              ------    ------
        Net earnings.......................................................   $   11    $   23
                                                                              ------    ------
                                                                              ------    ------

            See accompanying notes to interim financial statements.

                             TALEGEN HOLDINGS, INC.
                CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY
                FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1996
                                 (IN MILLIONS)
                                  (UNAUDITED)

Common stock and additional paid-in capital:
  Balance, beginning and end of period.............................................   $1,781
                                                                                      ------
Retained earnings:
  Balance at beginning of period...................................................      576
  Net earnings.....................................................................       23
  Disengagement adjustments, net...................................................       (4)
                                                                                      ------
      Balance at end of period.....................................................      595
                                                                                      ------
Net unrealized loss on investment securities:
  Balance at beginning of period...................................................       (3)
  Increase in unrealized losses, net of taxes......................................       (9)
                                                                                      ------
      Balance at end of period.....................................................      (12)
                                                                                      ------
Cumulative translation adjustments:
  Balance, beginning and end of period.............................................       (1)
                                                                                      ------
      Total shareholder's equity...................................................   $2,363
                                                                                      ------
                                                                                      ------

            See accompanying notes to interim financial statements.

                             TALEGEN HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           FOR THE THREE MONTH PERIODS ENDED MARCH 31, 1995 AND 1996
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                                               1995     1996
                                                                               -----    -----
Cash flows from operating activities:
  Net earnings..............................................................   $  11    $  23
                                                                               -----    -----
  Adjustments to reconcile net earnings to net cash used in operating activities:
      Net realized investment gains.........................................      (3)      (1)
      Depreciation and amortization.........................................      23       13
      Changes in certain assets and liabilities:
          Unpaid losses and loss expenses...................................       5      (17)
          Unearned premiums.................................................     (13)     (24)
          Other liabilities.................................................     (75)     (59)
          Underwriting assets...............................................      30       10
          Deferred policy acquisition costs.................................      (1)       6
      Income taxes..........................................................       3       13
      Payments for income taxes.............................................      (3)    --
                                                                               -----    -----
              Total adjustments.............................................     (34)     (59)
                                                                               -----    -----
              Net cash used in operating activities.........................     (23)     (36)
                                                                               -----    -----
Cash flows from investing activities:
  Cash used for the purchase of fixed maturity and equity securities........    (342)    (637)
  Proceeds from the sale or maturity of fixed maturity and equity
   securities...............................................................      98       78
  Decrease in short-term investments........................................     251      622
  Purchase of fixed assets..................................................     (10)      (7)
  Payments for discontinued operations......................................      (4)      (2)
  Dividends from disengaged subsidiaries....................................      14        2
                                                                               -----    -----
              Net cash provided by investing activities.....................       7       56
                                                                               -----    -----
Cash flows from financing activities:
  Cash used for the repayment of debt.......................................      (6)     (21)
                                                                               -----    -----
              Net cash used in financing activities.........................      (6)     (21)
                                                                               -----    -----
              Net decrease in cash..........................................     (22)      (1)
Cash at the beginning of the period.........................................      22       16
                                                                               -----    -----
Cash at the end of the period...............................................   $--      $  15
                                                                               -----    -----
                                                                               -----    -----

Cash paid for interest......................................................   $   7    $   7
                                                                               -----    -----
                                                                               -----    -----

            See accompanying notes to interim financial statements.

                             TALEGEN HOLDINGS, INC.
                     NOTES TO INTERIM FINANCIAL STATEMENTS
                                 MARCH 31, 1996
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accompanying consolidated balance sheet of Talegen Holdings, Inc. and its consolidated subsidiaries (Talegen) as of March 31, 1996 and the related consolidated statements of earnings, shareholder's equity and cash flows for the three month period ended March 31, 1996 and the consolidated statements of earnings and cash flows for the three month period ended March 31, 1995, have been prepared in accordance with generally accepted accounting principles for interim periods and include the appropriate intercompany eliminations.

    In the opinion of management, these unaudited interim financial statements reflect all adjustments, including all normal recurring accruals, necessary for a fair presentation of the financial position, results of operations and cash flows of Talegen. The operating results for interim periods are not necessarily indicative of the results for the full year. The unaudited interim financial statements presented herein should be read in conjunction with the consolidated audited balance sheets of Talegen as of December 31, 1994 and 1995 and the related consolidated statements of earnings, shareholder's equity and cash flows for each of the years in the three year period ended December 31, 1995.

    Talegen Holdings, Inc. (Talegen Holdings) is a wholly-owned subsidiary of Xerox Financial Services, Inc. (XFSI), which is a wholly-owned subsidiary of Xerox Corporation (Xerox). In January 1993, Xerox announced its intention to disengage from its insurance and other financial services businesses. During 1992 and 1993, Talegen completed a recapitalization and restructuring of its business operations into seven stand-alone insurance operating groups each with an independent holding company that, in turn, owns one or more insurance companies.

    In line with Xerox's disengagement process, during 1995, Talegen Holdings completed sales of two of its insurance operating groups, Constitution Re Corporation (Constitution), a writer of treaty and facultative reinsurance, and Viking Insurance Holdings, Inc. (Viking), a writer of non-standard personal automobile insurance, as well as the sale of the insurance investment services business of First Quadrant Corp., a wholly-owned subsidiary of Talegen Holdings. In March 1996, Talegen Holdings completed the sale of the remainder of First Quadrant Corp. On December 31, 1995, direct ownership of The Resolution Group, Inc. (TRG), an insurance group that manages run-off insurance obligations and provides reinsurance collection services as well as claims management services for latent exposures, was transferred through a distribution of its common stock to XFSI. The majority of TRG's obligations have been in run-off since the mid-1980's, and the remainder principally relate to books of business that are no longer being written by the remaining four insurance groups (the Operating Groups). On January 17, 1996, XFSI entered into an agreement to sell the Operating Groups and service companies of Talegen Holdings to an investment group led by Kohlberg Kravis Roberts & Co. (KKR) and certain members of management of Talegen for $1.75 billion including $450 million to $500 million in preferred securities (the Acquisition). The Acquisition, which is expected to close mid-1996, is subject to customary closing conditions, including buyer financing and regulatory approval.

    In order to present financial statements which are consistent with the operations, financial position and cash flows of Talegen on a going forward basis, assuming the Acquisition is consummated, the consolidated interim financial statements included herein exclude the accounts of the insurance operating groups and service companies sold or otherwise disengaged (i.e., Constitution, Viking, TRG and First Quadrant Corp.). Management believes this presentation provides the most meaningful information to interested parties since those businesses are dissimilar from the commercial property and casualty focus of the Operating Groups, and in light of the increased autonomy of the groups during the

                             TALEGEN HOLDINGS, INC.
               NOTES TO INTERIM FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES--(CONTINUED)
last several years due to the 1992 and 1993 restructuring. Other than the exclusion of the accounts of the insurance operating groups and service companies, as indicated above, the accounts of Talegen as of March 31, 1996 have been prepared on a historical cost basis and have not been adjusted to reflect the Acquisition.

(2) CONTINGENCIES

    Talegen is a party to various lawsuits primarily incidental to the ordinary course of its business, which management believes will not have a material adverse effect on its liquidity or financial position.

- -------------------------------------------     --------------------------------
- -------------------------------------------     --------------------------------

   NO DEALER, SALESPERSON OR OTHER
INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY               $350,000,000
INFORMATION OR MAKE ANY REPRESENTATION
OTHER THAN THOSE CONTAINED IN THIS
PROSPECTUS IN CONNECTION WITH THE OFFERING
COVERED BY THIS PROSPECTUS. IF GIVEN OR
MADE, SUCH INFORMATION OR REPRESENTATION
MUST NOT BE RELIED UPON AS HAVING BEEN                     TALEGEN
AUTHORIZED BY THE COMPANY OR THE                          ACQUISITION
UNDERWRITERS.  THIS PROSPECTUS DOES NOT                   CORPORATION
CONSTITUTE AN OFFER TO SELL, OR A
SOLICITATION OF AN OFFER TO BUY, THE                     [TALEGEN LOGO]
DEBENTURES IN ANY JURISDICTION WHERE, OR
TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO                % SENIOR SUBORDINATED
MAKE SUCH OFFER OR SOLICITATION.                         DEBENTURES DUE 2008
NEITHER THE DELIVERY OF THIS PROSPECTUS
NOR ANY SALE MADE HEREUNDER SHALL, UNDER
ANY CIRCUMSTANCES, CREATE AN IMPLICATION
THAT THERE HAS NOT BEEN ANY CHANGE IN THE
FACTS SET FORTH IN THIS PROSPECTUS OR IN
THE AFFAIRS OF THE COMPANY SINCE THE DATE
HEREOF.

      -------------------
       TABLE OF CONTENTS

                                     PAGE
                                     ----
Prospectus Summary...................   3
Risk Factors.........................  16
The Company..........................  24
The Acquisition and the Financings...  26
Use of Proceeds......................  30
Pro Forma Capitalization.............  31
Pro Forma Consolidated Financial
  Information........................  32                  -------------------
Selected Financial Information.......  41
Management's Discussion and Analysis                           PROSPECTUS
  of Talegen's Financial Condition
  and Results of Operations..........  44                  -------------------
Business.............................  62
Reserves and Risk Management.........  83
Regulatory Matters...................  98
Management........................... 103
Certain Interests in the Acquisition
  and Related Transactions........... 111                MERRILL LYNCH & CO.
Ownership of Capital Stock........... 113
Description of the Debentures........ 114                 BA SECURITIES, INC.
Description of Capital Stock......... 148
Description of Preferred                               BT SECURITIES CORPORATION
 Securities.......................... 149
Description of Credit Facilities..... 150               CHASE SECURITIES INC.
Underwriting......................... 155
Legal Matters........................ 157           DONALDSON, LUFKIN & JENRETTE
Experts.............................. 157
Available Information................ 157                SECURITIES CORPORATION
Glossary of Selected Insurance
 Terms............................... G-1                  LEHMAN BROTHERS
Index to Financial Statements........ F-1
                                                         MORGAN STANLEY & CO.
             -------------                                  INCORPORATED
  UNTIL      , 1996 (90 DAYS AFTER THE
DATE OF THIS PROSPECTUS) ALL DEALERS
EFFECTING TRANSACTIONS IN THE DEBENTURES,                 SMITH BARNEY INC.
WHETHER OR NOT PARTICIPATING IN THIS
DISTRIBUTION, MAY BE REQUIRED TO DELIVER
A PROSPECTUS. THIS IS IN ADDITION TO THE                                 , 1996
OBLIGATION OF DEALERS TO DELIVER A
PROSPECTUS WHEN ACTING AS UNDERWRITERS AND
WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTIONS.
- ------------------------------------------     ---------------------------------
- ------------------------------------------     ---------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered which, except as otherwise indicated, will be paid solely by Talegen Acquisition Corporation (the "Registrant"). All the amounts shown are estimates, except the Securities and Exchange Commission registration fee and the NASD filing fee:

Securities and Exchange Commission registration fee.............   $120,690
NASD filing fee.................................................     30,500
Printing and engraving expenses.................................      *
Legal fees and expenses.........................................      *
Accounting fees and expenses....................................      *
Blue Sky fees and expenses......................................      *
Miscellaneous fees and expenses.................................      *
                                                                   --------
      Total.....................................................   $  *
                                                                   --------
                                                                   --------

- ------------

* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. Article IV of the Registrant's By-laws requires indemnification to the fullest extent permitted by Delaware law. In addition, the Registrant will enter into indemnity agreements with its directors (a form of which is filed as Exhibit 10.2 to this Registration Statement), which obligate the Registrant to indemnify such directors to the fullest extent permitted by the DGCL. The Registrant also intends to obtain, prior to the effective date of this Registration Statement, officers' and directors' liability insurance which insures against liabilities that officers and directors of the Registrant, in such capacities, may incur.

    Such 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends or redemptions of shares, or (iv) for any breach of a director's duty of loyalty to the company or its stockholders. Article VII of the Registrant's Certificate of Incorporation includes such a provision.

    Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement which provides for the indemnification of the directors and officers of the Registrant signing this Registration Statement and certain controlling persons of the Registrant against certain liabilities, including those arising under the Securities Act of 1933, as amended (the "Securities Act"), in certain instances by the Underwriters.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    On January 15, 1996 the Registrant issued 100 shares of Common Stock to Holdings for $1000 in cash. This sale is exempt from registration under Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

EXHIBIT
  NO.                                         DESCRIPTION
- -------                                       -----------
  *1.1    Form of Underwriting Agreement, dated as of            , 1996 between Merrill Lynch
          and the Registrant with respect to the Debentures.
   2.1    Stock Purchase Agreement, dated as of January 17, 1996 among Xerox, XFSI, Holdings and the Registrant.
   3.1    Certificate of Incorporation of the Registrant.
   3.2    Certificate of Amendment of the Certificate of Incorporation of the Registrant.
   3.3    By-laws of the Registrant.
  *4.1    Form of Indenture between the Registrant and Marine Midland Bank, as Trustee, relating to the Debentures.
  *4.2    Form of   % Senior Subordinated Debentures due 2008.
  *5      Opinion of Simpson Thacher & Bartlett regarding the legality of the Debentures being registered.
 *10.1    Form of Credit Agreement, dated as of            , 1996 among the Registrant, Bank
          of America and         .
 *10.2    Form of Indemnity Agreement.
 *10.3    Form of Tax Allocation Agreement.
 *10.4    Form of Option Agreement.
 *10.5    Form of Stockholders Agreement.
 *12      Statements of computations of certain ratios.
 *21      Subsidiaries of the Registrant.
  23.1    Consent of KPMG Peat Marwick LLP.
  23.2    Consent of Deloitte & Touche LLP.
  23.3    Consent of Simpson Thacher & Bartlett (included in Exhibit 5).
  24      Powers of Attorney (included on signature page).
  25      Statement of eligibility of Marine Midland Bank, as Trustee under the Indenture relating to the Debentures.
 *28      Certain information from reports furnished to state regulatory authorities.

- ------------

* To be filed by amendment

    (b) Financial Statement Schedules

Schedule  I    --Summary of Investments--Other than Investments in Related Parties
Schedule II    --Condensed Financial Information of Talegen Holdings
Schedule III   --Supplementary Insurance Information
Schedule IV    --Reinsurance
Schedule V     --Valuation and Qualifying Accounts
Schedule VI    --Supplemental Information Concerning Property and Casualty Insurance Operations

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, State of Washington, on June 7, 1996.

                                          TALEGEN ACQUISITION CORPORATION
                                          (Registrant)

                                          By       /s/ JOSEPH W. BROWN, JR.
                                             ...................................


    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph W. Brown, Jr. and Gary C. Tolman and any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and any other documents and instruments incidental thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and/or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 7, 1996.

                  SIGNATURE                                        TITLE
- ---------------------------------------------  ---------------------------------------------

          /s/ JOSEPH W. BROWN, JR.             Chairman of the Board, President, Chief
 .............................................  Executive Officer, Assistant Treasurer,
            Joseph W. Brown, Jr.               Assistant Secretary and Director

             /s/ GARY C. TOLMAN                Executive Vice President, Chief Financial
 .............................................  Officer, Treasurer and Secretary
               Gary C. Tolman

             /s/ TODD A. FISHER                Director
 .............................................
               Todd A. Fisher

               /s/ SAUL A. FOX                 Director
 .............................................
                 Saul A. Fox

            /s/ GEORGE R. ROBERTS              Director
 .............................................
              George R. Roberts

           /s/ DOUGLAS C. HAMILTON             Vice President and Controller
 .............................................
             Douglas C. Hamilton

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholder
Talegen Holdings, Inc.:

    Under date of January 17, 1996, we reported on the consolidated balance sheets of Talegen Holdings, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of earnings, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which are included in the prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedules in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

    In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

KPMG Peat Marwick LLP

Short Hills, New Jersey
January 17, 1996

                                                                      SCHEDULE I

                             TALEGEN HOLDINGS, INC.
       SUMMARY OF INVESTMENTS--OTHER THAN INVESTMENTS IN RELATED PARTIES
                               DECEMBER 31, 1995
                                 (IN MILLIONS)

                                                                         ESTIMATED        AMOUNT AT
                                                            AMORTIZED      FAIR        WHICH SHOWN IN
                   TYPE OF INVESTMENT                         COST         VALUE      THE BALANCE SHEET
- ---------------------------------------------------------   ---------    ---------    -----------------
Fixed maturities:
Bonds:
    United States Government and government
      agencies and authorities...........................    $   591      $   590          $   590
    States, municipalities and political subdivisions....         53           53               53
    All other corporate bonds............................          6            5                5
                                                            ---------    ---------         -------
      Total fixed maturities.............................        650          648              648
                                                            ---------    ---------         -------
Equity securities:
Common stocks:
    Industrial, miscellaneous and all other..............          8            7                7
                                                            ---------    ---------         -------
      Total equity securities............................          8            7                7
                                                            ---------    ---------         -------
Short-term investments...................................      5,779        5,779            5,779
                                                            ---------    ---------         -------
      Total investments..................................    $ 6,437      $ 6,434          $ 6,434
                                                            ---------    ---------         -------
                                                            ---------    ---------         -------

                                                                     SCHEDULE II

                             TALEGEN HOLDINGS, INC.
              CONDENSED FINANCIAL INFORMATION OF TALEGEN HOLDINGS
                                 BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995
                                 (IN MILLIONS)

                                                                               1994      1995
                                                                              ------    ------
    ASSETS
Investments:
  Short-term investments, at amortized cost which approximates fair
   value...................................................................   $   26    $   70
  Investment in consolidated subsidiaries..................................    1,676     1,992
                                                                              ------    ------
      Total investments....................................................    1,702     2,062
  Cost of acquired businesses in excess of net assets......................      252       243
  Other assets.............................................................       38        75
                                                                              ------    ------
      Total assets.........................................................   $1,992    $2,380
                                                                              ------    ------
                                                                              ------    ------
    LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
  Accounts payable and accrued liabilities.................................   $   42    $   27
                                                                              ------    ------
Shareholder's equity:
  Common stock and additional paid-in capital (includes $1 par value common
   stock, 1,000 shares authorized, issued and outstanding).................    1,781     1,781
  Retained earnings........................................................      459       576
  Net unrealized loss on investment securities.............................     (286)       (3)
  Cumulative translation adjustments.......................................       (4)       (1)
                                                                              ------    ------
      Total shareholder's equity...........................................    1,950     2,353
                                                                              ------    ------
      Total liabilities and shareholder's equity...........................   $1,992    $2,380
                                                                              ------    ------
                                                                              ------    ------

    The condensed financial statements of Talegen Holdings should be read in conjunction with the consolidated financial statements and accompanying notes of Talegen Holdings included elsewhere herein.

                                                                     SCHEDULE II

                             TALEGEN HOLDINGS, INC.
              CONDENSED FINANCIAL INFORMATION OF TALEGEN HOLDINGS
                             STATEMENTS OF EARNINGS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN MILLIONS)

                                                                          1993    1994    1995
                                                                          ----    ----    ----
Revenues:
  Equity in the net earnings of subsidiaries...........................   $157    $152    $ 75
  Management and other fee income......................................     63      33      33
  Net investment and other income......................................      7       2       2
                                                                          ----    ----    ----
      Total revenues...................................................    227     187     110
                                                                          ----    ----    ----
Expenses:
  General operating expenses...........................................     40      28      22
  Amortization of goodwill.............................................      9       9       8
  Interest expense.....................................................     10       9     --
  Other expenses.......................................................     47      (1)     24
                                                                          ----    ----    ----
      Total expenses...................................................    106      45      54
                                                                          ----    ----    ----
      Earnings from operations before income taxes.....................    121     142      56
Provision for income taxes (benefits)..................................      3       5     (23)
                                                                          ----    ----    ----
      Net earnings.....................................................   $118    $137    $ 79
                                                                          ----    ----    ----
                                                                          ----    ----    ----

    The condensed financial statements of Talegen Holdings should be read in conjunction with the consolidated financial statements and accompanying notes of Talegen Holdings included elsewhere herein.

    Talegen Holdings and its domestic subsidiaries file a consolidated federal income tax return. The provision for income tax represents Talegen Holdings' share of the consolidated federal income tax under its tax allocation agreement with Xerox and its tax allocation agreement with its subsidiaries.

                                                                     SCHEDULE II

                             TALEGEN HOLDINGS, INC.
              CONDENSED FINANCIAL INFORMATION OF TALEGEN HOLDINGS
                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN MILLIONS)

                                                                        1993     1994     1995
                                                                        ----     ----     ----
Cash flows from operating activities:
  Net earnings......................................................    $118     $137     $ 79
                                                                        ----     ----     ----
  Adjustments to reconcile net earnings to net cash provided by operating activities:
    Equity in the net earnings of subsidiaries......................    (157)    (152)     (75)
    Dividends from subsidiaries(a)(c)...............................       5      468       31
    Amortization of goodwill........................................       9        9        8
    Other, net......................................................      83      (18)      (7)
                                                                        ----     ----     ----
        Total adjustments...........................................     (60)     307      (43)
                                                                        ----     ----     ----
        Net cash provided by operations.............................      58      444       36
                                                                        ----     ----     ----
Cash flows from investing activities:
  Increase in short-term investments................................      (2)     (26)     (44)
  Contributions to subsidiaries.....................................    (237)      (7)     (25)
  Dividends from disengaged subsidiaries............................       9       33       35
  Other, net........................................................     --       (10)       7
                                                                        ----     ----     ----
        Net cash used in investment activities......................    (230)     (10)     (27)
                                                                        ----     ----     ----
Cash flows from financing activities:
  Dividends to shareholder..........................................     (45)    (232)      (9)
  Repayment on credit facility(b)...................................      (8)    (205)     --
  Proceeds from issuance of notes payable(b)........................     --       210      --
  Repayment of notes payable(c).....................................     --      (210)     --
  Capital contributions.............................................     229      --       --
  Other, net........................................................      (1)     --       --
                                                                        ----     ----     ----
        Net cash provided by (used in) financing activities.........     175     (437)      (9)
                                                                        ----     ----     ----
        Net increase (decrease) in cash.............................       3       (3)       0
Cash at beginning of year...........................................     --         3      --
                                                                        ----     ----     ----
Cash at end of year.................................................    $  3     $  0     $  0
                                                                        ----     ----     ----
                                                                        ----     ----     ----
Other cash flows information:
  Income taxes receipts (payments)..................................    $ 46     $  9     $ (3)
  Interest paid.....................................................    $ 10     $  7      --

- ------------

 (a)  Dividends in 1994 were, in part, funded through $425 million of proceeds from term debt issued by the Intermediate Holding Companies in 1994.
 (b)  The proceeds from the issuance of notes payable were primarily used for the repayment on the credit facility.
 (c)  The source of funds for the repayment of the notes payable were dividends from the
      Intermediate Holding Companies.

    The condensed financial statements of Talegen Holdings should be read in conjunction with the consolidated financial statements and accompanying notes of Talegen Holdings included elsewhere herein.

                                                                    SCHEDULE III

                             TALEGEN HOLDINGS, INC.
                      SUPPLEMENTARY INSURANCE INFORMATION
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN MILLIONS)

                                                                      1993      1994      1995
                                                                     ------    ------    ------
Deferred policy acquisition costs.................................   $  130    $  129    $  150
Unpaid losses and loss expenses...................................   $6,779    $6,527    $6,923
Unearned premiums.................................................   $  728    $  783    $  818
Net premiums earned...............................................   $1,765    $1,687    $1,659
Net investment income.............................................   $  261    $  297    $  343
Losses and loss expenses..........................................   $1,327    $1,240    $1,406
Amortization of deferred policy acquisition costs.................   $  372    $  384    $  382
Other operating expenses..........................................   $  160    $  146    $  152
Net premiums written..............................................   $1,811    $1,716    $1,694

                                                                     SCHEDULE IV

                             TALEGEN HOLDINGS, INC.
                                  REINSURANCE
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN MILLIONS)

                                                      CEDED TO         ASSUMED
                                                       OTHER         FROM OTHER
                                                     COMPANIES,      COMPANIES,                PERCENTAGE OF
                                          DIRECT      POOLS OR        POOLS OR        NET      AMOUNT ASSUMED
                                          AMOUNT    ASSOCIATIONS    ASSOCIATIONS     AMOUNT        TO NET
                                          ------    ------------    -------------    ------    --------------
1993...................................   $1,959        (294)            100         $1,765         5.67%
1994...................................   $1,994        (379)             72         $1,687         4.27%
1995...................................   $1,974        (407)             92         $1,659         5.55%

                                                                      SCHEDULE V

                             TALEGEN HOLDINGS, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN MILLIONS)

                                                                          CHARGES
                                                   BALANCE                  TO          OTHER
                                                     AT      CHARGES TO    OTHER      ADDITIONS    BALANCE AT
                                                  BEGINNING  COSTS AND   ACCOUNTS-- (DEDUCTIONS)--   END OF
PERIOD                 DESCRIPTION                OF PERIOD   EXPENSES   DESCRIBE     DESCRIBE       PERIOD
- ------   ---------------------------------------- ---------  ----------  ---------  -------------  ----------
1993..   Reserve for uncollectible premiums......    $19        $  1       --           $  (5)(a)     $ 15
 1994    Reserve for uncollectible premiums......    $15       --          --          --             $ 15
 1995    Reserve for uncollectible premiums......    $15       --          --          --             $ 15

 1993    Reserve for uncollectible reinsurance...    $53       --          --              20(b)      $ 73
 1994    Reserve for uncollectible reinsurance...    $73       --          --             (18)(c)     $ 55
 1995    Reserve for uncollectible reinsurance...    $55          56       --             (49)(c)     $ 62

- ------------

 (a)  Primarily represents premium receivable balances written off to the reserve.
 (b)  Primarily represents an increase to the reserve associated with the re-establishment of reinsurance recoverables which had been previously written off.
 (c)  Primarily represents uncollectible reinsurance recoverable balances written off to the reserve.

                                                                     SCHEDULE VI

                             TALEGEN HOLDINGS, INC.
 SUPPLEMENTAL INFORMATION CONCERNING PROPERTY AND CASUALTY INSURANCE OPERATIONS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                                 (IN MILLIONS)

                                                                      1993      1994      1995
                                                                     ------    ------    ------
Deferred policy acquisition costs.................................   $  130    $  129    $  150
Unpaid losses and loss expenses...................................   $6,779    $6,527    $6,923
Unearned premiums.................................................   $  728    $  783    $  818
Net premiums earned...............................................   $1,765    $1,687    $1,659
Net investment income.............................................   $  261    $  297    $  343
Losses and loss expenses incurred:
  Current year....................................................   $1,323    $1,283    $1,304
  Prior year......................................................   $    4    $  (43)   $  102
Amortization of deferred policy acquisition costs.................   $  372    $  384    $  382
Paid losses and loss expenses.....................................   $1,336    $1,432    $1,430
Net premiums written..............................................   $1,811    $1,716    $1,694

EXHIBIT
  NO.                                         DESCRIPTION
- -------                                       -----------
  *1.1    Form of Underwriting Agreement, dated as of [         ], 1996 between Merrill Lynch
          and the Registrant with respect to the Debentures.
   2.1    Stock Purchase Agreement, dated as of January 17, 1996 among Xerox, XFSI, Holdings and the Registrant.
   3.1    Certificate of Incorporation of the Registrant.
   3.2    Certificate of Amendment of the Certificate of Incorporation of the Registrant.
   3.3    By-laws of the Registrant.
  *4.1    Form of Indenture between the Registrant and Marine Midland Bank, as Trustee, relating to the Debentures.
  *4.2    Form of   % Senior Subordinated Debentures due 2008.
  *5      Opinion of Simpson Thacher & Bartlett regarding the legality of the Debentures being registered.
 *10.1    Form of Credit Agreement, dated as of [         ], 1996 among the Registrant, Bank
          of America and [      ].
 *10.2    Form of Indemnity Agreement.
 *10.3    Form of Tax Allocation Agreement.
 *10.4    Form of Option Agreement.
 *10.5    Form of Stockholders Agreement.
 *12      Statements of computations of certain ratios.
 *21      Subsidiaries of the Registrant.
  23.1    Consent of KPMG Peat Marwick LLP.
  23.2    Consent of Deloitte & Touche LLP.
  23.3    Consent of Simpson Thacher & Bartlett (included in Exhibit 5).
  24      Powers of Attorney (included on signature page).
  25      Statement of eligibility of Marine Midland Bank, as Trustee under the Indenture relating to the Debentures.
 *28      Certain information from reports furnished to state regulatory authorities.

- ------------

* To be filed by amendment